                                                                       EXHIBIT B
================================================================================


                           COMPLETE, SELF-CONTAINED
                                   VALUATION


                                      OF


                           AUTUMN HEIGHTS APARTMENTS
                           4035 AUTUMN HEIGHTS DRIVE
                  COLORADO SPRINGS, EL PASO COUNTY, COLORADO



                                      FOR

                       HUTTON/CON AM REALTY INVESTORS 5
                             1764 SAN DIEGO AVENUE
                          SAN DIEGO, CALIFORNIA 92110



                                     AS OF

                               NOVEMBER 30, 1997



                                      BY

                          BACH REALTY ADVISORS, INC.
                            1221 LAMAR, SUITE 1325
                             HOUSTON, TEXAS 77010

                                  BTM: 97-072


================================================================================

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

              Letter of Transmittal...........................................................   1
              Assumptions and Limiting Conditions.............................................   2
              Certification...................................................................   4
              Salient Facts and Conclusions...................................................   6
              Nature of the Assignment........................................................   7
              City/Neighborhood Analysis......................................................   9
              Apartment Market Analysis.......................................................  14
              Site Analysis...................................................................  18
              Improvements....................................................................  20
              Highest and Best Use............................................................  23
              Appraisal Procedures............................................................  26
              Sales Comparison Approach.......................................................  28
              Income Approach.................................................................  32
              Reconciliation..................................................................  43


                                    ADDENDA

                         Comparable Apartment Rentals
                          Comparable Apartment Sales
                          Professional Qualifications

                                                             B A C H
                                                      Realty Advisors, Inc.
                                            Appraisal, Consultation & Litigation



February 23, 1998


Hutton/Con Am Realty Investors 5
1764 San Diego Avenue
San Diego, California 92110

Re: Complete, self-contained valuation of the Autumn Heights Apartments located at 4035 Autumn Heights Drive, Colorado Springs, El Paso County, Colorado; BRA: 97-072

Gentlemen:

By your request and authorization, we have inspected the above-referenced property and have investigated the real estate market in the subject area in order to provide the value of the leased fee estate of the subject property as of November 30, 1997. The property was inspected on December 21, 1997, and for purposes of this report it is assumed that all physical and economic conditions are similar on the date of value as they were on the date of inspection. This appraisal report is in conformance with the guidelines of the Appraisal Institute. The scope of this assignment includes the Sales Comparison and Income Approaches to value.

Our analysis of the property focused on the supply and demand factors influencing the area apartment market, the sale of comparable properties; market rent levels, appropriate operating expenses, and acceptable investor returns. These analyses have been considered within the context of market conditions within the subject area.

As a result of our inspections of the property, investigation of the real estate market, and relying on our experience with similar type properties, it is our opinion that the leased fee market value of the subject property, all cash, on an "as is" basis, as of November 30, 1997, is in the sum of

                      ELEVEN MLLLION FIVE HUNDRED DOLLARS
                                 ($11,500,000)

There follows on the succeeding pages of this report pertinent data as to the valuation conclusions expressed herein. Your attention is also directed to the Assumptions and Limiting Conditions that follow this letter, as they are an integral part of the above stated market value.

Thank you for the opportunity to be of service. If there are any questions regarding the valuation, please contact us.


Sincerely,

BACH REALTY ADVISORS, INC.



/s/ Stevan N. Bach
Stevan N. Bach, MAI
President and Chief Executive Officer

                       ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

                              The certification of this appraisal is subject to the following assumptions and limiting conditions.

                              1. That responsibility is not taken for matters of a legal nature affecting the property appraised or the title thereto and that any legal descriptions furnished are correct.

                              2.   That the title to the property being
                                   appraised is good and marketable and is
                                   appraised as though under responsible
                                   ownership and/or management.

                              3. That the property is free and clear of all liens and encumbrances except as otherwise stated.

                              4. That the sketches in this report are included to assist the reader in visualizing the property and responsibility is not assumed for their accuracy.

                              5. That a survey of the property has not been made by the appraisers.

                              6. That the information, estimates, and opinions furnished the appraisers by others and contained in this report are considered reliable and are believed to be true and correct; however, responsibility is not taken for their accuracy.

                              7. That responsibility is not taken for soil conditions or structural soundness of the improvements that would render the property more or less valuable.

                              8. That possession of this appraisal does not carry with it the right of publication and that this letter of opinion, or any parts thereof, may not be reproduced in any form without written permission of the appraisers.

                              9. That testimony or attendance in court or at a hearing are not a part of this assignment; however, any such appearance and/or preparation for testimony will necessitate additional compensation than received for this appraisal report.

                              10.  That the valuation estimate herein is
                                   subject to an all cash purchase and does not reflect special or favorable financing in today's market.

                              11. Where discounted cash flow analyses have been undertaken, the discount rates utilized to bring forecasted future revenues to estimates of present value reflect both our market investigations of yield anticipations and our judgement as to the risks and uncertainties in the subject property and the consequential rates of return required to attract an investor under such risk conditions. There is no guarantee that projected cash flows will actually be achieved.

                             12. That the square footage figures are based on floor plans and information supplied to the appraisers by Con Am Management.

                             13.    Bach Realty Advisors. Inc. is not an expert
                                    -------------------------------------------
                                    as to asbestos and will not take any
                                    ------------------------------------
                                    responsibility for its existence or the
                                    ---------------------------------------
                                    existence of other hazardous materials at
                                    -----------------------------------------
                                    the subject property, analysis for EPA
                                    --------------------------------------
                                    standards, its removal, and/or its
                                    ----------------------------------
                                    encapsulation. If the reader of this report
                                    -------------------------------------------
                                    and/or any entity or person relying on the
                                    ------------------------------------------
                                    valuations in this report wishes to know the
                                    --------------------------------------------
                                    exact or detailed existence (if any) of
                                    ---------------------------------------
                                    asbestos or other toxic or hazardous waste
                                    ------------------------------------------
                                    at the subject property, then we not only
                                    -----------------------------------------
                                    recommend, but state unequivocally that
                                    ---------------------------------------
                                    they should obtain an independent study and
                                    -------------------------------------------
                                    analysis (including costs to cure such
                                    --------------------------------------
                                    environmental problems) of asbestos or other
                                    --------------------------------------------
                                    toxic and hazardous waste.
                                    --------------------------

                                  CERTIFICATION
--------------------------------------------------------------------------------

                             The undersigned do hereby certify that to the best of our knowledge and belief, except as otherwise noted in this complete, self-contained appraisal:

                             1. We do not have any personal interest or bias with respect to the subject matter of this appraisal or the parties involved.

                             2. The statements of fact contained in this appraisal, upon which the analyses, opinions, and conclusions expressed herein are gauged, are true and correct.

                             3. This appraisal report sets forth all of the limiting conditions (imposed by terms of our assignment or by the undersigned) affecting the analyses, opinions, and conclusions contained in this report.

                             4. The analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute.

                             5. That no one other than the undersigned prepared the analyses, conclusions, and opinions concerning the subject property that are set forth in this appraisal report. Stevan N. Bach, MAI inspected the subject property on December 21, 1997.

                             6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

                             7.     The reported analyses, opinions, and
                                    conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

                             8. The Appraisal Institute conducts a program of continuing education for its members. Members who meet the minimum standards of this program are awarded periodic educational certification. As of the date of this report, Stevan N. Bach, MAI has completed the requirements under the continuing education program of the Appraisal Institute.

                             9. Compensation for this assignment is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

                             10. Based on the knowledge and experience of the undersigned and the information gathered for this report, the estimated "as is" leased fee market value of the subject property on an all cash basis, as of November 30, 1997, is $11,500,000.





                                   /s/ Stevan N. Bach
                                   -----------------------------------------
                                   Stevan N. Bach, MAI
                                   President and Chief Executive Officer
                                   Certified General Real Property Appraiser
                                   State of Texas TX-1323079-G

                         SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------

 Identification:                   Autumn Heights Apartments
                                   4035 Autumn Heights Drive
                                   Colorado Springs, Colorado

 Location:                         Southwest corner of Broadmoor Bluff Drive and
                                   Star Ranch Road

 BRA:                              97-072

 Legal Description:                Lot 1, Block 1, Autumn Heights, File 1, City
                                   of Colorado Springs, El Paso County, Colorado

 Land Size:                        13.265 acres or 577,823 square feet

 Building Area:                    164,753 square feet of net rentable space

 Year Built:                       1984

 Unit Mix:                         13  2BR/1BA at 938 square feet
                                   20  1BR/1BA at 1,054 square feet
                                   15  2BR/1.5BA at 1,241 square feet
                                   28  2BR/2BA at 1,137 square feet *
                                   38  2BR/2BA at 1,249 square feet
                                   26  2BR/2BA at 1,291 square feet

 Number of Units:                  140

 Average Unit Size:                1,177 square feet

 Occupancy:                        Economic -- 88.3 percent
                                   Physical -- 95.7 percent

 Highest and Best Use
  As Vacant:                       Multifamily residential
  As Improved:                     Multifamily residential, as currently
                                   improved

 Date of Value:                    November 30, 1997

 "As Is" Market Value by
  Sales Comparison Approach:       $11,400,000

 "As Is" Market Value by
  Income Approach:                 $11,600,000

 "As Is" Market Value
  Conclusion:                      $11,500,000

  * According to the most recent information received from the subject property, the actual square footage of this unit type is 1,139 square feet. However, in order to maintain consistency with previous appraisals, the 1,137 square foot area has been maintained.

                           NATURE OF THE ASSIGNMENT
--------------------------------------------------------------------------------

PURPOSE OF THE
APPRAISAL                     The purpose of this complete, self-contained
                              appraisal is to estimate the "as is" leased fee market value of the subject property on an all cash basis.

IDENTIFICATION OF
THE PROPERTY                  The subject property is a two- to three-story
                              apartment project consisting of a total of 164,753 square feet of net rentable area in 140 units. It was constructed in 1984 on 13.265 acres. The subject is identified as Autumn Heights Apartments and is located at 4035 Autumn Heights Drive, Colorado Springs, El Paso County, Colorado.

 DATE OF THE APPRAISAL        All opinions of value expressed in this report
                              reflect conditions prevailing as of November 30, 1997. Our last inspection date was December 21, 1997.

DEFINITION OF
SIGNIFICANT TERMS             The Appraisal of Real Estate, Tenth Edition, 1992,
                              sponsored by the Appraisal Institute, defines
                              Market Value as:

                                    "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                                    (1)      Buyer and seller are typically
                                             motivated;

                                    (2)      Both parties are well informed or
                                             well advised, and acting in what
                                             they consider their own best
                                             interests;

                                    (3)      A reasonable time is allowed for
                                             exposure in the open market;

                                    (4)      Payment is made in terms of cash in
                                             U.S. dollars or in terms of
                                             financial arrangements comparable
                                             thereto; and

                                    (5)      The price represents the normal
                                             consideration for the property sold
                                             unaffected by special or creative
                                             financing or sales concessions
                                             granted by anyone associated with
                                             the sale."

                              It is our opinion that a reasonable time period to sell the subject is six months to one year and this is consistent with current marketing conditions. A sale earlier than one year may represent a value other than market value and is reasonably believed to be a value less than our market value stated herein.

                              Leased Fee Estate: An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor or the leased fee owner and leased fee are specified by contract terms contained within the lease.

FUNCTION OF THE
APPRAISAL                     It is the understanding of the appraisers that the
                              function of this appraisal is for annual partnership reporting purposes.

PROPERTY RIGHTS
APPRAISED                     The appraisers have appraised the property's "as
                              is" leased fee interest, subject to existing short-term leases which are typically 6 to 12 months in duration at the subject property.

PROPERTY HISTORY              The subject property is currently owned by
                              Broadmoor Pines Joint Venture and has been since the acquisition in 1985. No subsequent transactions were noted for the subject property since 1985.

SCOPE/BASIS OF
THE APPRAISAL                 This appraisal has been made in accordance with
                              accepted techniques, standards, methods, and procedures of the Appraisal Institute. The values set forth herein were estimated after application and analysis by the Sales Comparison and Income
                              Approaches to value. These approaches are more clearly defined in the valuation section of this report. The Cost Approach was not used, as this method of valuation is typically the least reliable indicator of value in projects which exhibit a good deal of accrued depreciation.
                              Estimates of depreciation are difficult to accurately measure in the marketplace, thereby compounding the speculative nature of the opinions derived in the cost method of valuation.

                              The scope of our assignment included obtaining pertinent property data from the client regarding income and expense figures, tenant rent rolls, and permission to inspect the subject. Additionally, the appraisers conducted research to obtain current market rental rates, construction trends, the sale of comparable improved properties, anticipated investor returns, and the supply and demand of competitive apartments in the general and immediate area. After these various items were performed, an analysis was made in order to estimate the leased fee market value of the subject on an "as is" basis.

                        [NEIGHBORHOOD MAP APPEARS HERE]

                           CITY/NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

                              Colorado Springs, Colorado's second largest city, is a mid-sized metropolitan area located in south central Colorado approximately 60 miles south of Denver, the state capital. The urbanized area covers approximately 180 square miles along Interstate Highway 25. The Colorado Springs Metropolitan Statistical Area (MSA), synonymous with El Paso County within which Colorado Springs is located, is the primary area of focus in our analysis. Included is the city of Manitou on the western edge of the metropolitan area and Pikes Peak, which rises to over 14,000 feet. The Colorado Springs Airport and Peterson Air Force Base are located on the eastern edge of the area with the Falcon Air Station being located approximately 7 miles east of the airport. To the north are the towns of Monument and Palmer Lake, as well as the United States Air Force Academy, and bordering Colorado Springs on the south are the unincorporated areas of Security, Winfield, the city of Fountain, and the Fort Carson Army Base.

COLORADO SPRINGS
AREA DATA

GENERAL INFORMATION           Colorado Springs and the Pikes Peak region have,
                              from the very beginning, been developed as a community with quality of life in mind. From its beginning in 1871, Colorado Springs has been known for its beauty, mild climate, its regional resort accommodations, and its outdoor recreation. In the 1890s, Colorado Springs found it was surrounded by more than scenic wealth. Gold was discovered in nearby Cripple Creek, and Colorado Springs found itself a thriving financial center.

                              In 1942, Fort Carson was established on 147,000 acres south of Colorado Springs. The next three decades saw the military play an increasingly important role in the region's economy with the addition of the U.S. Air Force Academy, Peterson Air Force Base, the North American (now Aerospace) Defense Command (NORAD), the Air Force Space Command, the Strategic Defense Initiative National Test Bed, the Consolidated Space Operations Center
                              (CSOC), and the Unified U.S. Space Command.

 DEMOGRAPHICS                 Colorado Springs in the past has been classified
                              as a rapid-growth area. During brief periods in the 1970s and again in the 1980s, it was considered one of the fastest growing cities in the United States. Population growth was substantial in 1981, 1984, and 1986 while the period of 1987 to 1991 witnessed nominal growth.
                              The population growth returned to significant increases in 1992. The 1994 population estimate for the Colorado Springs Metropolitan Statistical
                              Area was 454,220. The figure increased 2.6% to 465,885 in 1995. According to the U.S. Census, the
                              1996 population estimate for the Colorado Springs
                              Metropolitan Statistical Area was 474,455. This annual average figure represents a 1.8 percent increase over the 1995 population estimate.
                              Population estimates for the Colorado Springs MSA in 1997 is 481,967, which represents a modest growth of 1.6 percent from 1996.

                              Compound growth rate during the 1980's averaged 2.5% per year and is expected to continue to increase during the 1990's at an average rate of 2.2% per year. Population projections through the year 2010 are relatively modest with an average annual compound growth rate of about 1.6 percent. The projections assume a decline of 2,500 military positions and a moderate growth in civilian employment. Population is expected to reach 583,100 persons by the year 2010.


 AREA ECONOMICS               The Colorado Springs economy is structured upon a
                              mix including manufacturing, service, and military industries. Manufacturing areas include many national computer, semiconductor, and printing/publishing companies. Service industries include a large number of national headquarters for membership and athletic associations, several religious organizations, and the United States
                              Olympic Committee headquarters and training center. Military operations include the United
                              States Air Force Space Command headquarters, the
                              Consolidated Space Operations Center, the
                              Strategic Defense Initiative Test Bed, the North
                              American Aerospace Defense Command, the Fourth
                              Infantry Division, as well as the United States
                              Air Force Academy. Defense contractors include firms active in military systems research and development, aerospace, and software development.
                              In addition, there are a significant number of area tourist facilities.

                              Employment in the Colorado Springs area remained strong during 1997. Total employment increased 5.0 percent from 1996; this translated into 11,500 new jobs added in 1997. This growth is compared to 4.6 percent growth in 1996, 6.1 percent in 1995 and 8.3% in 1994. The highest employment growth was in the sectors of service, construction, and trade. Service sector jobs have provided the bulk of growth over the past 3 years and now comprise nearly one third of all total wage and salary employment. Currently, most of the employment growth in the construction sector has been in the commercial submarket. However, some of the large commercial construction projects such as Rockwell and Vitesse Semiconductor manufacturing plants and various new hotel constructions were either completed or nearly completed in 1997. Thus, a drop in regional construction employment is likely. Some significant employment gains have been made in the high technology sector of the manufacturing industry, particularly in the defense industry. Less dramatic increases were seen in all other sectors of employment. Despite the fact that the percentage of military influence in the total work force has been decreasing for the past 15 years, the military is still the single largest employer. MCI Telecommunications Corporation is the largest civilian employer with 5,000 employees. As of the third quarter of 1997, the jobless rate was 3.6 percent dropping from the third quarter 1996 rate of 4.3 percent.

COMMERCIAL REAL
ESTATE The shopping center market consists of over 200 centers with a total space in excess of 12.8 million square feet. Colorado Springs has two regional malls: Chapel Hills in the northern sector and the Citadel in the eastern part of the metro area. The major retail corridor is Academy Boulevard, which runs the full length of the metro area north to south. The vacancy rate in shopping centers is reportedly about 8.1 percent as of the fourth quarter 1997. Absorption totaled 891,430 square feet in 1997 and the average rents were $8.98 NNN per square foot. New construction in 1997 totaled 412,000 square feet and an added 250,000 square feet is currently underway. Over 900,000 square feet is planned for 1998.

                              The Colorado Springs office market consists of about 900 buildings with about 16.3 million square feet of space. Approximately 40 percent of the office space is owner-occupied; however, the multi-tenant leased space reported a vacancy of about 7.9 percent which is the lowest in 15 years. Absorption of office space in 1997 was about 650,000 square feet and the average rental rate for Class A space was about $10.00 to $15 NNN per square foot. Several office facilities were completed in 1997 totaling 346,000 square feet of which 162,800 square feet is speculative office space. Speculative new construction is presently underway with the 115,000 square feet Pacifica Pointe in Briargate and Tech II in The Tech Center, which will contain 145,000 square feet. The office market appears to be in a stabilized position and is expected to continue in the near future.

                              The industrial market consists of almost 1,000 buildings totaling 27.8 million square feet of space, about, half of which is owner occupied. The vacancy rate was reportedly about 6.3 percent and rents increased from 1996 levels. Absorption totaled 633,750 square feet in 1997, which is down from 1996. Leasing activity and absorption are down from last year mainly due to the lack of available space. Thus, as a result owner/users were responsible for most of the new construction.

 CONCLUSION                   Colorado Springs has recovered from the late
                              1980s, when economic growth was only nominal at best. The long-term prospects for the recovery and the area's continued growth are considered very good especially considering that Ft. Carson's long-term stability appears to have improved.
                              Underlying factors for the area such as its pleasant climate and natural amenities, its skilled labor force, the availability of low-cost real estate and development sites, and university research programs give Colorado Springs an advantage over other cities for its continued resurging economy.

NEIGHBORHOOD
AREA DATA                     The Appraisal of Real Estate, Eleventh Edition
                              defines a neighborhood as: "a group of
                              complimentary land uses." A neighborhood may be characterized by such uses as residential, commercial, industrial, recreational, agricultural, cultural, and civic activities, or a mixture of these uses. Analysis of the neighborhood in which a particular property is located is important since the various economic, social, physical, and potential forces which affect the neighborhood also directly influence the individual properties located within it. A discussion of these various factors as they affect the value of the subject property is presented as follows.

 DELINEATION                  The subject neighborhood is located approximately
                              4 miles south of the Central Business District
                              (CBD) of the city of Colorado Springs, Colorado.
                              The subject apartments are more specifically located at the southwest corner of Broadmoor
                              Bluffs Drive and Star Ranch Road. For the purpose of this report, the subject neighborhood area is geographically described as the Broadmoor area of southwest Colorado Springs, being bound by State
                              Highway 122 (Lake Avenue) on the north, Pike
                              National Forest on the west, Fort Carson and the North American Defense

                              Command (NORAD) military complexes on the south, and State Highway 115 (Nevada Avenue) on the east.

 ACCESS Access into downtown Colorado Springs is direct and convenient via State Highway 115 (Nevada Avenue) which carries traffic from downtown Colorado Springs into the suburban areas of southern Colorado Springs and the previously mentioned military complexes to the south, as well as being the major transportation artery from Colorado Springs to Canon City, Colorado. Access into the neighborhood area is also provided by major east/west thoroughfares such as State Highway 83 (Academy Boulevard) and State Highway 122 (Lake Avenue).

STAGE OF
DEVELOPMENT                   Land uses in the area vary, and the area is
                              currently in a stable growth stage. New single-family construction is currently underway in the subject neighborhood though primarily for higher-end residential housing. State Highway 115 (Nevada
                              Avenue) gives access to a number of residential subdivisions, both east and west, and is lined with retail outlets, small strip shopping centers, low-rise office buildings, fast-food restaurants, and gas stations. In serving the everyday needs of the typical resident, there is the Southgate
                              Shopping Center, a 1983 community-type shopping center, which contains 131,603 square feet of retail space and is located approximately 2.5 miles north of the subject on the northeast corner of Nevada Avenue and Lake Avenue. Anchoring the
                              Southgate Center is a King Soopers Supermarket,
                              Sears, and Woolworths. The Citadel Mall, a major regional mall, is located approximately 7.5 miles northeast of the subject property and contains
                              1,035,000 square feet of which 656,000 square feet are major tenants such as JC Penney, May Company, and Dillards. The St. Frances Memorial Hospital is located approximately 5 miles north of the subject and east of the downtown area on Pikes Peak
                              Avenue.

POLITICAL
JURISDICTIONS                 The subject property is located within the city of
                              Colorado Springs, county of El Paso, and the Cheyenne Mountain Independent School District
                              (District 12). Students residing at the subject attend Cheyenne Mountain Elementary, Cheyenne
                              Mountain Middle School, and Cheyenne Mountain
                              Senior High School. The subject site is governed by the city of Colorado Springs zoning ordinance.

 UTILITIES/SERVICES           The neighborhood is generally serviced by public
                              utilities inclusive of electric power from Colorado Springs Utilities Company, natural gas service from Colorado Interstate Gas Company, telephone service from U.S. West Telephone
                              Company, and water and sewer utilities provided by the city of Colorado Springs. Police and fire protection is also provided by the city of Colorado Springs.

NEIGHBORHOOD
CONCLUSIONS                   The subject neighborhood is considered to be
                              convenient to the working and shopping areas of Colorado Springs primarily due to the proximity of State Highway 115 (Nevada Avenue) which is the main roadway from other areas of Colorado Springs to the Fort Carson and the North American Defense
                              Command (NORAD) military complexes on the south.
                              Public transportation is also readily accessible to the subject neighborhood. It appears that the subject neighborhood is about 70 percent developed. A growth trend in single-family residential housing is occurring presently, while all other forms of construction are moderate at best. Due to its location, substantial residential base, and nearby retail and military use, the subject neighborhood should continue to be a viable residential market in the future.

                            [AREA MAP APPEARS HERE]

                            APARTMENT MARKET ANALYSIS
--------------------------------------------------------------------------------

                              The Colorado Springs' apartment market has experienced cyclical episodes over the past 20 years, which have generally followed the swings of the economy. The 1980s saw an early upswing in the economy around 1980 and 1981, and new apartment construction occurred at a rapid rate in 1983 and 1984. New construction trickled to a stop in 1988 with considerable overbuilding having occurred, and the economy slowed to a near standstill in 1989 and 1990. Recovery began in 1991 when the apartment market again reversed its position from a renter's market to a landlord's market. Within the last few years, rents have increased at a pace, which has spurred new construction.

                              In our analysis of the Colorado Springs apartment market, we have referenced statistical data from publications including the Pikes Peak Area Council of Governments' (PPACG) Housing Market Analysis, as well as the Palmer McAllister publication, The Apartment Market Report. These publications divide the Colorado Springs apartment market into two categories, Pre-1980 construction and Post-1980 construction, as well as nine different submarkets in the Colorado Springs vicinity.

                              The subject property is considered to be a Class A apartment complex due to its design and construction quality and it was built in 1984. It is located in the "Southwest" submarket area of Colorado Springs. This submarket area is generally defined as being bound on the east by Interstate Highway 25 and Academy Boulevard, on the south by the military complexes of Fort Carson and NORAD, on the north by a combination of Cimmaron Street, Lower Gold Cup Road, Eighth Street, and Camp Road, and on the west by Pike National Forest.

COLORADO SPRINGS
APARTMENT MARKET

SUPPLY/INVENTORY              According to PPACG estimates, the Colorado Springs
                              market had an estimated inventory of 47,660 units in 1996, however, this includes condominiums.
                              Palmer McAllister estimates 35,000 apartment units at year-end 1997 were existing or under construction and they surveyed 22,000 units or about 60 to 65 percent of them. PPACG reports that the total multi-family/condo estimates of 47,660 units is up from that reported in 1980 of 35,228 units. Over the ten-year period from 1980 to 1990, the inventory increased to 47,159. However, from 1990 to 1995, the market realized little change.
                              Due to the high occupancy levels and increasing rental rates which is a direct result of a growing population, the market has seen a significant amount of new construction. As of November 1997, there were eleven complexes that had either been recently completed or were near completion, five more were in the early stages of construction, and several others were proposed. Seven projects totaling 1,259 units broke ground in 1995: The
                              Commons at Briargate with 194 units; The Arbors at
                              Mountain Shadows with 140 units; the Grand
                              Centennial with 344 units; Sunset Ridge with 240 units; El Dorado with 120 units; Green Valley; and
                              Sand Creek. Five more projects broke ground in 1996: Spring Canyon with 292 units; Camelback
                              Pointe with 258 units; The Oasis with

                              252 units; The Ridge At Rockrimmon with 126 units; and The Residence At Skyway with 118 units. Additionally, five more projects broke ground in 1997 including Jefferson At Cheyenne Mountain with 276 units; Pine Bluffs with 296 units; Western Terrace II with 208 units; The Meadows with 240 units; and Lynmar with 100 units. There are a few other apartment complexes in various planning stages including a 70 unit complex, Scenic View, which is expected to begin construction within the next 12 months. Therefore, there are over 17 apartment complexes with more than 3,500 units that have either been completed recently, are under construction, or are planned in the Colorado Springs area.

 DEMAND/ABSORPTION            Absorption, the increase in physically occupied
                              units from one period to another, is a key measure of apartment demand. Annual absorption in the Colorado Springs apartment market has been somewhat irregular over the past few years.
                              According to a study prepared by the PPACG, 1,060 units were absorbed in 1991, 2,169 units in 1992, 4,683 units in 1993, 783 units in 1994, and 558 units in 1995. Over the past few years, 1993 reported the highest amount of absorption. The absorption dropped in 1994 and again in 1995;
                              however, this is believed to be a direct result of a lack of available supply. Although an exact absorption figure for 1997 is not available it was learned that a reasonable range would be 750 to 1,250 units. The seven-year average annual absorption for Colorado Springs from 1991 to 1997 was estimated near 1,500 units; however, the 1993 absorption is extreme and causes the average to be high.

 PHYSICAL VACANCY             Since 1980, apartment vacancy within the Colorado
                              Springs area has ranged from a high in 1989 of
                              20.0 percent to a low in 1994 of 1.9 percent. As previously discussed, significant absorption occurred in 1993 which pushed vacancies down to an all time low in 1994 of 1.9 percent. Vacancy increased slightly in the next two years to 3.7% in 1995, and 4.2% in 1996. The vacancy rate then increased in 1997 to 5.5%. It is important to note that as the new apartment complexes enter the market, it is expected to have an impact on the vacancy levels. As mentioned, over 3,500 units have either recently entered the market, or are under construction. This new product is not expected to destabilize the market long term, however, there may be a period of increased vacancy in the short term as these new units are absorbed. With a forecasted average annual population growth rate of about 1.6 percent through the year 2010, the average physical vacancy in Colorado Springs is expected to remain low over the long term. The following table summarizes the annual vacancy since 1980.

                                            COLORADO SPRINGS OVERALL
                                            APARTMENT MARKET VACANCY
                                     --------------------------------------
                                         DATE                    VACANCY
                                     --------------------------------------
                                         1980                     12.8%
                                         1981                     11.8%
                                         1982                     10.2%
                                         1983                     18.9%
                                         1984                     17.7%
                                         1985                     19.7%
                                         1986                     18.2%
                                         1987                     17.6%
                                         1988                     18.2%
                                         1989                     20.0%
                                         1990                     19.6%
                                         1991                     17.0%
                                         1992                     12.8%
                                         1993                      3.0%
                                         1994                      1.9%
                                         1995                      3.7%
                                         1996                      4.2%
                                         1997                      5.5%

                              Source:U.S. Census Bureau for 1990; PPACG estimates; Palmer McAllister estimates

                              As was stated previously, the subject is located within the Southwest submarket. In order to examine the subject's submarket in relation to other areas of the city, we analyzed figures prepared by the Palmer McAllister Company as of December 1997. The following table tracks the vacancy within the various submarkets as compared with the citywide estimates. As can be seen, the subject's submarket commands some of the highest rents and has a vacancy rate lower than the city wide average. It is important to note that this information considers only apartments constructed after 1980.

                                                      APARTMENT SUBMARKET VACANCIES AND AVERAGE RENTS
                                   ---------------------------------------------------------------------------------
                                        SUBMARKET                     VACANCY RATE               AVG.RENT/SF
                                   ---------------------------------------------------------------------------------
                                        North Central                      7.1%                      $0.80
                                        South Central                      3.9%                       0.81
                                        North                              5.9%                       0.85
                                        Palmer Park                        2.2%                       0.72
                                        Rustic Hills                       8.6%                       0.76
                                        Airport                            3.2%                       0.76
                                        Security, Widefield, Fountain      4.1%                       0.65
                                        Southwest                          2.0%                       0.75
                                        West                              16.5%                       0.86
                                        CITYWIDE                           3.9%                       0.78

                              Source:Palmer McAllister Company

 RENTAL RATES                 Rental rates are determined by supply and demand.
                              Therefore, it can be expected that the trend of apartment rents would be a reflection of the overall multifamily environment. Rents typically increase as a result of an increase in demand, or a decrease in supply. While little construction occurred over the period from 1991 to

                              1995, vacancy declined and demand began to exceed supply. As of December 1997, the average rental rate for Post 1980 constructed apartments citywide was $0.78 per square foot compared to the subject's Southwest submarket of $0.75 per square foot. According to the Palmer McAllister survey average rental rates in 1997 have increased about 3.5% from the 1996 average. Of note, the subject is a Class A project capable of achieving rents in excess of these averages. Over the next year, we have projected an average rental rate of $0.81 per square foot for the subject.

 MARKET PROJECTIONS           The Colorado Springs apartment market is presently
                              experiencing a surge of new apartment development due to the increasing employment base of the area and population growth. Rental rates appear to have reached a level, which is feasible to justify new construction. Also, there appears to be more certainty with respect to the area defense cutbacks and the outlook is optimistic. Therefore, given the expanding economy and a low vacancy level, new development was eminent. In order to test the market's future multifamily requirement, PPACG prepared a forecast through the year 2000.
                              The base scenario assumed a decline of 2,500 military positions and a moderate growth in civilian employment. Population is expected to grow 4.9% by the year 2000. Based on this analysis, the model indicated an annual need of 861 units from 1997 to the year 2000. It is important to note that the current amount of construction is above that of the projection.
                              However, a portion of the new supply will satisfy the "pent-up" demand. It is important to emphasize that these projections are tied to a number of assumptions regarding the local economy.

 CONCLUSION                   Available market information indicates the
                              Colorado Springs apartment market has reached a phase of new construction. The overall vacancy rate decreased to a low of 1.9 percent as of the end of 1994 and while it has increased slightly since that time, remains at the low rate of 5.5 percent as of December 1997. Reportedly, there are over 3,500 units either recently completed or under construction and a number are in for approval by the city. The low vacancy rate the area has experienced over the past year has applied upward pressure on rental rates which, appear to have reached a point when new development is feasible. Due to a growing population and area job growth, the economy appears to be thriving. The new apartment projects are expected to relieve some of the "pent-up" demand without creating an unhealthy situation.
                              However, if the amount of new construction is not monitored, it could create a softness, which could have a direct impact on the subject property.
                              Currently, the subject has a physical vacancy of about 4.3 percent and an economic vacancy of 11.7 percent.

                           [SITE PLAN APPEARS HERE]

                                 SITE ANALYSIS
--------------------------------------------------------------------------------

 LOCATION The subject site is located at the southwest corner of Broadmoor Bluff Drive and Star Ranch Road. The physical address of the subject property is 4035 Autumn Heights Drive, Colorado Springs, El Paso County, Colorado.

 SIZE AND SHAPE               The subject site is irregular and contains a total
                              of 13.265 acres, or approximately 577,823 square feet of land area. The tract has a total of 750.42 feet of frontage along the west line of Broadmoor
                              Bluff Drive and 1,441.34 feet of frontage along the southeast line of Star Ranch Road.

 ACCESS AND VISIBILITY        Access to the subject site is provided by two curb
                              cuts along Broadmoor Bluff Drive leading to interior roadways within the apartment complex.
                              Overall, visibility and accessibility to the site are considered good.

 LEGAL DESCRIPTION            The subject may be legally described as a 13.265-
                              acre tract being Lot 1, Block 1, Autumn Heights,
                              File 1, an addition to the city of Colorado
                              Springs, El Paso County, Colorado.

 ZONING The subject site is zoned "R-5" Multifamily Residential District by the city of Colorado Springs (note following zoning map). Land uses permitted includes multifamily development under the "R-5" usage. Additionally, portions of the subject site are regulated as hillside overlay areas and are restricted to conserve the natural features and aesthetic qualities of these areas while providing safe and convenient access to hillside areas.

EASEMENTS AND
ENCUMBRANCES                  A physical inspection of the site did not reveal
                              any easements adversely affecting the subject property. For the purpose of this appraisal, the appraisers assume that the subject's value or marketability is not adversely affected by any existing easements.

 UTILITIES AND DRAINAGE       All utilities are available to the site, including
                              sanitary sewer, water, electricity, natural gas, and telephone. According to the National Flood
                              Insurance Program, Flood Insurance Rate Map
                              (Community Panel 080060 0290 B, dated December 18,
                              1986), the site is located in Zone X, an area of minimal flooding. Drainage of the site appears to be adequate.

TOPOGRAPHY AND
SOIL CONDITIONS               The subject site is rolling and appears to drain
                              toward the southwest corner of the site. No soil engineer's report was available to the appraisers and no soil tests were performed. The soils are assumed to have an adequate load-bearing capacity.
                              According to the United States Department of
                              Agriculture Soil Conservation Service for El Paso
                              County, the subject soil is classified as Razor stony clay loam, 5 to 15 percent slopes. This is moderately deep, well-drained soil which is slowly permeable with a moderate water capacity.

                           [ZONING MAP APPEARS HERE]

                        [FLOOD PLAIN MAP APPEARS HERE]

SURROUNDING
PROPERTY USES                 North:    Star Ranch Road, with single-family
                                        residential development beyond
                              South:    Single-family residences
                              East:     Broadmoor Bluffs Drive, with single-
                                        family residences beyond
                              West:     Star Ranch Road, with vacant land beyond

 PRESENT USE                  The subject site is currently improved with a 140-
                              unit apartment project known as Autumn Heights
                              Apartments, which were constructed in 1984 and are considered in above-average condition. Please refer to the following section of this report for further discussion of the subject improvements.

 REAL ESTATE TAXES            According to the El Paso County Appraisal
                              District, the subject property's tax assessor parcel number is 65064-01-014. The subject is located within El Paso County, City of Colorado
                              Springs, and the Cheyenne Mountain School District
                              12 taxing jurisdictions. The subject property 1996 assessment is $423,720, which is 10.7 percent of the appraised value of $3,971,075. The taxes paid in 1997 according to the subject property operating statement were $32,767. Assuming a 4 percent increase in the tax rate from the previous year, the total taxes due in 1998 are estimated at $34,078 (including real and personal property).

 SITE CONCLUSIONS             The subject site is located at the southwest
                              corner of Broadmoor Bluff Drive and Star Ranch
                              Road near Fort Carson Military Reservation and the
                              North American Defense Command military complexes in the southern portion of the city of Colorado
                              Springs, El Paso County, Colorado. The site is irregular in shape and contains 13.265 acres, or approximately 577,823 square feet. The subject has good access and visibility and has all utilities available. The size and shape of the subject site lend well to a variety of development possibilities; however, the zoning restrictions limit development to residential usage.

                            [PLAT MAP APPEARS HERE]

                                 IMPROVEMENTS
--------------------------------------------------------------------------------

                              The subject site is improved with a two-story apartment project known as the Autumn Heights Apartments. The improvements consist of 140 units contained in 26 two- to three-story buildings, which were constructed in 1984. Also situated on the site is a one-story leasing office/clubhouse, a swimming pool and jacuzzi, and one laundry room.

                              There are six basic floor plans for the 140 apartment units. The reported square footages of these floor plans and the total net rentable area are as follows:

                               UNIT TYPE       NO. OF UNITS           DESCRIPTION         SIZE (SF)      TOTAL SF       GARAGE
                              ------------------------------------------------------------------------------------------------------
                              Conquistador        13                    2BR/1BA             938          12,194         1-car
                              Aspen               20                   *lBR/1BA           1,054          21,080         2-car
                              Vail                15                  2BR/1.5BA           1,241          18,615         2-car
                              Loveland            28                    2BR/2BA           1,137**        31,836         1-car
                              Breckenridge        38                   *2B1/2BA           1,249          47,462         2-car
                              Keystone            26                   *2BR/2BA           1,291          33,566         2-car
                                                  --                                      -----         -------

                                                 140                                      1,177         164,753

                              *  With additional loft
                              ** According the to the most recent information
                                 received from the subject property, the actual square footage of this unit type is 1,139 square feet. However, in order to maintain consistency with previous appraisals, the 1,139 square foot figure has been retained.

                              As seen in the figures above, the total net rentable area of 164,753 square feet and a total of 140 units results in an average of 1,177 square feet per unit. There are a total of 20 one-bedroom units and 120 two-bedroom units.

                              The land area includes 13.265 acres, resulting in a project density of 10.55 units per acre. The parking consists of 40 open spaces of asphalt construction for guest parking. All apartments units have a separate garage (one- or two-car) depending on the unit type. Including the garage parking and the guest surface parking, there is a total of 279 parking spaces or 1.99 spaces per unit. The parking ratio is within industry standards.

                              The subject property is considered atypical when compared to other apartment rental properties in the area. It was originally built as townhouses, though it has never been marketed as such. Numerous townhouse projects in the immediate vicinity were constructed during the late-1970s and early- to mid-1980s, which resemble the subject's design; though each of these properties had been sold-off over time to individual owners, and presently operate as townhouse properties. As a result of the townhouse design of the subject units, it is regarded as one of the premium multifamily properties in the Colorado Springs area, as noted by the rental rate survey contained in the Income Approach.

                              The following is a brief description of the building components, which comprise the improvements located on the subject property site.

FOUNDATION                    Steel reinforced concrete slab with perimeter and
                              interior wire mesh. Second and third levels include wood frame, plywood subfloor with lightweight concrete over.

FRAMING                       Wood-framed.

ROOF Pitched with cedar-shake shingles over plywood decking.

EXTERIOR                      Vertical wood siding and stucco.
INTERIOR FINISH
  Ceiling                     Painted and textured gypsum board.
  Walls                       Painted and textured gypsum board. Soundproof
                              double-insulated walls.
  Floors                      Combination of carpeting over pad, ceramic tile,
                              and vinyl tile flooring.

PLUMBING All fixtures, drainage systems, equipment, and hot water heaters assumed to comply with city of Colorado Springs and national building codes.

HVAC All electric, individual system, which provides heating and cooling with individually, controlled thermostats.

ELECTRICAL                    Switch-type circuit breakers, 120/240-volt single-
                              phase service, with each apartment individually metered. Each unit has adequate electrical outlets and ceiling-mounted light fixtures and some with ceiling fans.

UNIT FEATURES                 Frost-free refrigerators, dishwashers, garbage
                              disposals, smoke detectors, walk-in closets, private patios, washer/dryer connections.

SITE IMPROVEMENTS             Concrete sidewalks and unit driveways, asphalt
                              parking areas, leasing office/clubhouse with sauna and laundry room, swimming pool and jacuzzi.

LANDSCAPING                   Mature trees and hedges, grass-covered common
                              areas, and well-maintained flower beds.

AGE AND CONDITION             The subject property was built in 1984 reflecting
                              an actual age of 13 years. The property has been well maintained and reflects an effective age equal to that of its actual age of 13 years.

SITE AREA                     The subject site is irregular in shape and
                              contains a total of 13.265 acres, or approximately
                              577,823 square feet of land area.

DEFERRED MAINTENANCE          Our inspection revealed that the property has
                              suffered no apparent settlement and/or structural problems. However, Bach Realty Advisors,
                              Incorporated is not qualified to determine the extent of, if any, structural problems, and we highly recommend that a qualified engineer be hired to assess the extent of the problems, if any, and the cost to cure them.

                              Visual inspection of the property as well as estimates by the management revealed several areas of deferred maintenance. Some of these include appliance repair and replacement, interior and exterior repairs, redecoration of amenities and entryways, carpet and tile replacement, window covering replacement, equipment repair and replacement, pool repair, water heater replacement, structural repairs, garage repairs, landscaping, concrete asphalt repairs, roof repairs, etc. The deferred maintenance was estimated at about $487,200.

 CONCLUSIONS                  The subject improvements were built in 1984. The
                              project consists of 140 units contained in 26 buildings and the net rentable area of the property totals 164,753 square feet. The property was originally designed as a townhouse project, though has never been sold-off as other townhouse properties in the immediate vicinity had been.
                              Consequently, the property is one of the highest quality apartment complexes in the area at present due to its superior design and construction features. The project is presently in above-average condition overall. The improvements have been well maintained though, as noted above, did exhibit some deferred maintenance typical for a project of its age.

                           [FLOOR PLAN APPEARS HERE]

                           [FLOOR PLAN APPEARS HERE]

                           [FLOOR PLAN APPEARS HERE]

                              SUBJECT PHOTOGRAPHS

--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                   Exterior view of clubhouse/leasing office


                            [PICTURE APPEARS HERE]

                   Interior view of clubhouse/leasing office

                            [PICTURE APPEARS HERE]

                    View of swimming poo1 and subject units



                            [PICTURE APPEARS HERE]

                           Exterior view of Unit 420

                            [PICTURE APPEARS HERE]

          Interior view of Unit 420 dining area and kitchen (model)


                            [PICTURE APPEARS HERE]

                 Interior view of Unit 420 living room (model)

                            [PICTURE APPEARS HERE]

                   Interior view of Unit 420 bedroom (model)



                            [PICTURE APPEARS HERE]

                  Interior view of Unit 420 bathroom (model)

                            [PICTURE APPEARS HERE]

              Interior view of Unit 420 upstairs bedroom (model)


                            [PICTURE APPEARS HERE]

          View of interior street and exterior of other subject units

                              HIGHEST AND BEST USE
--------------------------------------------------------------------------------


                              The highest and best use of a property must be determined because market value depends upon the property's most profitable use. The Appraisal of
                                                              ----------------
                              Real Estate, Tenth Edition, defines highest and
                              -----------
                              best use as:

                                    "The reasonably probable and legal use of vacant land or improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

                             There are two distinct types of highest and best use. The first type is the highest and best use of the land as if vacant. The second type is the highest and best use of a parcel as improved. This pertains to the use that should be made of the property as it exists.

                             In determining the highest and best use of a site, four items must be considered: possible physical limitations of the site, possible legal or permissible uses, and what uses are financially feasible, and produce the maximum return on the site. A careful neighborhood and site analysis is essential in estimating the highest and best use of the site as if vacant.

                             The following is our analysis of the highest and
                             best use as it pertains to the subject property and
                             according to the four essential tests.
SUBJECT PROPERTY
AS IF VACANT                 LEGALLY PERMISSIBLE - As discussed in the
                             Description of the Site, the subject site is zoned
                             "R-5" by the city of Colorado Springs. Primary allowable uses include single-family, duplex, and multiple-family dwellings. A portion of the site is within a Hillside Overlay area, which requires an approved developmental plan to protect environmental topography and features. Accordingly, several forms of residential developments are legally permissible on the site.

                             PHYSICAL POSSIBILITY - Many physical
                             characteristics of a site can affect the use to which it can be put. These characteristics can include size, shape, location, road frontage, topography, easements, utility availability, flood plain, and surrounding patterns.

                             The subject site encompasses a total of 13.265 acres and allows for full physical utilization of the site. The site has 750.42 lineal feet of frontage along the west line of Broadmoor Bluff Drive and 1,441.34 feet of frontage along the southeast line of Star Ranch Road Drive. The topography of the site is gently sloping to generally level. Drainage appears to be adequate. The site is located in Flood Zone "X" which is defined in the previous Site section of this report as areas of minimal flooding.

                             The subject site's location, good access and visibility, and the fact that it is not affected by any adverse easements or restrictions as noted upon inspection, make it conducive to almost all property types. However, its zoning code "R-5" and surrounding uses dictate a residential use. The subject site, in general, is too large for development of an individual, single-family use and too small for a residential subdivision. Accordingly, multifamily development is dictated by the physical characteristics of the site.

                             After considering these physical characteristics of the site and other data described in the Site section of this appraisal report, physically possible land uses would include a variety of residential development such as apartments, condominiums, or townhouses, but are directed to multifamily development. The primary deterrents to other types of development were surrounding land use patterns, existing zoning, and the secondary location of Broadmoor Bluff and Star Ranch Road compared to other neighborhood four-lane thoroughfares.

                             FINANCIAL FEASIBILITY - Financial feasibility is directly proportional to the amount of net income that could be derived from the subject. The financial feasibility of a development can also be viewed as a function of supply and demand. As of December 1997, the apartment market in Colorado Springs was reportedly at about 94.5 percent occupancy and about 98.0 percent in the subjects' Southwest quadrant. Due to this low vacancy level and rising rental rates, new construction is occurring in Colorado Springs. However, with the number of new complexes recently completed, under construction, and proposed, the market could once again become overbuilt.

                             MAXIMUM PRODUCTIVITY - After considering the current economic climate, the subject's location, and the financial feasibility of certain land uses, more than likely a present development of the land would produce an adequate return on costs. Due to the subject's location and the socioeconomic status of the neighborhood, we are of the opinion that a multifamily development is conducive to the subject site and would produce the highest net return over the longest period of time.

                             In summary, the multifamily apartment market continues to have a low vacancy rate. The site's southwest location near the Fort Carson Military Reservation and the NORAD complex gives it a large base of prospective rent-paying tenants from which to draw; however, the rents for the majority may be generally too high for military personnel. The subject is in an area that has historically been one of the strongest market areas of Colorado Springs, commanding higher than average rents and having consistently higher occupancies than the overall apartment market in Colorado Springs. Overall, we believe the site as vacant would be economically feasible to develop for multifamily residential use at this time; however, with the amount of new construction this could change as the new product is introduced to the market. Therefore, after considering the alternatives, we believe the highest and best use of the site, as vacant, is for multifamily residential development.

SUBJECT PROPERTY
AS IMPROVED                  The property, as improved, is tested for two
                             reasons. First, to identify the improvements that are expected to produce the highest overall return per invested dollar, and the second reason is to help identify comparable properties. The four tests or elements are also applied in this analysis to the subject as follows:

                             LEGALLY PERMISSIBLE - The subject site is zoned "R-5," Multifamily Residential District. The subject has a lot coverage, setbacks, and density, all of which are estimated to be currently satisfying the zoning requirements. The subject property is considered a legally conforming use.

                             PHYSICAL POSSIBILITY - Based on the subject's size (13.265 acres), configuration (irregular), and the improvements' positioning relative to the subject site, it is felt that the subject's improvements employ the maximum use and potential of the site as developed. The subject property contains comparable project amenities when compared to competing projects.

                             FINANCIAL FEASIBILITY - The discussion of the financial feasibility of the subject, as if vacant, would also apply to the test as improved. The subject property was originally constructed as a townhouse project in 1984, though it has been operated as an apartment project since completed. In our research of the marketplace, we noted several other townhouse properties in the subject's immediate neighborhood, which are more comparable to the subject than are other surrounding apartment projects. Generally speaking, the subject's construction qualities are superior to that of local apartment projects, and their floor plan designs, most specifically their average unit sizes and their garage features adhere to the design of townhouse development in the area. However, these features are expected to help the subject remain competitive as an apartment complex with the new projects and amenities. As an apartment complex or townhouse development, the improvements are expected to produce results greater than the land value. At this time, the subject operating as an apartment complex appears to be most feasible; however, with rental rates rising and interest rates falling, the subject property operating as a townhouse project may be approaching a feasible situation.

                             MAXIMUM PRODUCTIVITY - Analysis of the scenarios presented earlier indicates that operation of the subject property strictly, as a rental property would produce the highest net return over the longest period of time. Consequently, we believe the maximally productive use of the subject property, as improved, is a continuation of its present use as a rental project.

                             In conclusion, based on the subject's current use, we have determined that as a multifamily apartment complex, it positively contributes to the value of the site, and as a result is presently developed according to its highest and best use. Due to the various items of deferred maintenance noted previously, the present improvements are not considered to be the optimum use.

                             APPRAISAL PROCEDURES
--------------------------------------------------------------------------------

                             Traditionally, three valuation approaches or techniques are used in the appraisal of real estate. These are the Cost Approach, Sales Comparison Approach, and Income Approach.

 COST APPROACH               In the Cost Approach, the appraisers obtain an
                             estimate of value by adding to the land value the estimated value of the physical improvements. This value is derived by estimating the replacement cost new of the improvements and, when appropriate, deducting the reduction in value caused by accrued depreciation. According to the Appraisal Institute, the basic principle of the Cost Approach is that buyers judge the value of an existing structure by comparing it to the value of a newly constructed building with optimal functional utility, assuming no undue cost due to delay. Thus, the appraiser must estimate the difference in value between the subject property and a newly constructed building with optimal utility.

                             The Cost Approach was not used as a method of valuation in this appraisal. The Cost Approach is typically the least reliable indicator because cost does not necessarily reflect value. Additionally, projects are not purchased within the market presently at current replacement cost levels, and estimates of depreciation are difficult to accurately measure in the marketplace, thereby compounding the speculative nature of the opinions derived in the cost method of valuation.

SALES COMPARISON
APPROACH This approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the immediate area or competing areas. The principle of substitution is employed and basically states when a property is replaceable in the market, its value can be set by the cost of acquiring an equally desirable and comparable property. This technique is viewed as the value established by informed buyers and sellers in the market.

 INCOME APPROACH             The measure of value in this approach is
                             capitalization of the net income which the subject property will produce during the remaining economic life of the improvements. This process consists of two techniques. The first technique estimates the gross income, vacancy, expenses, and other appropriate charges. The resulting net income or net cash flow is then capitalized. The second technique projects the gross income, vacancy, expenses, other appropriate charges, net income, and cash flow over a projected holding period. The resulting cash flow and reversion (future value) are discounted at an appropriate rate and added in order to arrive at an indication of current value from the standpoint of an investment. These methods provide an indication of the present worth of anticipated future benefits (net income or cash flow) to be derived from ownership of the property.
                             Both techniques were utilized in analyzing the subject property.

 SUMMARY The appraisers, in applying the tools of analysis to the valuation problem, seek to simulate the thought process of the most probable decision maker. The appraisers' judgment concerns the applicability of alternative tools of analysis to the facts of the problem, the data and information needed to apply these tools, and the selection of the analytical approach and data most responsive to the problem in question.

                             Thus, depending on the type of property appraised or the purpose of the appraisal, one approach may carry more weight or may point to a more reliable indication of the value of the property being appraised than the others. In some instances, because of the inadequacy or unavailability of data, one or two of the approaches may be given little weight in the final value estimate.

                       [IMPROVED SALES MAP APPEARS HERE]

---------------------------------------------------------------------------------------------------------------------
                                                   COLORADO AREA
                                               IMPROVED SALES SUMMARY

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Sale                                     Sale      Cash Equiv.    Year      No. of      NRA       Occup.     NOI/SF
 No.     Name/Location                   Date      Sale Price     Built     Units     Avg/Unit    At Sale    /Unit
----------------------------------------------------------------------------------------------------------------------
   1     Spring Canyon                   11/97     $19,917,000*    1997       292      268,396      93.5%     $6.49
         4510 Spring Canyon Heights     Contract                                           919               $5,961
         Colorado Springs, CO
----------------------------------------------------------------------------------------------------------------------
   2     Western Hills                   07/97      $7,350,000     1985       152      114,780        94%     $6.92
         810 Western Drive                                                                 755               $5,226
         Colorado Springs, CO
----------------------------------------------------------------------------------------------------------------------
   3     Grand Centennial                06/97     $22,360,000*    1996       344      313,780      92.5%     $6.56
         5157 N. Centennial Blvd.                                                          912               $5,987
         Colorado Springs, CO
----------------------------------------------------------------------------------------------------------------------
   4     Templeton Park                  02/97     $23,300,000     1984       496      446,672        93%     $5.41
         4675 Templeton Park Circle                                                        901               $4,869
         Colorado Springs, CO
----------------------------------------------------------------------------------------------------------------------
   5     The Neighborhood                12/96     $10,750,000     1984       191      212,010        94%     $4.87
         3504A Van Teylingen Drive                                                       1,110               $5,402
         Colorado Springs, CO
----------------------------------------------------------------------------------------------------------------------
   6     Ridgeview Place                 11/96     $16,500,000     1984       336      300,952        94%     $5.32
         3310 Knoll Lane                                                                   896               $4,764
         Colorado Springs, CO
----------------------------------------------------------------------------------------------------------------------
         Subject                                                   1984       140      164,753        97%     $5.89
         Autumn Heights                                                                  1,177               $6,926
         4035 Autumn Heights Drive
         Colorado Springs, CO
----------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                                Cash Equivalent Price
------------------------------------------------------------------------------------
Sale                                       Per      Per     Oveall         Expense
 No.     Name/Location                     SF     /Unit      Rate   EGIM   Ratios
------------------------------------------------------------------------------------
   1     Spring Canyon                    $74.21  $68,209    8.74%    7.67   30.8%
         4510 Spring Canyon Heights
         Colorado Springs, CO
------------------------------------------------------------------------------------
   2     Western Hills                    $64.04  $48,355   10.81%    6.50   27.0%
         810 Western Drive
         Colorado Springs, CO
------------------------------------------------------------------------------------
   3     Grand Centennial                 $71.26  $65,000    9.21%    7.43   29.2%
         5157 N. Centennial Blvd.
         Colorado Springs, CO
------------------------------------------------------------------------------------
   4     Templeton Park                   $52.16  $46,976   10.37%    6.51   29.1%
         4675 Templeton Park Circle
         Colorado Springs, CO
------------------------------------------------------------------------------------
   5     The Neighborhood                 $50.71  $56,283    9.60%    7.05   29.6%
         3504A Van Teylingen Drive
         Colorado Springs, CO
------------------------------------------------------------------------------------
   6     Ridgeview Place                  $54.83  $49,107    9.76%    6.78   30.7%
         3310 Knoll Lane
         Colorado Springs, CO
------------------------------------------------------------------------------------
         Subject                                                             33.4%
         Autumn Heights
         4035 Autumn Heights Drive
         Colorado Springs, CO
------------------------------------------------------------------------------------

     *  - These two apartments were presales predicated upon agreed income.

                             SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

                             The Sales Comparison Approach is considered a good valuation method in the event that a sufficient number of similar and recent transactions can be found and accurately verified. In such an event, market value can be derived directly from the sales, since all complexities involved are properly weighted according to their significance to actual buyers and sellers.

                             This approach is based upon prices paid in actual market transactions. It is a process of correlating and analyzing recently sold properties, which are similar or nearly similar to the subject. The reliability of this technique depends upon (a) the degree of comparability of the property appraised with each sale, (b) the length of time since the sale, (c) the accuracy of the sales data, and (d) the absence of unusual conditions affecting the sale.

                             The comparison process must be based on sales, which constitute acceptable evidence of motivations inherent to the market, occurring under similar market conditions, of similar or reasonably similar apartment projects. We have included the most recent comparable sales from the Colorado Springs MSA that were considered to be most comparable to the subject property in terms of average unit size and quality. Six sales occurring between November 1996 and November 1997 were identified. The six sales ranged in total units from 152 to 496, in net rentable area from 114,780 to 446,672 square feet, in average unit size from 755 to 1,110 square feet, and in years of construction from 1984 to 1997. A summary of the sales is located on the previous page with a location map facing.

IMPROVED SALES
ADJUSTMENT ANALYSIS          We have analyzed the sales for such differentials
                             as property rights conveyed as well as a check of cash equivalencies. The six sales and their comparisons to the subject are presented in this section.

PROPERTY RIGHTS              Property rights consists of ownership, legal
                             estate, economic benefits, and financial components. Our valuation is of the leased fee estate on an all cash basis. Since all the sales were reported to be of the leased fee estate, no adjustment was necessary.

CASH EQUIVALENCY             Standard  definitions of market value include
                             payment in "cash or its equivalent." The equivalent includes financing terms generally available in the market. In many cases comparable sales carry atypical financing terms that require an adjustment to cash equivalency. There are basically two areas, which may require adjustments for terms. One is the amount of cash down payment and the other is favorable financing or a low interest rate on the note/mortgage. Where terms were considered to be more favorable than the market at the time of sale, cash equivalency adjustments are made. All of the sales used in this analysis were cash transactions or were considered equivalent and, therefore, did not require a cash equivalent adjustment.

NET OPERATING
INCOME ANALYSIS              In lieu of specific adjustments, we compared the
                             improved sales based on the net operating income
                             (NOI) per square foot and NOI per unit. This method presents a comparison based on the income which a property is capable of generating. Theoretically, the NOI takes into consideration the various factors, which influence value such as quality, size, amenities offered, location, age, condition, etc. Thus, these differing factors can be reduced to the common denominator of net operating income.

                             The various sales reflected NOI's per square foot ranging from $4.87 to $6.92 and NOI's per unit ranging from $4,764 to $5,987. The subject NOI (with reserve expenses) has been approximated at $6.87 per square foot or $8,090 per unit from the Direct Capitalization of this report.

                             To estimate an adjustment for each sale, the subject's NOI has been compared to the individual NOI's of the comparable sales. This adjustment should account for all the various physical and economic differences in each improved property sale, as income is a function of the current market. Market conditions should reflect perceived risk, or other factors, which may affect value. The following chart presents the adjustment process.

                              SALE        SALE        SALE        SUBJECT     ADJUST.    ADJUST.
                               NO.       PRICE/SF    NOI/SF       NOI/SF      FACTOR     PRICE/SF
                             ---------------------------------------------------------------------
                                1        $74.21      $6.49        $6.87       1.05855     $78.56
                                2         64.04       6.92         6.87       0.99277      63.58
                                3         71.26       6.56         6.87       1.04726      74.63
                                4         52.16       5.41         6.87       1.26987      66.24
                                5         50.71       4.87         6.87       1.41068      71.54
                                6         54.83       5.32         6.87       1.29135      70.80

                             After adjustments, the sales reflected a range in value for the subject from $63.58 to $78.56 per square foot. Sales 1, 2 and 3 are the most recent sales as well as the most similar in economics Placing emphasis on these sales, tempered slightly with the other sales, a value of $72.00 per square foot is estimated for the subject. From this value the $487,200 in deferred maintenance is deducted to arrive at the "as is" value of the subject. The calculation is shown below.

                             164,753 SF X $72.00/SF.............   $11,862,216
                             Less Deferred Maintenance..........      (487,200)
                                                                   ------------
                             "As Is" Value via NOI/SF              $11,375,016
                                                           Rounded $11,380,000

                              SALE      SALE       SALE      SUBJECT       ADJUST.     ADJUST.
                               NO.   PRICE/UNIT  NOI/UNIT    NOI/UNIT      FACTOR    PRICE/UNIT
                              -----------------------------------------------------------------
                                1     $68,209     $5,961      $8,090      1.35715      $92,570
                                2      48,355      5,226       8,090      1.54803       74,855
                                3      65,000      5,987       8,090      1.35126       87,832
                                4      46,976      4,869       8,090      1.66153       78,052
                                5      56,238      5,402       8,090      1.49759       84,221
                                6      49,107      4,764       8,090      1.69815       83,391

                             After adjustments, the sales reflected a range in value for the subject from $74,855 to $92,570 per unit. Again, sales 1, 2 and 3 are the most recent and are the most similar in terms of economics. Based on this data, $85,000 per unit is estimated for the subject. The following indication reflects an "as is" value per unit for the subject considering the subject's deferred maintenance.

                             140 units X $85,000/unit.............. $11,900,000
                             Less: Deferred maintenance............    (487,200)
                                                                    ------------
                             Value via NOI Price/Unit Method....... $11,412,800
                                                            Rounded $11,410,000

EFFECTIVE GROSS INCOME
MULTIPLIER METHOD            In addition to the NOI price per square foot and
                             price per unit analysis, we have employed an effective gross income multiplier analysis. Unlike the price per unit analysis, EGIMs cannot be adjusted for dissimilar factors when compared to the subject. Instead, certain factors must be closely analyzed for determining comparability of the multiplier to the subject property. These include the timing of the sale and whether market condition changes have occurred between the date of valuation and the sale date, as well as occupancies and expense ratio levels, and the comparability of the sale in terms of its physical features and the resulting income stream potential of the property.
                             Listed below are the details of the sales we felt to be pertinent in our selection of a reasonable
                             EGIM for the subject. All factors were considered in our interpretation of the data leading to the EGIM of the sales.

                             SALE     DATE OF SALE    EGIM   OCCUPANCY   EXPENSE RATIO
                             ---------------------------------------------------------
                              1          11/97        7.67     93.5%         30.8%
                              2          07/97        6.50       94%         27.0%
                              3          06/97        7.43     92.5%         29.2%
                              4          02/97        6.51       93%         29.1%
                              5          12/96        7.05       94%         29.6%
                              6          11/96        6.78       94%         30.7%
                           Subject                               96%         30.4%

                             The sales indicated EGIMs ranging from 6.50 to 7.67, with all sales operating at stabilized levels. We believe an EGIM of 7.2 is supported by the sales. Applying the 7.2 EGIM to the subject's stabilized effective gross income, and deducting for deferred maintenance, results in the following value indication.

                             7.2 X $1,627,326...................... $11,716,747
                             Less: Deferred maintenance............    (487,200)
                                                                    -----------
                             Value via EGIM Method................. $11,229,547
                                                            Rounded $11,230,000

CONCLUSION                   The NOI per square foot and per unit methods
                             presented a value indication of $11,380,000 and $11,410,000 respectively and the effective gross income multiplier method indicated a value of $11,230,000. Weight has been given to the net operating income comparisons because this method reflects both income and expense information. The
                             EGIM method only accounts for income and does not take into consideration expenses, which can vary from property to property. Therefore, it is our opinion that the leased fee market value of the subject property based on the indication provided by the Sales Comparison Approach, all cash, on an "as is" basis as of November 30, 1997, is

                                 ELEVEN MILLION ONE HUNDRED THOUSAND DOLLARS
                                               ($11,400,000)

                    [MAP OF COLORADO SPRINGS APPEARS HERE]

                             [COMPARABLE RENTALS]

====================================================================================================================================
                                                         COMPARABLE RENT SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
                          YEAR       NO. OF     OCCUPANCY                   UNIT         EFFECTIVE            AMENITIES/COMMENTS
NO.    NAME/LOCATION      BUILT       UNITS                  UNIT TYPE     SIZE/SF
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     RENT/MO.  RENT/SF/MO.
------------------------------------------------------------------------------------------------------------------------------------
1     L'Auberge Broadmoor   1987      108        94%         1BR/1BA      1,000        $ 875    $0.88      Swimming pool, fitness
      5 Watch Hill Drive                                     2BR/1BA      1,100          995     0.90      center, sauna, whirlpool
                                                             2BR/2BA      1,300        1,195     0.92      clubhouse, miniblinds,
                                                                                                           ceiling fans, alarm,
                                                                                                           vaulted ceilings, a/c,
                                                                                                           fireplaces and washer/
                                                                                                           dryers in all units
                                                                                                           individual attached
                                                                                                           garages.
------------------------------------------------------------------------------------------------------------------------------------
 2    L'Auberge Cheyenne    1987      108       N/A         1BR/1BA/Den     875      835-855     0.97      Swimming pool,
      Creek 115 West                                         2BR/2BA      1,044      955-975     0.92      jacuzzi, clubhouse,
      Cheyenne Road                                                                                        washer/dryer,
                                                                                                           fireplaces, covered
                                                                                                           parking., patio/
                                                                                                           balcony.
------------------------------------------------------------------------------------------------------------------------------------
 3    Cheyenne Crest        1985      208      96.7%         1BR/1BA        546      530-560     1.00      Swimming pool,
      Apts. 4008                                             1BR/1BA        714      645-665     0.92      jacuzzi, clubhouse,
      Westmeadow Drive                                      1BR/1BA/Den     938      735-760     0.80      sports courts, ceiling
                                                             2BR/2BA        990      740-775     0.77      fans, washer/dryer
                                                                                                           connections, some with
                                                                                                           fireplaces, balcony/
                                                                                                           patio, icemaker, a/c,
                                                                                                           playground area,
                                                                                                           storage units. Some
                                                                                                           carports which rent
                                                                                                           for $25 per month.
                                                                                                           Concessions: $300 off
                                                                                                           1/st/ months rent for
                                                                                                           2 BD/2BA units.
------------------------------------------------------------------------------------------------------------------------------------
 4    Cheyenne Crossing     1986      220      97.7%          STUDIO        460      480-500     1.07      Swimming pool, jacuzzi,
      Apts. 640 Wycliffe                                     1BR/1BA        740      580-600     0.80      sauna, exercise room,
      Drive                                                  2BR/1BA        950      700-720     0.75      clubhouse, ceiling fans,
                                                             2BR/2BA      1,000      700-720     0.71      washer/dryer
                                                                                                           connections,
                                                                                                           some washer/dryer
                                                                                                           in units, some with
                                                                                                           fireplaces, balconies,
                                                                                                           a/c, vaulted ceilings,
                                                                                                           ceiling fans,
                                                                                                           security,
                                                                                                           playground area.
                                                                                                           No concessions.
------------------------------------------------------------------------------------------------------------------------------------
 5    Mountain View Apts.   1984      252      98.8%         1BR/1BA        550      555-565     1.02      Indoor/outdoor
      4085 Westmeadow                                        1BR/1BA        680      650-660     0.96      swimming pool, heated
      Drive                                                  2BR/1BA        800      695-705     0.88      jacuzzi, sauna,
                                                             2BR/2BA      1,000      765-775     0.77      clubhouse, exercise
                                                                                                           room, ceiling fans,
                                                                                                           washer/dryer,
                                                                                                           fireplaces, balconies/
                                                                                                           patios. Concessions:
                                                                                                           $150 off on small
                                                                                                           1BR with a 9 to 12
                                                                                                           month lease.
------------------------------------------------------------------------------------------------------------------------------------
 6    Cobblestone Ridge     1985      208      97.1%         1BR/1BA        720      550-560     0.77      Indoor and outdoor
      Apts. 4125 Pebble                                      2BR/1BA        840      650-660     0.78      swimming pools, jacuzzi,
      Ridge Circle                                           2BR/2BA      1,043      745-765     0.72      sauna, clubhouse, weight
                                                             3BR/2BA      1,235      860-870     0.70      room, tennis courts,
                                                             3BR/2BA      1,501      935-955     0.63      ceiling fans, a/c,
                                                                                                           washer/dryer
                                                                                                           connections, wet bars,
                                                                                                           ceiling fans, some
                                                                                                           with fireplaces,
                                                                                                           playground area. No
                                                                                                           concessions.
------------------------------------------------------------------------------------------------------------------------------------
 7    L'Auberge Pine Cliff  1985       96       N/A        1BR/1BA/Den      921      900-950     1.00      Swimming pool, hot tub,
      515 Autumn Crest                                       1BR/1BA      1,028      925-975     0.92      clubhouse, washer/
                                                             2BR/2BA      1,066    975-1,025     0.94      dryers in each storage,
                                                             2BR/2BA      1,154  1,160-1,210     1.03      deck, carports (included
                                                             2BR/2BA      1,204  1,195-1,245     1.01      in rent). No
                                                                                                           concessions.
------------------------------------------------------------------------------------------------------------------------------------
 8    TheOasis              1997      251       N/A          1BR/1BA      605-882        595-    0.96      Fireplace, icemaker,
      1495 Farnham Point                                                                 840               microwave, vaulted
                                                            2BR/1-2BA    950-1238   925-1060     0.90      ceiling, washer/dryer
                                                                                                           in unit, patio, garage,
                                                                                                           pool, spa, exercise room
===================================================================================================================================

====================================================================================================================================

                                                         COMPARABLE RENT SUMMARY

------------------------------------------------------------------------------------------------------------------------------------
                           YEAR    NO. OF  OCCUPANCY                 UNIT            EFFECTIVE                 AMENITIES/COMMENTS
NO.    NAME/LOCATION      BUILT    UNITS               UNIT TYPE     SIZE/SF
------------------------------------------------------------------------------------------------------------------------------------
                                                                               RENT/MO.     RENT/SF/MO.
------------------------------------------------------------------------------------------------------------------------------------
9    The Commons/Briar     1996      194       95%      1BR/1BA       701          790         1.13         Fireplace, microwave,
     2845 Firewood Point                                2BR/1BA       888          900         1.01         washer/dryer, clubhouse,
                                                        2BR/2BA      1052         1005         0.96         fitness center, garages,
                                                        2BR/2BA      1158         1020         0.88         pool, sauna, whirlpool.
                                                        3BR/2BA      1336         1125         0.84
------------------------------------------------------------------------------------------------------------------------------------
 10  The Arbors            1996      140       96%        1BR        900-         790-         0.91         Ceiling fans, fireplace,
     2192 Denton Grove                                                                                      icemaker, vaulted
                                                                                                            ceilings,
                                                                     1045          975                      washer/dryer, carports,
                                                                                                            fitness center, pool,
                                                                                                            tennis courts.
                                                          2BR        208-    1090-1175         0.88
                                                                     1318
---------------------------------------------------------------------------------------------------------------------------------
     SUBJECT PROPERTY      1984      140       96%      2BR/1BA       938          840         0.90         Swimming pool, jacuzzi,
     Autumn Heights                                     1BR/lBA     1,054          885         0.84         sauna, laundry room,
     Apts.                                              2BR/1.5BA   1,241          990         0.80         clubhouse, fireplaces,
     4035 Autumn                                        2BR/2BA     1,137          900         0.79         washer/dryer
     Heights Drive                                      2BR/2BA     1,249        1,000         0.80         connections, ceiling
                                                        2BR/2BA     1,291  1,050-1,070    0.81-0.83         fans, attached garages,
                                                                                                            security systems.
                                                                                                            Concessions: None
=================================================================================================================================

                                INCOME APPROACH
--------------------------------------------------------------------------------

                    In estimating the market value of the subject property, one method used by the appraisers was the Income Approach. The Income Approach to value is predicated on the assumption that there is a definite relationship between the amount of net income a property will earn and its value. Ultimately, the Income Approach seeks to estimate the present worth of an anticipated net income stream based on an analysis of its quality, quantity, and duration. In accordance with the principle of substitution, a prudent investor would pay no more to receive an income stream from a specified property than any other property producing an equally desirable income stream.

                    Typically, the first step in the Income Approach is to estimate the potential gross income according to market rent. Market rent means the "going rent" in the neighborhood based on past history and present conditions. Vacancies are then deducted to arrive at effective gross income. Estimated annual expenses are deducted from the effective gross income, resulting in an indication of net operating income before debt service. From the estimated net annual income, annual debt service, and deferred maintenance (if applicable), are subtracted to obtain annual cash flow to equity. This cash flow can be capitalized into an indication of equity value by direct capitalization utilizing an overall equity rate, or if debt does not exist, an overall capitalization rate. It may also be projected into the future over a selected but appropriate holding period, and discounted along with the anticipated equity reversion at the market discount rate and added in order to arrive at the net present equity value for the subject property. In either method, the present mortgage balance (if applicable) would be added to the equity value to obtain the total value of the property. The appraisers have utilized both methods in valuing the subject property on an all cash basis.

ESTIMATED GROSS
RENTAL INCOME       Income for the subject property is produced by rental income from the various rental units, as well as laundry income, pet deposits, forfeited security deposits, and miscellaneous income. Information provided by the on-site leasing agents indicated the subject's current rent schedule to be as follows:

                                               BASED ON "RESIDENT PAYS UTILITIES"
                    -------------------------------------------------------------------------------
                                                            Size      Rent/    Rent/      Monthly
                     Unit                Type      Units    (SF)       Mo.      SF         Total
                    -------------------------------------------------------------------------------
                     Conquistador       2BR/1BA       13     938       $840    $0.90       $10,920
                     Aspen              1BR/1BA       20    1,054       885     0.84        17,700
                     Vail              2BR/1.5BA      15    1,241       990     0.80        14,850
                     Loveland           2BR/2BA       28    1,137*      900     0.79        25,200
                     Breckenridge       2BR/2BA       38    1,249     1,000     0.80        38,000
                     Keystone (A)       2BR/2BA       22    1,291     1,050     0.81        23,100
                     Keystone (B)       2BR/2BA        4    1,291     1,070     0.83         4,280
                                                     ---   -----      -----    -----      --------
                                                     140   1,177       $958    $0.81      $134,050

                    * According to the most recent information received from the subject property, the actual square footage of this unit type is 1,139 square feet. However, in order to maintain consistency with the previous appraisals, the 1,137 square foot area has been maintained.

                    These rents have been compared to other apartment complexes in the area which are regarded as the most competitive and comparable to the subject property. For the purpose of this analysis, we have considered ten apartment complexes that were found to be the most comparable to the subject in the Colorado Springs area. They range in total size from 96 to 252 units, in average unit size from 724 to 1,039 square feet, and in occupancy from 94 to 99 percent. These comparable rentals are summarized on a preceding page along with an accompanying map.

                    Most of the comparables surveyed were located within the subject's immediate vicinity. Rent Comparables 1, 2, and 7 are the most comparable to the subject overall; specifically in terms of location, overall quality, physical condition, unit size, rental rates, and in amenities offered. These three comparables indicated an average quoted rental rate range from $0.90 to $0.99 per square foot per month. These properties each feature numerous units with mountain or ridge views which, in the Colorado Springs area, attracts a considerable premium in terms of rental rates. While the subject also has above-average mountain views, the property does not specifically have as good a view as these other properties. Consequently, we have focused on the lowest rental rates of the comparables' unit rent ranges which are those for no or limited views, while the upper end of the range is for units with spectacular views. Comparables 3, 4, 5 and 6 were considered to be slightly inferior to inferior when compared to the subject; however, they were analyzed as additional indications of market rents in the subject's area. Comparables 8, 9, and 10 are new projects, which are considered slightly superior to the subject, however they have been included, as they are competitive with the subject according to the on-site leasing agents.

INDIVIDUAL UNIT
RENT ANALYSES       CONQUISTADOR UNITS - 2BR/1BA (938 SF)

                    The subject property features 13 two-bedroom/one-bathroom unit floor plans, each comprised of a net rentable area of 938 square feet. A summary of the comparable properties' two-bedroom/one-bathroom units considered to be in direct competition with the subject's "Conquistador" unit is as follows:

                     PROPERTY NAME
                     (RENTAL NO.)                 SIZE (SF)      RENT/MO.    RENT/SF/MO.    COMPARABILITY
                    -------------------------------------------------------------------------------------
                     Cheyenne Crossing (4)         950           $  700         $0.74          Inferior
                     Mountain View (5)             800           $  695         $0.87          Inferior
                     Cobblestone Ridge (6)         840           $  650         $0.77          Inferior
                     The Oasis (8)                 950           $  925         $0.97          Superior
                     The Commons/Briar(9)         1052           $1,005         $0.96          Superior
                     Subject Property              938           $  840         $0.90          --------
                     (Conquistador Plan)

                    The subject's two-bedroom/one-bathroom units are presently quoted at a rental rate of $840 or $0.90 per square foot per month. This floor plan currently has only one vacant unit. Analysis of the contracted rental rates of the subject show that the majority of the recent leases are at the current asking rate. Therefore, we believe the market rent for this unit type is $840 or $.90/sf.

                    ASPEN UNITS - 1BR/1BA (1,054 SF)

                    The subject property features 20 one-bedroom/one-bathroom unit floor plans with a net rentable area of 1,054 square feet. The comparable properties with similar one-bedroom/ one-bathroom unit floor plans are as follows:

                     PROPERTY NAME
                     (RENTAL NO.)            SIZE SF)       RENT/MO.       RENT/SF/MO     COMPARABILITY
                    ------------------------------------------------------------------------------------
                     Broadmoor (1)             1,000          $875           $0.88           Comparable
                     Cheyenne Creek(2)           875          $835           $0.95           Comparable
                     Cheyenne Crest (3)          714          $645           $0.90            Inferior
                     Cheyenne Crossing (4)       740          $580           $0.78            Inferior
                     Mountain View (5)           680          $650           $0.96            Inferior
                     Pine Cliff (7)              921          $900           $0.97           Comparable
                     Pine Cliff (7)            1,028          $925           $0.90           Comparable
                     The Oasis (8)               882          $840           $0.95            Superior
                     The Commons/Briar(9)        888          $900           $1.01            Superior
                     The Arbors(10)            1,045          $975           $0.93            Superior
                     Subject Property          1,054          $885           $0.84              ---
                      (Aspen Plan)

                    Management is currently quoting a rental rate of $885 or $0.84 per square foot for the subject's one-bedroom/one-bathroom units. This unit type is presently fully occupied. Leases signed at the subject over the past six months have been primarily at the current asking rate. Based on the majority of recent leases, it is our opinion that market rent for these units is reasonable at $885 or $0.84 per square foot.

                    VAIL UNITS - 2BR/1.5BA (1,241 SF)

                    The subject contains 15 two-bedroom/one and one-half-bathroom unit floor plans, which feature a net rentable area of 1,241 square feet. No other two-bedroom/one and one-half-bathroom floor plans were noted within the market; thus, we compared this unit floor plan with those of comparably sized two-bedroom/two-bathroom units. A summary of these comparison units is as follows:

                     PROPERTY NAME
                     (RENTAL NO.)            SIZE (SF)      RENT/MO        RENT/SF/MO.    COMPARABILITY
                    ------------------------------------------------------------------------------------
                     Broadmoor (1)             1,100         $995             $0.90          Superior
                     Cheyenne Creek (2)        1,044         $955             $0.91         Comparable
                     Cheyenne Crest (3)          990         $740             $0.75          Inferior
                     Cheyenne Crossing (4)     1,000         $700             $0.70          Inferior
                     Mountain View (5)         1,000         $776             $0.78          Inferior
                     Cobblestone Ridge (6)     1,043         $745             $0.71          Inferior
                     Pine Cliff (7)            1,154        $1160             $1.00         Comparable
                     Pine Cliff (7)            1,204        $1195             $0.99         Comparable
                     The Oasis (8)             1,238        $1060             $0.86          Superior
                     The Commons/Briar (9)     1,158        $1020             $0.88          Superior
                     The Arbors(10)            1,208        $1090             $0.90          Superior
                     Subject Property          1,241         $990             $0.80            ---
                      (Vail Plan)

                    The quoted rental rate for the subject's two-bedroom/one and one-half bathroom units is presently $990 or $0.80 per square foot. In this unit type there are currently no vacancies. The subject's recent contracted rents for these units are typically around the asking rent of $990. Therefore, in our opinion, market rent for the subject's two-bedroom/one and one-half bathroom unit is reasonably estimated at $990 or $0.80 per square foot.


                    2BR/2BA FLOOR PLANS (1,137-1,291 SF)

                    The subject has three separate two-bedroom/two-bathroom floor plans, the smallest of which is the Loveland floor plans at 1,137 square feet of net rentable area. This is followed by the Breckenridge at 1,249 square feet and the Keystone at 1,291 square feet. A summary of the two-bedroom/two-bathroom and three-bedroom/two-bathroom units within the local market which were considered competitive to the subject is as follows:

                     PROPERTY NAME
                     (RENTAL NO.)                 SIZE (SF)      RENT/MO.       RENT/SF/MO.    COMPARABILITY
                    -----------------------------------------------------------------------------------------
                     Broadmoor (1)                   1,300          $1,195         $0.92         Superior
                     Cheyenne Creek (2)              1,044          $  955         $0.92        Comparable
                     Cheyenne Crest (3)                990          $  740         $0.75         Inferior
                     Cheyenne Crossing (4)           1,000          $  700         $0.70         Inferior
                     Mountain View (5)               1,000          $  765         $0.77         Inferior
                     Cobblestone Ridge (6)           1,043          $  745         $0.71         Inferior
                     Cobblestone Ridge (6)          *1,235          $  860         $0.70         Inferior
                     Pine Cliff (7)                  1,154          $1,160         $1.00        Comparable
                     Pine Cliff (7)                  1,204          $1,195         $0.99        Comparable
                     The Oasis (8)                   1,238          $1,060         $0.86         Superior
                     The Commons/Briar(9)            1,158          $1,020         $0.88         Superior
                     The Arbors (10)             1208-1318       $1,090-1175       $0.90         Superior
                     Subject Property
                      (Loveland Plan)                1,137          $  900         $0.79           ---
                      (Breckenridge Plan)            1,249          $1,000         $0.80           ---
                      (Keystone Plan)                1,291       $1,050-1,070   $0.81-0.83         ---

                    * 3BR/2BA units

                    The only comparable properties having two-bedroom/two-bathroom units with a size at or near the subject two-bedroom/two-bathroom units are Rents 1, 7 and 10. Rent #6 has three-bedroom/two-bathroom units with similar size.

                    The subject's smaller two-bedroom/two-bathroom unit, the Loveland floor plan, are quoted at $900 or $0.79 per square foot and there is only one vacant unit. The most recent contract rents are primarily at $900. We believe the quoted rent is reasonable and have estimated a current market rental rate of $900 or $0.79 per square foot for the subject's 1,137-square-foot two-bedroom/two-bathroom unit.

                    The Breckenridge units are quoted at $1,000 per unit with a net rentable area of 1,249 square feet. There is one vacant unit and the majority of recent leases are at $1,000. Attributing emphasis to the rents signed for these units, we believe market rent for the subject's 1,249-square-foot two-bedroom/two-bathroom unit is reasonably estimated at $1,000 or $0.80 per square foot.

                    The subject's largest unit, the Keystone floor plan, is quoted from $1,050 to $1,070 presently, with the difference attributed to four of the units having a superior view compared to the other 22 units. While this difference is acknowledged, the contracted rental rates generally do not differ. The majority of recent leases were contracted at $1,050 with some as high as $1,075. In our opinion, based on the leases signed at the subject in recent months, and considering the market, we have accepted the subject quoted units as $1,050 and $1,070.

                    Based on the preceding rental analysis of the subject units, the current market rental rate estimates for the subject units are summarized as follows:

                                                   BASED ON "RESIDENT PAYS UTILITIES"
                    -------------------------------------------------------------------------------------------
                                                       Total     Size      Total     Rent/     Rent/      Mo.
                     Plan               Unit Type      Units     (SF)      (SF)      Month     SF/Mo.    Total
                    -------------------------------------------------------------------------------------------
                     Conquistador        2BR/1BA        13         938     12,194     $840     $0.90      $10,920
                     Aspen               1BR/1BA        20       1,054     21,080      885      0.84       17,700
                     Vail               2BR/1.5BA       15       1,241     18,615      990      0.80       14,850
                     Loveland            2BR/2BA        28       1,137     31,836      900      0.79       25,200
                     Breckenridge        2BR/2BA        38       1,249     47,462    1,000      0.80       38,000
                     Keystone            2BR/2BA        26       1 291     33,566    1 060      0.82       27,560
                                                       ---       -----     ------    -----     -----     --------
                                                       140       1,177     164,753     959     $0.82     $134,230

                    Gross Annual Rental Income: $134,050 x 12 months =
                    $1,608,600.

                    During our projection period, estimated gross rental income was increased at a rate of 2 percent in the first year to reflect stabilized gross potential rent in the Direct Capitalization Analysis and in the first fiscal year of the Cash Flow Analysis to $1,642,975. This was grown at a rate of 4 percent in each year thereafter.

OTHER INCOME        In addition to rental income from apartments, other income is generated by laundry and vending machines, forfeited security deposits, pet deposits, late charges, and application fees. Actual figures for 1992 through 1996 show a total for Other Income of $19,336, $20,029, $33,560,
                    $57,108, and $55,970 in each respective year. These compute to respective rentable square footage amounts of $0.12, $0.12, $0.20, $0.35, and $0.33 for each year. The substantial increase between 1994 and 1995 is believed to be a result of added furniture income. The figure for 12 months ending November 30, 1997 is $77,535 or $0.47 per square foot. Based on our experience with similar type properties and the actual performance of the subject property, it is our opinion that other income in the amount of $0.42 per square foot, before vacancy, is typical for a project such as the subject. This equates to a total "Other Income" of $70,000 in the first year of our cash flow as well as in the direct capitalization method. During our projection period, "Other Income" was increased at a rate of 4 percent, or our estimate of long-term growth, throughout the holding period.

                                                AUTUMN HEIGHTS APARTMENTS
                                                   HISTORICAL EXPENSES
-------------------------------------------------------------------------------------------------------------------
    EXPENSE                      ACTUAL 1991            ACTUAL 1992           ACTUAL 1993          ACTUAL 1994
    CATEGORY                  PER SF   PER UNIT      PER SF   PER UNIT     PER SF   PER UNIT    PER SF   PER UNIT
-------------------------------------------------------------------------------------------------------------------
Real Estate Taxes             $0.29        $341      $0.30        $353      $0.30       $356    $0.33          $386
Insurance                      0.05          59       0.04          47       0.04         51     0.06            65
Personnel                      0.40         471       0.38         447       0.41        484     0.47           556
Utilities                      0.30         353       0.33         388       0.29        345     0.32           380
Repair & Maintenance           0.27         318       0.27         318       0.25        290     0.36           420
Contract Services              0.15         177       0.12         141       0.13        157     0.16           186
General & Administration       0.21         247       0.21         247       0.22        256     0.27           318
Management                     0.33         388       0.35         412       0.38        448     0.42           490
-------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES            $2.00      $2,354      $2.00      $2,354      $2.03     $2,387    $2.38        $2,800
-------------------------------------------------------------------------------------------------------------------


                                      AUTUMN HEIGHTS APARTMENTS
                                         HISTORICAL EXPENSES
--------------------------------------------------------------------------------------------
    EXPENSE                      ACTUAL 1995               1996                  1997
    CATEGORY                  PER SF   PER UNIT      PER SF   PER UNIT     PER SF   PER UNIT
--------------------------------------------------------------------------------------------
Real Estate Taxes              $0.33       $386       $0.23       $270      $0.20       $234
Insurance                       0.08         90        0.08         95       0.07         78
Personnel                       0.50        590        0.50        590       0.54        635
Utilities                       0.35        417        0.36        428       0.39        454
Repair & Maintenance            0.38        451        0.31        371       0.49        578
Contract Services               0.18        213        0.21        248       0.23        274
General & Administrative        0.44        516        0.41        487       0.47        554
Management                      0.45        529        0.47        558       0.45        531
--------------------------------------------------------------------------------------------
    TOTAL EXPENSES             $2.71     $3,191       $2.57     $3,046      $2.84     $3,338
--------------------------------------------------------------------------------------------

                    From this we have arrived at our first fiscal year estimate of scheduled gross income as if 100 percent occupied:

                              Gross Rental Income           $1,642,975
                              Other Income ($0.42/SF)           70,000
                                                             ---------

                              Total Potential Gross Income  $1,712,975

VACANCY AND
COLLECTION LOSS     Normally, in a stable market, vacancy and collection loss
                    for an apartment complex will be in the 3 to 8 percent range. Typically, from 1 to 2 percent of an apartment project's units are non-revenue-generating employee and model units. In addition to revenue losses attributable to physical vacancy, rent-free employee units, and non-revenue-generating model units, a deduction is made for a variance in contract rents versus market rents. Further, losses attributable to tenant turnover, unit "made-ready" time, unit re-leasing and actual collections losses must be factored into total vacancy and collection losses. As previously indicated in our Apartment Market Overview section, the Colorado Springs area overall vacancy was most recently reported at 5.5 percent. The subject has a physical occupancy of 95.7 percent. When the most current income and expense statement is compared to our estimate of market rent at the subject property, an economic occupancy of 88.3 percent is indicated for the subject property. Due to the large number of units, which have either recently come on the market or under construction, we estimate vacancy to increase for the next couple years while these new units are absorbed. Therefore, we have estimated a 15 percent economic vacancy in the first fiscal year of the cash flow and 10 percent in the second year. Given the market and the subject's history, we believe a stabilized economic occupancy of 95 percent to be reasonable for the subject.
                    Therefore, this figure has been utilized for the remainder of the projection period. Assuming that there are no significant changes affecting the market after the first two years of the cash flow, i.e., significant levels of additional construction, increased permit activity, etc., we project that the subject should be capable of maintaining a stabilized economic occupancy level of 95 percent.

EXPENSE ANALYSIS    The various expenses necessary in the operation of
                    the subject have been estimated including fixed expenses, operating expenses, and reserves for replacement. Reserves for replacement are estimated based on age, condition, and construction quality. It is emphasized that all income and expenses are based on the assumption of competent and prudent management. The facing table summarizes the actual expenses for the subject property from 1991 to 1997.

                    REAL ESTATE TAXES - According to the El Paso County Appraisal District, the subject property's tax assessor parcel number is 65064-01-014. The subject is located within El Paso County, City of Colorado Springs, and the Cheyenne Mountain School District 12 taxing jurisdictions. The subject property 1996 assessment is $423,720, which is 10.7 percent of the appraised value of $3,971,075. The 1997 property taxes according to the subject operating statement were $32,767. Assuming a 4 percent increase in the tax rate from the previous year, the total taxes due in the first year of the cash flow are estimated at $34,078.

                    INSURANCE - This category includes fire and extended coverage. Insurance costs can vary from one property to another depending upon the type and whether a blanket policy is used. Often times a property owner will insure multiple properties on one policy in an effort to reduce the cost of insurance per project. Our expense estimate is based upon typical costs for an individually insured apartment projects in the area. The subject's actual insurance costs were $0.04 per square foot in 1992, $0.04 per square foot in 1993, $0.06 per square foot in 1994, and $0.08 per square foot in 1995 and 1996. For the 12 months ending November 30, 1997 the insurance expense was $10,972 or $0.07 per square foot. Insurance expenses on similar projects typically range from $0.06 to $0.08 per square foot. We have estimated an expense of $0.09 per square foot or $15,421. This was grown in each year of the analysis at 4 percent.

                    PERSONNEL/SALARIES - This category consists of salaries paid to on-site personnel such as manager, assistant manager, leasing agents, and maintenance personnel. Group insurance and payroll taxes are also incorporated in this figure. This category is not to be confused with another discussed category of Management. The subject expenses historically have ranged from $0.38 to $0.54 per square foot. The 1997 expenses for this category are $88,911 or $0.54 per square foot. Based on this data, we have estimated the personnel expense at $0.53 per square foot or $87,385. This expense was grown at 4 percent in each year of our cash flow analysis.

                    UTILITIES - The subject is an "individually metered" complex with the tenant paying for most of the utility usage. Thus the owner's share includes electricity for common area lighting, laundry equipment, heating and air conditioning for the clubhouse and vacant models, water (including the pool), sewer, and gas. The subject's utility expenses ranged from $0.29 to $0.36 per square foot between 1991 and 1996. The utility expense for the 12-month period ending November 1997 was $63,624 or $0.39 per square foot. Based on the aforementioned factors, the subject's present utility expense has been estimated at $0.38 per square foot or $63,397. This expense was grown at 4 percent annually.

                    REPAIRS AND MAINTENANCE - This category consists of the normal expenses to keep the property in good repair and includes maintenance and repairs in the following general categories: plumbing, HVAC, electrical, building, appliances, drapery and carpet, painting and wallpaper, janitorial, and decorating costs. The subject's repairs and maintenance expense ranged from $0.25 to $0.38 per square foot from 1991 to 1996. The 1997 repair and maintenance expense was $80,969 or $0.49 per square foot. The subject's repairs and maintenance expense has been estimated at $0.37 per square foot or $61,684 and it was increased at 4 percent each year thereafter. It's believed that the 1997 repair and maintenance expense included some capital expenditures and some salary items.

                    CONTRACT SERVICES - This category includes pest control, landscaping services, pool maintenance, and other contract labor. The subject's expense ranged from $0.12 to $0.21 per square foot from 1991 to 1996. Expenses for the 12-month period ending November 30, 1997 were $38,387 or $0.23 per square foot.

                    Considering the subject's historical trends, contract service expense has been estimated at $0.22 per square foot, or $35,982. This expense was inflated at 4 percent annually throughout the cash flow analysis.

                    GENERAL AND ADMINISTRATIVE - This expense category includes legal, advertising and promotion, dues, fees, printing, auto, postage, accounting/audit, permits, travel, credit reports, office equipment, telephone, answering service, pagers, miscellaneous employee expenses, and other administrative expenses. Historically, the subject property's expenses have been within a range from $0.21 to $0.44 per square foot. The 1997 expense for this category was $77,563 or $0.47 percent square foot. Considering the subject's history, we have estimated this category at $0.45 per square foot or $73,678. This expense was inflated at 4 percent annually.

                    MANAGEMENT FEE - This expense category covers compensation to a management company for time and personnel to manage the subject property. This expense typically ranges from 3 to 5 percent. The subject property's current management expense is nearly 5 percent of effective gross income, which has resulted in annual expenses from $0.33 to $0.47 per square foot between 1991 and 1996. The 1997 management expense is $74,439 or $0.47 per square foot. Based on the subject's historical expenses, and as these are supported by market indications, we are of the opinion that a management fee of
                    5.0 percent of effective gross income is reasonable for the subject property.

                    RESERVES FOR REPLACEMENT - This expense is needed for replacement of short-lived items such as kitchen appliances, heating units, and air-conditioners as well a exterior painting, etc. In estimating a reserve for the subject, we have given consideration to the age of the subject and the subject's construction components, which include a wood and stucco exterior. To keep the subject in good repair and maintain a strong position within its competitive area, we have calculated reserves for replacement at $300 per unit, which equates to $42,500 in the first year. This expense was grown at 4 percent in each year of our analysis.

                    In this appraisal, which attempts to accurately reflect current trends, methods, and criteria, reserves for replacements have been deducted from effective gross income as an operating expense to arrive at net operating income.

EXPENSE SUMMARY     First year expenses (excluding reserves) have been estimated at $486,425 or $2.95 per square foot. Over twenty (20) apartment projects were analyzed as to expenses and they ranged from $2.02 to $4.18 per square foot excluding reserves. The mean average was $3.01 per square foot, while the medium average was $2.84 per square foot. The first year estimate for the subject is well within the range indicated by the comparables and it is well supported by the subject's historicals.

DISCOUNTED CASH
FLOW ANALYSIS       The most realistic method for estimating value via the
                    Income Approach is through the use of Discounted Cash Flow
                    Analysis. The Market Value of a real estate investment under the Discounted Cash Flow Method is defined as the discounted sum of all net cash inflows plus the property's discounted reversionary value. Primarily, any given property is only worth the value of the income derived from it.

                    The general methodology of Discounted Cash Flow involves the following steps: 1)increasing each year's cash flows by an appropriate appreciation factor; 2) discounting each year's net cash flow by an appropriate discount rate; 3) deriving the property's reversionary value in the final year and discounting it to the present; and 4) the summation of all cash flows, including final year reversion, into an estimate of value.

                    According to the Third Quarter 1997 real estate investor survey compiled by Peter F. Korpacz & Associates, Inc. the apartment market is being flooded with capital, primarily from REIT's, rendering it almost impossible for large institutional investors to land deals. In addition, brokers have fewer properties to market either because long-term holders are buying product before it is ever offered on the market place or because owners are not willing to sell. The main factor is investors are watching to determine if investment locations are the pace of job growth. The slower pace of job growth in many markets, coupled with continued increases in multi-family and single family permits as well as attractive interest rates could combine to negatively effect the apartment market. As such, some investors are increasing overall vacancy allowance in their acquisition analyses and backing off on revenue growth assumptions. However, apartment investment continues to be attractive for pension funds and REIT's and we anticipate investors will continue to find the apartment market a desirable investment.

DISCOUNT RATE       Over the past several years, the internal rate of return
                    (IRR) has gained greater usefulness and market acceptance as an investment measure. IRR is the yield on an investment based on an initial cash investment, annual cash flows to the property, as well as resale proceeds. IRR allows for return on investment as well as recapture of the original investment when factoring in the reversion. To simulate this process, we have relied upon several investor surveys, which detail reasonable yields or IRR requirements of purchasers.
                    We have used this rate as a discount rate that, when applied to projected cash flows and net resale proceeds (reversion), results in the present value of the property.

                    According to the Third Quarter 1997 investor survey compiled by Peter F. Korpacz & Associates, Inc., investors for apartment properties indicated a return requirement ranging from 10.0 to 12.5 percent with an average of 11.16 percent. This IRR depends on the conservative or aggressive nature of rental and expense growth assumptions, as well as location and other factors. Corporate "Baa" bonds are typically viewed as an alternative investment. Real estate is considered riskier due to illiquidity, competition, burden of management, and market conditions; therefore, approximately 150 basis points or more could be added to this percentage rate in a normal market. Based on the previous data and considering the amount of new construction in the market and the lease-up time required we believe a 12 percent discount rate is reasonable based on an all cash sale and alternative investments. While this is 84 basis points higher than the indicated average by the previously mentioned survey, we believe it reflects the added risk in the market.

CAPITALIZATION
RATE The subject property's reversionary value is derived by capitalizing the eleventh year's net operating income. As mortgage rates have fluctuated over the past several years, it has become difficult to apply a band of investment method to establish a capitalization rate because capitalization rates do not react dramatically to ups and downs of mortgage interest rates. Additionally, the mercurial nature of the recent market creates a large variance of returns that depends on property potential. According to the previously referenced survey, apartment investors have a general criteria of an 8.0 to 10.25 percent terminal capitalization rate with an average of 9.29 percent. The comparables utilized in the Sales Comparison Approach reflected a range of "going-in" capitalization rates from 8.7 to 10.8 percent. Due to the subject's superior qualities, a rate at the lower end of the range appears reasonable for the subject. Consequently, we have selected a going-in capitalization rate of 9.5 percent for the subject. "Going-out" or terminal capitalization rates are generally 50 to 100 basis points higher than "going-in" rates. Based upon hypothetical resale at the end of the holding period, it will be over 20 years old and competing with newer projects with state-of-the-arts efficiency and market amenities. With this in mind, we have utilized a terminal capitalization rate of 10.5 percent. The resulting value indicates a first year capitalization rate of 8.29 percent for the subject and is a reflection of the first year's 15 percent vacancy.

CASH FLOW
ASSUMPTIONS         Rents were based on a current average rental rate of
                    approximately $0.81 per square foot per month. During the projection period, rents were increased at a rate of 2 percent in the first year of our analysis and 4 percent annually thereafter. As previously discussed in the "Apartment Market Analysis" section of this report, the subject area's average rental rates have been increasing at a steady rate and rental rates for Class A properties have shown the strongest increases. The subject's physical occupancy is 95.7 percent and the economic vacancy is 88.3 percent. Due to the influx of new units in the subject's market we expect vacancy to increase over the next two years until the new product is absorbed. Therefore, the vacancy for the first year of the cash flow is estimated at 15 percent. The vacancy for the second year is estimated at 10 percent. It is our opinion that the subject should be capable of maintaining a 5 percent (stabilized) vacancy rate throughout the remainder of our cash flow analysis.

                    The property has been appraised based on a "resident pays utilities" status.

                    Expenses (with the exception of management) have been increased at an average growth rate of 4 percent annually over the 11-year projection period. Management expenses are based on a percentage of effective gross income and increase with occupancy and rental increases.

                    A discount rate of 12.0 percent was utilized.

                    A terminal capitalization rate of 10.5 percent was considered reasonable.

                    A sales cost of 4 percent of the reversionary value was estimated.

                    Deferred maintenance totaling $487,200 was estimated based upon information for scheduled repairs provided by the owner.

                    A cash flow analysis for the subject is presented on the following page. The

===============================================================================================================================
                                                       SKYLINE VILLAGE APARTMENTS
Fiscal Year Ending 11/30--                               1998         1999         2000         2001         2002         2003
-------------------------------------------------------------------------------------------------------------------------------
Income:
Apt. Rents                                         $1,642,975   $1,708,694   $1,777,042   $1,848,124   $1,922,049   $1,998,931
Rent/SF/Mo.                                             0.831        0.864        0.899        0.935        0.972        1.011
Other Income/Yr.                                       70,000       72,800       75,712       78,740       81,890       85,166
                                                  ----------------------------------------------------------------------------
Gross Income                                       $1,712,975   $1,781,494   $1,852,754   $1,926,864   $2,003,939   $2,084,096

% Vacancy                                              15.00%       10.00%        5.00%        5.00%        5.00%        5.00%
Vacancy Allowance                                     256,946      178,149       92,638       96,343      100,197      104,205
                                                  -----------   ----------   ----------   ----------   ----------   ----------
Eff. Gross Income                                   1,456,029    1,603,345    1,760,116    1,830,521    1,903,742    1,979,891

                             ----------------
Expenses:                      ????    ????
                             ----------------
Real Estate Taxes               243   $0.21            34,078       35,441       36,859       38,333       39,866       41,461
Insurance                       110   $0.09            15,421       16,038       16,679       17,346       18,040       18,762
Personnel/Salaries              624   $0.53            87,385       90,880       94,516       98,296      102,228      106,317
Utilities                       453   $0.38            63,397       65,933       68,570       71,313       74,165       77,132
Repairs and Maintenance         441   $0.37            61,684       64,151       66,717       69,386       72,161       75,047
Contract Services               257   $0.22            35,982       37,421       38,918       40,475       42,094       43,778
General & Administrative        526   $0.45            73,678       76,625       79,690       82,877       86,192       89,640
Management                     5.00%  $0.44            72,801       80,167       88,006       91,526       95,187       98,995
Reserves                        300   $0.25            42,000       43,680       45,427       47,244       49,134       51,099
                             ----------------     -----------   ----------   ----------   ----------   ----------   ----------
Total Expenses                                        486,425      510,336      535,381      556,797      579,069      602,231
Per SF Per Yr.                                           2.95         3.10         3.25         3.38         3.51         3.66
                                                  -----------   ----------   ----------   ----------   ----------   ----------
Net Operating Income                                  969,604    1,093,009    1,224,735    1,273,724    1,324,673    1,377,660
NOI/SF                                                   5.89         6.63         7.43         7.73         8.04         8.36
===============================================================================================================================

Capital Items:
Deferred maintenance                                  487,200            0            0            0            0            0
                                                  -----------   ----------   ----------   ----------   ----------   ----------
Cash Flow                                             482,404    1,093,009    1,224,735    1,273,724    1,324,673    1,377,660

Present Value Factor                  12.00%          0.89286      0.79719      0.71178      0.63552      0.56743      0.50663
                                                  -----------   ----------   ----------   ----------   ----------   ----------

Present Value of Cash Flow                            430,717      871,340      871,742      809,475      751,655      697,965

NOI in 11th Year                                    1,676,134
Ro at Reversion                                        10.50%
                                                  -----------

Indicated Reversion                                15,963,182
Less: Sales Costs                      4.00%         (638,527)
                                                  -----------

Reversion in 11th Yr                               15,324,655


===================================================================================================================================

Fiscal Year Ending ?????                                             2004         2005         2006         2007         2008
-----------------------------------------------------------------------------------------------------------------------------------
Income:
Apt. Rents                                                            2,078,888    2,162,043    2,248,525    2,338,466    2,432,005
Rent/SF/Mo.                                                               1.052        1.094        1.137        1.183        1.230
Other Income/Yr.                                                         88,572       92,115       95,800       99,632      103,617
                                                                    ---------------------------------------------------------------
Gross Income                                                          2,167,460    2,254,159    2,344,325    2,438,098    2,535,622

% Vacancy                                                                 5.00%        5.00%        5.00%        5.00%        5.00%
Vacancy Allowance                                                       108,373      112,708      117,216      121,905      126,781
                                                                    -----------   ----------   ----------   ----------   ----------
Effective Gross Income                                                2,059,087    2,141,451    2,227,109    2,316,193    2,408,841


Expenses:

Real Estate Taxes                                                        43,120       44,844       46,638       48,504       50,444
Insurance                                                                19,512       20,293       21,105       21,949       22,827
Personnel/Salaries                                                      110,570      114,993      119,592      124,376      129,351
Utilities                                                                80,217       83,426       86,763       90,234       93,843
Repairs and Maintenance                                                  78,049       81,171       84,418       87,795       91,307
Contract Services                                                        45,529       47,350       49,244       51,214       53,262
General Administrative                                                   93,226       96,955      100,833      104,866      109,061
Management                                                              102,954      107,073      111,355      115,810      120,442
Reserves                                                                 53,143       55,269       57,480       59,779       62,170
                                                                    -----------   ----------   ----------   ----------   ----------
Total Expenses                                                          626,321      651,373      677,428      704,525      732,707
Per SF Per Yr.                                                             3.80         3.95         4.11         4.28         4.45
                                                                    -----------   ----------   ----------   ----------   ----------
Net Operating Income                                                  1,432,766    1,490,077    1,549,680    1,611,667    1,676,134
NOI/SF                                                                     8.70         9.04         9.41         9.78        10.17
===================================================================================================================================

Capital Items:
Deferred Maintenance                                                          0            0            0            0            0
                                                                    -----------   ----------   ----------   ----------   ----------
Cash Flow                                                             1,432,766    1,490,077    1,549,680    1,611,667    1,676,134
Present Value Factor                                                    0.45235      0.40388      0.36061      0.32197
                                                                    -----------   ----------   ----------   ----------
Present Value of Cash Flow                                              648,111      601,817      558,830      518,914

NOI in 11th Year               Present Value of Income Stream         6,760,567
Ro at Reversion                Present Value of Reversion             4,934,129
                                                                    -----------

                               -------------------------------------------------
Indicated Reversion            Cumulative Present Value              11,694,695
Less: Sales Costs              Indicated Value/SF                         70.98
                               Indicated Value/Unit                      83,534
Reversion in 11th Yr           GIM at Indicated Value                      7.12
                               Ro at Indicated Value                       8.29%
                               -------------------------------------------------
==================================================================================================================

 ============================================================================

                               CASH FLOW SUMMARY
      -------------------------------------------------------------------
          Fiscal Year         Annual        12.00%           PV of

          Ending 11/30      Cash Flows    NPV Factor       Cash Flows
      -------------------------------------------------------------------
            1998           $482,404        0.892857         $430,717

            1999         $1,093,009        0.797194          871,340

            2000         $1,224,735        0.711780          871,742

            2001         $1,273,724        0.635518          809,475

            2002         $1,324,673        0.567427          751,655

            2003         $1,377,660        0.506631          697,965

            2004         $1,432,766        0.452349          648,111

            2005         $1,490,077        0.403883          601,817

            2006         $1,549,680        0.360610          558,830

            2007         $1,611,667        0.321973          518,914
                                                             -------

      Total                                               $6,760,567

      Projected NOI in 11th Year                          $1,676,134

      Going-out Capitalization Rate                            10.50%
                                                               -----
      Estimated Value of Property at

      End of 10th Year                                   $15,963,182

      Less Sales Cost @                        4.00%        (638,527)
                                                            --------
      Value of Reversion at End of 10th Year             $15,324,655

      Discount Factor                         12.00%        0.321973
                                                            --------
      Present Value of the Reversion                      $4,934,129

      Sum of Present Values of Cash Flow                   6,760,567
                                                           ---------
      Market Value as of November 30, 1997               $11,694,695

                                         Rounded         $11,690,000

 ============================================================================

==============================================================================
                              DIRECT CAPITALIZATION

Gross Potential Rent                                        $1,642,975
Other Income                                                    70,000
                                                           -----------
Gross Income                                                $1,712,975
Stabilized Vacancy              5.00%                          (85,649)
                                                           -----------
Effective Gross Income                                      $1,627,326

Expenses:
Real Estate Taxes                            $34,078
Insurance                                     15,421
Personnel/Salaries                            87,385
Utilities                                     63,397
Repair & Maintenance                          61,684
Contract Services                             35,982
General & Administrative                      73,678
Management                                    81,366
Reserves                                      42,000

Total Expenses                                               ($494,990)
                                                           -----------
Net Operating Income                                        $1,132,336

Capitalization Rate                                               9.50%
                                                           -----------
Stabilized Market Value                                    $11,919,328

LESS:
 Deferred Maintenance                                         (487,200)
 Rental Loss                                                  (232,316)
                                                           -----------
Fee Simple Market Value                                    $11,199,812

                                     Rounded               $11,200,000

==============================================================================
                         estimated leased fee market value for the subject on an "as is" basis via discounted cash flow method is $11,690,000.

                                            DIRECT CAPITALIZATION

                         Direct capitalization is a method used to convert a single year's income estimate into a value indication. In direct capitalization a rate of return for the investor and recapture of the capital invested is implicit in the overall capitalization rate.

                         The overall capitalization rate chosen in the cash flow discussion was considered reasonable of the behavior of buyers and sellers in the local marketplace when considering the subject's investment quality. If the property being appraised has an economic vacancy less than the projected stabilized vacancy, the difference must be discounted to the present and deducted from the stabilized value indication. Also, any deferred maintenance must be deducted from this indication.

                         The subject has a projected first year economic vacancy factor of 15 percent according to the Discounted Cash Flow analysis. The stabilized vacancy factor is 5 percent. Therefore, a rent loss must be calculated. The projected NOI at 15 percent vacancy is subtracted from the stabilized NOI at the 5 percent vacancy factor. Additionally the second year NOI at 10 percent vacancy is subtracted from the stabilized NOI at 5 percent vacancy. The differences are then discounted at 7 percent to Net present value and subtracted from the stabilized market value. In addition, the estimated deferred maintenance of $487,200 was deducted, and the resulting direct capitalization value indication for the subject on an "as is" basis is $11,200,000. The direct capitalization calculations are shown on the facing page.

INCOME APPROACH
CONCLUSION               DCF Method..................................$11,690,000
                         Direct Capitalization Method................$11,200,000

                         The two methods of comparison are supportive of each other; however, greatest weight in our value conclusion was given to the discounted cash flow analysis. We are of the opinion that the "as is" leased fee market value of the subject property, as of November 30, 1997 is $11,600,000.

                                RECONCILIATION
--------------------------------------------------------------------------------
                         Indications of value provided through the appraisal process are summarized as follows and are predicated on an "as is," all cash, basis.

                                   Sales Comparison Approach     $11,400,000
                                   Income Approach               $11,600,000

                         The Sales Comparison Approach utilized the most recent sales of comparable apartment properties in Colorado Springs. The weakness of the Sales Comparison Approach is that no two properties are exactly alike and exact conditions of a sale are often unknown. The strength of this approach is that it indicates that market activity based on the willing buyer/willing seller concept. Sales activity has been strong over the past twelve months. We were able to identify six sales occurring from 11/96 to 11/97. Therefore, we feel there is sufficient data that the sales comparison approach provides a reliable indication of market value.

                         The Income Approach attempts to measure investment qualities of the property. Based on actual rental rates in the immediate area of the subject, actual expenses, and investor returns within the market, we have estimated value. Actual data on the property, as well as comparable data was considered to lend adequate support. Because the Income Approach deals directly with income streams, we feel it is a very good indication of current market conditions. It tends to reflect a value, which an investor of a property would anticipate. Accordingly, we feel the income approach provides a reliable indication of the market value of the subject.

                         Therefore, relying on the value of the subject supported by both the Sales Comparison and Income Approaches, the value it is our opinion that the "as is" leased fee market value of the subject property, on an all cash basis, as of November 30, 1997 is

                              ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                              ($11,500,000)

                         In addition, we have contemplated the possible conversion of the existing apartments units to individual condominium interests. To date, the condominium market in the Colorado Springs area has yet to maximize returns on conversion. Likewise, the maximum return on condominium sales is generally realized on new units in contrast to the resale of previously occupied condominium units. The subject property is currently being operated as a rental apartment project with an occupancy of 95.7 percent. Although condominiums provide a lifestyle free from exterior maintenance, the single-family detached residence remains the residence of choice in El Paso County.

                         At the present time there is an ample supply of single-family residences in Colorado Springs at reasonably low prices. The condominium market in the Colorado Springs area is not presently providing an adequate return, which would justify the risk of conversion. It is our opinion that the subject property should be maintained as an apartment rental complex at this time.

                             L' AUBERGE BROADMOOR
--------------------------------------------------------------------------------


                             [PHOTO APPEARS HERE]

                               RENT COMPARABLE 1


PROPERTY IDENTIFICATION
Job Number:                        97-072
Name of Project:                   L' Auberge Broadmoor
Street Address:                    5 Watch Hill Drive
City/State:                        Colorado Springs, Colorado

PROPERTY DESCRIPTION
Year Built/Renovated:              1987
Number of Stories:                 2
Number of Units:                   108
Net Rentable Area (SF):            110,060
Average Unit Size (SF):            1,019
Parking Surface:                   Asphalt-paved
Parking Spaces:                    Adequate
Type of Construction:              Brick veneer and frame
Unit Mix:

                                      TOTAL      UNIT      SIZE     MONTHLY    MONTHLY
                                      UNITS      TYPE      (SF)      RENT      RENT/SF
                                   ------------------------------------------------------
                                       25       lBR/2BA    1,000     $  875    $ 0.88
                                       55       2BR/2BA    1,100        995      0.90
                                       28       2BR/2BA    1,300      1,195      0.92

Unit Amenities:                    Dishwashers, garbage disposals,
                                   washer/dryers, miniblinds, patio/balconies, ceiling fans, fireplaces, alarm, A/C, vaulted ceilings

Project Amenities:                 Swimming pool, fitness center, clubhouse, hot
                                   tub, some with attached garages

Concessions:                       None indicated

ECONOMIC DATA
Percent Occupied:                  94%
Avg. Monthly Rent/SF of NRA:       $0.90
Electricity Paid By:               Tenant
Length of Lease:                   6-12 months
Security Deposit:                  $225 ($30 application fee, $400 pet deposit)

Confirmed With:                    Management on-site and Apartment Appraisers
                                   and Consultants
Date Confirmed:                    12/14/97

                           L' AUBERGE CHEYENNE CREEK
--------------------------------------------------------------------------------


                             [PHOTOS APPEARS HERE]

                               RENT COMPARABLE 2


PROPERTY IDENTIFICATION
Job Number                         97-072
Name of Project:                   L' Auberge Cheyenne Creek
Street Address:                    115 West Cheyenne Road (north of Lake Avenue
                                   off Nevada Avenue)
City/State:                        Colorado Springs, Colorado

PROPERTY DESCRIPTION
Year Built/Renovated:              1987
Number of Stories:                 3-4
Number of Units:                   107
Net Rentable Area (SF):            108,300
Average Unit Size (SF):            992
Parking Surface:                   Concrete-paved
Parking Spaces:                    Adequate
Type of Construction:              Masonry veneer and wood frame
Unit Mix:

                                      TOTAL      UNIT        SIZE      MONTHLY    MONTHLY
                                      UNITS      TYPE        (SF)       RENT      RENT/SF
                                   ---------------------------------------------------------
                                       33     1BR/1BA/Den      875    $835-$855    $0.97
                                       74       2BR/2BA      1,044    $955-$975    $0.92

Unit Amenities:                    Dishwashers, garbage disposals, washer/dryer
                                   in each unit, mini-blinds, patio/balconies, ceiling fans, fireplaces

Project Amenities:                 Swimming pool, jacuzzi, clubhouse, covered
                                   parking.

Concessions:                       None

ECONOMIC DATA
Percent Occupied:                  N/A
Avg. Monthly Rent/SF of NRA:       $0.94
Electricity Paid By:               Tenant
Length of Lease:                   6-12 month
Security Deposit:                  None
                                   $20 more for top floor units

Confirmed With:                    Apartment Appraisers and Consultants
Date Confirmed:                    12/14/97

                                CHEYENNE CREST
--------------------------------------------------------------------------------


                             [PHOTOS APPEARS HERE]

                               RENT COMPARABLE 3


PROPERTY IDENTIFICATION
Job Number:                        97-072
Name of Project:                   Cheyenne Crest
Street Address:                    4008 Westmeadow Drive
City/State:                        Colorado Springs, Colorado

PROPERTY DESCRIPTION
Year Built/Renovated:              1985
Number of Stories:                 2
Number of Units:                   208
Net Rentable Area (SF):            165,524
Average Unit Size (SF):            796
Parking Surface:                   Asphalt-paved
Parking Spaces:                    Adequate
Type of Construction:              Brick veneer and frame
Unit Mix:

                                      TOTAL       UNIT         SIZE      MONTHLY     MONTHLY
                                      UNITS       TYPE         (SF)        RENT      RENT/SF
                                   ------------------------------------------------------------
                                        63       lBR/1BA        546      $530-560     $1.00
                                        42       lBR/1BA        714      $645-665     $0.92
                                        16     1BR/1BA/DEN      938      $735-760     $0.80
                                        87       2BR/2BA        990      $740-775     $0.77

Unit Amenities:                    Dishwashers, garbage disposals, washer/dryer
                                   connections, mini-blinds, patio/balconies, ceiling fans, some with fireplaces, storage units, balcony/patio, icemaker A/C

Project Amenities:                 Swimming pool, jacuzzi, clubhouse, sports
                                   courts, laundry facility, playground area, carports for rent $25 per month.

Concessions:                       $300 off first month's rent for 2BR/2BA units

ECONOMIC DATA
Percent Occupied:                  97%
Avg. Monthly Rent/SF of NRA:       $0.87
Electricity Paid By:               Tenant
Length of Lease:                   8-12 months
Security Deposit:                  $200 - $250

Confirmed With:                    Apartment Appraisers and Consultants through
                                   on-site management.
Date Confirmed:                    12/14/97

                               CHEYENNE CROSSING
--------------------------------------------------------------------------------


                             [PHOTOS APPEARS HERE]

                               RENT COMPARABLE 4


PROPERTY IDENTIFICATION
Job Number:                        97-072
Name of Project:                   Cheyenne Crossing
Street Address:                    640 Wycliffe Drive
City/State:                        Colorado Springs, Colorado

PROPERTY DESCRIPTION
Year Built/Renovated:              1986
Number of Stories:                 2
Number of Units:                   220
Net Rentable Area (SF):            178,720
Average Unit Size (SF):            812
Parking Surface:                   Asphalt-paved
Parking Spaces:                    Adequate
Type of Construction:              Brick veneer and frame
Unit Mix:

                                      TOTAL    UNIT       SIZE     MONTHLY      MONTHLY
                                      UNITS    TYPE       (SF)       RENT       RENT/SF
                                   -------------------------------------------------------
                                       40     STUDIO        460    $480-500      $1.07
                                       68     1BR/1BA       740    $580-600      $0.80
                                       40     2BR/1BA       950    $700-720      $0.75
                                       72     2BR/2BA     1,000    $700-720      $0.71

Unit Amenities:                    Dishwashers, garbage disposals, washer/dryer
                                   connections, some with washer/dryers, mini-blinds, patio/balconies, ceiling fans, some with fireplaces

Project Amenities:                 Swimming pool, jacuzzi, clubhouse, sauna,
                                   laundry facility, playground area, security fencing, security systems, exercise room

Concessions:                       None

ECONOMIC DATA
Percent Occupied:                  98%
Avg. Monthly Rent/SF of NRA:       $0.78
Electricity Paid By:               Tenant
Length of Lease:                   6-12 months
Security Deposit:                  $300 - 1BR

Confirmed With:                    Apartment Appraisers and Consultants
Date Confirmed:                    1/6/98

                                 MOUNTAIN VIEW
--------------------------------------------------------------------------------


                             [PHOTOS APPEARS HERE]

                               RENT COMPARABLE 5


PROPERTY IDENTIFICATION
Job Number:                        97-072
Name of Project:                   Mountain View
Street Address:                    4085 Westmeadow Drive
City/State:                        Colorado Springs, Colorado

PROPERTY DESCRIPTION
Year Built/Renovated:              1984
Number of Stories:                 2
Number of Units:                   252
Net Rentable Area (SF):            182,400
Average Unit Size (SF):            724
Parking Surface:                   Asphalt-paved
Parking Spaces:                    Adequate
Type of Construction:              Brick veneer and frame
Unit Mix:

                                      TOTAL   UNIT      SIZE    MONTHLY    MONTHLY
                                      UNITS   TYPE      (SF)      RENT     RENT/SF
                                   --------------------------------------------------
                                       80    1BR/1BA     555   $555-565     $1.02
                                       80    1BR/1BA     680   $650-660     $0.96
                                       40    2BR/1BA     800   $695-705     $0.88
                                       52    2BR/2BA    1000   $765-775     $0.77

Unit Amenities:                    Dishwashers, garbage disposals, washer/dryer
                                   connections, mini-blinds, patio/balconies, ceiling fans, some with fireplaces

Project Amenities:                 Swimming pool, jacuzzi, clubhouse, sauna,
                                   exercise facility, laundry facility,
                                   playground area, security fencing, security systems

Concessions:                       $150 off on small 1 BR with a 9 to 12 month
                                   lease

ECONOMIC DATA
Percent Occupied:                  99%
Avg. Monthly Rent/SF of NRA:       $.91
Electricity Paid By:               Tenant
Length of Lease:                   12 months
Security Deposit:                  $200 - 1BR; $250 - 2BR
Pets Allowed/Deposit:              Yes/$300 ($100 nonrefundable)

Confirmed With:                    Apartment Appraisers and Consultants
Date Confirmed:                    12/14/97

                               COBBLESTONE RIDGE
--------------------------------------------------------------------------------

                            [PICTURES APPEAR HERE]

                               RENT COMPARABLE 6


PROPERTY IDENTIFICATION
Job Number:                  97-072
Name of Project:             Cobblestone Ridge
Street Address:              4125 Pebble Ridge Circle
City/State:                  Colorado Springs, Colorado

PROPERTY DESCRIPTION
Year Built/Renovated:        1985
Number of Stories:           2
Number of Units:             208
Net Rentable Area (SF):      186,368
Average Unit Size (SF):      896
Parking Surface:             Asphalt-paved
Parking Spaces:              Adequate
Type of Construction:        Brick veneer and frame
Unit Mix:

                                TOTAL     UNIT     SIZE     MONTHLY    MONTHLY
                                UNITS     TYPE     (SF)      RENT      RENT/SF
                             ---------------------------------------------------
                                  88     1BR/1BA     720    $550-560    $0.77
                                  40     2BR/1BA     840    $650-660    $0.78
                                  60     2BR/2BA   1,043    $745-765    $0.72
                                  12     3BR/2BA   1,235    $860-870    $0.70
                                   8     3BR/2BA   1,501    $935-955    $0.63

Unit Amenities:              Dishwashers, garbage disposals, washer/dryer
                             connections, mini-blinds, patio/balconies, ceiling fans, wetbars, some with fireplaces

Project Amenities:           Indoor and outdoor swimming pools, jacuzzi,
                             clubhouse, sauna, laundry facility, playground area, security fencing, security systems, 2 tennis courts

Concessions:                 None


ECONOMIC DATA
Percent Occupied:            97%
Avg. Monthly Rent/SF of NRA: $0.74
Electricity Paid By:         Tenant
Length of Lease:             6 months
Security Deposit:            $200 - 1BR; $250 - 2BR; $300 - 3BR

Confirmed With:              Apartment Appraisers and Consultants
Date Confirmed:              12/14/97

                             L' AUBERGE PINE CLIFF
--------------------------------------------------------------------------------

                            [PICTURES APPEAR HERE]

                               RENT COMPARABLE 7


PROPERTY IDENTIFICATION
Job Number:                    97-072
Name of Project:               L'Auberge Pine Cliff
Street Address:                515 Autumn Crest Circle
City/State:                    Colorado Springs, Colorado

PROPERTY DESCRIPTION
Year Built/Renovated:          1985
Number of Stories:             1/2
Number of Units:               96
Net Rentable Area (SF):        101,859
Average Unit Size (SF):        1,039
Parking Surface:               Asphalt-paved
Parking Spaces:                Adequate
Type of Construction:          Stucco and wood frame
Unit Mix:

                                 TOTAL      UNIT      SIZE    MONTHLY    MONTHLY
                                 UNITS      TYPE      (SF)     RENT      RENT/SF
                               -------------------------------------------------
                                   39    1BR/1BA/Den   921   $900-950     $1.00
                                   14      1BR/1BA    1,028  $925-975     $0.92
                                   12      2BR/2BA    1,066  $975-1,025   $0.94
                                   14      2BR/2BA    1,154 $1,160-1,210  $1.03
                                   17      2BR/2BA    1,204 $1,195-1,245  $1.01

Unit Amenities:                Dishwashers, garbage disposals, washer/dryer in
                               units, mini-blinds, fireplaces, ceiling fans, vaulted ceilings, walk-in closets, outdoor utility closets, patio/balconies, carports
                               (included in rent), no garages

Project Amenities:             Swimming pool, hot tub, and clubhouse

Concessions:                   None

ECONOMIC DATA
Percent Occupied:              NA
Avg. Monthly Rent/SF of NRA:   $0.99
Electricity Paid By:           Tenant
Length of Lease:               6-12 months
Security Deposit:              $455

Confirmed With:                Apartment Appraisers and Consultants
Date Confirmed:                12/14/97

Remarks: This project was built by the same developer and has equivalent quality as the subject. Higher rents are for units with a view. $50 view premium for about 40% of the units. Carports included in rent.

                                   THE OASIS
--------------------------------------------------------------------------------

                            [PICTURES APPEAR HERE]

                               RENT COMPARABLE 8


Property Identification
Job Number:                    97-072
Name of Project:               The Oasis
Street Address:                1495 Farnham Point
City/State:                    Colorado Springs, Colorado

Property Description
Year Built/Renovated:          1997
Number of Stories:             2
Number of Units:               252
Net Rentable Area (SF):        223,860
Average Unit Size (SF):        892

Unit Mix:

                                   TOTAL      UNIT     SIZE   MONTHLY   MONTHLY
                                   UNITS      TYPE     (SF)    RENT     RENT/SF
                               -------------------------------------------------
                                    24      1BR/1BA    605    $  595      $0.98
                                    32      1BR/1BA    669    $  645      $0.96
                                    40      1BR/1BA    773    $  725      $0.94
                                    17      1BR/1BA    817    $  820      $1.00
                                    17      1BR/1BA    877    $  830      $0.95
                                    17      1BR/1BA    882    $  840      $0.95
                                    10        2BR      950    $  925      $0.97
                                    10        2BR    1,015    $  945      $0.93
                                    24        2BR    1,034    $  900      $0.87
                                    24        2BR    1,076    $  975      $0.91
                                    18        2BR    1,147    $1,050      $0.92
                                    18        2BR    1,238    $1,060      $0.86

Unit Amenities:                Washer/dryer in units, vaulted ceilings,
                               fireplaces, icemaker, microwave, patios, and garages

Project Amenities:             Pool, spa, exercise room

Concessions:                   None

ECONOMIC DATA
Percent Occupied:              95%
Avg. Monthly Rent/SF of NRA:   $0.93
Electricity Paid By:           Tenant
Length of Lease:               6-12 months
Security Deposit:              $250 - $275 plus $35 application fee and $300 pet
                               deposit

Confirmed With:                On-site personnel
Date Confirmed:                12/14/97

                                  THE COMMONS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 9


PROPERTY IDENTIFICATION
Job Number:                    97-072
Name of Project:               The Commons/Briar
Street Address:                2845 Firewood Point
City/State:                    Colorado Springs, Colorado

PROPERTY DESCRIPTION
Year Built/Renovated:          1996
Number of Stories:             2
Number of Units:               194
Net Rentable Area (SF):        194,468
Average Unit Size (SF):        1,034

Unit Mix:

                                 TOTAL     UNIT       SIZE   MONTHLY    MONTHLY
                                 UNITS     TYPE       (SF)      RENT    RENT/SF
                                ------------------------------------------------
                                    32    1BR/1BA      701     $ 790     $1.13
                                    36    1BR/1BA      888     $ 900     $1.01
                                    50      2BR/      1,052    $1,005    $0.96
                                    34      2BR/      1,158    $1,020    $0.88
                                    36      3BR/      1,236    $1,125    $0.84

Unit Amenities:                Washer/dryer in units, fireplaces, ceiling fans,
                               microwaves, and garages

Project Amenities:             Swimming pool, hot tub, clubhouse, fitness center

Concessions:                   None

ECONOMIC DATA
Percent Occupied:              95%
Avg. Monthly Rent/SF of NRA:   $0.96
Electricity Paid By:           Tenant
Length of Lease:               6-12 months
Security Deposit:              $335-$370 plus $30 application fee and $400 pet
                               deposit

Confirmed With:                On-site management
Date Confirmed:                12/14/97

                                  THE ARBORS
--------------------------------------------------------------------------------

                            [PICTURES APPEAR HERE]

                              RENT COMPARABLE 10


PROPERTY IDENTIFICATION
Job Number:                      97-072
Name of Project:                 The Arbors
Street Address:                  2192 Denton Grove
City/State:                      Colorado Springs, Colorado


PROPERTY DESCRIPTION
Year Built/Renovated:            1996
Number of Stories:               2
Number of Units:                 140
Net Rentable Area (SF):          N/A
Average Unit Size (SF):          N/A

Unit Mix:

                                   TOTAL     UNIT       SIZE   MONTHLY  MONTHLY
                                   UNITS     TYPE       (SF)     RENT   RENT/SF
                                  ----------------------------------------------
                                    N/A     1BR/1BA      900    $  790   $0.88
                                            1BR/1BA      919    $  835    0.91
                                            1BR/1BA      955    $  855    0.90
                                            1BR/1BA    1,045    $  975    0.93
                                             2BR       1,208    $1,090    0.90
                                             2BR       1,240    $1,080    0.87
                                             2BR       1,277    $1,095    0.86
                                             2BR       1,255    $1,100    0.88
                                             2BR       1,279    $1,155    0.90
                                             2BR       1,318    $1,175    0.89

Unit Amenities:                  Washer/dryer in units, fireplaces, ceiling
                                 fans, vaulted ceilings, ice makers, and
                                 carports

Project Amenities:               Swimming pool, laundry room, fitness center,
                                 and tennis courts

Concessions:                     None

ECONOMIC DATA
Percent Occupied:                94%
Avg. Monthly Rent/SF of NRA:     $.90
Electricity Paid By:             Tenant
Length of Lease:                 6-12 months
Security Deposit:                $350 plus $30 application fee and $500 pet
                                 deposit

Confirmed With:                  On-site management
Date Confirmed:                  12/14/97

Comments:                        On-site management would not provide breakdown
                                 on unit mix.

                                 SPRING CANYON
--------------------------------------------------------------------------------

                            [PICTURES APPEAR HERE]

                          COMPARABLE APARTMENT SALE 1


PROPERTY IDENTIFICATION
Job Number                   97-072
Project Name                 Spring Canyon
Address                      4510 Spring Canyon Heights
City/County/State            Colorado Springs, El Paso County, Colorado

TRANSACTION DATA
Date of Sale                 11/97 (under contract)
Grantor (Seller)             The Spanos Corporation
Grantee (Buyer)              Sentinel Acquisition Corporation
Recorded Document            N/A
Sale Price                   $19,917,000
Occupancy                    93.5%
Sale Price per Unit          $68,209
Sale Price per SF            $74.21
Terms of Sale                Cash Sale

     INCOME/EXPENSE DATA                   TOTAL       PER         UNITS OF COMPARISON
                                                       SF
     Potential Gross Income            $2,652,000      $9.88     Price/Net Rentable SF        $74.21
     Vacancy/Collection Loss 6.5%       ($172,380)     $0.64     Indicated G.I.M.             $ 7.5lx
     Other Income                        $118,734      $0.44     Indicated E.G.I.M.           $ 7.67x
     Effective Gross Income            $2,598,354      $9.68     Going-In Capitalization Rate   8.74%
     Operating Expenses                 ($799,209)     $2.98
     Reserves for Replacement            ($58,400)     $0.22
     Net Operating Income              $1,740,745      $6.49



PHYSICAL DATA
Year Completed               1997
Construction Type            Wood frame/stucco
Site Area                    14.67 acre(s)
No. Stories                  2-3
No. Buildings                N/A
Total Units                  292
Net Rentable Area            268,396 SF
Average Unit Size            919 SF
Unit Amenities               Washer/Dryer, balcony with storage, fireplaces in
                             55% of units, alarm, central A/C, microwave,
                             vaulted 9 ft. ceiling, 78 detached garages, and 292
                             carports
Project Amenities            Swimming pool, spa, sauna, clubhouse with exercise
                             room, business center, conference room, mini movie
                             theater, and lighted outdoor sports court
Confirmed With               Apartment Appraisers and Consultants 11/28/97
Comments                     Closing scheduled upon reaching 80% occupancy. This
                             was a pre-sale. Leasing started 2/1/97. As of 6/97
                             36 units were completed, but 86 had been pre-leased.

                                 WESTERN HILLS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 2

PROPERTY IDENTIFICATION
Job Number                      97-072
Project Name                    Western Hills
Address                         810 Western Drive
City/County/State               Colorado Springs, El Paso, Colorado

TRANSACTION DATA
Date of Sale                    07/97
Grantor (Seller)                Leroy Landhuis
Grantee (Buyer)                 Western Hills Association (Insignia)
Recorded Document               97075597
Sale Price                      $7,350,000
Occupancy                       94%
Sale Price per Unit             $48,355
Sale Price per SF               $64.04
Terms of Sale                   Cash Sale

     INCOME/EXPENSE DATA              TOTAL         PER    UNITS OF COMPARISON
                                                    SF
     Potential Gross Income          $1,120,800   $9.726   Price/Net Rentable SF         $64.04
     Vacancy/Collection Loss 5.00%     ($67,248)  $ 0.59   Indicated G.I.M.                6.56x
     Other Income                       $76,688   $ .067   Indicated E.G.I.M.              6.50x
     Effective Gross Income          $1,130,240   $ 9.85   Going-In Capitalization Rate   10.81%
     Operating Expenses               $(305,513)  $ 2.66
     Reserves for Replacement          ($30,400)  $ 0.26
     Net Operating Income Less         $794,327   $ 6.92
     Reserves

PHYSICAL DATA
Year Completed                  1985
Construction Type               Wood frame/stucco
Site Area                       7.626 acres
No. Stories                     2-3
No. Buildings                   N/A
Total Units                     152
Net Rentable Area               114,780 SF
Average Unit Size               755 SF
Unit Amenities                  Stacked washer/dryer, fireplaces, ceiling fans,
                                and patio/balcony
Project Amenities               Swimming pool, exercise room, tennis courts,
                                sauna and spa
Confirmed With                  Apartment Appraisers and Consultants 11/28/97
Comments                        Buyer operates adjacent project.

                               GRAND CENTENNIAL
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 3

PROPERTY IDENTIFICATION
Job Number                      97-072
Project Name                    Grand Centennial
Address                         5157 N. Centennial Boulevard
City/County/State               Colorado Springs, El Paso, Colorado

TRANSACTION DATA
Date of Sale                    06/97
Grantor (Seller)                Westwood Residential
Grantee (Buyer)                 Sentinel Real Estate Corporation
Recorded Document               97064903
Sale Price                      $22,360,000
Occupancy                       92.5%
Sale Price per Unit             $65,000
Sale Price per SF               $71.26
Terms of Sale                   Cash Sale

     INCOME/EXPENSE DATA               TOTAL     PER SF   UNITS OF COMPARISON
     Potential Gross Income         $3,097,080    $9.87   Price/Net Rentable SF          $71.26
     Vacancy/Collection Loss 7.5%    ($232,281)   $0.74   Indicated G.I.M.                 7.22x
     Other Income                     $143,600    $0.46   Indicated E.G.I.M.               7.43x
     Effective Gross Income         $3,008,399    $9.59   Going-In Capitalization Rate     9.21%
     Operating Expenses              ($879,916)   $2.80
     Reserves for Replacement         ($68,800)   $0.22
     Net Operating Income Less      $2,059,683    $6.56
     Reserves

PHYSICAL DATA
Year Completed                  1996
Construction Type               Wood frame and wood exterior
Site Area                       23.14 acres
No. Stories                     3
No. Buildings                   N/A
Total Units                     344
Net Rentable Area               313,780
Average Unit Size               912 SF
Unit Amenities                  Washer/dryer hookups, patios, 9 ft. ceilings
                                with crown molding, ice makers, wood burning
                                fire places, microwaves and wired for alarm
Project Amenities               Swimming pool, spa, clubhouse and exercise
                                facility, 7-acre park, laundry facility, 80
                                detached garages and 48 carports
Confirmed With                  Apartment Appraisers and Consultants 11/28/97
Comments                        Closing scheduled upon reaching 75% occupancy.
                                First occupancy 8/1/96. Started leasing 6/26/96.
                                By 1/15/97 206 units built and 191 units leased.

                                TEMPLETON PARK
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 4

PROPERTY IDENTIFICATION
Job Number                      97-072
Project Name                    Templeton Park
Address                         4675 Templeton Park Circle
City/County/State               Colorado Springs, El Paso, Colorado

TRANSACTION DATA
Date of Sale                    02/97
Grantor (Seller)                Templeton Investors
Grantee (Buyer)                 Griffis/Blessing
Recorded Document               97019202
Sale Price                      $23,300,000
Occupancy                       93%
Sale Price per Unit             $46,976
Sale Price per SF               $52.16
Terms of Sale                   $17,475,000 loan at 7.5% with a 25-year
                                amortization, due in 6 years

     INCOME/EXPENSE DATA             TOTAL     PER SF   UNITS OF COMPARISON
     Potential Gross Income       $3,758,208    $8.41   Price/Net Rentable SF         $52.16
     Vacancy/Collection Loss 7%    ($263,075)   $0.59   Indicated G.I.M.                6.20x
     Other Income                    $86,300    $0.19   Indicated E.G.I.M.              6.5lx
     Effective Gross Income       $3,581,433    $8.01   Going-In Capitalization Rate   10.37%
     Operating Expenses          ($1,042,200)   $2.33
     Reserves for Replacement      ($124,000)   $0.28
     Net Operating Income Less    $2,415,233    $5.41
     Reserves

PHYSICAL DATA
Year Completed                  1984
Construction Type               Wood frame with vertical wood siding
Site Area                       20.869 acres
No. Stories                     2-3
No. Buildings                   N/A
Total Units                     496
Net Rentable Area               446,672 SF
Average Unit Size               901 SF
Unit Amenities                  Central A/C, walk-in closets, dishwashers,
                                patios/balconies. 184 units have fireplaces and
                                washer/dryer hook-ups. Some units have trash
                                compactors, wet bars, or ceiling fans.
Project Amenities               3 pools (indoor & outdoor), spa, men's and
                                women's saunas, 2 tennis courts, basketball
                                court, 2 playgrounds, and a clubhouse with small
                                kitchen, billiards and a weight room.
Confirmed With                  Apartment Appraisers and Consultants 11/28/97
Comments                        Now known as Sterling Pointe Apartments

                                THE NEIGHBORHOOD
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 5

PROPERTY IDENTIFICATION
Job Number                      97-072
Project Name                    The Neighborhood
Address                         3504 A Van Teylingen Drive
City/County/State               Colorado Springs, El Paso, Colorado

TRANSACTION DATA
Date of Sale                    12/96
Grantor (Seller)                Te-Two Real Estate LP
Grantee (Buyer)                 Investor Realty Trust
Recorded Document               96157453
Sale Price                      $10,750,000
Occupancy                       94%
Sale Price per Unit             $56,283
Sale Price per SF               $50.71
Terms of Sale                   $7,525,000 loan at 7.92% with a 25 year
                                amortization due in 10 years

     INCOME/EXPENSE DATA              TOTAL      PER SF   UNITS OF COMPARISON
     Potential Gross Income        $1,592,940    $7.51    Price/Net Rentable SF         $50.71
     Vacancy/Collection Loss 6%      ($95,576)   $0.45    Indicated G.I.M.                6.75x
     Other Income                     $28,314    $0.13    Indicated E.G.I.M.              7.05x
     Effective Gross Income        $1,525,678    $7.20    Going-In Capitalization Rate     9.6%
     Operating Expenses             ($450,870)   $2.13
     Reserves for Replacement        ($42,975)   $0.20
     Net Operating Income Less     $1,031,833    $4.87
     Reserves

PHYSICAL DATA
Year Completed                  1982
Construction Type               Wood frame with wood siding
Site Area                       14.84 acre(s)
No. Stories                     2
No. Buildings                   Unknown
Total Units                     191
Net Rentable Area               212,010 SF
Average Unit Size               1,110 SF
Unit Amenities                  Washer/Dryer hook-ups, balconies, fireplace,
                                storage, dishwasher, no A/C.
Project Amenities               Volleyball court, no clubhouse or pool.
Confirmed With                  Apartment Appraisers and Consultants
Comments                        This property was under contract for $10.8
                                million, but fell through. There are 48 units in Phase I that have electric heat and are billed separately for hot water. One unit is the office.

                                RIDGEVIEW PLACE
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 6

PROPERTY IDENTIFICATION
Job Number                      97-072
Project Name                    Ridgeview Place
Address                         3310 Knoll Lane
City/County/State               Colorado Springs, El Paso, Colorado

TRANSACTION DATA
Date of Sale                    11/96
Grantor (Seller)                Ridgeview Place Association
Grantee (Buyer)                 GB Investments, et. al.
Recorded Document               96147933
Sale Price                      $16,400,000
Cash Equivalent Sale Price      $16,500,000
Occupancy                       94%
Sale Price per Unit             $49,107
Sale Price per SF               $54.83
Terms of Sale                   $11,250,000 loan at 8.03% 26 year amortization,
                                due in 7 years

     INCOME/EXPENSE DATA              TOTAL     PER SF  UNITS OF COMPARISON
     Potential Gross Income        $2,532,551   $8.42   Price/Net Rentable SF          $54.83
     Vacancy/Collection Loss 6%     ($151,953)  $0.50   Indicated G.I.M.                 6.52x
     Other Income                     $52,400   $0.17   Indicated E.G.I.M.               6.78x
     Effective Gross Income        $2,432,998   $8.08   Going-In Capitalization Rate     9.76%
     Operating Expenses             ($746,210)  $2.48
     Reserves for Replacement        ($75,600)  $0.25
     Net Operating Income Less     $1,611,188   $5.60
     Reserves

PHYSICAL DATA
Year Completed                  1984
Construction Type               Wood frame and wood siding
Site Area                       25.17 acres
No. Stories                     1-2
No. Buildings                   N/A
Total Units                     336
Net Rentable Area               300,952 SF
Average Unit Size               896 SF
Unit Amenities                  Central A/C, balconies/patios, storage, 2B2 and
                                3B have fireplaces and washer/dryer hook-ups.
Project Amenities               2 swimming pools, 2 saunas, billiards,
                                playground, clubhouse, exercise facility,
                                tennis, basketball, and volleyball courts.
Confirmed With                  Apartment Appraisers and Consultants 11/28/97
 Comments                       Sale price was reduced by $100,000 for termites.
                                Therefore $100,000 was added to the cash equivalent sale price to reflect good condition.

                         PROFESSIONAL QUALIFICATIONS
                                STEVAN N. BACH


EXPERIENCE      Bach Realty Advisors, Inc. (since June 1997)
                     President. Emphasis in ad valorem tax and intangible value. Real estate valuation and consultation on hotels, major urban properties, and property portfolios. Financial and feasibility analysis, land use, and market studies

                Bach Thoreen McDermott Incorporated (July 1991-May 1997)
                     Chief Executive Officer.

                Bach Thoreen & Associates, Inc. (1985-1991)
                     President

                Bach & Associates, Inc. (1980-1984)
                     President

                Landauer Associates, Inc. (1980-1984)
                     Senior Vice-President and General Manager-Southwestern
                     Region

                Coldwell Banker Commercial Group, Inc. (1973-1980)
                     Vice-President and Manager, Appraisal Services.

                Appraisal Research Associates (1971-1973)
                     Appraiser. Real Estate research valuation on urban and rural properties.


                Ray R. Hastings, MAI (1964-1971)
                     Appraiser. Real Estate research valuation on urban and rural properties.

                Residential Real Estate Sales (1963-1964)
                     Salesman. Residential real estate salesman Covina, California.

PROFESSIONAL
ACTIVITIES

Member:         Appraisal Institute
                Appraisal Institute, Houston Chapter 33
                Appraisal Institute, Chairman of the Grievance Committee of the Regional Ethics Panel
                Appraisal Institute, Chairman of the Review and Counseling Committee of the Regional Ethics Panel
                Appraisal Institute, Co-Chairman of the Education Committee
                (1980)
                Appraisal Institute, Chairman of the Education Committee (1983) Appraisal Institute, Candidate Guidance Committee (1987-1992) Appraisal Institute, Subcommittee Chairman, Admissions Committee
                (1984)
                AIREA Nonresidential Appraisal Report Grading Committee (1984) Appraisal Institute Expert Witness Video Committee (1990)


Licenses:       Real Estate Broker, State of Texas

Certification:  Certified in the Appraisal Institute's voluntary program of continuing education for its designated members (MAIs who meet the minimum standards of this program are awarded periodic education certification).

                Certified General Real Estate Property appraiser in the
                State of Texas, Certification No. TX-1323079-G
                Certified General Real Estate Property appraiser in the State of Colorado, Certification No. CG01323975

EDUCATION       B.S. Marketing, University of Southern California (1962)

--------------------------------------------------------------------------------

                           COMPLETE, SELF-CONTAINED

                                   VALUATION

                                      OF

                                SKYLINE VILLAGE
                          6651 NORTH CAMPBELL AVENUE
                         TUCSON, PIMA COUNTY, ARIZONA



                                      FOR

                       HUTTON/CON AM REALTY INVESTORS 3
                             1764 SAN DIEGO AVENUE
                                  29TH FLOOR
                          SAN DIEGO, CALIFORNIA 92110



                                     AS OF

                               NOVEMBER 30, 1997



                                       BY

                          BACH REALTY ADVISORS, INC.
                            1221 LAMAR, SUITE 1325
                             HOUSTON, TEXAS 77010

                                  BRA: 97-073

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

-----------------------------------------------------------------------------------------------------------
         Letter of Transmittal............................................................   1
         Assumptions and Limiting Conditions..............................................   2
         Certification....................................................................   4
         Salient Facts and Conclusions....................................................   6
         Nature of the Assignment.........................................................   7
         City/Neighborhood Analysis.......................................................   9
         Apartment Market Analysis........................................................  13
         Site Analysis....................................................................  18
         Improvements.....................................................................  20
         Highest and Best Use.............................................................  22
         Appraisal Procedures.............................................................  25
         Sales Comparison Approach........................................................  27
         Income Approach..................................................................  31
         Reconciliation...................................................................  40

                                    ADDENDA

                               Rent Comparables
                           Improved Sale Comparables
                          Professional Qualifications

                                                              BACH
                                                      Realty Advisors, Inc.
                                            Appraisal, Consultation & Litigation



March 8, 1998



Hutton/Con Am Realty Investors 3
1764 San Diego Avenue
San Diego, California 9210

Re: A Complete, Self-Contained Appraisal of the Skyline Village Apartments, Tucson, Arizona; BRA: 97-073

Gentlemen:

By your request and authorization, we have inspected the above-referenced property and have investigated the real estate market in the subject area in order to provide the value of the leased fee estate of the subject property as of November 30, 1997. This appraisal report is in conformance with the guidelines of the Appraisal Institute. The scope of this assignment includes the Sales Comparison and Income Approaches to value. The property was inspected in December 1997.

Our analysis of the property focused on the supply and demand factors influencing the Tucson and subject area apartment market, the sale of comparable properties, market rent levels, appropriate operating expenses, and acceptable investor returns.

As a result of our inspection of the property, investigation of the real estate market, and relying on our experience with similar type properties, it is our opinion that the leased fee market value of the subject property, all cash, on an "as is" basis, as of November 30, 1997 is in the sum of

                  SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                 ($7,500,000)

There follows on the succeeding pages of this report pertinent data as to the valuation conclusions expressed herein. Your attention is also directed to the Assumptions and Limiting Conditions that follow this letter, as they are an integral part of the above stated market value.

Thank you for the opportunity to be of service. If there are any questions regarding the valuation, please contact us.

Sincerely,


/s/ Stevan N. Bach
Stevan N. Bach, MAI
President and Chief Executive Officer

                                                            Four Houston Center
                                                          1221 Lamar, Suite 1325
                                                            Houston, TX 77010
                                                              (713) 739-0200
                                                            Fax (713) 739-0208

                      ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

                         The certification of this complete, self-contained appraisal is subject to the following assumptions and limiting conditions.

                         1. That responsibility is not taken for matters of a legal nature affecting the property appraised or the title thereto and that all legal descriptions furnished are correct.

                         2. That the title to the property being appraised is good and marketable and is appraised as though under responsible ownership and/or management.

                         3. That the property is free and clear of all liens and encumbrances, except as otherwise stated.

                         4. That the sketches in this report are included to assist the reader in visualizing the property and responsibility is not assumed for their accuracy.

                         5. That a survey of the property has not been made by the appraiser.

                         6. That the information, estimates, and opinions furnished the appraiser by others and contained in this report are considered reliable and are believed to be true and correct; however, responsibility is not taken for their accuracy.

                         7. That responsibility is not taken for soil conditions or structural soundness of the improvements that would render the property more or less valuable.

                         8. That possession of this appraisal does not carry with it the right of publication and that this report, or any parts thereof, may not be reproduced in any form without written permission of the appraiser.

                         9. That testimony or attendance in court or at a hearing are not a part of this assignment; however, any such appearance and/or preparation for testimony will necessitate additional compensation than received for this appraisal report.

                         10. That the valuation estimate herein is subject to an all cash or cash equivalent purchase and does not reflect special or favorable financing in today's market.

                         11. Where discounted cash flow analyses have been undertaken, the discount rates utilized to bring forecasted future revenues to estimates of present value reflect both our market investigations of yield anticipations and our judgement as to the risks and uncertainties in the subject property and the consequential rates of return required to attract an investor under such risk conditions. There is no guarantee that projected cash flows will actually be achieved.

                         12. That the square footage figures are based on floor plans and information supplied to the appraiser by Con Am Management.

                         13.  Bach Realty Advisors, Inc. is not an expert as to
                              --------------------------------------------------
                              asbestos and will not take any responsibility for
                              --------------------------------------------------
                              its existence or the existence of other hazardous
                              --------------------------------------------------
                              materials at the subject property, analysis for
                              --------------------------------------------------
                              EPA standards, its removal, and/or its
                              --------------------------------------------------
                              encapsulation. If the reader of this report and/or
                              --------------------------------------------------
                              any entity or person relying on the valuations in
                              --------------------------------------------------
                              this report wishes to know the exact or detailed
                              --------------------------------------------------
                              existence (if any) of asbestos or other toxic or
                              --------------------------------------------------
                              hazardous waste at the subject property, then we
                              --------------------------------------------------
                              not only recommend, but state unequivocally that
                              --------------------------------------------------
                              they should obtain an independent study and
                              --------------------------------------------------
                              analysis (including costs to cure such
                              --------------------------------------------------
                              environmental problems) of asbestos or other toxic
                              --------------------------------------------------
                              and hazardous waste.
                              -------------------

                         14. In addition, an audit on the subject property to determine its compliance with the Americans with Disabilities Act of 1990 was not available to the appraiser. The appraiser are unable to certify compliance regarding whether the removal of any barriers which may be present at the subject are readily achievable.

                                 CERTIFICATION
--------------------------------------------------------------------------------

                    The undersigned does hereby certify to the best of our knowledge and belief that, except as otherwise noted in this complete, self-contained appraisal report:

                    1. I do not have any personal interest or bias with respect to the subject matter of this appraisal report or the parties involved.

                    2. The statements of fact contained in this appraisal report, upon which the analyses, opinions, and conclusions expressed herein are gauged, are true and correct.

                    3. This appraisal report sets forth all of the limiting conditions (imposed by terms of our assignment or by the undersigned) affecting the analyses, opinions, and conclusions contained in this report.

                    4. The analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute.

                    5. That no one other than the undersigned prepared the analyses, opinions, and conclusions concerning the subject property that are set forth in this appraisal report. Stevan N. Bach inspected the property in December 1997.

                    6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

                    7. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

                    8. The Appraisal Institute conducts a program of continuing education for its members. Members who meet the minimum standards of this program are awarded periodic educational certification. As of the date of this report, Stevan N. Bach, MAI has completed the requirements under the continuing education program of the Appraisal Institute.

                    9. Compensation for this assignment is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

                    10. Based on the knowledge and experience of the undersigned and the information gathered for this report, the estimated leased fee market value, "as is," of the subject property on an all cash basis, as of November 30, 1997, is $7,500,000.


                         /s/ Stevan N. Bach
                         -----------------------------------------
                         Stevan N. Bach, MAI
                         President and Chief Executive Officer
                         Certified General Real Property Appraiser
                         State of Texas TX-1323079-G

                         SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------

Identification:                  Skyline Village
                                 6651 North Campbell Avenue
                                 Tucson, Arizona

Location:                        West side of North Campbell Avenue just
                                 north of East Skyline Drive

BRA:                             97-073

Legal Description:               All of that portion of Block 1 of Casa Conejo
                                 Estates, Block 1, Lots 1 and 2, being a
                                 subdivision of record in the office of the Pima County, Arizona Recorder in Book 18 of
                                 Maps and Plats at Page 76

Land Size:                       10.2356 acres or 445,863 square feet

Building Area:                   167,500 square feet of net rentable area

Year Built:                      1985

Unit Mix:                        48  1BR/1BA at 800 square feet
                                 44  1BR/lBA Den at 1,000 square feet
                                 66  2BR/2BA at 1,100 square feet (including
                                     6 TH)
                                 10  2BR/2BA/TH at 1,200 square feet

No. of Units:                    168

Average Unit Size                997 square feet

Physical Occupancy               93 percent

Economic Occupancy:              85 percent

Highest and Best Use
 As Vacant:                      Multifamily
 As Improved:                    Multifamily

Date of Value:                   November 30, 1997

"As Is" Market Value by
  Sales Comparison Approach:     $7,400,000

"As Is" Market Value by
  Income Approach:               $7,500,000

"As Is" Market Value
  Conclusion:                    $7,500,000

                           NATURE OF THE ASSIGNMENT
--------------------------------------------------------------------------------

PURPOSE OF THE
APPRAISAL           The purpose of this complete, self-contained appraisal is to give an estimate of the "as is" leased fee market value of the subject property on an all cash basis.

IDENTIFICATION OF
THE PROPERTY        The subject property contains 18 two-story apartment
                    buildings with 168 units and a total net rentable area of 163,072 square feet. It was constructed in 1985 on 10.2356 acres. It is identified as the Skyline Village Apartments located at 6651 North Campbell Avenue. The complex is situated along the west side of North Campbell Avenue, just north of East Skyline Drive in Tucson, Arizona.

DATE OF THE
APPRAISAL           All opinions of value expressed in this report reflect
                    physical and economic conditions prevailing as of November
                    30, 1997. The property was inspected in December 1997.

DEFINITION OF
SIGNIFICANT TERMS   The Appraisal of Real Estate, Eleventh Edition, 1996,
                    ---------------------------
                    sponsored by the Appraisal Institute defines Market Value as:

                         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                         (1)  Buyer and seller are typically motivated;

                         (2) Both parties are well informed or well advised, and acting in what they consider their own best interests;

                         (3) A reasonable time is allowed for exposure in the open market;

                         (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                         (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

                    It is our opinion that a reasonable time period to sell the subject property is six months to one year and this is consistent with current market conditions. A sale earlier than six months to one year may represent a value other than market value and is reasonably believed to be a value less than our market value stated within our appraisal report.

                    Leased Fee Estate/1/ - An ownership interest held by a
                    --------------------
                    landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

FUNCTION OF THE
APPRAISAL           It is the understanding of the appraiser that the function of this appraisal is for annual partnership and/or internal reporting purposes.

PROPERTY RIGHTS
APPRAISED           The appraiser have appraised the "as is" leased fee interest subject to short-term leases which are typically 6 to 12 months in duration at the subject property.

THREE-YEAR HISTORY  According to the Pima County records, the current owner of record is Hutton/Con Am Realty Investors 3. No sale or listing of the subject property is believed to have occurred over the past three years.

SCOPE/BASIS OF
THE APPRAISAL       This appraisal has been made in accordance with accepted
                    techniques, standards, methods, and procedures of the Appraisal Institute. The values set forth herein were estimated after application and analysis by the Sales
                    Comparison and Income Approaches to value. These approaches are more clearly defined in the valuation section of this report. The Cost Approach was not utilized in our analysis due to the age of the property since depreciation is difficult to accurately measure in older properties.
                    Additionally, it is often the perception of investors that cost does not necessarily equate to value and the purchase price is not typically based on construction costs.

                    The scope of our assignment included obtaining pertinent property data from the client regarding income and expense figures, tenant rent rolls, and permission to inspect the subject. Additionally, the appraiser conducted research either personally or through associates to obtain current market rental rates, construction trends, the sale of comparable improved properties, anticipated investor returns, and the supply and demand of competitive apartment projects in the general and immediate area. After these examinations were performed, an analysis was made in order to estimate the leased fee market value of the subject on an "as is" basis.


______________________
   /1/The Dictionary of Real Estate Appraisal, Third Edition, p. 204.
      ---------------------------------------

--------------------------------------------------------------------------------



                            [AREA MAP APPEARS HERE]





--------------------------------------------------------------------------------

                          CITY/NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

                    The Tucson Metropolitan Area (TMA) encompasses approximately 495 square miles and is located 63 miles north of Mexico and 115 miles southeast of Phoenix. Tucson is the county seat of Pima County and includes four incorporated areas and two Indian reservations. The county is generally separated into the foothills and the flatlands topographical regions. The foothills contain the resorts and more prestigious residential areas, with higher housing prices and higher household incomes. The flatlands contain a more diverse residential population and most of the major employment centers. The geographic boundaries of the TMA are defined by five mountain ranges: the Santa Catalina, Rincon, Santa Rita, Tucson, and Tortolita. The Santa Cruz, Rillito, and Pantano are the three major rivers or washes that traverse the Tucson area.

                    The major transportation arteries in the Tucson area are Interstate Highway 10 and Interstate Highway 19. Interstate Highway 10 is the major highway linking the southwestern United States from El Paso to Los Angeles, and flows in a northwest/southeast direction in the Tucson area. Interstate Highway 19 branches south from Interstate Highway 10 near the traditional downtown and serves the southwestern part of the community. The Tucson International Airport services 13 domestic and international airlines and Amtrak provides passenger rail transportation to the city.

LIVABILITY          Tucson is in the Sonoran Desert region located in southern
                    Arizona and northern Mexico and is 2,389 feet above sea level. This arid climate produces an average annual rainfall of approximately 11 inches. The three main rivers or washes in the area are dry for the majority of the year and in the summer rainy season collect more than half of the annual rainfall. The average daytime temperature is 82 degrees and the average humidity level is 25 percent. The sunny, dry climate of this area is largely responsible for the population growth over the past twenty years and Tucson has emerged as a popular vacation and tourist destination. Three major resorts are located in the foothills of the mountains around Tucson and there are a number of other smaller resorts, guest ranches, and hotels, which offer year round vacation and recreation facilities. There are more than 30 private and semiprivate golf courses in the area as well as more than 30 private and public tennis facilities.

                    The University of Arizona dominates the field of higher education with a current enrollment of approximately 40,000 students. The University operates 7 colleges, 5 schools, 114 departments, and a medical school/center and is acknowledged as a leader in studies of optical sciences, electronics, scientific instrumentation, and astronomy. Other institutions of higher education in the area are the Pima Community College and the University of Phoenix (private).

POPULATION          Tucson is the second largest city in Arizona, following
                    Phoenix. Tucson is located in Pima County or the Tucson
                    Metropolitan Area, which has shown strong population growth.
                    In 1980, the estimated population for Pima County was 527,289. This grew at an average annual rate of 2.7 percent to 668,501 in 1990. Since 1990 the population has also grown at an average of 2.7 percent to 794,933 in 1997. The Pima Association of Governments projects the population to grow to 846,000 by the year 2000 and to over 1 million by the year 2010. This would represent an average annual growth rate of about 2.0 percent.


ECONOMY The economic base of the TMA is heavily oriented toward governmental and educational employment. The U.S. Army Fort Huachuca and the University of Arizona are reported to be the two largest employers with 11,193 and 10,311 employees, respectively. Other substantial government employers include the State of Arizona, Davis-Monthan Air Force Base, Tucson Unified School District, Pima County, and the City of Tucson. During the military cutbacks several years ago, the Davis-Monthan Air Force Base was expecting to suffer huge losses however, employment at the base has actually increased. Manufacturing employment in metropolitan Tucson has more than doubled in the past ten years. This growth is due to the increase of high technology manufacturers locating and expanding in Pima County. These manufacturers include AlliedSignal, Weiser Lock, 3M, Burr-Brown, Environmental Air Products, Inc., Krueger Industries, Inc., and Hughes Missile Company. Hughes Missile Systems and BHP Copper Company are the largest private sector employers. In January 1997 it was announced that Hughes Corporation had been purchased by Raytheon, one of the largest defense contractors in the nation. It is expected that the Hughes operation will increase their engineering employment in Tucson as a result of the acquisition. Another positive impact on the local economy has been Allied Signal's decision to not only remain in Tucson, but to expand their operations. Another area of growth for the local economy is the increase in tourism. According to the Tucson Planning Department, approximately one in four new jobs in the TMA is positively affected by tourism. The following summarizes the Tucson Metropolitan Area Employment as of September 1997.

                    Total Employment                                       365,000
                    Total Wage and Salary Employment                       314,600
                         Manufacturing                                      29,800
                              Durable                                       23,900
                              Non-durable                                    5,900
                              Mining                                         2,300
                         Contract Construction                              19,300
                         Transport., Communications and Public Utilities    13,500
                         Finance, Insurance and Real Estate                 12,800
                         Trade                                              68,400
                              Wholesale                                     10,500
                              Retail                                        57,900
                         Services                                          100,200
                         Government                                         68,300
                    Total Civilian Labor Force                             378,300
                    Unemployment Rate (Seasonally Adjusted)                    3.2%

--------------------------------------------------------------------------------




                         [NEIGHBORHOOD MAP APPEARS HERE]



--------------------------------------------------------------------------------

ECONOMIC OUTLOOK    Over the past few years, Tucson's economy has been mixed.
                    Citywide, job growth fell off in the late 1980's and early
                    1990's and the unemployment rate began to creep up. However, since 1995 this trend appears to have subsided. The unemployment rate has decreased from 3.6 percent in March
                    1995 to 3.2 percent in September 1997. It is important to note that the Davis-Monthan Air Force base was not included on the Base Realignment and Closure Commission's list.
                    However, in recent years there has been a closing of Lockheed Aeromod, which was reportedly, offset somewhat by the expansions at Gates Learjet. Both the City of Tucson and Pima County are actively seeking new employees to relocate to the area. The Tucson Economic Development Corporation reports that over 6,000 new jobs could be added to Tucson due to the entrance of new companies.

                    Moderate and steady growth is projected for the Tucson economy in the coming year. Population and job growth is expected to increase. Single family home-building and sales activity has improved over the last two years. The multi-family home market experienced it's first growth since recovery from the overbuilding of the 1980's. However, caution is warranted in order to not recreate the same scenario of over supply. Renewed consumer confidence, along with the decline in mortgage interest rates are the primary factors behind the strong sales performance. The commercial sector continues to exhibit over supply in all sectors, retail, industrial, and office. However, with little new, construction taking place all markets are improving and equilibrium is forecasted within the next two years.

                    Tucson's long-range outlook is optimistic due to its diversified economic base featuring industry sectors expected to prosper over time, a growing tourism industry, and expanding service sector. This coupled with the relative affordability of real estate compared with either coast is expected to continue to lure employers/employees as well as retirement in-migration.

NEIGHBORHOOD        The subject property is located in the northern portion of the Tucson metropolitan area (unincorporated Pima County) near the foothills of the Santa Catalina mountains. The boundaries of the neighborhood are Oracle Road to the west, Ina Road, and residential areas north of Skyline Drive and Sunrise Drive to the north, Sabino Canyon Road to the east, and River Road to the south. Oracle Road, Campbell Avenue,
                    Swan Road, and Craycroft Road are the major north/south traffic thoroughfares, which provide access to the neighborhood from the employment centers of the central and eastern areas of Tucson. Ina Road, Skyline Drive, and
                    Sunrise Drive accommodate east/west traffic flow in the northern section near the subject. River Road, which runs parallel to the Rillito River, defines the southern boundary of the neighborhood and accommodates the east/west traffic flow in the southern section.

                    Generally, the subject neighborhood is residential in nature and is populated by middle- to upper-income households. Commercial uses are located along the major traffic thoroughfares and are mainly support uses for the area residential base. The most recent commercial developments in the area have been typically confined to major intersections, due to the development plan and existing zoning of Pima County. The closest major intersection to the subject is at Sunrise Drive and Swan Road. Sunrise Village and Plaza Bel Air are two community shopping centers at this location with grocery store anchors as well as branch banking facilities, fast-food restaurants, and a number of other local tenants. The area's most recent major commercial construction is the new Muscular Dystrophy Association (MDA) headquarters building on Sunrise Drive near the subject and the new U.S. Postal facility near the intersection of River Road and Campbell Road. Also, the new Catalina Foothills High School has been completed on Sunrise Drive.

                         The subject is located just west of the La Paloma master-planned community, an 800-acre development which was approved in 1983 for a total of 2000 single-family and multifamily units as well as a number of ancillary commercial uses along Sunrise Drive. The centerpiece of the La Paloma development is a Mobil Travel Guide four-star resort and country club which includes a 27-hole golf facility designed by Jack Nicklaus. The most recent construction was The Legends at La Paloma which is a new 312 unit luxury apartment complex.

                         Water and sewer service is provided to a majority of the neighborhood by the City of Tucson and the subject property is located within the County Foothills School District 16. Fire protection and police service is provided by Pima County.

                         In order to better understand and analyze the population and trends of the subject area, a study was prepared by Equifax Decision Systems which provided demographics within a 1-, 3-, and 5-mile radii of the subject area. The population estimates for 1990 were estimated at 5,676 within a 1-mile radius; 28,751 within a 3-mile radius; and 118,142 within a 5-mile radius. Population increased 198.48 percent between 1970 and 1980 and 67.58 percent between 1980 and 1990 within a 1-mile radius of the subject. Within 3 miles, growth was similar during 1970-1980 with a 208.21 percent increase and 73.05 percent from 1980 to 1990. Within a 5-mile radius, the percentage population growth was substantially less with increases of 49.58 and 32.37 percent from 1970 to 1980 and 1980 to 1990, respectively.

                         Residential units in the subject area within the 1- and 3-mile radii are predominately owner-occupied as opposed to renter-occupied (77.58 to 79.56 percent and 22.42 to 20.44 percent, respectively). These figures are consistent with the impressions by visual inspection of the area that there are a greater number of exclusive single-family residences than apartment complexes.

                         Substantial levels of household income in the immediate area of the subject suggest a relatively affluent population. Estimated 1990 income levels for households within a 1-mile and 3-mile radius of the subject property indicate a median income of $51,397 and $53,264 per year, respectively. The education level of the area population is high and most probably contributes to the high income levels. Approximately 85 percent of the area residents are high school graduates and 40 percent have completed college. The population is predominately between 25 and 54 years old within the 1- and 3-mile radii, with about 13 percent being 65 years and older.

NEIGHBORHOOD CONCLUSION  The subject property is perceived as being a positive attribute to the area by providing a quality multifamily development which blends well with the upper income residential communities nearby. Overall, the subject neighborhood is projected to continue to prosper in future years.

                        [MARKET AREA MAP APPEARS HERE]

                           APARTMENT MARKET ANALYSIS
--------------------------------------------------------------------------------

                    In our analysis of the Tucson Metropolitan (Metro) housing market and more specifically the Northwest and Catalina Foothills submarkets, we utilized data from the Metropolitan Tucson Land Use Study with information from the Statistics/Trends Summary published by RealData, Inc. It is important to note that prior to 1995, a publication titled "Market Strategies Apartment Survey Report" was utilized for the data now reported by RealData, Inc. Therefore, there could be some discrepancies in the presentation of data between 1995 and 1996. Both the Northwest and Catalina Foothills submarkets were included due to proximity and similarities; however, the subject is actually situated in the Catalina Foothills submarket. The study revealed an ever-changing market and a summary of the data follows.

INVENTORY           The rapid residential growth of the mid-1980s slowed during the late 1980s as a result of the general slowdown in the local economy and overbuilding. The multifamily sector experienced declines in activity with a drastic decrease in new building. Nevertheless, over the past two years there have been a number of new projects completed and more are under construction or are in the planning stage. As of the Third Quarter 1997, the metro Tucson area had a total inventory of 90,680 multi-family units with 6,928 units in the Northwest submarket and 8,185 units in the Catalina
                    Foothills submarket. The submarkets represent about 17 percent of the total inventory.

                    As of the Third Quarter 1997, there were 811 multi-family units under construction citywide and this does not include a number of units which are nearing completion and have begun lease-up. There are 1,277 units permitted across the city; however, all of these projects may not proceed.

VACANCY Vacancy levels for Metro Tucson and the submarkets showed improvements from 1990 to 1994. However, in 1995, there was a noticeable upswing. The following table summarizes the vacancy rates from the Second Quarter 1990 through the Third Quarter 1997. It is important to note that there is typically a swing in vacancy during the year due to seasonal demand. The summer months tend to report higher vacancies as some residents temporarily move and the winter months are much stronger due to the increase of extended stay visitors.

                                                                    VACANCY RATES
                                   ---------------------------------------------------------------------------
                                                      METRO                                        CATALINA
                                   Q:YEAR            TUCSON                NORTHWEST               FOOTHILLS
                                   ---------------------------------------------------------------------------
                                     III:97          8.66%                    7.55%                   7.02%
                                      II:97         10.39%                    8.82%                   8.98%
                                       I:97           8.3%                    7.92%                    8.6%
                                      IV:96           9.2%                    7.72%                  10.71%
                                     III:96          9.38%                     7.5%                  12.46%
                                      II:96          11.1%                     9.3%                   15.5%
                                       I:96           7.4%                     7.9%                    8.1%
                                      IV:95           7.9%                     7.6%                    8.6%
                                     III:95           7.9%                     6.3%                   11.0%
                                      II:95           8.9%                     9.7%                    9.0%
                                       I:95           3.6%                     3.9%                    3.8%
                                      IV:94           4.0%                     5.0%                    3.4%
                                     III:94           4.2%                     4.2%                    2.4%
                                      II:94           5.9%                     4.4%                    4.1%
                                       I:94           3.8%                     3.4%                    3.2%
                                      IV:93           5.8%                     4.1%                    3.9%
                                     III:93           7.9%                     5.6%                    6.2%
                                      II:93           8.3%                     3.9%                    7.7%
                                       I:93           6.6%                     3.8%                    5.6%
                                      IV:92           7.7%                     5.4%                    5.5%
                                     III:92           9.9%                     8.2%                    5.8%
                                      II:92          10.8%                     8.9%                    7.7%
                                       I:92           8.6%                     7.7%                    4.4%
                                      IV:91           8.0%                     7.7%                    4.3%
                                     III:91          10.4%                     7.7%                    5.9%
                                      II:91          14.5%                     8.9%                    9.8%
                                       I:91          11.4%                     7.9%                    8.0%
                                      IV:90          12.3%                     8.7%                    8.5%
                                     III:90          14.8%                    10.6%                   14.5%
                                      II:90          18.7%                    19.8%                   18.9%

                    Source: Marketing Strategies from II:90 to I:95 RealData, Inc. from II:95 to III:97


                    In summary, the overall vacancy citywide and in the submarkets declined from the Second Quarter 1990 through the First Quarter, 1995. The vacancy in Metro Tucson dropped from 18.7 percent in the Second Quarter 1990 to 3.6 percent in the First Quarter 1995. There were similar drops in both of the submarkets with the Northwest submarket dropping from
                    19.8 percent in the Second Quarter 1990 to 3.9 percent in the First Quarter 1995. The Catalina Foothills dropped from
                    18.9 percent in the Second Quarter 1990 to 3.8 percent in the First Quarter 1995. However, in 1995, both the citywide apartment market and the submarkets noticed an upswing in vacancies. The Metro Tucson vacancy rate increased to 8.9 percent in the Second Quarter of 1995 and has fluctuated from 7.9 percent to 11.1 percent since then. The overall vacancy rate as of the Third Quarter 1997 was 8.66 percent, which was down from the 9.38 percent rate for the same period the previous year. The Northwest and Catalina markets saw similar trends with vacancy increasing to 9.7 and 9.0 percent respectively in the Second Quarter 1995.

                    In the Northwest submarket, the Third Quarter 1997 vacancy rate was 7.55 percent virtually unchanged from from 7.5 percent the previous year. In the Catalina Foothills, the Third Quarter 1997 vacancy rate was 7.02 percent down from
                    12.46 percent the previous year. The higher vacancy rates since 1995 are a direct result of the affordability of home ownership and the over saturation of the market with new apartments. Overall, Pima County is continuing to see population increases, due primarily to an in-migration of people seeking affordable housing and a higher than average per capita income. With the slowdown in apartment development, the Metro Tucson apartment market should continue to stabilize from the effects of excessive building.

                    However, due to the amount of new construction many projects are feeling the impact and have sacrificed rents to to maintain their occupancy levels. The following summarizes the current physical occupancy level at some of the competitive properties.

                                                                                                    CURRENT PHYSICAL
                    APARTMENT COMPLEX                   YEAR BUILT                NO. OF UNITS         OCCUPANCY
                    --------------------------------------------------------------------------------------------------------
                    Tierra Catalina                          1983                     120                  92%
                    L'Auberge Canyon View                    1987                     264                  96%
                    Greens at Ventana                        1986                     265                  89%
                    The Arboretum                            1986                     352                  99%
                    Pinnacle Canyon                          1995                     225                  98%

ABSORPTION          According to Market Strategies, absorption of apartment
                    units in the Metro Tucson area has fluctuated significantly each quarter over the past few years. In 1990, absorption was estimated to be about 2,741 units. The Second Quarter
                    1990 showed a significant decline in absorption with a negative (2,765) units; however, this was followed by a substantial increase in the Third and Fourth Quarters with 2,335 units, and 2,111 units, respectively. Similarly in 1991 there was a negative absorption in the Second Quarter with a loss of (1,634) units followed by an increase in the Third Quarter to a positive 2,315 units and in the Fourth
                    Quarter to 1,350 units. Overall, there was a slight decline in the overall annual absorption with 2,679 units in 1991.
                    In 1992, the first two quarters reflected a negative absorption of (1,444) units; however, this rebounded in the second half of the year with 2,289 units. Overall, 1992 reflected a total absorption of 845 units. This was down from 1990 and 1991. In 1993, the second quarter was again one of the worst in terms of absorption. Overall absorption for the year was 1,408 units. In 1994, the absorption dropped somewhat to 1,084 units with the Second Quarter reporting a negative absorption of (1,211) units. These figures are according to Market Strategies. However, according to RealData, Inc., the annual absorption in 1994 was a negative (424) units. In 1995, RealData, Inc. reported another devastating year with a negative (447) units and the second quarter reported the worst figures. The first half of 1996 appears to have improved slightly over 1995 when comparing the first two quarters of the year; however, it reported a negative absorption of (667) units. Beginning in the Third Quarter 1996 the trend changed. Absorption was 1,561 in the Third Quarter 1996 and 755 in the Fourth
                    Quarter. First Quarter 1997 also showed significant absorption of 755 units. However, Second Quarter again showed a negative absorption of 866 units. The Third Quarter rebounded with positive absorption of 1,135 units. Overall the last four quarters showed positive absorption of 1,779 units, which is the best performance since 1991.

RENTAL RATES        The average rental rate of all projects in the Metro area
                    was $0.68 per square foot as of the Third Quarter of 1997.
                    The rents on the various unit types increased approximately
                    1.5 percent in the year ending Third Quarter 1997 from 1996.
                    The following summarizes the average rent per square foot by unit type excluding utilities for the Third Quarter 1997.

                                                                 AVERAGE RENT/SF EXCLUDING UTILITIES
                              ------------------------------------------------------------------------------------------------------
                                                                                                                     CATALINA
                                        UNIT TYPE                 METRO TUCSON               NORTHWEST               FOOTHILLS
                              ------------------------------------------------------------------------------------------------------
                                         Studio                      $0.82                      $0.82                   $0.93
                                         1BR/1BA                      0.72                       0.74                    0.78
                                      1BR/1BA/DEN                     0.62                       ----                    0.62
                                        2BR/1BA                       0.65                       0.67                    0.74
                                        2BR/2BA                       0.65                       0.62                    0.69
                                        3BR/2BA                       0.64                       0.67                    0.71

                    The average rents on all unit types is greater in the Catalina Foothills submarket than the overall Metro area and is the second highest of all submarkets (exception University). Given the quality, desirable location, and amenities, apartment rents in the Catalina Foothills submarket have historically been the highest in the area. The Northwest area has tracked relatively close to the citywide average. However, due to the amount of new construction, rents are not expected to increase over the next year. A summary of the current average asking rent per square foot for several of the subject's competitive projects follows.

                                                                                AVERAGE UNIT             AVERAGE ASKING
                                        PROPERTY                                   SIZE/SF                  RENT/SF
                                    ------------------------------------------------------------------------------------------
                                        Tierra Catalina                              1,172                    $0.61
                                        L'Auberge Canyon View Ventana                1,019                    $0.82
                                        The Greens at Ventana Canyon                 1,011                    $0.80
                                        The Arboretum                                  846                       NA
                                        Villa Sin Vacas                              1,028                       NA
                                        Colonia Del Rio                              1,010                       NA
                                        Boulders at La Reserve                         999                       NA
                                        La Reserve Villas                              927                       NA
                                        Legends at La Paloma                         1,013                       NA
                                        Skyline Bel Aire                             1,116                       NA
                                        San Ventana                                  1,067                       NA
                                        Pinnacle Canyon                              1,107                    $0.72


CONCLUSION          In 1995, vacancies for the Tucson Metro area began to
                    increase after several years at low levels. As of the Third
                    Quarter 1995, the overall vacancy level was 7.9 percent up from 4.0 percent at the same period in 1994. The vacancy rate for Third Quarter 1996 was 9.38 percent. The Third
                    Quarter 1997 figures show a decrease to 8.66 percent, reflecting a return to stabilization. Absorption levels began to decline in 1994 with negative absorption in 1995 due to the significant amount of new construction primarily in the Northwest and Catalina Foothills submarkets.

                    Absorption levels appear to be stabilizing in 1997 although there remains a significant amount of new construction. The Northwest and Catalina Foothills submarkets have traditionally been healthier than the overall citywide market with a lower vacancy and generally higher rents. However, there is a considerable amount of vacant land zoned for multifamily development in these submarkets and a number of new projects have been developed with a few more planned. This could pose a threat to the market if supply is not carefully monitored in keeping pace with demand. Also, the single-family residential market provides an alternative to the housing rental market. Home loan interest rates have been reasonable and many potential home buyers appear to be electing home ownership.

                   [SKYLINE VILLAGE SITE PLAN APPEARS HERE]

                                 SITE ANALYSIS
--------------------------------------------------------------------------------

LOCATION The subject is located along the west side of North Campbell Avenue, just north of East Skyline Drive in Tucson, Pima County, Arizona. It is more specifically situated at 6651 North Campbell Avenue.

SIZE AND SHAPE           The site is irregularly shaped with a total of 10.2356
                         acres or 445,863 square feet. It has frontage on North
                         Campbell Avenue.

ACCESS AND VISIBILITY    The subject property is located along the west side of
                         North Campbell Avenue, just north of East Skyline
                         Drive. The site is situated about ten miles northeast of the Tucson Central Business District (CBD) and about
                         12 miles northeast of the Tucson International Airport.
                         Access to the subject from these major activity centers is provided by a number of north/south and east/west thoroughfares. From both the CBD and the airport, one of the most direct routes is by heading north on Campbell Avenue just past East Skyline Drive to the subject property. Other major north/south thoroughfares, which lead to East Skyline Drive or Sunrise Drive, are 1st Avenue, Oracle Road, and Swan
                         Road.

                         Immediate access to the subject is provided by North Campbell Avenue. The main entry to the complex is off this thoroughfare. There are two entrances along the north/south artery providing access.

                         North Campbell Avenue - a two-laned, asphalt-paved, north/south artery with asphalt-paved shoulders.

ZONING The subject property is zoned "TR" Transitional under the City of Tucson Zoning Ordinance. Permitted uses include single-family dwellings, accessory buildings, churches, parks, public or private schools, agricultural uses, duplex dwellings, multiple dwellings, recreational facilities, mobile housing, colleges, community service agencies, libraries or museums, hospitals, clinics, clubs, private clubs, community storage garages, child care centers, professional offices, real estate offices, motel/hotels, and research facilities.

UTILITIES                The site is serviced by the following authorities.

                         Electricity.....................Tucson Electric Company
                         Telephone....U.S. West Communications and Mountain Bell
                         Water....................................City of Tucson
                         Sanitary and Storm Sewers...................Pima County

TERRAIN AND DRAINAGE     The site is sloping and at street grade. Upon site
                         inspection, the drainage appeared to be adequate.
                         According to the Federal Flood Insurance Rate Maps the subject lies within Zone C. Zone C is defined as "areas of minimal flooding."

SOIL AND SUBSOIL
CONDITIONS               No soil engineer's report was available to the
                         appraisers, and no soil tests were performed. The soils are assumed to have an adequate load-bearing capacity.

                           [ZONING MAP APPEARS HERE]

EASEMENTS AND
ENCUMBRANCES             A physical inspection of the site did not reveal any
                         easements adversely affecting the subject property. For purposes of this assignment, the appraisers assume that the subject's value or marketability is not adversely affected by the typical utility easements, which traverse the property.

RELATIONSHIP OF SITE
TO SURROUNDINGS          North:  Manzanita School
                         South:  Vacant land
                         East:   The Foothills subdivision (residential)
                         West:   Residential

REAL ESTATE TAXES        Real estate taxes and assessments for the Skyline
                         Village Apartments are coordinated by the Pima County
                         Assessor's office. The property is subject to a number of different taxing authorities and the taxes are calculated two ways. A portion of the total tax liability is calculated based on the "limited cash value" intended to create a ceiling on the assessment.
                         The limited cash value is multiplied by a 10 percent assessment ratio then multiplied by the rate per $100 of assessed value. This is considered the primary tax rate and includes the school district, community college, county, and state taxes. In 1997, the total tax rate is 9.7932 per $100 of assessed value. The remainder of the tax liability is based on the "full cash value" or current market value. This value is multiplied by 10 percent and then multiplied by the tax rate of 5.0276 per $100 of assessed value. Full cash value assessments are the secondary assessments and apply to various taxing authorities including bonds, school district, library, and special districts.

                         The following is a summary of the tax parcel number used to identify the subject property, the 1997 primary and secondary assessed values, and the total tax for 1997.

                                             PRIMARY ASSESSED       SECONDARY ASSESSED
                             TAX PARCEL NO.   VALUE (LIMITED)       (FULL CASH) VALUE        TOTAL TAX
                         -----------------------------------------------------------------------------------
                            1080205503            $730,800                 $730,800          $106,384.02

                         The 1997 real estate taxes were $106,384 based on the above assessment. Additionally there is a personal property tax of $1,763.85 and the total taxes equate to $108,148. This amount is grown at 4 percent to reflect the 1998 estimated taxes at $112,474 or $0.67 per square foot of livable area.

CONCLUSION               The subject site is irregularly shaped containing
                         10.2356 acres with sloping terrain. There are a few easements, which traverse the property; however, none are believed to adversely affect the site. The parcel is easily accessible with frontage on North Campbell
                         Avenue. The subject is zoned "TR" Transitional, by the City of Tucson, and it is believed to be in compliance.
                         The size and shape of the site provide flexibility for a variety of development.

                        [FLOOD PLAIN MAP APPEARS HERE]

                                 IMPROVEMENTS
--------------------------------------------------------------------------------

                         The subject site, a 10.2356-acre tract of land, is improved with a two-story apartment project known as Skyline Village. The improvements consist of 168 apartment units contained in 18 buildings constructed in 1985. Also situated on the site is a clubhouse, swimming pool, tennis court, and covered parking.

                         There are five basic floor plans for the 168 apartment units. The basic features of these floor plans are as follows:


                              NO. OF
                              UNITS          DESCRIPTION         SIZE (SF)      TOTAL SF
                            --------------------------------------------------------------
                               48               1BR/1BA             800          38,400
                               44           1BR/1BA Den           1,000          44,000
                               60               2BR/2BA           1,100          66,000
                                6            2BR/2BA TH           1,100           6,600
                               10            2BR/2BA TH           1,250          12,500
                              ---                                 -----        --------
                              168                                   997         167,500

                         The total net rentable area of 167,500 square feet within 168 apartment units results in an average of 997 square feet per unit. There are a total of 92 one-bedroom units and 76 two-bedroom units. Please note the total net rentable area and individual unit sizes have changed slightly from previous reports based on the most recent subject rent rolls received from the property owner.

                         The land area is 10.2356 acres, resulting in a density of 16.41 units per acre. The parking consists of approximately 270 spaces with 160 covered, which is
                         1.61 spaces per unit. The parking ratio is within industry standards.

                         A more detailed description is as follows:

FOUNDATION               Steel reinforced concrete slab with perimeter and
                         interior wire mesh. Second floors include wood frame, plywood subfloor, and lightweight concrete.

FRAMING                  Wood.

ROOF                     Pitched red tile and flat built-up.

EXTERIOR                 Masonry with painted stucco finish.

SECOND-STORY ACCESS      Metal stair rails with concrete risers and landings.

BALCONIES                Concrete and concrete supports with metal handrails.

INTERIOR FINISHES
 Living, Dining,
 and Bedrooms:           Painted and textured gypsum board walls and ceilings,
                         carpeting over pad, hollow-core wood doors, miniblinds, incandescent lighting, and fireplaces.

Bathrooms:               Vinyl tile floor coverings, porcelain tub with ceramic
                         tile shower, textured and painted gypsum board walls and ceilings, fiberboard vanities with laminate counters, porcelain sink, and commode.

Kitchens:                Vinyl tile floor coverings, formica countertops,
                         laminated fiberboard cabinets. Kitchen equipment includes a range/oven, refrigerator, disposal, microwave oven, and dishwasher.

PLUMBING                 Adequate and meets city code.

HVAC Central air-conditioning and heating provided by individual, compressor units.

ELECTRICAL               Switch-type circuit breakers, 120/240-volt, single-
                         phase service with each unit individually metered. Each unit has adequate electrical outlets and ceiling-mounted light fixtures. The copper wiring is in compliance with city code.

INSULATION               Batt-type in ceilings and walls.

SITE IMPROVEMENTS        Asphalt-paved parking, covered metal carports, pole
                         lighting, concrete sidewalks, a swimming pool, clubhouse, and tennis court.

LANDSCAPING              Extensive mature landscaping.

AGE AND CONDITION        The effective age of the subject is 12 years which
                         approximates the actual age and the remaining economic life is estimated to be 28 years.

SITE AREA                10.2356 acres or 445,863 square feet.

DEFERRED MAINTENANCE     Visual inspection of the property as well as estimates
                         by the management revealed several areas of deferred maintenance. Some of these include general interior and exterior repairs, HVAC repairs, pool repairs, parking lot repairs, roof replacement, etc. The deferred maintenance was estimated at about $120,100 and rounded to $125,000.

CONCLUSION               Upon a detailed inspection of the property, the
                         facility is believed to be of good quality and workmanship. The design and layout are felt to be functional and aesthetically appealing. The project has been well maintained and has an ongoing maintenance program; however, there are a few items previously listed as deferred maintenance. Overall, the apartments are in reasonably good shape and we believe the effective age of the improvements is about 12 years with a remaining economic life of 28 years.

                           [FLOOR PLAN APPEARS HERE]

                              SUBJECT PHOTOGRAPHS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                       View of clubhouse/leasing office



                            [PICTURE APPEARS HERE]

                   Interior view of clubhouse/leasing office

                            [PICTURE APPEARS HERE]

                             View of swimming pool


                            [PICTURE APPEARS HERE]

                             View of tennis courts

                            [PICTURE APPEARS HERE]

                 Interior view of Unit 111 living room (model)


                            [PICTURE APPEARS HERE]

                   Interior view of Unit 111 kitchen (model)

                            [PICTURE APPEARS HERE]

                   Interior view of Unit 111 bedroom (model)


                            [PICTURE APPEARS HERE]

                            Exterior view of units

                            [PICTURE APPEARS HERE]

                            View of interior street

                             HIGHEST AND BEST USE
--------------------------------------------------------------------------------

                    The highest and best use of a property must be determined because market value depends upon the property's most profitable use. The Appraisal of Real Estate, Tenth Edition,
                                    ----------------------------
                    defines highest and best use as:

                         "The reasonably probable and legal use of vacant land or improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

                    There are two distinct types of highest and best use. The first type is the highest and best use of the land as if vacant. The second type is the highest and best use of a parcel as improved. This pertains to the use that should be made of the property as it currently exists.

                    In determining the highest and best use of a site, four items must be considered: possible physical limitations of the site, possible legal or permissible uses, and what uses are financially feasible, and produce the maximum return on the site. A careful neighborhood and site analysis is essential in estimating the highest and best use of the site as if vacant.

                    The following is our analysis of the highest and best use as it pertains to the subject property and according to the
                    four essential tests.
SUBJECT PROPERTY
AS IF VACANT        LEGALLY PERMISSIBLE - Within the scope of a legal analysis, the subject site is zoned "TR" Transitional under the City of Tucson Zoning Ordinance. This district is intended to provide for development of single-family dwellings, accessory buildings, churches, parks, public or private schools, agricultural uses, duplex dwellings, multiple dwellings, recreational facilities, mobile housing, colleges, community service agencies, libraries or museums, hospitals, clinics, clubs, private clubs, community storage, garages, child care centers, professional offices, real estate offices, motel/hotels, and research facilities.

                    PHYSICAL POSSIBILITY - Many physical characteristics of a site can affect the use to which it can be put. These characteristics can include size, shape, location, road frontage, topography, easements, utility availability, flood plain, and surrounding patterns.

                    The subject site is irregularly shaped and encompasses
                    10.2356 acres, allowing for reasonable flexibility in developing the site. It has frontage along the west side of North Campbell Avenue. The topography of the site is sloping and drainage appears to be good. Development in the immediate area is primarily multifamily and single-family residential. The area appears most conducive to multifamily development given the surrounding projects and terrain. The subject site has adequate utility capacity, enjoys a functional size and shape, and is not affected by any adverse easements or restrictions.

                    After considering all of the physical characteristics of the site noted above plus other data in the Site section of this appraisal report, physically possible land uses are limited to multifamily development. The primary deterrents to other types of development were the subject's location, terrain, zoning, and surrounding use patterns which helped to eliminate other site improvements such as commercial, single-family, and office development from our analysis.

                    FINANCIAL FEASIBILITY - In view of the present market conditions, financial feasibility is directly proportional to the amount of net income that could be derived from the subject. After having eliminating all other development from our analysis, the financial feasibility of multifamily development must be tested.

                    The subject is located in the Catalina Foothills submarket, which is experiencing an overall vacancy as of Third Quarter 1997 of 7.02 percent. Physical vacancy at the subject property is 7 percent. The Catalina Foothills submarket vacancy level has increased significantly from the 2.4 percent reported in the Third Quarter of 1994 due to an abundance of new apartment construction. In the early 1990's, rental rates had been increasing at a strong pace; however, with the large number of new units under construction or recently completed, rental rates have stabilized. The average rents in the submarket range from $0.62 to $0.93 per square foot depending on the size of the unit. The average rent at the newer complexes typically ranged from $0.75 to $1.00 per square foot, which is within the feasible range at which to build. However, as previously mentioned, the market has experienced an abundance of new construction and the new projects are offering rent concessions of up to one month free. Therefore, given the number of units either recently completed or under construction, additional apartment construction does not appear to be feasible at this time until the supply has been absorbed.

                    MAXIMUM PRODUCTIVITY - After considering the current economic climate, the subject's location, and financial feasibility of certain land uses, more than likely a present development of the land would not produce a positive cash flow for multifamily development which would be sufficient to satisfy the developer of the project. However, due to the subject's location and the socio-economic status of the neighborhood, we are of the opinion that multifamily apartment units conducive to the subject site would produce the highest net return over the longest period of time. The site's location along the west side of North Campbell Avenue gives it good access and visibility, within an affluent single-family residential area, which is conducive to apartment development. Therefore, after considering the alternatives, we believe the highest and best use of the site, as vacant, is to hold for future apartment development.

SUBJECT PROPERTY
AS IMPROVED         The property, as improved, is tested for two reasons. First to identify the use of the property that is expected to produce the highest overall return per invested dollar, and the second reason is to help in identifying comparable properties. The four tests or elements are also applied in this analysis.

                    LEGALLY PERMISSIBLE - Within the scope of a legal analysis, the subject site utilized for apartment use is reasonable since it is a legal use.

                    PHYSICAL POSSIBILITY - Based on the subject's land size (10.2356 acres), terrain, configuration, and the improvement's positioning relative to the subject site, it is felt that it would not be physically possible to increase the size of the current improvements and remain competitive. The density of the subject is approximately 16.41 units per acre. Thus, based on the aforementioned factors, it is judged that the improvements represent the largest amount of space that could currently be developed under current site conditions.

                    FINANCIALLY FEASIBLE - The discussion of the financial feasibility of the subject, as if vacant, would also apply to the test as improved. Based on the economic conditions for alternative market segments, it was concluded that the subject's present improvements are satisfactory to fulfill this test.

                    In the Income Approach section of this report, the appraisers estimated income and expenses for the subject. The net operating income derived suggests that the property is capable of generating income in excess of operating expenses, exclusive of return on investment requirements and debt service. The net operating income was capitalized into a value indication that was supported by the Sales Comparison Approach. Additionally, the value indication is in excess of the estimated value of the land. This indicates that the subject "as improved" is a feasible entity.

                    MAXIMUM PRODUCTIVITY - The test for this element is also from the market. The comparables analyzed suggest that under competent and prudent management, the subject could produce an adequate return to substantiate its existence.

                    Based on the subject's current use, we have determined that as a multifamily apartment complex, it positively contributes to the value of the site, and as a result is presently developed according to its highest and best use. However, the subject does not represent the "optimum" use due to some deferred maintenance.

                             APPRAISAL PROCEDURES
--------------------------------------------------------------------------------

                    Traditionally, three valuation approaches or techniques are used in the appraisal of real estate. These are the Cost Approach, Sales Comparison Approach, and Income Approach.

COST APPROACH       In the Cost Approach, the appraisers obtain an estimate of value by adding to the land value the estimated value of the physical improvements. This value is derived by estimating the replacement cost new of the improvements and, when appropriate, deducting the reduction in value caused by accrued depreciation. According to the Appraisal Institute, the basic principle of the Cost Approach is that buyers judge the value of an existing structure by comparing it to the value of a newly constructed building with optimal functional utility, assuming no undue cost due to delay.
                    Thus, the appraiser must estimate the difference in value between the subject property and a newly constructed building with optimal utility.

                    The Cost Approach was not used as this method of valuation is typically the least reliable indicator of value in older projects such as the subject since estimates of depreciation are difficult to accurately measure in the marketplace. Additionally, it is often the perception of investors that cost does not necessarily equate to value and the purchase price is not typically based on construction costs.

SALES COMPARISON
APPROACH This approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the immediate area or competing areas. The principle of substitution is employed and basically states when a property is replaceable in the market, its value can be set by the cost of acquiring an equally desirable and comparable property. This technique is viewed as the value established by informed buyers and sellers in the market.

INCOME APPROACH     The measure of value in this approach is capitalization of the net income, which the subject property will produce during the remaining economic life of the improvements. This process consists of two techniques. The first technique estimates the gross income, vacancy, expenses, and other appropriate charges. The resulting net income or net cash flow is then capitalized. The second technique projects the gross income, vacancy, expenses, other appropriate charges, net income, and cash flow over a projected holding period.
                    The resulting cash flow and reversion (future value) are discounted at an appropriate rate and added in order to arrive at an indication of current value from the standpoint of an investment. These methods provide an indication of the present worth of anticipated future benefits (net income or cash flow) to be derived from ownership of the property.
                    Both techniques were utilized in analyzing the subject property.

SUMMARY The appraisers, in applying the tools of analysis to the valuation problem, seek to simulate the thought process of the most probable decision-maker. The appraisers' judgment concerns the applicability of alternative tools of analysis to the facts of the problem, the data and information needed to apply these tools, and the selection of the analytical approach and data most responsive to the problem in question.

                    Thus, depending on the type of property appraised or the purpose of the appraisal, one approach may carry more weight or may point to a more reliable indication of the value of the property being appraised than the other approach. In some instances, because of the inadequacy or unavailability of data, one of the approaches may be given little weight in the final value estimate.

                       [IMPROVED SALES MAP APPEARS HERE]

----------------------------------------------------------------------------------------------------------------------
                                                     TUCSON AREA
                                                IMPROVED SALES SUMMARY
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
 SALE                                 SALE        CASH EQUIV.      YEAR      NO. OF        NRA       OCCUP.     NOI/SF
 NO.          NAME/LOCATION           DATE        SALE PRICE       BUILT     UNITS      AVG/UNIT     AT SALE    /UNIT
----------------------------------------------------------------------------------------------------------------------
  1     Pinnacle Canyon               11/97       $11,727,000       1995      225        228,931       98%        N/A
        7050 E. Sunrise Drive                                                              1,017
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  2     Pinnacle Heights              11/97       $16,364,000       1995      310        339,364       97%        N/A
        7990 E. Snyder Road.                                                               1,095
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  3     Foothills                     11/97       $ 7,600,000       1984      270        167,910       97%        N/A
        5441 N. Swan Road                                                                    622
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  4     Sandstone                     06/97       $ 8,849,000       1986      330        181,167      100%     $ 4.88
        405 E. Prince Road                                                                   549               $2,682
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  5     Hilands I                     06/97       $12,500,000       1985      426        234,324       95%     $ 5.87
        5755 E. River Road                                                                   550               $3,228
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  6     Windsail                      03/97       $10,037,000       1985      300        243,952       94%     $ 4.11
        7300 N. Mona Lisa Road                                                               813               $3,346
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  7     Cobble Creek                  01/97       $ 9,250,000       1980      301        217,382       91%        N/A
        7700 E. Speedway Blvd.                                                               722
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  8     Sundown Village               12/96       $11,350,000       1984      330        279,758       90%     $ 3.97
        8215 Oracle Road                                                                     848               $3,367
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  9     Rio Cancion                   12/96       $17,400,000       1983      379        343,370       90%     $ 4.77
        2400 E. River Road                                                                   906               $4,324
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
  10    Sonoran Terraces              08/96       $18,750,000       1985      374        416,256       90%     $ 4.23
        7887 N. La Cholla Blvd.                                                            1,113               $4,710
        Tucson, AZ
----------------------------------------------------------------------------------------------------------------------
        SUBJECT                                                     1985      168        165,700       93%     $ 4.33
        Skyline Village                                                                      977               $4,313
        6651 N. Campbell Avenue
        Tucson, Az
----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
                                                    CASH EQUIVALENT PRICE
------------------------------------------------------------------------------
 SALE                                   PER        PER        OVEALL
 NO.           NAME/LOCATION            SF        /UNIT        RATE     EGIM
------------------------------------------------------------------------------
  1     Pinnacle Canyon               $51.23     $52,120       N/A      5.69
        7050 E. Sunrise Drive
        Tucson, AZ
------------------------------------------------------------------------------
  2     Pinnacle Heights              $48.22     $52,787       N/A      5.60
        7990 E. Snyder Road.
        Tucson, AZ
-------------------------------------------------------------------------------
  3     Foothills                     $45.26     $28,148       N/A      5.38
        5441 N. Swan Road
        Tucson, AZ
-------------------------------------------------------------------------------
  4     Sandstone                     $48.84     $26,815      10.0%      N/A
        405 E. Prince Road
        Tucson, AZ
-------------------------------------------------------------------------------
  5     Hilands I                     $53.34     $29,343      11.0%      N/A
        5755 E. River Road
        Tucson, AZ
-------------------------------------------------------------------------------
  6     Windsail                      $41.14     $33,457      10.0%     5.74
        7300 N. Mona Lisa Road
        Tucson, AZ
-------------------------------------------------------------------------------
  7     Cobble Creek                  $42.55     $30,731       N/A      6.35
        7700 E. Speedway Blvd.
        Tucson, AZ
-------------------------------------------------------------------------------
  8     Sundown Village               $40.57     $34,394     10.09%     5.53
        8215 Oracle Road
        Tucson, AZ
-------------------------------------------------------------------------------
  9     Rio Cancion                   $50.67     $45,910      9.42%     6.31
        2400 E. River Road
        Tucson, AZ
-------------------------------------------------------------------------------
  10    Sonoran Terraces              $45.04     $50,134      9.39%     6.59
        7887 N. La Cholla Blvd.
        Tucson, AZ
-------------------------------------------------------------------------------
        SUBJECT
        Skyline Village
        6651 N. Campbell Avenue
        Tucson, Az
-------------------------------------------------------------------------------

                           SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

                    The Sales Comparison Approach is considered a good valuation method in the event that a sufficient number of similar and recent transactions can be found and accurately verified. The key to the Sales Comparison Approach is that a sufficient number of comparable sales be present to reflect an accurate indication of value. In such an event, market value can be derived directly from the sales, since all complexities involved are properly weighed according to their significance to actual buyers and sellers.

                    This approach is based upon prices paid in actual market transactions. It is a process of correlating and analyzing recently sold properties, which are similar to the subject. The reliability of this technique depends upon (a) the degree of comparability of the property appraised with each sale, (b) the length of time since the sale, (c) the accuracy of the sales data, and (d) the absence of unusual conditions affecting the sale.

                    The comparison process must be based on sales, which constitute acceptable evidence of motivations inherent to the market, occurring under similar market conditions, of similar or reasonably similar apartment projects. These projects were selected since they are reasonably comparable to the subject property. A map and a summary of the comparable sales can be found on the preceding pages. The sales ranged in time from August 1996 to November 1997. Reference is made to the individual sales data included in the Addenda section of this report.

                    In our analysis of the sales data, important considerations as to comparability were condition of the property, gross income when combined with percent (%) occupied at sale date, unit size, terms of sale, location, and motivation. The sales provide units of comparison, which can be adjusted and then applied, to the subject to derive an estimate of value. Because these individual factors are difficult to quantify, we compared the improved sales based on net operating income
                    (NOI) per square foot and per unit. Theoretically, the NOI takes into consideration the various physical factors, which influence value. An analysis of NOI likewise considers economic differences in each improved property sale because income is also a function of the current market. Thus, with this analysis, all the factors affecting a sale can be reduced to the common denominator of net operating income. Also, we considered the effective gross income multiplier method. There follows a discussion of our analysis and value conclusion by the Sales Comparison Approach.

SALES ADJUSTMENT
ANALYSIS

PROPERTY RIGHTS     Property rights consists of ownership, legal estate,
                    economic benefits, and financial components. Our valuation is of the leased fee estate on an all cash basis. Since all the sales were reported to be of the leased fee estate, no adjustment was necessary.

CASH EQUIVALENCY    Standard definitions of market value include payment in
                    "cash or its equivalent." The equivalent includes financing terms generally available in the market. In many cases comparable sales carry atypical financing terms that require an adjustment to cash equivalency. There are basically two areas, which may require adjustments for terms. One is the amount of cash down payment and the other is favorable financing or a low interest rate on the note/mortgage. Where terms were considered to be more favorable than the market at the time of sale, cash equivalency adjustments are made.
                    All of the sales used in this analysis were cash transactions or were considered equivalent and therefore, did not require a cash equivalent adjustment.

CONDITION OF SALE   Adjustments for condition of sale usually reflect the
                    motivations of the buyer and the seller. Although conditions of sale are perceived as applying only to sales that are not arm's length transactions, some arm's length sales may reflect atypical motivations or sale conditions due to unusual tax considerations, sale at legal auction, lack of exposure on the open market, etc. The sales utilized in our analysis were not reported to be reflective of such situations; therefore, no adjustment was necessary.

NET OPERATING
INCOME ANALYSIS     In lieu of specific adjustments, we compared the improved
                    sales based on the net operating income (NOI) per square foot and NOI per unit. This method presents a comparison based on the income which a property is capable of generating. Theoretically, the NOI takes into consideration the various factors, which influence value such as quality, size, amenities offered, location, age, condition etc. Thus, these differing factors can be reduced to the common denominator of net operating income.

                    The various sales reflected NOIs per square foot ranging from $3.97 to $5.87 and NOIs per unit ranging from $2,682 to $4,710. The subject NOI (with reserve expenses) has been approximated at $4.33 per square foot or $4,313 per unit from the Direct Capitalization analysis in the Income Approach section of this report.

                    To estimate an adjustment for each sale, the subject's NOI has been compared to the individual NOI of the comparable sales. This adjustment should account for all the various physical and economic differences in each improved property sale as income is a function of the current market. Market conditions should reflect perceived risk, or other factors, which may affect value. The following chart presents the adjustment process.

                     SALE     SALE     SALE    SUBJECT     ADJUST.    ADJUST.
                      NO.   PRICE/SF  NOI/SF   NOI/SF      FACTOR    PRICE/SF
                    ----------------------------------------------------------
                      1      $51.23     NA      $4.33        NA         NA
                      2       48.22     NA       4.33        NA         NA
                      3       45.26     NA       4.33        NA         NA
                      4       48.84    4.88      4.33     0.88730      43.34
                      5       53.34    5.87      4.33     0.73765      39.35
                      6       41.14    4.11      4.33     1.05353      43.34
                      7       42.55     NA       4.33        NA         NA
                      8       40.57    3.97      4.33     1.09068      44.25
                      9       50.67    4.77      4.33     0.90776      46.00
                     10       45.04    4.23      4.33     1.02364      46.10

                    After adjustments, the sales reflected a range in value for the subject from $39.35 to $46.10 per square foot. Sales 6 and 10 have the most similar net operating incomes per square foot and they reflect values of $43.34 and $46.10 per square foot. Placing emphasis on these sales, tempered with the other sales, a value of $45.00 per square foot is estimated for the subject. From this value the $125,000 in deferred maintenance is deducted to arrive at the "as is" value of the subject. The calculation is shown below.

                    165,700 SF x $45.00/SF.......................... $7,456,500
                    Less Deferred Maintenance.......................   (125,000)
                                                                      ---------
                    "As Is" Value via NOI/SF........................ $7,331,500
                                                             Rounded $7,300,000

                     SALE     SALE        SALE    SUBJECT    ADJUST.   ADJUST.
                      NO.   PRICE/UNIT  NOI/UNIT  NOI/UNIT   FACTOR   PRICE/UNIT
                    ------------------------------------------------------------
                      1      $52,120       NA      $4,313      NA        NA
                      2       52,787       NA       4,313      NA        NA
                      3       28,148       NA       4,313      NA        NA
                      4       26,815     2,682      4,313   1.60813    43,122
                      5       29,343     3,228      4,313   1.33612    39,206
                      6       33,457     3,346      4,313   1.28900    43,126
                      7       30,730       NA       4,313      NA        NA
                      8       34,394     3,367      4,313   1.28096    44,057
                      9       45,910     4,324      4,313   0.99746    45,793
                     10       50,134     4,710      4,313   0.91571    45,908

                    After adjustments, the sales reflected a range in value for the subject from $39,206 to $45,908 per unit. Sales 9 and 10 reflected the most similar NOI per unit to the subject and had adjusted values of $45,793 and $45,908 per unit. Based on all the data, we estimated a value for the subject of $45,000 per unit. The following indication reflects an "as is" value per unit for the subject considering the subject's deferred maintenance.

                    168 units x $45,000/unit........................ $7,560,000
                    Less: Deferred maintenance......................   (125,000)
                                                                     ----------
                    Value via NOI Price/Unit Method................. $7,435,000
                                                             Rounded $7,400,000

EFFECTIVE GROSS
INCOME
MULTIPLIER METHOD   In addition to the NOI price per square foot and price per unit analysis, we have employed an effective gross income multiplier analysis to the sales based on the sales' actual effective gross income multipliers (EGIM). Unlike the price per unit analysis, EGIMs cannot be adjusted for dissimilar factors when compared to the subject. Instead, certain factors must be closely analyzed for determining comparability of the multiplier to the subject property.
                    These include the timing of the sale and whether market condition changes have occurred between the date of valuation and the sale date, as well as occupancies and expense ratio levels, and the comparability of the sale in terms of its physical features and the resulting income stream potential. Listed below are the details of the sales we felt to be pertinent in our selection of a reasonable
                    EGIM for the subject. All factors were considered in our interpretation of the data leading to the EGIM of the sales.


                         SALE   DATE OF SALE   EGIM   OCCUPANCY   EXPENSE RATIO
                        --------------------------------------------------------
                          1         11/97      5.59      98%            N/A
                          2         11/97      5.60      97%            N/A
                          3         11/97      5.38      97%            N/A
                          6         03/97      5.74      94%          42.58%
                          8         12/96      5.53      90%          45.86%
                          9         12/96      6.31      90%          40.57%
                         10          8/96      6.59      90%          39.48%
                        Subject                          93%          44.08%

                    The sales indicated EGIMs ranging from 5.38 to 6.59, with all sales operating at or near stabilized levels. Based on this data, we believe an EGIM of 5.8 is reasonable for the subject considering the subject's quality and expense ratio. Applying the 5.8 EGIM to the subject's stabilized effective gross income, and deducting for deferred maintenance, results in the following value indication.

                    5.80 x $1,276,270............................... $7,402,366
                    Less: Deferred maintenance......................   (125,000)
                                                                     -----------
                    Value via EGIM Method........................... $7,277,366
                                                             Rounded $7,300,000

CONCLUSION          The NOI per square foot and per unit methods presented a
                    value indication between $7,300,000 and $7,400,000 and the effective gross income multiplier method indicated a value of $7,300,000. Weight has been given to the net operating income comparisons because this method reflects both income and expense information. The EGIM method only accounts for income and does not take into consideration expenses, which can vary from property to property. Therefore, it is our opinion that the leased fee market value of the subject property based on the indication provided by the Sales
                    Comparison Approach, all cash, on an "as is" basis as of November 30, 1997, is

                  SEVEN MILLION FOUR HUNDRED THOUSAND DOLLARS
                                 ($7,400,000)

                   [MAP OF COMPARABLE RENTALS APPEARS HERE]

====================================================================================================================================

                                                      COMPARABLE RENT SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   CURRENT
                           YEAR   NO. OF  AVG. UNIT  PHYSICAL              UNIT   EFFECTIVE  EFFECTIVE
NO. NAME/LOCATION          BUILT  UNITS   SIZE(SF)   OCCUP.   UNIT TYPE  SIZE/SF  RENT/MO  RENT/SF/MO.     AMENITIES/COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
1   Tiena Catalina         1983   120      1,172     92%       1BR/1BA      900      $640    0.71      Amenities include a swiming
    3201 E Skyline Drive                                       1BR/1BA      916       680    0.74      pool, spa, tennis court,
                                                               2BR/2BA     1,207      790    0.65      clubroom, covered parking,
                                                               2BR/2BA     1,233      850    0.69      washer/dryer hook-ups,
                                                             2BR/2BA/TH    1,304      890    0.68      mocrowave, fireplace
                                                             3BR/2BA/TH    1,525      950    0.62      Concessions: None
------------------------------------------------------------------------------------------------------------------------------------
2   L'Auberge Canyon view  1987   264      1,019     96%       1BR/1BA      724   $   725    1.00      Amenities include a swimming
    6650-55 N Kolb Road                                        2BR/2BA      909       775    0,85      pool, tennis court, washer/
                                                               2BR/2BA     1,049      825    0.79      dryer, microwave, fireplace,
                                                               2BR/2BA     1,095      875    0.80      jacuzzi, clubroom, and
                                                               3BR/2BA     1,223    1,010    0.82      covered parking.
                                                               3BR/2BA     1,243    1,010    0.81      Concessions:  None
                                                               3BR/2BA     1,291    1,010    0.78
------------------------------------------------------------------------------------------------------------------------------------
3   The Greens at Ventana  1986   265      1,011     89%     1BR/1BA/DEN    818   $   714    0.87      Amenities include 3 swimming
    5800 N Kolb Road                                         1BR/1BA/DEN    847       740    0.87      pools,spa, washer/dryer,
                                                               2BR/2BA      945       775    0.82      microwave,fireplace, club
                                                               2BR/2BA      974       739    0.76      room, and covered parking.
                                                               2BR/2BA     1,018  787-737 0.77-0.82    Concessions: One-half month
                                                               2BR/2BA     1,050      800    0.76      free.
                                                             2BR/2BA/DEN   1,169  914-964 0.78-0.82
                                                             2BR/2BA/DEN   1,207      950    0.79
------------------------------------------------------------------------------------------------------------------------------------
4   The Arboretum          1986   496        811     99%       1BR/1BA      520       475    0.91      Amenities include 3 swimming
    4700 N Kolb Rd.                                            1BR/1BA      616       500    0.81      pools, club-room, exercise
                                                               1BR/1BA      686       510    0.74      room, laundry facilities,
                                                               1BR/1BA      767       560    0.73      washer/dryer hook-ups,
                                                               2BR/1BA      984       650    0.66      fireplace, and covered
                                                               2BRI2BA      995       710    0.71      parking. Concessions:
                                                               2BR/2BA     1,001      735    0.73      One-half month free rent.
                                                               3BR/2BA     1,200      799    0.67      $175 off if deposit on
                                                                                                       l/st/ visit.
------------------------------------------------------------------------------------------------------------------------------------
5   Villa Sin Vacas        1985    72      1,114    90's     1BR/1BA/DEN    930       835    0.90      Amenities include washer
    7601 N. Calle Sin                                          2BR/2BA     1,195    1,050    0.88      dryer, fireplace, microwave,
    Envidia                                                    3BR/2BA     1,458    1,200    0.82      covered parking, clubhouse,
                                                                                                       Concessions: None
------------------------------------------------------------------------------------------------------------------------------------
6   Colonia Del Rio 4601   1985   176      1,010    90's       1BR/1BA      713       560    0.79      Amenities include washer/
    N. Via Entrada                                             1BR/1BA      796       590    0.74      dryer, microwave, pool,
                                                               lBR/1BA     1,022      655    0.64      covered parking, fireplace,
                                                               2BR/1BA     1,068      680    0.64      exercise facility,
                                                             2BR/2BA/TH    1,170      795    0.68      playground, spa Concessions:
                                                               3BR/2BA     1,345  795-810 0.59-0.60    $200 off first month's
                                                                                                       rent
====================================================================================================================================

====================================================================================================================================

                                                 COMPARABLE RENT SUMMARY (Cont'd)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   CURRENT
                           YEAR   NO. OF  AVG. UNIT  PHYSICAL              UNIT   EFFECTIVE  EFFECTIVE
NO. NAME/LOCATION          BUILT  UNITS   SIZE(SF)   OCCUP.   UNIT TYPE  SIZE/SF  RENT/MO  RENT/SF/MO.      AMENITIES/COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
7   Boulders at La         1995    240      999       N/A      1BR/1BA        725      595     0.82     Amenities include pool, spa,
    Reserve 1500 E. Pusch                                     1BR/1BA/DEN     929      655     0.71     microwave, some fireplaces,
    Wilderness                                                  2BR/2BA     1,057      740     0.70     garages, fitness center
                                                                3BR/2BA     1,268      860     0.68     Concessions: 1/2 mo. free
                                                                                                        rent on 1-2BR and 1 mo. free
                                                                                                        rent on 3 BR with 12 mo.
                                                                                                        lease.
------------------------------------------------------------------------------------------------------------------------------------
8   La Reserve Villas      1988    240      900       90's     1BR/1BA        697      580     0.83     Amenities include 2 pools,
    10700 N. La Reserve                                        2BR/2BA        943      690     0.73     spa, washer/dryer,
                                                               2BR/2BA        957      750     0.78     microwave, some fireplaces,
                                                               3BR/2BA      1,111      875     0.79     fitness center, clubhouse
                                                                                                        Concessions: None
------------------------------------------------------------------------------------------------------------------------------------
9   Legends at La Paloma   1995    312     1,034      90's     1BR/1BA        745      675     0.91     Amenities include 2 pools,
    3750 E. Via Palomita                                       2BR/2BA      1,036      795     0.77     spa, washer/dryer,
                                                               3BR/2BA      1,258      975     0.78     microwave, fireplace,
                                                                                                        fitness center, clubhouse.
                                                                                                        Concessions: 1 mo. free
------------------------------------------------------------------------------------------------------------------------------------
10  Skyline Bel Aire       1979    136     1,125      90's     1BR/1BA/DEN    968      615     0.64     Amenities include pool, spa,
    6255 Camino                                     2BR/2BA                 1,263      815     0.65     2 tennis courts, washer/
    Pimeria Alta                                                                                        dryer, fireplace, covered
                                                                                                        parking, clubhouse.
                                                                                                        Concessions:  1 BR $590/mo.;
                                                                                                        $300 off first mo. on  a
                                                                                                        12 mo. lease and $150 off
                                                                                                        first  mo. on a 6 mo. lease.
------------------------------------------------------------------------------------------------------------------------------------
11  Pinnacle Canyon        1995    225     1,017      98%      1BR/1BA        795      650     0.82     Amenities include pool, spa,
    7050 E. Sunrise                                            1BR/1BA        840      675     0.80     washer/dryer, microwave,
    Road                                                       2BR/2BA      1,124      775     0.69     built in TV, garages
                                                               2BR/2BA      1,152      800     0.69     available, clubhouse,
                                                               3BR/2BA      1,351      935     0.69     exercise facility,
                                                                                                        computer center
                                                                                                        Concessions:  1 mo. free for
                                                                                                        12 mo. lease.
------------------------------------------------------------------------------------------------------------------------------------
    SUBJECT PROPERTY       1985    168       997      91%      1BR/1BA        800      550     0.69     Amenities include a
    Skyline Village                                           1BR/1BA/DEN   1,000      650     0.65     swimming pool, tennis court,
    6651 N Campbell                                            2BR/2BA      1,100  750-800  0.68--0.73  clubroom, laundry facility,
    Avenue                                                    2BR/2BA/TH    1,100      850     0.77     and covered parking.
                                                              2BR/2BA/TH    1,250      850     0.68     Concessions: $250 off the
                                                                                                        first month's rent.
====================================================================================================================================

                                INCOME APPROACH
--------------------------------------------------------------------------------
                    In estimating the market value of the subject property, one method used by the appraisers was the Income Approach. The Income Approach to value is predicated on the assumption that there is a definite relationship between the amount of net income a property will earn and its value. Ultimately, the Income Approach seeks to estimate the present worth of an anticipated net income stream based on an analysis of its quality, quantity, and duration. In accordance with the principle of substitution, a prudent investor would pay no more to receive an income stream from a specified property than any other property producing an equally desirable income stream.

                    Typically, the first step in the Income Approach is to estimate the potential gross income according to market rent. Market rent means the "going rent" in the neighborhood based on past history and present conditions. Vacancies are then deducted to arrive at effective gross income. Estimated annual expenses are deducted from the effective gross income, resulting in an indication of net operating income before debt service. From the estimated net annual income, annual debt service and deferred maintenance (if applicable), are subtracted to obtain annual cash flow to equity. This cash flow can be capitalized into an indication of equity value by direct capitalization utilizing an overall equity rate, or if debt does not exist, an overall capitalization rate. It may also be projected into the future over a selected but appropriate holding period, and discounted along with the anticipated equity reversion at the market discount rate and added in order to arrive at the net present equity value for the subject property. In either method, the present mortgage balance (if applicable) would be added to the equity value to obtain the total value of the property. Since our valuation is on a cash basis, no mortgages were considered. The appraisers have utilized both methods in valuing the subject property on an all cash basis.

ESTIMATED GROSS
RENTAL INCOME       Income for the subject property is produced by rental income from the various rental units, as well as laundry income, forfeited security deposits, and miscellaneous income.
                    Information provided by the on-site leasing agents indicated the following current rent schedule:

                                  BASED ON "RESIDENT PAYS UTILITIES"
                      --------------------------------------------------------
                        TYPE      UNITS  SIZE (SF) RENT/MO. RENT/SF  MO. TOTAL
                      --------------------------------------------------------
                       1BR/1BA       48      800    $550     $0.69   $ 26,400
                      lBR/1BA/Den    44    1,000     650      0.65     28,600
                       2BR/2BA       59    1,100     750      0.68     44,250
                       2BR/2BA        1    1,100     800      0.73        800
                      2BR/2BA/TH      6    1,100     850      0.77      8,500
                      2BR/2BA/TH     10    1 250     850      0.68      5,100
                                    ---    -----    ----     -----   --------
                                    168      997    $676     $0.68   $113,650

                    These rents have been compared to closely located and similarly designed apartment complexes in the subject's general area. For the purpose of this analysis, we have considered twelve apartment complexes that were found to be most comparable. They range in total size from 140,644 to 269,048 square feet, in

====================================================================================================================================

                                             SUBJECT - RENT ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------
                                              UNIT           AVG.         AVG.
                             UNIT TYPE      SIZE (SF)   RENT/MONTHLY   RENT/MONTHLY   COMPARABILITY
------------------------------------------------------------------------------------------------------------------------------------
SUBJECT                        lBR/lBA        800         $550          $0.69
L'Auberge Canyon View The      lBR/lBA        724          725           1.00            Superior
Greens at Ventana            lBR/lBA/DEN      818          714           0.87            Superior
Tierra Catalina                lBR/lBA        900          640           0.71           Comparable
The Arboretum                  1BR/lBA        767          560           0.73           Comparable
Colonia Del Rio                1BR/lBA        796          590           0.74           Comparable
Boulders at La Reserve         lBR/lBA        725          595           0.82            Superior
La Reserve Villas              1BR/lBA        697          580           0.83            Superior
Legends at La Paloma           lBR/1BA        745          675           0.91            Superior
Pinnacle Canyon                1BR/1BA        795          650           0.82            Superior
------------------------------------------------------------------------------------------------------------------------------------
SUBJECT                      lBR/lBA/DEN    1,000          650           0.65
Tierra Catalina                lBR/lBA       916           680           0.74           Comparable
The Arboretum                  2BR/lBA       984           650           0.66           Comparable
Villa Sin Vacas              lBR/lBA/DEN     930           835           0.90            Superior
Colonia Del Rio                lBR/1BA      1,022          655           0.74           Comparable
Boulders at La Reserve       lBR/lBA/DEN     929           655           0.71           Comparable
Skyline Bel Aire             lBR/lBA/DEN     968           615           0.64           Comparable
------------------------------------------------------------------------------------------------------------------------------------
SUBJECT                        2BR/2BA      1,100        750-800       0.68-.73
L'Auberge Canyon View          2BR/2BA      1,095          875           0.80            Superior
The Greens at Ventana          2BR/2BA      1,050          800           0.76           Comparable
Tierra Catalina                2BR/2BA      1,207          790           0.65           Comparable
Arboretum                      2BR/2BA      1,001          735           0.73           Comparable
Villa Sin Vacas                2BR/2BA      1,195         1,050          0.88            Superior
Colonia Del Rio                2BR/2BA      1,068          680           0.64           Comparable
Boulders at La Reserve         2BR/2BA      1,057          740           0.70           Comparable
La Reserve Villas              2BR/2BA       957           750           0.78           Comparable
Legends at La Paloma           2BR/2BA      1,036          795           0.77           Comparable
Pinnacle Canyon              2BR/2BR/2BA    1,124          775           0.69           Comparable
------------------------------------------------------------------------------------------------------------------------------------
SUBJECT                        2BR/2BA      1,100          850           0.77
L'Auberge Canyon               2BR/2BA      1,095          875           0.80            Comparable
The Greens at Ventana          2BR/2BA      1,050          800           0.76            Comparable
Tierra Catalina                2BR/2BA      1,207          790           0.65             Inferior
Arboretum                      2BR/2BA      1,001          735           0.73            Comparable
Villa Sin Vacas                2BR/2BA      1,195         1,050          0.88             Superior
Colonia Del Rio                2BR/2BA      1,068          680           0.64             Inferior
Boulders at La Reserve         2BR/2BA      1,057          740           0.70             Inferior
La Reserve Villas              2BR/2BA       957           750           0.78            Comparable
Legends at La Paloma           2BR/2BA      1,036          795           0.77            Comparable
Pinnacle Canyon              2BR/2BA/TH     1,024          775           0.69             Inferior
------------------------------------------------------------------------------------------------------------------------------------
SUBJECT                      2BR/2BA/TH     1,250          850           0.68
L'Auberge Canyon View        2BR/2BA/TH     1,243         1,010          0.81             Superior
The Greens at Ventana        2BR/2BA/TH     1,207          950           0.79             Superior
Tierra Catalina                3BR/2BA      1,304          890           0.68            Comparable
Arboretum                    2BR/2BA/TH     1,200          799           0.67            Comparable
Colonia Del Rio                3BR/2BA      1,170          795           0.64            Comparable
Boulders at La Reserve         3BR/2BA      1,268          860           0.68            Comparable
La Reserve Villas              3BR/2BA      1,111          875           0.79            Comparable
Legends at La Paloma           2BR/2BA      1,258          975           0.78             Superior
Skyline Bel Aire               3BR/2BA      1,263          815           0.65            Comparable
Pinnacle Canyon                3BR/2BA      1,351          935           0.69            Comparable
====================================================================================================================================

                    average unit size from 846 to 1,172 square feet, and in physical occupancy from 89 to 99 percent. The comparable rentals are summarized on the previous page.

                    All of the comparables surveyed were located within the subject's general vicinity. The comparables average rent ranged from $0.61 to $0.82 per square foot. Rent Comparables 1, 4, and 6 are believed to be most comparable to the subject overall, specifically, in terms of overall physical condition, location, rental rates, and the amenities offered.

                    It is important to note that these rents are reflective of the current market. The Tucson area is somewhat seasonal and rents do not tend to be increased during the summer months. Also, a number of new units within the market have recently been completed and more are under construction; therefore, rents are not expected to increase over the short term. In fact, rent concessions are reportedly being offered. The current asking average monthly rent for the subject is $0.68 per square foot and the actual contract rents average about $0.63 per square foot.

                    After considering each of the aforementioned factors, including the subject's historical performance, we are of the opinion that the subject's asking rentals are reasonable. Given the subject's 93 percent physical occupancy and actual rents, the projected market effective rental rates for the subject are summarized as follows:

                                    BASED ON "RESIDENT PAYS UTILITIES"
                    --------------------------------------------------------------------
                                     TOTAL   SIZE     TOTAL  RENT/     MO.      RENT/
                       UNIT TYPE     UNITS   (SF)     (SF)   MONTH    TOTAL     SF/MO.
                    --------------------------------------------------------------------
                        1BR/1BA        48     800    38,400   $550   $ 26,400   $0.69
                      1BR/1BA/Den      44   1,000    44,000    650     28,600    0.65
                        2BR/2BA        59   1,100    64,900    750     45,000    0.68
                        2BR/2BA         1   1,100     1,100    800        800    0.73
                      2BR/2BA/TH        6   1,100     6,600    850      5,100    0.77
                      2BR/2BA/TH       10   1,250    12,500    850      8,500    0.68
                                      ---   -----   -------   ----   --------   -----
                                      168     997   167,500   $676   $113,650   $0.68

                    Gross Annual Rental Income: $113,650 x 12 months =
                    $1,363,800

OTHER INCOME        In addition to rental income from apartments, other income is generated by laundry and vending machines, forfeited security deposits, late charges, and miscellaneous items.
                    Other income in 1991 was reported at $34,062 or $0.21 per square foot. In 1992, other income dropped to $25,501 or $0.16 per square foot, in 1993 it was $26,394 or $0.16 per square foot, in 1994 it was $28,391 or $0.17 per square foot, 1995 it was $25,233 or $0.15 per square foot, in 1996 it was $0.16 per square foot. The 1997 figure is $22,348 or $0.13 per square foot. Based on our experience with similar type properties and the actual performance of the subject, we have estimated other income at $23,450 or $0.14 per square foot.

                    From this we have arrived at our estimate of scheduled gross income as if 100 percent occupied:

                    Gross Rental Income                $1,363,800
                    Other Income ($0.14/SF)                23,450
                                                       ----------
                    Total Potential Gross Income       $1,387,250

================================================================================================================================

                                                          SKYLINE VILLAGE
                                                        HISTORICAL EXPENSES

--------------------------------------------------------------------------------------------------------------------------------
      EXPENSE                    ACTUAL 1991         ACTUAL 1992         ACTUAL 1993         ACTUAL 1994         ACTUAL 1995
     CATEGORY                 PER SF  PER UNIT    PER SF  PER UNIT    PER SF  PER UNIT    PER SF  PER UNIT    PER SF  PER UNIT
--------------------------------------------------------------------------------------------------------------------------------
Real Estate Taxes              $0.59      $570     $0.65      $759     $0.55      $534     $0.58      $567     $0.60      $580
Insurance                       0.07        69      0.05        57      0.07        70      0.06        63      0.07        69
Personnel                       0.65       625      0.64       753      0.66       638      0.48       467      0.50       482
Utilities                       0.59       575      0.50       588      0.60       577      0.41       396      0.42       404
Repairs & Maintenance           0.39       376      0.38       451      0.42       407      0.35       342      0.46       444
Contract Services               0.18       176      0.19       222      0.21       200      0.11       108      0.10       102
General Administrative          0.12       113      0.26       308      0.23       222      0.19       187      0.16       158
Management                      0.34       326      0.36       407      0.34       325      0.36       352      0.38       364
                               -----    ------     -----    ------     -----    ------     -----    ------     -----    ------
        TOTAL                  $2.93    $2,830     $3.03    $3,545     $3.08    $2,973     $2.56    $2,482     $2.68    $2,602
================================================================================================================================

--------------------------------------------------------------------
      EXPENSE                    ACTUAL 1996         ACTUAL 1997
     CATEGORY                 PER SF  PER UNIT    PER SF  PER UNIT
--------------------------------------------------------------------
Real Estate Taxes              $0.66      $639     $0.60      $595
Insurance                       0.07        72      0.06        61
Personnel                       0.52       517      0.57       567
Utilities                       0.42       420      0.39       387
Repairs & Maintenance           0.45       450      0.43       431
Contract Services               0.10        95      0.09        93
General Administrative          0.16       164      0.21       212
Management                      0.36       356      0.35       350
                               -----    ------     -----       ---
        TOTAL                  $2.74    $2,713     $2.70        26%
====================================================================

============================================================================================================

                                                 COMPARABLE
                                              EXPENSE ANALYSIS

------------------------------------------------------------------------------------------------------------
COMPARABLE                           1                    2                  3             BRA PROJECTIONS
------------------------------------------------------------------------------------------------------------
Expense Year                         1997                1997                1997                1998
NRA                               116,084             140,564              58,018             167,500
No. units                             120                 120                  60                 168
Year Built                           1986                1983                1986                1985
  Average Unit Size(SF)               967                1171                 967                 977

------------------------------------------------------------------------------------------------------------
      EXPENSE CATEGORY        PER SF  PER UNIT    PER SF  PER UNIT    PER SF  PER UNIT    PER SF  PER UNIT
------------------------------------------------------------------------------------------------------------
Real Estate Taxes              $0.59      $570     $0.65      $759     $0.55      $534     $0.67      $669
Insurance                       0.07        69      0.05        57      0.07        70      0.07        73
Personnel                       0.65       625      0.64       753      0.66       638      0.58       581
Utilities                       0.59       575      0.50       588      0.60       577      0.49       489
Repairs & Maintenance           0.39       376      0.38       451      0.42       407      0.48       477
Contract Services               0.18       176      0.19       222      0.21       200      0.14       140
General Administrative          0.12       113      0.26       308      0.23       222      0.18       176
Management                      0.34       036      0.36       407      0.34       325      0.37      5.00%
                               -----    ------     -----    ------     -----    ------     -----    ------
  TOTAL EXPENSES               $2.93    $2,830     $3.03    $3,515     $3.08    $2,973     $2.98    $2,976
============================================================================================================

VACANCY AND COLLECTION
LOSS ESTIMATE              In a stable market, vacancy and collection loss for
                           an apartment complex will be in the 3 to 7 percent range. This covers the time lag during re-leasing and normal refurbishing of apartment units, and the loss of income resulting from bad debt or other vacancies.
                           According to our market analysis, the subject's
                           Catalina Foothills area had a physical vacancy of
                           7.02 percent in the Third Quarter 1997 and the overall market was reportedly at 8.66 percent.
                           Quarterly vacancies tend to fluctuate as a result of a seasonal decline in demand during the summer months. The vacancy level for both the overall market and the submarket increased significantly in 1995 due to a number of new projects, which have recently been completed. The current vacancy rates have showed some improvements, signaling a return to stabilization. In surveying the direct competition, the current physical vacancies have decreased slightly from those reported last year however, they remain at levels which tend to indicate an over-built market.
                           Currently, the subject reportedly has a 7 percent physical vacancy and the subject's economic vacancy given current market rents is 15 percent. The primary difference between the physical and economic vacancy is due to the difference between market and contract rents and discounts given for concessions. Given this data we have projected a 10 percent economic vacancy in Fiscal Year 1998. We estimate after the first year of the cash flow some of the excess inventory will be absorbed and the subject property should be capable of maintaining a stabilized vacancy of 8 percent.

EXPENSE ANALYSIS           The various expenses necessary in the operation of
                           the subject have been estimated including fixed expenses, operating expenses, and reserves for replacement. Proper appraisal technique demands that an appraiser rely on typical expenses as opposed to actual expenses, which may vary according to management or special circumstances. In addition, the total expenses per square foot should be within a range typical for similar projects. Reserves for replacement are estimated based on age, condition, and construction quality. It is re-emphasized that all income, as well as expense estimates, are based on the assumption of competent and prudent management.

                           We have based the following estimate of project expenses on comparable apartment projects located in the subject area, as well as the actual historical performance of the subject property. The facing table summarizes annualized 1997 expenses reported by three "individually metered" comparable projects, as well as the subject property's actual expenses from 1991 through 1997.

                           REAL ESTATE TAXES - The Pima County Assessor's Office coordinates the real estate taxes for Skyline Village. The property is subject to a number of different taxing authorities and there are two assessments. In 1997, both the limited cash value and full cash value assessments will be $730,800. The 1997 taxes were $100,035 or $0.60 per square foot based on the subject property operating statement. The taxes for Fiscal Year 1998 have been estimated at $112,474 or $0.67 per square foot.

                           INSURANCE - This category includes fire and extended coverage. Insurance costs can vary from one property to another depending upon the type and whether a blanket policy is used. Often times a property owner will insure multiple properties on one policy in an effort to reduce the cost of insurance per project. Our expense estimate is based upon typical costs for an individually insured apartment project in the Tucson area. The subject's actual insurance costs were $0.06 per square foot in 1991, $0.05 per square foot in 1992, $0.06 per square foot in 1993, $0.06 per square foot in 1994, $0.07 per square foot in 1995, and $0.7 per square foot in 1996. The 1997 expense was $0.06 per square foot. The comparables reflected this expense between $0.05 and $0.07 per square foot. Based on this data, we estimated insurance at $0.07 per square foot in the first year or $12,194. This expense is expected to increase 4 percent annually throughout our projection period.

                    PERSONNEL - This category includes salaries for office managers, leasing agents, maid services, payroll taxes, and FICA. This category is not to be confused with the category of Management. The expense comparables reflected a personnel expense ranging from $0.64 to $0.66 per square foot. Figures for the subject in 1997 indicate this expense at $0.57 per square foot. The subject's actual figures for 1993, 1994, 1995, and 1996 were $0.47, $0.48, $0.50, and $0.52 per square foot, respectively. Based on historical figures at the subject property and tempering them with the market data, we have estimated this expense at $97,552 or $0.58 per square foot. This expense is expected to increase 4 percent annually throughout our projection period.

                    UTILITIES - This expense category includes electric, gas, water, and sewer for the apartment's common area. The subject's actual figures for 1993, 1994, 1995, and 1996 were $0.39, $0.41, $0.42, and $0.42 per square foot, respectively. Figures for 1997 indicate this expense at $0.39 per square foot. The comparables indicated a range from $0.50 to $0.60 per square foot. Based on this data, we have estimated this expense at $0.49 per square foot, or $82,075. This expense is expected to increase 4 percent annually throughout our projection period.

                    REPAIR AND MAINTENANCE - These expenses are necessary in order to keep the property in good repair including plumbing, air-conditioners, electrical, draperies, carpets, janitorial supplies, and decorative costs. The expense comparables indicated a range from $0.38 to $0.42 per square foot. Figures for 1997 indicate this expense at $0.43 per square foot, while actual figures for 1993, 1994, 1995, and 1996 were $0.28, $0.35, $0.46, and $0.45 per square foot, respectively. Due to the age, overall condition, and the ongoing maintenance at the subject property, an estimate of $0.48 per square foot or $80,132 has been projected for the subject. This expense is expected to increase 4 percent annually throughout our projection period.

                    CONTRACT SERVICES - This expense category includes landscaping, security, etc. The comparables range between $0.18 and $0.21 per square foot. The subject's actual figures for 1993, 1994, 1995, and 1996 were $0.10, $0.11,
                    $0.10, and $0.10 per square foot, respectively. Figures for 1997 indicate this expense at $0.09 per square foot. We have estimated this expense for the subject at $0.14 per square foot or $23,450 and this expense is expected to increase 4 percent annually throughout our projection period.

                         GENERAL ADMINISTRATIVE - This expense category includes professional, legal, and accounting costs, administration costs, promotional expenses, etc. The expense comparables indicate a range of $0.12 to $0.26 per square foot. Actual figures for the subject in 1993, 1994, 1995, and 1996 were $0.20, $0.19, $0.16, and $0.16 per square foot, respectively. The figures for the subject in 1997 are $0.21 per square foot. We have estimated this expense for the subject at $0.18 per square foot or $29,614. This expense is expected to increase 4 percent annually throughout our projection period.

                         MANAGEMENT - This includes the fee to outside management or ownership for managing the property. This expense is typically a percentage of the effective gross income of the property. The industry standard for an apartment complex of this size and quality is between 3 and 5 percent of effective gross income. The management fee for the subject is reportedly 5 percent of effective gross income. The comparables reflected this expense between $0.34 and $0.36 per square foot. The subject's expense in 1993, 1994, 1995, and 1996 appear reasonable at $0.34, $0.36, $0.38, and $0.36 per square foot, respectively. The expenses for 1997 are at $0.35 per square foot. Based on this data we have projected the management fee at 5 percent of effective gross income in each year of our analysis, which was cross-checked on a per-square-foot basis.

EXPENSE SUMMARY          The subject's total expenses were $2.40 per square foot
                         in 1993, $2.56 per square foot in 1994, $2.68 per square foot in 1995, and $2.74 per square foot in 1996.
                         Expenses for 1997 are $2.70 per square foot. The expense comparables ranged from $2.93 to $3.08 per square foot and from $2,830 to $3,515 per unit.
                         Considering the size and quality of the subject, the overall expenses appear reasonable. Our estimate of the total expenses for Fiscal Year 1998 at $2.98 per square foot or $2,976 per unit.

RESERVES FOR
REPLACEMENT              A replacement allowance provides for the periodic
                         replacement of building components that wear out more rapidly than the building itself and must be replaced periodically during the building's economic life. These may include roof covering, carpeting, appliances, compressors, parking areas, drives, etc. The subject was constructed in 1985 and appears to have had ongoing maintenance since its construction. It is our opinion that a reserve allowance of $300 per unit or about
                         $0.30 per square foot is adequate to provide for the continued maintenance of the project. This was included in our expenses prior to concluding the net operating income.

DEFERRED MAINTENANCE     The subject improvements are in good condition;
                         however, there is some deferred maintenance. This has been estimated at about $125,000. This includes appliance repair and replacement, carpet replacement, window covering replacement, interior and exterior repairs, roof repairs, air-conditioning and equipment repair, pool repair, water heater replacement, landscaping, painting, and paving.

DISCOUNTED CASH FLOW
ANALYSIS DISCUSSION      The most realistic method for estimating value via the
                         Income Approach is through the use of Discounted Cash
                         Flow Analysis. The Market Value of a real estate investment under the Discounted Cash Flow Method is defined as the discounted sum of all net cash inflows plus the property's discounted reversionary value.
                         Primarily, any given property is only worth the value of the income derived from it.

                         The general methodology of Discounted Cash Flow involves the following steps: 1) increasing each year's cash flows by an appropriate appreciation factor; 2) discounting each year's net cash flow by an appropriate discount rate; 3) deriving the property's reversionary value in the final year and discounting it to the present; and 4) the summation of all cash flows, including final year reversion, into an estimate of value.

                         According to the Third Quarter 1997 real estate investor survey compiled by Peter F. Korpacz & Associates, Inc. the apartment market is being flooded with capital, primarily from REIT's, rendering it almost impossible for large institutional investors to land deals. In addition, brokers have fewer properties to market either because long-term holders are buying product before it is ever offered on the market place or because owners are not willing to sell. The main factor is investors are watching to determine if investment locations are the pace of job growth. The slower pace of job growth in many markets, coupled with continued increases in multi-family and single family permits as well as attractive interest rates could combine to negatively effect the apartment market. As such, some investors are increasing overall vacancy allowance in their acquisition analyses and backing off on revenue growth assumptions. However, apartment investment continues to be attractive for pension funds and REIT's and we anticipate investors will continue to find the apartment market a desirable investment.

DISCOUNT RATE            Over the past several years, the internal rate of
                         return (IRR) has gained greater usefulness and market acceptance as an investment measure. IRR is the yield on an investment based on an initial cash investment, annual cash flows to the property, as well as resale proceeds. IRR allows for return on investment as well as recapture of the original investment when factoring in the reversion. To simulate this process, we have relied upon several investor surveys, which detail reasonable yields or IRR requirements of purchasers. We have used this rate as a discount rate that, when applied to projected cash flows and net resale proceeds
                         (reversion), results in the present value of the property.

                         According to the Third Quarter 1997 investor survey compiled by Peter F. Korpacz & Associates, Inc., investors for apartment properties indicated a return requirement ranging from 10.00 to 12.50 percent with an average of 11.16 percent. This TRR depends on the conservative or aggressive nature of rental and expense growth assumptions, as well as location and other factors. Corporate "Baa" bonds are typically viewed as an alternative investment. As of October 11, 1996, the yield was 8.07 percent up from 7.71 percent one year earlier. Real estate is considered riskier due to illiquidity, competition, burden of management, and market conditions; therefore, approximately 150 basis points or more could be added to this percentage rate in a normal market. Based on the previous data and considering the amount of new construction in the market and the lease-up time required to regain stabilization, we believe a 12.50 percent discount rate is reasonable based on an all cash sale and alternative investments. While this is 134 basis points higher than the indicated average by the previously mentioned survey, we believe it reflects the added risk in the market.

CAPITALIZATION RATE      The subject property's reversionary value is derived by
                         capitalizing the eleventh year's net operating income.
                         As mortgage rates have fluctuated over the past several years, it becomes difficult to apply a band of investment method to establish a capitalization rate because capitalization rates do not react dramatically to ups and downs of mortgage interest rates.
                         Additionally, the mercurial nature of the recent market creates a large variance of returns depending on property potential. Again, according to the previously cited investor survey, investors of apartment properties indicated a terminal capitalization rate range from 8.0 to 10.25 percent with an average of 9.29 percent. This range appears reasonable after analyzing recent sales in the area, which follow.

                              SALE   IDENTIFICATION     SALE DATE   CAPITALIZATION RATE
                         ------------------------------------------------------------------
                                4    Sandstone            06/97               10%
                                5    Hilands I            06/97               11%
                                6    Windsail             03/97               10%
                                8    Sundown Village      12/96            10.09%
                                9    Rio Cancion          12/96             9.42%
                               10    Sonoran Terrace      08/96             9.39%

                         Based upon the aforementioned factors and the quality of the subject, it is our opinion that a 9.5 percent "going-in" capitalization rate was appropriate in this market. Typically, the terminal capitalization rate would be higher than the "going-in" capitalization rate due to the greater risk and older age of the property at the end of the projection period. Therefore, we believe a terminal capitalization rate of 10.5 percent is appropriate for the subject property. The resulting value indicates a first year capitalization rate of
                         9.28 percent.

CASH FLOW ASSUMPTIONS    .    Rents were based on an average current rental rate
                              of approximately $0.68 per square foot. During the projection period rents were increased at a rate of 0 percent in Year 1 and 4 percent per year thereafter. As previously discussed in the "Apartment Market Analysis" section of this report, the subject area's average rental rates have increased at a healthy pace in the early
                              1990's; however, with the significant amount of new construction the growth has slowed.

                         . The subject's current physical vacancy is 7 percent and the economic vacancy rate is about 15 percent. The primary reason for the discrepancy between the physical and economic rent is the difference between market and contract rents as well as discounts given for concessions. Due to the large supply of excess inventory in the current market, we estimate 10 percent vacancy for the first year of the cash flow. It is our opinion that the subject should be capable of obtaining an 8 percent vacancy rate for the for the remainder of the holding.

                         . The property has been appraised based on a "resident pays utilities" status.

                         . Expenses (with the exception of management) have been increased at an average growth rate of 4 percent annually over the 11-year projection period. Management expenses are based on a percentage of effective gross income and increase with occupancy and rental increases.

                         .    A discount rate of 12.50 percent was utilized.

                         . A terminal capitalization rate of 10.5 percent was believed reasonable.

                         . A sales cost of 4 percent of the reversionary value was estimated.

                         A cash flow analysis for the subject may be found on the following pages. The estimated leased fee market value for the subject on an "as is" basis via discounted cash flow method is

                              SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                             ($7,500,000)

===============================================================================================================================
                                                       SKYLINE VILLAGE APARTMENTS
Fiscal Year Ending 11/30                                 1998         1999         2000         2001         2002         2003
-------------------------------------------------------------------------------------------------------------------------------
Income:
Apt. Rents                                         $1,363,800   $1,418,352   $1,475,086   $1,534,090   $1,595,453   $1,659,271
Rent/SF/Mo.                                             0.679        0.706        0.734        0.763        0.794        0.826
Other Income/Yr.                                       23,450       24,388       25,364       26,378       27,433       28,531
                                                  -----------   ----------   ----------   ----------   ----------   ----------
Gross Income                                       $1,387,250   $1,442,740   $1,500,450   $1,560,468   $1,622,886   $1,687,802

% Vacancy                                               10.00%        8.00%        8.00%        8.00%        8.00%        8.00%
Vacancy Allowance                                     138,725      115,419      120,036      124,837      129,831      135,024
                                                  -----------   ----------   ----------   ----------   ----------   ----------
Effective Gross Income                             $1,248,525   $1,327,321   $1,380,414   $1,435,630   $1,493,055   $1,552,778

                             ----------------
Expenses:                    $/UNIT    $/SF
                             ----------------
Real Estate Taxes               669    0.67        $  112,474   $  116,973   $  121,652   $  126,518   $  131,579   $  136,842
                             ----------------
Insurance                        73    0.07            12,194       12,682       13,189       13,717       14,265       14,836
                             ----------------
Personnel                       581    0.58            97,552      101,454      105,512      109,733      114,122      118,687
                             ----------------
Utilities                       489    0.49            82,075       85,358       88,772       92,323       96,016       99,857
                             ----------------
Repairs and Maintenance         477    0.48            80,132       83,337       86,671       90,138       93,743       97,493
                             ----------------
Contract Services               140    0.14            23,450       24,388       25,364       26,378       27,433       28,531
                             ----------------
General Administrative          176    0.18            29,614       30,799       32,031       33,312       34,644       36,030
                             ----------------
Management Fee                 5.00%   0.37            62,426       66,366       69,021       71,782       74,653       77,639
                             ----------------
Reserves for Replacement        300    0.30            50,400       52,416       54,513       56,693       58,961       61,319
                             ----------------     -----------   ----------   ----------   ----------   ----------   ----------
Total Expenses                                     $  550,317   $  573,773   $  596,724   $  620,593   $  645,416   $  671,233
Per SF                                                   3.29         3.43         3.56         3.71         3.85         4.01
                                                  -----------   ----------   ----------   ----------   ----------   ----------
Net Operating Income                               $  698,208   $  753,548   $  783,690   $  815,038   $  847,639   $  881,545
Per SF                                                   4.17         4.50         4.68         4.87         5.06         5.26

Capital Items:                                        125,000            0            0            0            0            0
                                                  -----------   ----------   ----------   ----------   ----------   ----------
Cash Flow                                          $  573,208   $  753,548   $  783,690   $  815,038   $  847,639   $  881,545
                                                  -----------   ----------   ----------   ----------   ----------   ----------
Present Value Factor                  12.50%         0.888889     0.790123     0.702332     0.624295     0.554929     0.493270

Present Value of Cash Flow                         $  509,518   $  595,396   $  550,411   $  508,824   $  470,380   $  434,840

NOI in 10th Year                                   $1,072,534   Present Value of Income Stream
Ro at Reversion                                         10.50%  Present Value of Reversion
                                                  -----------
                                                                --------------------------------------------------------------
Indicated Reversion                               $10,214,609   Indicated Value of Subject
Less: Sales Costs                      4.00%          408,584   Indicated Value/SF
                                                  -----------
                                                                Indicated Value/Unit
Reversion in 10th Yr                               $9,806,025   GIM at Indicated Value
                                                                Ro at Indicated Value

==================================================================================================================

Fiscal Year Ending  11/30                                2004         2005         2006         2007         2008
------------------------------------------------------------------------------------------------------------------
Income:
Apt. Rents                                         $1,725,642   $1,794,668   $1,866,454   $1,941,113   $2,018,757
Rent/SF/Mo.                                             0.859        0.893        0.929        0.966        1.004
Other Income/Yr.                                       29,672       30,859       32,093       33,377       34,712
                                                  -----------   ----------   ----------   ----------   ----------
Gross Income                                       $1,755,314   $1,825,526   $1,898,547   $1,974,489   $2,053,469

% Vacancy                                                8.00%        8.00%        8.00%        8.00%        8.00%
Vacancy Allowance                                     140,425      146,042      151,884      157,959      164,278
                                                  -----------   ----------   ----------   ----------   ----------
Effective Gross Income                             $1,614,889   $1,679,484   $1,746,664   $1,816,530   $1,889,191


Expenses:

Real Estate Taxes                                  $  142,315   $  148,008   $  153,928   $  160,086   $  166,489

Insurance                                              15,429       16,046       16,688       17,356       18,050

Personnel                                             123,434      128,372      133,507      138,847      144,401

Utilities                                             103,851      108,005      112,325      116,818      121,491

Repairs and Maintenance                               101,393      105,448      109,666      114,053      118,615

Contract Services                                                     29,672       30,859       32,093       33,377       34,712

General Administrative                                                37,471       38,970       40,529       42,150       43,836

Management Fee                                                        80,744       83,974       87,333       90,827       94,460

Reserves for Replacement                                              63,772       66,323       68,976       71,735       74,604
                                                                 -----------   ----------   ----------   ----------   ----------
Total Expenses                                                    $  698,082   $  726,005   $  755,046   $  785,248   $  816,657
Per SF                                                                  4.17         4.33         4.51         4.69         4.88
                                                                 -----------   ----------   ----------   ----------   ----------
Net Operating Income                                              $  916,807   $  953,479   $  991,618   $1,031,283   $1,072,534
Per SF                                                                  5.47         5.69         5.92         6.16         6.40

Capital Items:                                                             0            0            0            0            0
                                                                 -----------   ----------   ----------   ----------   ----------
Cash Flow                                                         $  916,807   $  953,479   $  991,618   $1,031,283   $1,072,534
                                                                 -----------   ----------   ----------   ----------   ----------
Present Value Factor                                                0.438462     0.389744     0.346439     0.307946     0.000000

Present Value of Cash Flow                                        $  401,985   $  371,613   $  343,536   $  317,580   $        0

NOI in 10th Year               Present Value of Income Stream     $4,504,081
Ro at Reversion                Present Value of Reversion          3,019,727

                                                                ------------
Indicated Reversion            Indicated Value of Subject         $7,523,809
Less: Sales Costs              Indicated Value/SF                 $    44.92
                               Indicated Value/Unit               $   44,785
Reversion in 10th Yr           GIM at Indicated Value                   5.52
                               Ro at Indicated Value                    9.28%
===============================================================================================================================

================================================================================
                                 CASH FLOW SUMMARY
          --------------------------------------------------------------
             Fiscal Year        Annual          12.50%         PV of
            Ending 11/30      Cash Flows     NPV Factor     Cash Flows
          --------------------------------------------------------------
                    1998      $  573,208       0.888889     $   509,518
                    1999      $  753,548       0.790123         595,396
                    2000      $  783,690       0.702332         550,411
                    2001      $  815,038       0.624295         508,824
                    2002      $  847,639       0.554929         470,380
                    2003      $  881,545       0.493270         434,840
                    2004      $  916,807       0.438462         401,985
                    2005      $  953,479       0.389744         371,613
                    2006      $  991,618       0.346439         343,536
                    2007      $1,031,283       0.307946         317,580
                                                                -------

          Total                                             $ 4,504,081

          Projected NOI in 11th Year                        $ 1,072,534
          Going-out Capitalization Rate                           10.50%
                                                            -----------
          Estimated Value of Property at
            End of 10th Year                                $10,214,609
          Less Sales Cost @                       4.00%        (408.584)
                                                            -----------
          Value of Reversion at End of
            10th Year                                       $ 9,806,025
          Discount Factor                        12.50%        0.307946
                                                            -----------
          Present Value of the Reversion                    $ 3,019,727
          Sum of Present Values of Cash Flow                  4,504.081
                                                            -----------
          Market Value as of November 30, 1997              $ 7,523,809
                                         Rounded            $ 7,520,000

================================================================================

==============================================================================
                          SKYLINE VILLAGE APARTMENTS

Fiscal Year Ending 11/30--                                        1998
-------------------------------------------------------------------------------
Income:
Apt. Rents                                                  $1,363,800
Rent/SF/Mo.                                                      0.679
Other Income/Yr.                                                23,450
                                                            ----------
Gross Income                                                $1,387,250

% Vacancy                                                         8.00%
Vacancy Allowance                                              110,980
                                                            ----------
Effective Gross Income                                      $1,276,270

                                   -------------------
Expenses:                             $/Unit     $/SE
                                   -------------------
Real Estate Taxes                        669     0.67       $  112,474
                                   -------------------
Insurance                                 73     0.07           12,194
                                   -------------------
Personnel                                581     0.58           97,552
                                   -------------------
Utilities                                489     0.49           82,075
                                   -------------------
Repairs and Maintenance                  477     0.48           80,132
                                   -------------------
Contract Services                        140     0.14           23,450
                                   -------------------
General Administrative                   176     0.18           29,614
                                   -------------------
Management Fee                          5.00%    0.37           63,814
                                   -------------------
Reserves for Replacement                 300     0.30           50,400
                                   -------------------
                                                            ----------
Total Expenses                                              $  551,705
Per SF                                                            3.29
                                                            ----------
Net Operating Income                                        $  724,566
Per SF                                                            4.33

Capitalization Rate                                               9.50%
                                                            ----------
Fee Simple Stabilized Market Value                          $7,627,005
Less:    Rent Loss Due to Lease-up                          $   16,803
         Deferred Maintenance                               $  125,000
                                                            ----------
Leased Fee "As Is" Market Value                             $7,485,202
Leased Fee "As Is" Market Value (Rounded)                   $7,490,000
===============================================================================

                    RENT LOSS DUE TO LEASE-UP/CONTRACT RENT
                    ---------------------------------------

                                                              Year 1
                                                              ------

                    Stabilized NOI                          $  724,566
                    Projected NOI                           $  706,586
                                                            ----------
                    Rent Loss                               $   17,980
                    PV Factor @        7.00%                  0.934579
                                                            ----------
                    PV Income Loss                          $   16,803


                    CUMULATIVE LOSS                         $   16,803
===============================================================================

                                       DIRECT CAPITALIZATION

                    Direct capitalization is a method used to convert a single year's income estimate into a value indication. In direct capitalization a rate of return for the investor and recapture of the capital invested is implicit in the overall capitalization rate.

                    The overall capitalization rate was chosen after analyzing the comparable apartment sales in our Sales Comparison Approach. These sales indicated a range of "going-in" capitalization rates from 9.39 to 11.00 percent.

                    A "going-in" capitalization rate of 9.5 percent was deemed appropriate due to the quality of the subject, its location, and the current market conditions. The net income is capitalized into a value of $7,627,005 with deductions for rent loss due to lease-up and deferred maintenance made subsequently to reflect a value of $7,490,000 or $7,500,000 rounded.

INCOME APPROACH
CONCLUSION               DCF METHOD..................................$7,500,000
                         DIRECT CAPITALIZATION METHOD................$7,500,000

                    The two methods of comparison are supportive of each other and we gave equal reliance to each. We are of the opinion that the "as is" market value of the subject property, as of November 30, 1997 is $7,500,000.

                                RECONCILIATION
--------------------------------------------------------------------------------

                              Sales Comparison Approach     $7,400,000
                              Income Approach               $7,500,000

                    The Sales Comparison Approach utilized relatively recent comparable sales of similar properties in the area. The weakness of the Sales Comparison Approach is that no two properties are exactly alike and exact conditions of a sale are often unknown. The strength of this approach is that it indicates market activity based on the willing buyer/willing seller concept. We placed weight on this approach in our conclusions.

                    The Income Approach attempts to measure investment qualities of the property. Based on actual rental rates in the immediate area of the subject, actual expenses, and investor returns derived from the market, we have estimated value. Actual data on the property, as well as comparable data was considered adequate. Because the Income Approach deals directly with income streams, we feel it is a very good indication of current market conditions. It tends to reflect a value, which an investor of a property would anticipate. We have placed considerable emphasis on the Income Approach.

                    Therefore, it is our opinion that the "as is" leased fee market value of the subject property, on an all cash basis, as of November 30, 1997 is

                         SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                        ($7,500,000)

                    In addition, the appraisers have contemplated the possible conversion of the existing apartment units to individual condominium interests. To date, the condominium market in the Tucson area has yet to maximize returns on conversion. Likewise, the maximum return on condominium sales is generally realized on new units in contrast to the resale of previously occupied condominium units. The subject property is currently being operated as a rental apartment project with an economic occupancy of 85 percent and a physical occupancy of 93 percent. Despite a relatively strong condominium market in the past, the condominium market in the Tucson area is not presently providing an adequate return, which would justify the risk of conversion. Given the age of the complex, it is our opinion that the subject property should be maintained as an apartment rental complex.

                                PINNACLE CANYON
--------------------------------------------------------------------------------


                              [PHOTO APPEARS HERE]

                         COMPARABLE APARTMENT SALE   1

PROPERTY IDENTIFICATION
Job Number                 97-073
Project Name               Pinnacle Canyon
Address                    7050 E. Sunrise Drive
City/ State                Tucson, Arizona

TRANSACTION DATA
Sale Date                  11/97
Grantor (Seller)           Pinnacle Canyon Joint Venture
Grantee (Buyer)            BRE Property Investors, Inc.
Recorded Document          10677-1104
Sale Price                 $11,727,000
Occupancy                  98%
Sale Price per Unit        $52,120
Sale Price per SF          $51.23
Capitalization Rate        NA

TERMS OF SALE              CASH

PROPERTY DESCRIPTION
Year Built                 1995
Last Year Renovated        NA
Number of Stories          2
Number of Buildings        20
Number of Units            225
Number of Bedrooms         428
Net Rentable Area          228,931
Average Unit Size          1,017 SF
Land Area                  15.290 Acres
Unit Density               14.71 Units per Acre
Property Condition         Excellent
Parking (type)             Open, carport and detached garage (500 spaces)
Construction Type          Wood frame, stucco exterior, concrete foundation,
                           tile roof
Unit Amenities             Washer/dryer, built-in television, roman tub,
                           microwave
Project Amenities          Swimming pool, spa, clubhouse, exercise room,
                           computer center
Confirmed With             Real Data, Inc., Newspaper article (11/30/97), and
                           Bruce Greenberg, MAI
Date Confirmed             December 1997 by Stevan N. Bach, Bach Realty
                           Advisors, Inc.

Comments Detailed income and expense information was not available. The NOT/SF, expenses, and capitalization could not be derived, however, the EGIM is estimated at 5.69.

                               PINNACLE HEIGHTS
--------------------------------------------------------------------------------


                              [PHOTO APPEARS HERE]

                        COMPARABLE APARTMENT SALE    2

PROPERTY IDENTIFICATION
Job Number                  97-073
Project Name                Pinnacle Heights
Address                     7990 East Snyder
City/ State                 Tucson, Arizona

TRANSACTION DATA
Sale Date                   11/97
Grantor (Seller)            Pinnacle Heights Associates
Grantee (Buyer)             BRE Property Investors, LLC
Recorded Document           10677-1112
Sale Price                  $16,364,000
Occupancy                   97%
Sale Price per Unit         $52,787
Sale Price per SF           $48.22
Capitalization Rate         NA

TERMS OF SALE               Cash

PROPERTY DESCRIPTION
Year Built                  1995
Last Year Renovated         NA
Number of Stories           2
Number of Buildings         25
Number of Units             310
Number of Bedrooms          562
Net Rentable Area           339,364
Average Unit Size           1,095 SF
Land Area                   30 Acres
Unit Density                10.33 Units per Acre
Property Condition          Excellent
Parking (type)              Open, carport, and detached garage (590 spaces)
Construction Type           Wood frame, stucco exterior, Spanish tile roof
Unit Amenities              Washer/dryer, microwave, ceiling fans
Project Amenities           Swimming pool, two spas, exercise room, computer
                            center, and clubhouse

Confirmed With              Real Data, Inc., Newspaper article (11/30/97), and
                            Bruce Greenberg, MAI
Date Confirmed              December 1997 by Stevan N. Bach, Bach Realty
                            Advisors, Inc.

Comments Detailed income and expense information was not available, however, a 5.60 EGIM has been estimated.

                                   FOOTHILLS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                    COMPARABLE APARTMENT SALE      3

PROPERTY IDENTIFICATION

Job Number                   97-073
Project Name                 Foothills
Address                      5441 N. Swan Road
City/ State                  Tucson, Arizona

TRANSACTION DATA
Sale Date                    11/97
Grantor (Seller)             Foothills APB, LP
Grantee (Buyer)              AIMCO/Foothill LP
Recorded Document            10677-2151
Sale Price                   $7,600,000
Occupancy                    97%
Sale Price per Unit          $28,148
Sale Price per SF            $45.26
Capitalization Rate          NA

TERMS OF SALE                Cash

PROPERTY DESCRIPTION
Year Built                   1984
Last Year Renovated          NA
Number of Stories            2
Number of Buildings          11
Number of Units              270
Number of Bedrooms           300
Net Rentable Area            167,910
Average Unit Size            622 SF
Land Area                    7.5 Acres
Unit Density                 36 Units per Acre
Property Condition           Good
Parking (type)               Open and covered (380 spaces)
Construction Type            Wood frame, stucco exterior, and tile roof
Unit Amenities               Patio/balcony, storage
Project Amenities            Swimming pool, clubhouse, weight room, racquetball,
                             tennis courts, laundry facility

Confirmed With               Real Data, Inc., Newspaper article (11/30/97), and
                             Bruce Greenberg, MAI
Date Confirmed               December 1997 by Stevan N. Bach, Bach Realty
                             Advisors, Inc.

Comments No economic information was available, a 5.38 EGIM was estimated from knowledge of sales prices, rents, and occupancy.

                                  STANDSTONE
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                    COMPARABLE APARTMENT SALE      4

PROPERTY IDENTIFICATION
Job Number                      97-073
Project Name                    Sandstone Apartments
Address                         405 E. Prince Road
City/ State                     Tucson, Arizona

TRANSACTION DATA
Sale Date                       06/97
Grantor (Seller)                Tucson Park Ridge, Ltd.
Grantee (Buyer)                 Feigal Sandstone LP
Recorded Document               10569-1839
Sale Price                      $8,849,000
Occupancy                       100%
Sale Price per Unit             $26,815
Sale Price per SF               $48.84
Capitalization Rate             10.0%

TERMS OF SALE                   Cash

PROPERTY DESCRIPTION
Year Built                      1986
Last Year Renovated             NA
Number of Stories               3
Number of Buildings             NA
Number of Units                 330
Number of Bedrooms              363
Net Rentable Area               181,167
Average Unit Size               549 SF
Land Area                       8.42 Acres
Unit Density                    39.19 Units per Acre
Property Condition              Good
Parking (type)                  Covered and open
Construction Type               Wood frame, stucco exterior, Spanish tile roof
Unit Amenities                  Washer/dryer available, covered parking,
                                balconies
Project Amenities               Swimming pool, spa, tennis courts, volleyball,
                                laundry room, clubhouse, exercise room
Confirmed With                  Real Data, Inc. and Bruce Greenberg, MAI
Date Confirmed                  December 1997 by Stevan N. Bach, Bach Realty
                                Advisors, Inc.

Comments

                                   HILANDS I
--------------------------------------------------------------------------------

                            [PICUTRE APPEARS HERE]

                    COMPARABLE APARTMENT SALE     5

PROPERTY IDENTIFICATION
Job Number                   97-073
Project Name                 Highlands I
Address                      5755 E. River Road
City/ State                  Tucson, Arizona

TRANSACTION DATA
Sale Date                    06/97
Grantor (Seller)             Doubletree Finance, Inc.
Grantee (Buyer)              Northland Hilands Portfolio, LP
Recorded Document            10565/255
Sale Price                   $12,500,000
Occupancy                    95%
Sale Price per Unit          $29,343
Sale Price per SF            $53.34
Capitalization Rate          11%

TERMS OF SALE                Cash

PROPERTY DESCRIPTION
Year Built                   1985
Last Year Renovated          NA
Number of Stories            3
Number of Buildings          NA
Number of Units              426
Number of Bedrooms           468
Net Rentable Area            234,324
Average Unit Size            550 SF
Land Area                    14.71 Acres
Unit Density                 28.95 Units per Acre
Property Condition           Good
Parking (type)               Open and carport (527 spaces)
Construction Type            Wood frame, stucco exterior, concrete foundation,
                             tile roof
Unit Amenities               Washer/dryer, patio or balcony w/storage, covered
                             parking
Project Amenities            2 Swimming pools, spa, lounge, exercise room,
                             racquetball court, tennis courts, laundry room
Confirmed With               Real Data, Inc. and Bruce Greenberg, MAI
Date Confirmed               December 1997 by Stevan N. Bach, Bach Realty
                             Advisors, Inc.

Comments                     Limited economic data available.

                                   WINDSAIL
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                         COMPARABLE APARTMENT SALE  6

PROPERTY IDENTIFICATION
Job Number                      97-073
Project Name                    Windsail
Address                         7300 North Mona Lisa Road
City/ State                     Tucson, Arizona

TRANSACTION DATA
Sale Date                       03/97
Grantor (Seller)                PTR Holdings
Grantee (Buyer)                 Windsail Properties LLC
Recorded Document               10513/2196
Sale Price                      $10,037,000
Occupancy                       94%
Sale Price per Unit             $33,457
Sale Price per SF               $41.14
Capitalization Rate             10%

TERMS OF SALE                   Cash

PROPERTY DESCRIPTION
Year Built                      1985
Last Year Renovated             NA
Number of Stories               2
Number of Buildings             21
Number of Units                 300
Number of Bedrooms              548
Net Rentable Area               243,952
Average Unit Size               813 SF
Land Area                       11.65 Acres
Unit Density                    25.8 Units per Acre
Property Condition              Good
Parking (type)                  Open (150) and Covered (300)
Construction Type               Wood frame, stucco exterior, Spanish tile roof
Unit Amenities                  Washer/dryer connection, fireplace, microwave,
                                balcony/patio
Project Amenities               Swimming pool, spa, sauna, exercise room,
                                tennis courts, playground
Confirmed With                  Real Data, Inc. and Bruce Greenberg, MAI
Date Confirmed                  December 1997 by Stevan N. Bach, Bach Realty
                                Advisors, Inc.

Comments                        Limited economic data reveals estimated EGIM of
                                5.74

                                 COBBLE CREEK
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                         COMPARABLE APARTMENT SALE  7

PROPERTY IDENTIFICATION
Job Number                       97-073
Project Name                     Cobble Creek
Address                          7700 E. Speedway Blvd.
City/ State                      Tucson, Arizona

TRANSACTION DATA
Sale Date                        11/97
Grantor (Seller)                 Security Capital Pacific Trust
Grantee (Buyer)                  Cobble Creek Associates, LLC
Recorded Document                11463/642
Sale Price                       $9,250,000
Occupancy                        91%
Sale Price per Unit              $30,731
Sale Price per SF                $42.55
Capitalization Rate              NA

TERMS OF SALE                    Cash

PROPERTY DESCRIPTION
Year Built                       1980
Last Year Renovated              NA
Number of Stories                3
Number of Buildings              13
Number of Units                  301
Number of Bedrooms               367
Net Rentable Area                217,382
Average Unit Size                722 SF
Land Area                        9.877 Acres
Unit Density                     30.47 Units per Acre
Property Condition               Fair
Parking (type)                   Open and carport (386 spaces)
Construction Type                Concrete block with stucco exterior, flat
                                 built-up roof
Unit Amenities                   Fireplace, balcony/patio
Project Amenities                Swimming pool, clubhouse, spa, tennis court,
                                 racquetball court, basketball court
Confirmed With                   Comps and Real Data, Inc., and Bruce
                                 Greenberg, MAI
Date Confirmed                   December 1997 by Stevan N. Bach, Bach Realty
                                 Advisors, Inc.

Comments Economic information was confidential, however, from knowledge of sales price, rental rates, and occupancy, an EGIM of 6.35 was calculated.

                                SUNDOWN VILLAGE
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                         COMPARABLE APARTMENT SALE  8

PROPERTY IDENTIFICATION
Job Number                       97-073
Project Name                     Sundown Village
Address                          8215 North Oracle Road
City/ State                      Tucson, Arizona

TRANSACTION DATA
Sale Date                        12/96
Grantor (Seller)                 Security Capital Pacific Trust
Grantee (Buyer)                  Sundown Associates, LLC
Recorded Document                10438/1085
Sale Price                       $11,350,000
Occupancy                        90%
Sale Price per Unit              $34,394
Sale Price per SF                $40.57
Capitalization Rate              10.09%

TERMS OF SALE                    Cash

INCOME/EXPENSE DATA
Potential Gross Income                   $2,187,240
Vacancy/Collection Loss 10%              $ (218,724)
Other Income                             $   83,970
Effective Gross Income                   $2,052,486
Operating Expenses                       $ (941,265)
Net Operating Income                     $1,111,221

PROPERTY DESCRIPTION
Year Built                       1984
Last Year Renovated              NA
Number of Stories                1, 2 & 3
Number of Buildings              37
Number of Units                  330
Number of Bedrooms               486
Net Rentable Area                279,758
Average Unit Size                848 SF
Land Area                        14.99 Acres
Unit Density                     22 Units per Acre
Property Condition               Good
Parking (type)                   Open (82) Covered (250) and Detached Garage
                                 (17)
Construction Type                Wood frame with stucco exterior, tile roof
Unit Amenities                   Fireplace, microwave, washer/dryer hook-up
Project Amenities                Swimming pool, spa, sauna, clubhouse
Confirmed With                   Bruce Greenberg, MAI
Date Confirmed                   December 1997 by Stevan N. Bach, Bach Realty
                                 Advisors, Inc.

Comments

                                  RIO CANCION
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                         COMPARABLE APARTMENT SALE  9

PROPERTY IDENTIFICATION
Job Number                      97-073
Project Name                    Rio Cancion
Address                         2400 East River Road
City/ State                     Tucson, Arizona

TRANSACTION DATA
Sale Date                       12/96
Grantor (Seller)                Security Capital Pacific Trust
Grantee (Buyer)                 Rio Cancion Associates, LC
Recorded Document               10438/1044
Sale Price                      $17,400,000
Occupancy                       90%
Sale Price per Unit             $45,910
Sale Price per SF               $50.67
Capitalization Rate             NA

TERMS OF SALE                   Cash to seller

INCOME/EXPENSE DATA
Potential Gross Income                       $ 2,956,200
Vacancy/Collection Loss 10%                  $  (295,620)
Other Income                                 $    97,200
Effective Gross Income                       $ 2,757,780
Operating Expenses                           $(1,118,846)
Net Operating Income                         $ 1,638,934

PROPERTY DESCRIPTION
Year Built                      1983
Last Year Renovated             NA
Number of Stories               1 & 2
Number of Buildings             35
Number of Units                 379
Number of Bedrooms              613
Net Rentable Area               343,370
Average Unit Size               906 SF
Land Area                       16.323 Acres
Unit Density                    23.21 Units per Acre
Property Condition              Good
Parking (type)                  Open and carport (878 spaces)
Construction Type               Wood frame with stucco exterior, concrete
                                foundation, Spanish tile roof
Unit Amenities                  Fireplace, vaulted ceilings, microwave,
                                balcony/patio, w/d hookup
Project Amenities               3 swimming pools, spa, fitness room, basketball
                                court, tennis court, carports, clubhouse
Confirmed With                  Real Data, Inc and Bruce Greenberg, MAI
Date Confirmed                  December 1997 by Stevan N. Bach, Bach Realty
                                Advisors, Inc.

Comments

                               SONORAN TERRACES
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                         COMPARABLE APARTMENT SALE  10

PROPERTY IDENTIFICATION
Job Number                      97-073
Project Name                    Sonoran Terraces
Address                         7887 N. La Cholla Boulevard
City/ State                     Tucson, Arizona

TRANSACTION DATA
Sale Date                       08/96
Grantor (Seller)                Security Capital Pacific Trust
Grantee (Buyer)                 NA Sonoran Terraces 5-1
Recorded Document               10357/907
Sale Price                      $18,750,000
Occupancy                       95%
Sale Price per Unit             $50,134
Sale Price per SF               $45.04
Capitalization Rate             93%

TERMS OF SALE                   Cash to seller

INCOME/EXPENSE DATA
Potential Gross Income                        $2,995,238
Vacancy/Collection Loss 5%                    $ (149,762)
Effective Gross Income                        $2,845,476
Operating Expenses                            $1,084,034
Net Operating Income                          $1,761,442

PROPERTY DESCRIPTION
Year Built                      1985
Last Year Renovated             NA
Number of Stories               2
Number of Buildings             60
Number of Units                 374
Number of Bedrooms              632
Net Rentable Area               416,256 SF
Average Unit Size               1,113 SF
Land Area                       25.810 Acres
Unit Density                    14.49 Units per Acre
Property Condition              Good
Parking (type)                  Open and Covered (674 spaces)
Construction Type               Brick veneer, concrete foundation, Spanish tile
                                roof
Unit Amenities                  Washer/dryer
Project Amenities               Swimming pools, clubhouse, tennis courts,
                                weight room, covered parking
Confirmed With                  Real Data, Inc and Bruce Greenberg, MAI
Date Confirmed                  December 1997 by Stevan N. Bach, Bach Realty
                                Advisors, Inc.

Comments                        None

                                TIERRA CATALINA
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 1

PROPERTY IDENTIFICATION
Job Number:                     97-073
Name of Project:                Tierra Catalina
Street Address:                 3201 East Skyline Drive
City/State:                     Tucson, Arizona

PROPERTY DESCRIPTION
Year built/Renovated:           1983
Number of Stories:              2
Number of Units:                120
Net Rentable Area (SF):         140,644
Average Unit Size (SF):         1,172
Parking Surface:                Asphalt
Type of Construction:           Painted stucco exterior with flat built-up
                                roofs and red tile pitched roof fronts

Unit Mix:

                                ----------------------------------------------
                                 Total     Unit       Size   Monthly  Monthly
                                 Units     Type       (SF)    Rent    Rent/SF
                                ----------------------------------------------
                                   18    1BR/1BA        900   $640     $0.71
                                   23    1BR/1BA        916    680      0.74
                                   19    2BR/2BA      1,207    790      0.65
                                   25    2BR/2BA      1,233    850      0.69
                                   17    2BR/2BATH    1,304    890      0.68
                                   18    3BR/2BATH    1,525    950      0.62
                                ----------------------------------------------

Concession:                     None

Unit Amenities:                 Dishwashers, garbage disposals, microwave ovens,
                                washer/dryer connections, fireplaces,
                                patio/balconies, covered parking

Project Amenities:              1 swimming pool, 1 tennis court, jacuzzi, picnic
                                area, clubroom, laundry facility

ECONOMIC DATA
Percent Occupied:               92%
Avg. Monthly Rent/SF of NRA:    $0.61
Electricity Paid By:            Tenant
Length of Lease:                6,9, and 12 months
Security Deposit:               $175-$275

Confirmed With:                 On-site agent
Date Confirmed:                 12/97 by SNB/Bach Realty Advisors, Inc.

                            L' AUBERGE CANYON VIEW
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 2

PROPERTY DESCRIPTION
Job Number:                     97-073
Name of Project:                L'Auberge Canyon View
Street Address:                 6650-55 North Kolb Road
City/State:                     Tucson, Arizona

PROPERTY DESCRIPTION
Year built/Renovated:           1987
Number of Stories:              2
Number of Units:                264
Net Rentable Area (SF):         269,048
Average Unit Size (SF):         1,019
Parking Surface:                Asphalt
Type of Construction:           Masonry with flat built-up roofs

Unit Mix:

                                ---------------------------------------------
                                 Total    Unit     Size   Monthly    Monthly
                                 Units    Type     (SF)     Rent     Rent/SF
                                ---------------------------------------------
                                   32    1BR/1BA     724   $  725     $1.00
                                   64    2BR/2BA     909      775      0.85
                                   60    2BR/2BA   1,049      825      0.79
                                   66    2BR/2BA   1,095      875      0.80
                                   12    3BR/2BA   1,223    1,010      0.82
                                   19    3BR/2BA   1,243    1,010      0.81
                                   11    3BR/2BA   1,291    1,010      0.78
                                ---------------------------------------------

Concessions:                    None

Unit Amenities:                 Dishwashers, garbage disposals, microwave ovens,
                                washer/dryer in units, fireplaces, outdoor-utility closets, covered parking

Project Amenities:              1 swimming pool, 1 tennis court, jacuzzi,
                                clubroom

ECONOMIC DATA
Percent Occupied:               96%
Avg. Effective Monthly
 Rent/SF of NRA:                $0.82
Electricity Paid By:            Tenant
Length of Lease:                7 and 12 months
Security Deposit:               $225; $200 refundable

Confirmed With:                 RealData Inc./On-Site Agent
Date Confined:                  12/97 by SNB/Bach Realty Advisors, Inc.

                         THE GREENS AT VENTANA CANYON
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 3

PROPERTY IDENTIFICATION
Job Number:                     97-073
Name of Project:                The Greens at Ventana Canyon
Street Address:                 5800 North Kolb Road
City/State:                     Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:           1986
Number of Stories:              2
Number of Units:                265
Net Rentable Area (SF):         267,935
Average Unit Size (SF):         1,011
Parking Surface:                Asphalt
Type of Construction:           Masonry exterior
Unit Mix:

                                ----------------------------------------------------
                                 Total     Unit      Size    Monthly        Monthly
                                 Units     Type      (SF)     Rent          Rent/SF
                                ----------------------------------------------------
                                  22    1BR/1BA/DEN     818   $    714  $     0.87
                                  26        1BR/1BA     847        740        0.87
                                  29        2BR/2BA     945        775        0.82
                                  27        2BR/2BA     974        739        0.76
                                  48        2BR/2BA   1,018    787-837   0.77-0.82
                                  65        2BR/2BA   1,050        800        0.76
                                  22        2BR/2BA   1,169    914-964   0.78-0.82
                                  26    2BR/2BA/DEN   1,207        950        0.79
                                ----------------------------------------------------

Concessions:                    1/2 off first month's rent

Unit Amenities:                 Dishwashers, garbage disposals, microwave ovens,
                                washer/dryer in units, fireplaces, ceiling fans, outdoor utility closets, patio/balconies, covered parking

Project Amenities:              1 swimming pool, jacuzzi, picnic area, club room

ECONOMIC DATA
Percent Occupied:               89%
Avg. Monthly Rent/SF of NRA:    $0.80
Electricity Paid By:            Tenant
Length of Lease:                12 months
Security Deposit:               None (special)

Confirmed With:                 RealData Inc./On-site Agent
Date Confirmed:                 12/97 by SNB/Bach Realty Advisors, Inc.

                                 THE ARBORETUM
-------------------------------------------------------------------------------


                            [PHOTO APPEARS HERE]

                               RENT COMPARABLE 4

PROPERTY IDENTIFICATION
Job Number:                     97-073
Name of Project:                The Arboretum
Street Address:                 4700 North Kolb Road
City/State:                     Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:           1986
Number of Stories:              2
Number of Units:                496
Net Rentable Area (SF):         402,272
Average Unit Size (SF):         811
Parking Surface:                Asphalt
Parking Spaces:                 322 open; 352 covered
Type of Construction:           Frame with stucco exterior and flat built-up
                                roofs and pitched tile and shingle roofs

Unit Mix:
                                ----------------------------------------------
                                Total      Unit      Size   Monthly    Monthly
                                Units      Type     W(SF)     Rent     Rent/SF
                                ----------------------------------------------
                                 32     1BR/1BA      520      $475      $0.91
                                128     1BR/1BA      616       500       0.81
                                 96     1BR/1BA      686       510       0.74
                                 32     1BR/1BA      767       560       0.73
                                 64     2BR/1BA      984       650       0.66
                                 48     2BR/2BA      995       710       0.71
                                 48     2BR/2BA    1,001       735       0.73
                                 48     3BR/2BA    1,200       799       0.67
                                ----------------------------------------------

Concessions:                    1/2 month free rent. $175 off if deposit on
                                1/st/ visit

Unit Amenities:                 Dishwashers, garbage disposals, microwave ovens,
                                fireplaces, patio/balconies, ceiling fans, covered parking

Project Amenities:              3 swimming pools, jacuzzi, picnic area,
                                clubroom, laundry facility, exercise/weight room

ECONOMIC DATA
Percent Occupied:               99%
Avg. Monthly Rent/SF of NRA:    0.734
Electricity Paid By:            Tenant
Length of Lease:                9 and 12 months
Security Deposit:               $175-1BR; $200-2BR; $225-3BR
Pets Allowed/Deposit:           $200 plus $15 per month

Confirmed With:                 RealData Inc./On-Site Agent
Date Confirmed:                 12/97 by SNB/Bach Realty Advisors, Inc.

                               VILLAS SIN VACAS
--------------------------------------------------------------------------------



                             PHOTO DID NOT DEVELOP

                               RENT COMPARABLE 5


PROPERTY IDENTIFICATION
Job Number:                        97-073
Name of Project:                   Villas Sin Vacas
Street Address:                    7601 North Calle Sin Envidia
City/State:                        Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:              1985
Number of Stories:                 2
Number of Units:                   72
Net Rentable Area (SF):            80,178
Average Unit Size (SF):            1,114
Parking Surface:                   Asphalt
Type of Construction:              Open and 72 carports

Unit Mix:
                           ---------------------------------------------------
                            Total      Unit       Size     Monthly     Monthly
                            Units      Type       (SF)      Rent       Rent/SF
                           ---------------------------------------------------
                             38     1BR/1BA/DEN    930      $835       $0.90
                             18       2BR/2BA    1,195     1,050        0.88
                             16       3BR/2BA    1,458     1,200        0.82
                           ---------------------------------------------------

Concessions:                       None

Unit Amenities:                    Fireplace, washer and dryer, microwave,
                                   covered parking

Project Amenities:                 Swimming pool, clubhouse

ECONOMIC DATA
Percent Occupied:                  Mid to high 90's %
Avg. Monthly Rent/SF of NRA:       $0.871
Electricity Paid By:               Tenant
Length of Lease:                   9 and 12 months
Security Deposit:                  $200
Pets Allowed/Deposit               $200

Confirmed With:                    On-Site Agent and Real Data, Inc.
Date Confirmed:                    12/97 by SNB/Bach Realty Advisors, Inc.

                                COLONIA DEL RIO
--------------------------------------------------------------------------------



                             PHOTO DID NOT DEVELOP

                               RENT COMPARABLE 6


PROPERTY IDENTIFICATION
Job Number:                       97-073
Name of Project:                  Colonia Del Rio
Street Address:                   4601 N. Via Entrada
City/State:                       Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:             1985
Number of Stories:                2
Number of Units:                  176
Net Rentable Area (SF):           177,760
Average Unit Size (SF):           1,010
Parking Surface:                  Asphalt
Parking Spaces:                   261
Type of Construction:             Masonry exterior with red tile roofs

Unit Mix:
                                  ----------------------------------------------
                                  Total      Unit    Size     Eff.Mo.   Eff. Mo.
                                  Units      Type    (SF)      Rent     Rent/SF
                                  ----------------------------------------------
                                   22       1BR/1BA      713     $560      $0.79
                                   44       1BR/1BA      796      590       0.74
                                   22       1BR/1BA    1,022      655       0.74
                                   22       2BR/1BA    1,068      680       0.64
                                   44    2BR/2BA/TH    1,170      795       0.68
                                   22       3BR/2BA    1,345  795-810  0.59-0.60
                                  ----------------------------------------------

Concessions:                      $200 off 1st month's rent

Unit Amenities:                   Fireplace, washer and dryer, microwave,
                                  covered parking

Project Amenities:                Swimming pool, spa, exercise room,
                                  playground
ECONOMIC DATA
Percent Occupied:                 90's
Avg. Effective Monthly
     Rent/SF of NRA:              $0.683
Electricity Paid By:              Tenant
Length of Lease:                  NA
Security Deposit:                 $75
Pets Allowed/Deposit:             Yes/$150

Confirmed With:                   On-site Agent and Real Data, Inc.
Date Confirmed:                   12/97 by SNB/Bach Realty Advisors, Inc.

                            BOULDERS AT LA RESERVE
--------------------------------------------------------------------------------


                            [PHOTO APPEARS HERE]

                               RENT COMPARABLE 7

PROPERTY IDENTIFICATION
Job Number:                          97-073
Name of Project:                     Boulders at La Reserve
Street Address:                      1500 E. Pusch Wilderness Drive
City/State:                          Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:                1995
Number of Stories:                   2
Number of Units:                     240
Net Rentable Area (SF):              239,792
Average Unit Size (SF):              999
Parking Surface:                     Asphalt
Parking Spaces:                      375, same garages
Type of Construction:                Masonry exterior with flat built-up and red
                                     tile pitched roofs

Unit Mix:
                                     -------------------------------------------
                                     Total      Unit     Size   Monthly  Monthly
                                     Units      Type     (SF)    Rent    Rent/SF
                                     -------------------------------------------
                                      64       lBR/1BA    725    $595    $0.82
                                      48   lBR/1BA/DEN    929     655     0.71
                                      64       2BR/2BA  1,057     740     0.70
                                      64       3BR/2BA  1,268     860     0.68
                                     -------------------------------------------

Concessions:                         1/2 A month free rent on lBR or 2BR and 1
                                     month free on 3BR w/12 month lease

Unit Amenities:                      Some fireplaces, washer and dryer,
                                     microwave, garage

Project Amenities:                   Swimming pool, spa, exercise room,
                                     clubhouse
ECONOMIC DATA
Percent Occupied:                    NA
Avg. Effective Monthly
     Rent/SF of NRA:                 $0.717
Electricity Paid By:                 Tenant
Length of Lease:                     7-13 months
Security Deposit:                    $100
Pets Allowed/Deposit:                $300 plus $10 per month

Confirmed With:                      On-site Agent and Real Data, Inc.
Date Confirmed:                      12/97 by SNB/Bach Realty Advisors, Inc.
Comments:                            Garages bring a rental premium of $60 plus.

                               LA RESERVE VILLAS
--------------------------------------------------------------------------------


                             [PHOTO APPEARS HERE]

                               RENT COMPARABLE 8

PROPERTY IDENTIFICATION
Job Number:                    97-073
Name of Project:               La Reserve Villas
Street Address:                10700 N. LaReserve Drive
City/State:                    Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:          1988
Number of Stories:             2
Number of Units:               240
Net Rentable Area (SF):        216,008
Average Unit Size (SF):        900
Parking Surface:               Asphalt
Parking Spaces:                Yes, but 240 carports
Type of Construction:          Masonry exterior with flat built-up and red
                               tile pitched roofs

Unit Mix:
                               ----------------------------------------------
                               Total    Unit      Size      Monthly   Monthly
                               Units    Type      (SF)      Rent      Rent/SF
                               ----------------------------------------------
                               64       1BR/1BA     697        $580     $0.83
                               96       2BR/2BA     943         690      0.73
                               52       2BR/2BA     957         750      0.78
                               28       3BR/2BA   1,111         875      0.79
                               ----------------------------------------------

Concessions:                   None

Unit Amenities:                Fireplace, washer/dryer, microwave

Project Amenities:             (2) swimming pools, spa, exercise room,
                                clubhouse

ECONOMIC DATA
Percent Occupied:              90's%
Avg. Effective Monthly
 Rent/SF of NRA:               $0.772
Electricity Paid By:           Tenant
Length of Lease:               6 mos., 9 mos., 1 year
Security Deposit:              $140 1BR, $160 2BR, $180 3BR
Pets Allowed/Deposit:          $300 plus $15 per month

Confirmed With:                On-site Agent and Real Data, Inc.
Date Confirmed:                12/97 by SNB/Bach Realty Advisors, Inc.

                             LEGENDS AT LA PALOMA
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 9

PROPERTY IDENTIFICATION
Job Number:                    97-073
Name of Project:               Legends at La Paloma
Street Address:                3750 E. Via Palomita
City/State:                    Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:          1995
Number of Stories:             2
Number of Units:               312
Net Rentable Area (SF):        322,696
Average Unit Size (SF):        1,034
Parking Surface:               Asphalt
Parking Spaces:                312 carports and open parking
Type of Construction:          Frame stucco with masonry exterior and sloped
                               tile roof

Unit Mix:
                               ---------------------------------------------
                               Total    Unit      Size      Monthly   Monthly
                               Units    Type      (SF)      Rent      Rent/SF
                               ----------------------------------------------
                                72      lBR/lBA     745        $675     $0.91
                               152      2BR/2BA   1,036         795      0.77
                                88      3BR/2BA   1,258         975      0.78
                               ----------------------------------------------

Concessions:                   1 month free rent

Unit Amenities:                Fireplace, washer and dryer, microwave, ceiling
                               fan

Project Amenities:             (2) swimming pools, spa, exercise room,
                               clubhouse, storage off patio/balcony

ECONOMIC DATA
Percent Occupied:              mid to high 90's
Avg. Effective Monthly
Rent/SF of NRA:                $0.791
Electricity Paid By:           Tenant
Length of Lease:               6 mos. to 1 year
Security Deposit:              $150 1BR, $175 2BR, $200 3BR
Pets Allowed/Deposit:          $300 plus $10 per month

Confirmed With:                On-site Agent and Real Data, Inc.
Date Confirmed:                12/97 by SNB/Bach Realty Advisors, Inc.

                               SKYLINE BEL AIRE
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                              RENT COMPARABLE 10

PROPERTY IDENTIFICATION
Job Number:                    97-073
Name of Project:               Skyline Bel Aire
Street Address:                6255 Camino Pimeria Alta
City/State:                    Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:          1979
Number of Stories:             1-2
Number of Units:               137
Net Rentable Area (SF):        154,151
Average Unit Size (SF):        1,125
Parking Surface:               Asphalt
Parking Spaces:                136 carports and open parking
Type of Construction:          Frame stucco with masonry exterior and flat roof

Unit Mix:
                               ----------------------------------------------
                               Total    Unit      Size      Monthly   Monthly
                               Units    Type      (SF)       Rent     Rent/SF
                               ----------------------------------------------
                                 64     1BR/1BA     968       $615      $0.64
                                 73     2BR/2BA   1,263        815      0.65
                               ----------------------------------------------

Concessions:                   $25 off rent 1BR $300 off 1st month rent w/12
                               month lease $150 off 1st month rent w/6 month lease

Unit Amenities:                Fireplaces, washer and dryer, covered parking

Project Amenities:             Swimming pool, spa, tennis court, billard room,
                               skylight in several bedrooms

ECONOMIC DATA
Percent Occupied:              Mid 90s
Avg. Effective Monthly
 Rent/SF of NRA:               $0.641
Electricity Paid By:           Tenant
Length of Lease:               6 mos., 9 mos., 1 year
Security Deposit:              $125 1BR and $150 2BR
Pets Allowed/Deposit:          $15 per month

Confirmed With:                On-site Agent and Real Data, Inc.
Date Confirmed:                12/97 by SNB/Bach Realty Advisors, Inc.
Comments:                      One of the large units is the manager's unit.

                                PINNACLE CANYON
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                              RENT COMPARABLE 11

PROPERTY IDENTIFICATION
Job Number:                    97-073
Name of Project:               Pinnacle Canyon
Street Address:                7050 E. Sunrise Road
City/State:                    Tucson, Arizona

PROPERTY DESCRIPTION
Year Built/Renovated:          1995
Number of Stories:             2
Number of Units:               225
Net Rentable Area (SF):        228,931
Average Unit Size (SF):        1,017
Parking Surface:               Asphalt
Parking Spaces:                NA
Type of Construction:          Masonry exterior with red tile roof

Unit Mix:
                               ----------------------------------------------
                               Total    Unit      Size      Monthly   Monthly
                               Units    Type      (SF)      Rent      Rent/SF
                               ----------------------------------------------
                                 24     1BR/1BA     795        $650     $0.82
                                 37     1BR/1BA     840         675      0.80
                                 48     2BR/2BA   1,124         775      0.69
                                 74     2BR/2BA   1,152         800      0.69
                                 40     3BR/2BA   1,351         935      0.69
                               ----------------------------------------------

Concessions:                   1 month free rent w/12 month lease

Unit Amenities:                Some fireplaces, washer and dryer, microwave,
                               built-in television, covered parking

Project Amenities:             Swimming pool, spa, exercise room, clubhouse,
                               computer center

ECONOMIC DATA
Percent Occupied:              98%
Avg. Effective Monthly
Rent/SF of NRA:                $0.762
Electricity Paid By:           Tenant
Length of Lease:               NA
Security Deposit:              $100
Pets Allowed/Deposit:          $200 plus $15 per month

Confirmed With:                On-site Agent and Real Data, Inc.
Date Confirmed:                12/97 by SNB/Bach Realty Advisors, Inc.

                          PROFESSIONAL QUALIFICATIONS
                                STEVAN N. BACH


EXPERIENCE     Bach Realty Advisors, Inc. (since June 1997)
                    President. Emphasis in ad valorem tax and intangible value. Real estate valuation and consultation on hotels, major urban properties, and property portfolios. Financial and feasibility analysis, land use, and market studies

               Bach Thoreen McDermott Incorporated (July 1991 -- May 1997)
                    Chief Executive Officer.

               Bach Thoreen & Associates, Inc. (1985 -- 1991)
                    President

               Bach & Associates, Inc. (1980 -- 1984)
                    President

               Landauer Associates, Inc. (1980 -- 1984)
                    Senior Vice-President and General Manager -- Southwestern Region

               Coldwell Banker Commercial Group, Inc. (1973 -- 1980)
                    Vice-President and Manager, Appraisal Services.

               Appraisal Research Associates (1971 -- 1973)
                    Appraiser. Real Estate research valuation on urban and rural properties.

               Ray R. Hastings, MAI (1964 -- 1971)
                    Appraiser. Real Estate research valuation on urban and rural properties.

               Residential Real Estate Sales (1963 -- 1964)
                    Salesman. Residential real estate salesman Covina, California.

PROFESSIONAL
ACTIVITIES

Member:        Appraisal Institute
               Appraisal Institute, Houston Chapter 33
               Appraisal Institute, Chairman of the Grievance Committee of the Regional Ethics Panel
               Appraisal Institute, Chairman of the Review and Counseling Committee of the Regional Ethics Panel
               Appraisal Institute, Co-Chairman of the Education Committee
               (1980)
               Appraisal Institute, Chairman of the Education Committee (1983) Appraisal Institute, Candidate Guidance Committee (1987 -- 1992) Appraisal Institute, Subcommittee Chairman, Admissions Committee
               (1984)
               AIREA Nonresidential Appraisal Report Grading Committee (1984) Appraisal Institute Expert Witness Video Committee (1990)

Licenses:      Real Estate Broker, State of Texas

Certification: Certified in the Appraisal Institute's voluntary program of continuing education for its designated members (MAIs who meet the minimum standards of this program are awarded periodic education certification).

               Certified General Real Estate Property appraiser in the State of Texas, Certification No. TX-1323079-G
               Certified General Real Estate Property appraiser in the State of Colorado, Certification No. CG01323975

EDUCATION      B.S. Marketing, University of Southern California (1962)

                     A COMPLETE, SELF-CONTAINED APPRAISAL

                                      OF

                  THE PONTE VEDRA BEACH VILLAGE II APARTMENTS
                             949 SHORELINE CIRCLE
                          PONTE VEDRA BEACH, FLORIDA


                                      FOR


                       HUTTON/CON AM REALTY INVESTORS 3
                             1764 SAN DIEGO AVENUE
                          SAN DIEGO, CALIFORNIA 92110


                                     AS OF


                               NOVEMBER 30, 1997



                                       BY


                          BACH REALTY ADVISORS, INC.
                            1221 LAMAR, SUITE 1325
                             HOUSTON, TEXAS 77010



                                  BRA: 97-069


                               TABLE OF CONTENTS
--------------------------------------------------------------------------------
          Letter of Transmittal........................................ 1
          Assumptions and Limiting Conditions.......................... 2
          Certification................................................ 4
          Salient Facts and Conclusions................................ 6
          Nature of the Assignment..................................... 7
          City/Neighborhood Analysis................................... 9
          Apartment Market Analysis....................................19
          Site Analysis................................................24
          Improvements.................................................27
          Highest and Best Use.........................................29
          Appraisal Procedures.........................................32
          Sales Comparison Approach....................................34
          Income Approach..............................................38
          Reconciliation...............................................48


                                    ADDENDA

                          Improved Sales Comparables
                               Rent Comparables
                               Legal Description
                          Professional Qualifications

               [LETTERHEAD OF BACH REALTY ADVISORS APPEARS HERE]

March 17, 1998

Hutton/Con Am Realty Investors 3
1764 San Diego Avenue
San Diego, California 92110

Re: A Complete, Self-Contained Appraisal of the 124-unit Multifamily Complex Known As the Ponte Vedra Beach Village II Apartments Located at 949 Shoreline Circle in Ponte Vedra Beach, Florida; BRA: 97-069

Gentlemen:

By your request and authorization, we have inspected the above-referenced property and have investigated the real estate market in the subject area in order to provide the value of the leased fee estate of the subject property as of November 30, 1997. This appraisal report is in conformance with the guidelines of the Appraisal Institute. The scope of this assignment includes the Sales Comparison and Income Approaches to value. The property was inspected in December 1997 and for the purposes of this report it is assumed that all physical and economic conditions are similar on the date of value as they were on the date of inspection.

Our analysis of the property focused on the supply and demand factors influencing the Jacksonville area apartment market, the sale of comparable properties, market rent levels, appropriate operating expenses, and acceptable investor returns.

As a result of our inspection of the property, investigation of the real estate market, and relying on our experience with similar type properties, it is our opinion that the leased fee market value of the subject property, all cash, on an "as is" basis, as of November 30, 1997 is in the sum of


                              SIX MILLION DOLLARS
                                 ($6,000,000)

There follows on the succeeding pages of this report pertinent data as to the valuation conclusions expressed herein. Your attention is also directed to the Assumptions and Limiting Conditions that follow this letter, as they are an integral part of the above stated market value.

Thank you for the opportunity to be of service. If there are any questions regarding the valuation, please contact us.


Sincerely,

BACH REALTY ADVISORS, INC.


/s/ Stevan N. Bach
Stevan N. Bach, MAI
President and Chief Executive Officer

                      ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

                    The certification of this appraisal is subject to the following assumptions and limiting conditions.



                    1. That responsibility is not taken for matters of a legal nature affecting the property appraised or the title thereto and that all legal descriptions furnished are correct.

                    2. That the title to the property being appraised is good and marketable and is appraised as though under responsible ownership and/or management.

                    3. That the property is free and clear of all liens and encumbrances, except as otherwise stated.

                    4. That the sketches in this report are included to assist the reader in visualizing the property and responsibility is not assumed for their accuracy.

                    5. That a survey of the property has not been made by the appraiser.

                    6. That the information, estimates, and opinions furnished the appraiser by others and contained in this report are considered reliable and are believed to be true and correct; however, responsibility is not taken for their accuracy.

                    7. That responsibility is not taken for soil conditions or structural soundness of the improvements that would render the property more or less valuable.

                    8. That possession of this appraisal does not carry with it the right of publication and that this report, or any parts thereof, may not be reproduced in any form without written permission of the appraiser.

                    9. That testimony or attendance in court or at a hearing are not a part of this assignment; however, any such appearance and/or preparation for testimony will necessitate additional compensation than received for this appraisal report.

                    10. That the valuation estimate herein is subject to an all-cash or all cash equivalent purchase and does not reflect special or favorable financing in today's market.

                    11. Where discounted cash flow analyses have been undertaken, the discount rates utilized to bring forecasted future revenues to estimates of present value reflect both our market investigations of yield anticipation's and our judgement as to the risks and uncertainties in the subject property and the consequential rates of return required to attract an investor under such risk conditions. There is no guarantee that projected cash flows will actually be achieved.

                    12. That the square footage figures are based on floor plans and information supplied to the appraiser by Con Am Management.

                    13.  Bach Realty Advisors, Inc. is not an expert as to
                         --------------------------------------------------
                         asbestos and will not take any responsibility for its
                         -----------------------------------------------------
                         existence or the existence of other hazardous materials
                         -------------------------------------------------------
                         at the subject property, analysis for EPA standards,
                         ----------------------------------------------------
                         its removal, and/or its encapsulation. If the reader of
                         -------------------------------------------------------
                         this report and/or any entity or person relying on the
                         --------------------------------------- --------------
                         valuations in this report wishes to know the exact or
                         -----------------------------------------------------
                         detailed existence (if any) of asbestos or other toxic
                         ---------------------- ------- -----------------------
                         or hazardous waste at the subject property, then we not
                         --------------------------------- ----------------- ---
                         only recommend, but state unequivocally that they
                         ---- ---------------------------------------- ----
                         should obtain an independent study and analysis
                         -----------------------------------------------
                         (including costs to cure such environmental problems)
                         -----------------------------------------------------
                         of asbestos or other toxic and hazardous waste.
                         ----------------------------------------------

                    14. In addition, an audit on the subject property to determine its compliance with the Americans with Disabilities Act of 1990 was not available to the appraiser. The appraiser is unable to certify compliance regarding whether the removal of any barriers which may be present at the subject are readily achievable.

                                 CERTIFICATION
--------------------------------------------------------------------------------

                    The undersigned does hereby certify to the best of his knowledge and belief that, except as otherwise noted in this complete, self-contained appraisal report:

                    1. I do not have any personal interest or bias with respect to the subject matter of this appraisal report or the parties involved.

                    2. The statements of fact contained in this appraisal report, upon which the analyses, opinions, and conclusions expressed herein are gauged, are true and correct.

                    3. This appraisal report sets forth all of the limiting conditions (imposed by terms of our assignment or by the undersigned) affecting the analyses, opinions, and conclusions contained in this report.

                    4. The analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute.

                    5. That no one other than the undersigned prepared the analyses, opinions, and conclusions concerning the subject property that are set forth in this appraisal report. Stevan N. Bach, MAI inspected the property in December 1997.

                    6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

                    7. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

                    8. The Appraisal Institute conducts a program of continuing education for its members. Members who meet the minimum standards of this program are awarded periodic educational certification. As of the date of this report, Stevan N. Bach, MAI has completed the requirements under the continuing education program of the Appraisal Institute.

                    9. Compensation for this assignment is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

                    10. That all, physical and economic conditions are the same on the date of value as they were on the date of inspection.

                    11. Based on the knowledge and experience of the undersigned and the information gathered for this report, the estimated leased fee market value, "as is," of the subject property on an all cash basis, as of November 30, 1997 is $6,000,000.


                         /s/ Stevan N. Bach
                         -------------------------------------
                         Stevan N. Bach, MAI
                         President
                         Certified General Real Property Appraiser
                         State of Texas TX-1323079-G

                         SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------

Identification:               The Ponte Vedra Beach Village II Apartments
                              949 Shoreline Circle
                              Ponte Vedra Beach, Florida

Location:                     East side of State Highway A1A at Ocean Place
                              about 3 miles south of the Duval/St. Johns County line, Ponte Vedra Beach, Florida

BRA:                          97-069

Legal Description:            A 13.29-acre tract out of Sections 27 and 46,
                              Township 3 South, Range 29 East, St. Johns County,
                              Florida

Land Size:                    13.29 acres or 578,912 square feet

Building Area:                117,980 square feet of net rentable area plus a
                              1,500-square-foot clubhouse

Year Built:                   1985

Unit Mix:                     32 1BR/1BA at 780 square feet
                              48 1BR/1BA/DEN at 947 square feet
                              44 2BR/2BA at 1,081 square feet

No. of Units:                 124

Average Unit Size:            951 square feet

Occupancy
 Physical:                    94.4 percent
 Economic:                    92.7 percent


Highest and Best Use
 As Vacant:                   Apartment development
 As Improved:                 Current use (as apartments)

Date of Value:                November 30, 1997

"As Is" Market Value by
 Sales Comparison Approach:   $6,000,000

"As Is" Market Value by
 Income Approach:             $6,000,000

"As Is" Market Value
 Conclusion:                  $6,000,000

                           NATURE OF THE ASSIGNMENT
--------------------------------------------------------------------------------

PURPOSE OF THE
APPRAISAL           The purpose of this complete, self-contained appraisal is to give an estimate of the "as is" leased fee market value of the subject property on an all cash basis.

IDENTIFICATION OF
THE PROPERTY        The subject of this appraisal report is the Ponte Vedra
                    Beach Village II Apartments located at 949 Shoreline Circle,
                    Ponte Vedra Beach, Florida.

DATE OF THE
APPRAISAL           All opinions of value expressed in this report reflect
                    physical and economic conditions prevailing as of November
                    30, 1997.

DEFINITION OF
SIGNIFICANT TERMS   The Appraisal of Real Estate, Eleventh Edition, 1996,
                    ----------------------------
                    sponsored by the Appraisal Institute defines Market Value as:

                          "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                          (1)  Buyer and seller are typically motivated;

                          (2)  Both parties are well informed or well
                               advised, and acting in what they consider their own best interests;

                          (3) A reasonable time is allowed for exposure in the open market;

                          (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                          (5)  The price represents the normal
                               consideration for the property sold
                               unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

     Leased Fee Estate - An ownership interest held by a landlord with the
     -----------------
     rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease./1/

_______________________________
 /1/ The Dictionary of Real Estate Appraisal, Third Edition, p. 204.
     ---------------------------------------

FUNCTION OF THE
APPRAISAL           It is the understanding of the appraisers that the function of this appraisal is for annual partnership and/or internal purposes.

PROPERTY RIGHTS
APPRAISED           The appraisers have appraised the "as is" leased fee
                    interest subject to short-term leases which are typically 6 to 12 months in duration at the subject property.

THREE-YEAR HISTORY  No transfers of ownership to the subject were discovered during the past three years upon interviews with real estate brokers in the area and research into the grantor/grantee deed records of St. Johns County, Florida.

SCOPE/BASIS OF
THE APPRAISAL       This appraisal has been made in accordance with accepted
                    techniques, standards, methods, and procedures of the Appraisal Institute. The values set forth herein were estimated after application and analysis by the Sales
                    Comparison and Income Approaches to value. These approaches are more clearly defined in the valuation section of this report.

                    The Cost Approach was not used as a method of valuation in this appraisal. The Cost Approach is typically the least reliable indicator because cost does not necessarily reflect value. Moreover, estimates of depreciation are difficult to accurately measure in the marketplace, thereby compounding the speculative nature of the opinions derived in the cost method of valuation.

                    The scope of our assignment included obtaining pertinent property data from the client regarding income and expense figures, tenant rent rolls, and permission to inspect the subject. Additionally, the appraisers conducted research either personally or through associates to obtain current market rental rates, construction trends, the sale of comparable improved properties, anticipated investor returns, and the supply and demand of competitive apartment projects in the general and immediate area. After these examinations were performed, an analysis was made in order to estimate the leased fee market value of the subject on an "as is" basis.

                 [AREA MAP OF JACKSONVILLE BEACH APPEARS HERE]

                          CITY/NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

                    Jacksonville is the seat of Duval County and is situated near the northeastern corner of Florida on the St. Johns River. This location is approximately 150 miles north of Orlando, 165 miles east of Tallahassee, and 15 miles west of the Atlantic Ocean.

                    The city of Jacksonville was consolidated with Duval County in the 1960s and has since been recognized as one of the largest incorporated municipalities in the nation in terms of land area with 841 square miles. In population, Jacksonville is one of the 20 largest cities in the United States and the most populous incorporated city in Florida. In 1990 the U.S. Bureau of the Census estimated the city's population at 648,200 persons. In 1995 this estimate increased to 676,718. The Jacksonville Metropolitan Statistical Area (MSA) includes Duval, Clay, St. Johns, and Nassau Counties. The 1990 MSA population was estimated at 906,727 according to the Census bureau, which indicates that the MSA is the fifth largest MSA in Florida after Tampa-St. Petersburg-Clearwater, Miami-Hialeah, Fort Lauderdale-Hollywood-Pompano Beach, and Orlando. As of January 1, 1997 the Jacksonville MSA stood at 1,025,600 or 13.1 percent higher than the 1990 population. The following chart depicts the Jacksonville MSA population and employment growth over the past two decades.

                                   1970      1980      1990      1994      1995      2005*
                                ------------------------------------------------------------
                     Population   612,600   722,300   906,727   981,600   994,900  1,140,700
                     Employment   159,400   281,800   422,700   437,474   460,245    625,690

                    Source: U.S. Bureau of the Census, Florida Department of Labor and Employment Security *Projection

                    Historical population growth for the Jacksonville MSA from 1980 to 1990 averaged 2.3 percent per year. The growth has decreased slightly to 1.7 percent annually from 1990 to 1995. Population increases are anticipated to continue as job growth rises and as stated above the population estimated as of January 1, 1997 was 1,025,600. The Bureau of Business & Economic Research at the University of Florida projects the Jacksonville MSA population to be between 967,000 and 1,178,000 by the year 2000. The median projection for this time period is a population of 1,063,700. The greatest population growth has recently occurred to the south and east of the St. Johns River in Duval County. Other notable growth has been observed in northeastern Clay County near Orange Park, and in northern St. Johns County particularly along the Atlantic Coast beaches.

                    The median age of the population in the Jacksonville MSA is lower than that found in the retirement havens of southern Florida. The median age in this MSA is 34 years according to the Census Bureau. This compares to about 36 years in Miami, 39 years in Fort Lauderdale, and 40 years in Tampa. The medium age in the city of Jacksonville is slightly less (33.3 years) than for the MSA.

                    Jacksonville was originally known as Florida's industrial city due to its port, shipyards, paper mills, and food processing plants. More recently, however, Jacksonville has become known as a regional center for banking, insurance, medicine and distribution. The Research Department of the Jacksonville Chamber of Commerce reported that the six largest private sector employers in the area were: Winn-Dixie Grocery Company, AT&T, Publix Super Market, Blue Cross/Blue Shield of Florida, Barnett Banks, and CSX Transportation. Two of Florida's largest banks, Barnett Bank and First Union, are officed in Jacksonville, along with 30 insurance companies. Jacksonville is also becoming a major back-office hub, as large corporations set up customer service centers and data processing operations in the area, including Merrill Lynch & Company, AT&T Corporation, and America Online, Inc. in the past few years. In addition, the world-renowned Mayo Clinic has one of its two regional medical centers located in southeastern Jacksonville. The recent additions in these medical and service-related industries have contributed to a more diverse economy in the area, and have helped civic leaders' attempts to transform the city's image from that of an industrial town to a regional distribution, service, and financial center.

                    The largest contributor to the Jacksonville employment market is its three naval installations which include: Cecil Field Naval Air Station, located in the southwest sector of Duval County; Jacksonville Naval Air Station, located on the west bank of the St. Johns River a few miles south of the Central Business District (CBD), and the Mayport Naval Training Center, situated at the mouth of the St. Johns River near the Atlantic Ocean. These military establishments in Jacksonville employ approximately 31,200 civilian and military personnel. More recently, Cecil Field has been placed on the government's list of possible closures due to budget cutting measures. It is due to be closed in August 1999, which should result in the loss of approximately 7,500 military and civilian jobs. Jacksonville created the Cecil Field Development Commission with the task of developing a reuse plan for Cecil Field. The commission was dissolved in May 1997 as it had completed its task and transferred duties and functions to the Jacksonville Economic Development Commission. Infrastructure improvements are being discussed and to date funding has been secured for three major projects: survey of the land for city incorporation; three-phased conversion of the water and sewer systems to the city systems; and a transportation study (completed). The Naval Air Station is increasing in size because of the consolidation of units to the Jacksonville Naval Air Station. The net result in the closure and consolidation is little change in the present number of personnel.

                    Total civilian employment in the Jacksonville MSA as of April 1996 was 480,100 persons according to the Florida Department of Labor and Employment Security. The unemployment rate as of that date was 3.3 percent down from
                    3.7 percent in February 1996, or lower than the U.S. Department of Labor's 4.8 percent rate for the state of Florida as of the same date. The above is the latest information received from the Jacksonville Chamber of Commerce.

                    The breakdown of nonagricultural employment as of November 1995 in the Jacksonville area is presented below and illustrates the growing diversity of the local employment base.

                         NONAGRICULTURAL EMPLOYMENT                   NUMBER   PERCENT
                         -------------------------------------------------------------
                         Manufacturing                                 35,500      7.4
                         Construction                                  24,200      5.0
                         Transportation, Communications, Utilities     32,000      6.7
                         Trade                                        117,600     24.5
                         Finance, Insurance, Real Estate               50,300     10.5
                         Services & Miscellaneous                     152,900     31.8
                         Government                                    67,200     14.0
                         Other                                            400      0.1
                                                                      -------    -----
                         Total                                        480,100    100.0

                    Source: Florida Department of Labor and Employment Security, November 1995.
                    Note: The 480,100 estimates varies from the earlier stated estimate of 460,245.

                    A surge of new jobs in Jacksonville earned the city a spot as the ninth fastest-growing metro labor market in 1996, according to the latest figures from the U.S. Bureau of Labor Statistics between 1993 and 1995, non-farm employment in Duval, St. Johns, Nassau and Clay Counties jumped 9.6 percent from 438,600 to 480,800. Despite its Florida location, the tourist/convention industry has a smaller impact on the Jacksonville MSA economy than in other parts of the state. Most area beaches and recreation facilities cater to local residents. The exception would be the Amelia Island Resort located 20 miles northeast of the city on the Atlantic Ocean. Amelia Island features world-class golf and tennis and luxury resort accommodations and is designed to attract vacationers from around the country. The most recent addition to this resort was the 450-room Ritz Carlton Hotel, which opened in June of 1991.

                    The increase in service-oriented industries in Jacksonville has resulted in a substantial increase in income for the area's residents. Per Capita income rose by an average of approximately 1.4 percent per year from 1986 to 1995.

                                             JACKSONVILLE MSA
                                   YEAR      PER CAPITA INCOME
                                   ---------------------------
                                    1986              $ 14,629
                                    1987                15,482
                                    1988                16,490
                                    1989                14,973
                                    1990                15,695
                                    1995                16,920

                    Source: U.S. Department of Commerce, Bureau of Economic Analysis

                    According to a demographic profile of Duval County, the medium household effective buying income was $15,712 as of January 1, 1997. Additionally there were 278,800 households with 48 percent owner-occupied. Total Duval County population was 733,500 with projections of 787,000 by the year 2005.

                    Jacksonville is a major distribution center of durable goods for Florida and Georgia. Transportation facilities include an international airport, rail service from various railroad companies, numerous private freight distribution companies, and bus service. Jacksonville has rail facilities with multi-modal transportation capabilities. The Port of Jacksonville, which utilizes the St. Johns River from the east end of the CBD to the Atlantic Ocean, is a leading import center for foreign automobiles. This facility consists of both the Blount Island Marine Terminal (867 acres) and the Talleyrand Docks and Terminals (173 acres) and features a 38-foot-deep channel. The Jacksonville Port Authority has acquired 589 acres of property on Dames Point for its third terminal development, which is the result of demand from new ship lines. A $300,000,000 project to deepen the harbor from 38 to 42 feet has been proposed. The international airport, operated by the Jacksonville Port Authority, has undergone $100 million of improvements, which added two new terminals, twelve new gates, and extended a runway to accommodate larger planes for transcontinental flights.

                    Two major Interstate Highways, Interstate 10 and Interstate 95, intersect near downtown Jacksonville. Interstate 10 travels west from the city to the Gulf Coast communities in the Southeastern U.S., then continues west through the Southwestern U.S. to Los Angeles. Interstate 95 runs north/south along the Eastern Seaboard of the U.S. Interstate 295 provides a bypass around the major urbanized areas of the city to the northeast, northwest, west, and south. Completion of the eastern section of Interstate 295, which would create a beltway around the city, has been proposed with limited access approach roads expected to be in place by 2000. Many of the express roads and highways in Jacksonville formerly were toll roads; however, the toll charges were removed in the mid-1980s.

                    The unified city/county government in Jacksonville and Duval County has been a unique feature of the area since the 1960s. A singular taxing authority collects for schools and municipal services for all residents. Excepted from Jacksonville city authority are the communities of Atlantic Beach, Neptune Beach, and Jacksonville Beach, which are separate incorporated municipalities within Duval County.

                    Twenty miles of beaches along the Atlantic Ocean provide a wealth of recreational opportunities for area residents. The wide St. Johns River south of the CBD is popular with local pleasure craft. The average annual temperature in Jacksonville is 71 degrees with annual rainfall averaging 55 inches. Residents' needs for higher education in the area are served by several local colleges and universities such as Jacksonville University, the University of North Florida, and Florida Community College. Jacksonville is the headquarters for both the Professional Golf Association and Association of Tennis Professionals tours. It is also the home of the newest member of the expanded National Football League, the Jacksonville Jaguars. The team plays in the City's Gator Bowl Stadium, which seats 82,000 after renovation. The area boasts six museums, an active arts association, and one major daily newspaper. In addition, St. Augustine in neighboring St. Johns County to the south is the oldest city in

                    North America, and features numerous historic buildings and landmarks including the Castillo de San Marcos National Monument.

                    The diversification of the economy has affected development in the Jacksonville area over the past several years. According to Reynolds, Smith and Hills, Inc. (RS&H), a local real estate research and development company, the total inventory of office space in the area in 1990 was 12,436,000 square feet. There has been about 1,040,000 square feet of office construction since 1990. Over 5 million square feet of office space has been constructed since 1987, with half in the suburban markets. Most suburban development was intended for single-tenant usage by companies such as Barnett Bank, American Express, CSX, and Blue Cross/Blue Shield. Of these, Barnett Bank developed an 820,000-square-foot nonbanking headquarters facility in a campus-style environment near the intersection of Southside Boulevard and U.S. 1 in southeastern Jacksonville.

                    As of August 1997, the Central Business District (CBD) consisted of 57 buildings with a total of 6,298,533 square feet and a total for Jacksonville of more than 130 buildings with over 13,000,000 square feet, the majority of which are in the Southside (Butler) area at 84 for 5,199,037 square feet. As of August 1997, office announcements indicated eight projects to contain about 876,000 square feet and provide over 3,480 jobs. Additionally seven other projects are to be announced that total over 1.6 million square feet. Companies involved in the announced projects are Atlantic Teleservices, Barnett Banks, Purdential Health Care, Chase Manhatten Corporation, Koger Equity, Gran Central Corporation, and Hallmark Partners.

                    The office market in Jacksonville is active and reports by submarket in the August 15, 1987 issue of Commercial Real Estate indicate a tightening and strong market with new construction justified. Vacancy is now in single digits city-wide and all submarkets have lower vacancy than one year ago except for one submarket. Rents city-wide have increased $1.50 to $3.00 per square foot from 1996 levels and proposed projects are expected to obtain rents in excess of $20 per square foot.

                    The increasing household income in Jacksonville has attracted a substantial amount of retail development in recent years. Most of this development has occurred in suburban markets on the south side and in the beach communities. In September 1990, The Avenues Mall was completed offering over 1.4 million square feet of retail space at Southside Boulevard and U.S. Highway 1. Food Lion, a North Carolina-based grocery chain, constructed 17 strip centers throughout the Jacksonville area during 1988 and 1989. Beach area redevelopment featured the opening of two regional centers known as Sandcastle Plaza and South Beach Center, and several large "power" centers were constructed near two of the regional malls in the area.

                    As of December 31, 1996 the Jacksonville MSA showed total retail sales at $10.155 million, up 30.5 percent since year end 1991. Duval County, which encompasses Jacksonville, had retail sales of 7.644 million or an increase of 26.3 percent since 1991. Based on information from the ULI Market
                                                              ----------
                    Profiles: 1996
                    --------------

               [JACKSONVILLE BEACH NEIGHBORHOOD MAP APPEAR HERE]
                    rents for retail space have stabilized since 1987 ranging from $30.00 to $50.00 per square foot per year for enclosed mall space. Typical rent levels for smaller centers experienced a slight increase to a range between $9.00 and $14.00 per square foot. Rental rates for older strip centers range from $4.00 to $8.00 per square foot.

                    Retail development is projected to be stable until vacant space within the market is reasonably absorbed. Residential growth in the northern and middle St. Johns County areas, southside-Intracoastal west, and the Avenue-U.S. Highway 1-Southside Boulevard areas of the city is expected to produce retail activity in these markets. Residential, both single and multi-family remains active in development. The October 31, 1997 edition of Homefront identifies over 320 single family developments that are active today.

                    The industrial real estate sector has not experienced the significant vacancy problems incurred by the office and retail markets. This sector is very strong in the Jacksonville area and is experiencing heavy demand for build-to-suit space from industry entering the market. New construction during 1995 totaled over 1.5 million square feet, a new record high. The major projects in the area include Sara Lee's Coach subsidiary; NatureForm, Inc.; Pilot Pen Corporation; Sally Industries; H.J. Heinz Company's Portion Pac, Inc.; Viking Office Products and a Georgia Pacific expansion. The majority of new construction is taking place in the south and west sides of Jacksonville. As established by the NAIOP report in August 1997, the south side submarket has favorably responded to the one-year supply of space, however, there remains 300,000 square feet within six buildings that has not been leased. Activity for this space has been slow. The west side market continues to grow and is said to be a strong market. The north side submarket is strong with minimal vacancy and the Port Authority is expected to spend about $100 million on airport and seaport capital improvements, which were to begin October 1997. Industrial parks of tradeport and Imeson will benefit most from the expenditures.

                    The apartment market is discussed in the Apartment Market Analysis section that follows.

NEIGHBORHOOD
ANALYSIS The subject is located in the northeast area of St. Johns County approximately 18 aerial miles from the Jacksonville CBD. The neighborhood is generally described as the northernmost portion of St. Johns County, or that area lying west of the Atlantic Ocean and south and east of the St. Johns/Duval County Line immediately south of the city of Jacksonville Beach. Although unincorporated, this neighborhood is better known as the community of Ponte Vedra Beach.

                    Florida State Highway AlA (Highway AlA) is a major thoroughfare, which runs the length of Florida's Atlantic Coast areas from Fernandina Beach at the north end to Miami Beach in the south. Through the subject neighborhood, this divided four-laned road cuts through the neighborhood in a similar north/south fashion. Just north of the subject neighborhood boundary in Jacksonville Beach, Highway AlA intersects with J. Turner Butler Boulevard, a major roadway connecting

                    Jacksonville with its suburban beach communities. Highway AlA runs generally about 5 blocks west of the Atlantic coast in this neighborhood except at its southern end, where it merges with State Road 203/Ponte Vedra Boulevard. Ponte Vedra Boulevard continues northward from this point immediately along the oceanfront. Major crossroads between these two neighborhood roadways include Corona Road, about 1 mile south of the Duval County Line, and Solana Road, several blocks north of Corona Road. Solana Road is a two-laned street, which continues west from Highway AlA, then turning southwest, and south along the Intracoastal Waterway where its name changes to Roscoe Boulevard. Finally, Palm Valley Road, a two-laned street, branches off to the southwest from Highway AlA about 2 miles south of the county line; Palm Valley Road, also known as State Road 210, continues southwestward providing access to the neighborhood from U.S. Highway 1 and Interstate 95 at the north end of St. Johns County. Approximately half of the land within the neighborhood boundaries is east of the Intracoastal Waterway; this half is approximately 60 percent developed. The area west of this canal lies largely undeveloped and is predominantly marshland.

                    Ponte Vedra Beach enjoys a reputation as a popular resort community and affluent suburban enclave in the Jacksonville MSA. While no official population count exists, area real estate professionals estimate the population of Ponte Vedra Beach to be over 15,000 persons. The area is popular with retirees for its proximity to beaches and for its numerous resort-style subdivisions which often include country clubs, golf courses, and tennis facilities. However, this location within approximately 30 minutes of downtown Jacksonville and even closer to large suburban office parks on the city's south side has attracted local suburban residents as well. The Mayo Clinic's regional facility at San Pablo Road and J. Turner Butler Boulevard is just 4 miles northwest of this neighborhood. The Southpoint and Southside Boulevard office centers to the west are a reasonable 15-minute commute from the neighborhood along Highway AlA and J. Turner Butler Boulevard, which eventually intersects with Interstate 95 to the west.

                    In the retail sector, several neighborhood shopping centers are noted along either side of Highway AlA. Ponte Vedra Square is situated in this neighborhood at the southwest corner of Highway AlA and Solana Road, which Ponte Vedra Point shopping center is at the southwest corner of this highway and Palm Valley Road. Between these two neighborhood centers is a third, known as Sawgrass Village along the west side of the street. Regional shopping can be found at South Beach Regional Center, located just to the north of the neighborhood boundary at the northwest corner of Highway AlA and J. Turner Butler Boulevard in Jacksonville Beach. A planned 250,000-square-foot center was announced in late 1993 and was completed at the southwest corner of Highway AlA and J. Turner Butler Boulevard. Anchor tenants include Target, Publix, and Ace Hardware. Currently there is a zoning change requested for land adjacent to the subject Lakeview Village Apartments for a new shopping center.

                    All of these retail developments are supported by the growth and affluence of the residential sector in Ponte Vedra Beach. The affluence of the neighborhood is illustrated by the location of six country club developments in the area over the past twelve years which feature custom homes generally priced from $150,000 to over $400,000, well above the median home price in the Jacksonville MSA. The residential neighborhoods tend to become more prestigious at the southern end of Ponte Vedra Beach. This southern part of the community is the location of both the Sawgrass and Tournament Players Club (TPC) country club/golf course developments. The Professional Golf Association and the Association of Tennis Professionals both have headquarter offices in Ponte Vedra Beach at the Tournament Players Club development, and each has sponsored major professional tournaments within the community in the last several years.

                    Office development in the Beaches area, which includes Ponte Vedra, is primarily smaller sized buildings less than 30,000 square feet in size. The August 1997 Commercial Real Estate publication surveyed 19 office buildings totaling approximately 600,000 square feet and only 2 buildings were in excess of 30,000 square feet. The current supply of immediately available office space is low. The Ponte Vedra market has more supply, but also has more demand particularly in the law, medical professionals, financial planners, and insurance professionals. Rental rates are in the $19.00 to $21.00 per square foot full service category. Demand is strong in Ponte Vedra and over 150,000 square feet is proposed along the `hot' AlA corridor south of State 202.

                    Several multifamily condominium and apartment projects are located in Ponte Vedra Beach. Condos are typically found immediately along the ocean or with the Sawgrass or TPC developments, while apartments are located at the north end of the neighborhood and along Highway AlA. According to the Jacksonville Planning Department, which publishes a quarterly apartment survey for the region, the Beach area submarket in which Ponte Vedra Beach is located has among the highest monthly average apartment rental rate of the six submarkets in the Jacksonville MSA. Physical occupancy rates in each of the existing apartment communities surveyed were over 90 percent. At subject valuation date, there were several apartment projects being constructed in or near Ponte Vedra. Apartment development was occurring west of AlA and south of J. Turner Butler Boulevard (State 202) and along Hodges Road north of J. Turner Butler Boulevard. The apartment construction in or near Ponte Vedra is more specifically identified as west of the subject apartment complex near the Landing Parkway/Ponte Vedra Lakes Boulevard intersection.

                    Despite the growth in the area, which has generally occurred over the past twelve years, about one-third of the land in the neighborhood lies vacant and ready for development. To the south and west of this neighborhood are typically vacant areas, which contain marshes or land within the Guana River State Park; to the north is the older city of Jacksonville Beach, and to the east is the Atlantic Ocean. The St. Johns District provides bus service to children in the neighborhood attending public schools; Ponte Vedra Beach has its own elementary school at Highway AlA and Corona Road. The University of North Florida is located about 6 miles northwest of this neighborhood at J. Turner Butler Boulevard and St. Johns Bluff Road. Police and fire protection is provided by the county.

                    The neighborhood's access to supporting facilities, Atlantic beaches, along with the location of prestigious golf club communities within Ponte Vedra Beach have made the neighborhood one of the most attractive areas in Jacksonville. Physical occupancy rates in many multifamily developments in this area are above 90 percent. As the result of an improving local economy, there has been new development in retail and multifamily housing. As the economy continues to recover, the appraiser anticipates that the demand for residential units and retail space will become greater, and that space in the subject neighborhood will actively participate in this increased absorption due to all of the neighborhood's positive features stated above. However, as the neighborhood becomes more built-out, it will likely experience a period of stability as it matures in the long-term compared to the period of rapid development this neighborhood enjoyed throughout most of the 1980s.

CONCLUSION          Jacksonville, with a January 1997 U.S. Census Bureau
                    population of 1,025,600 in its MSA, was known in the past as a military and industrial port city at the northeastern end of Florida. However, the employment base has grown and diversified over the past two decades as major banks, insurance companies and medical service industries have opened regional or headquarter offices in the area. This activity has increased the income of area residents and spurred significant job growth through much of the 1980s.
                    Although Jacksonville is not noted as a major tourist center compared to southern areas of Florida, the area has attractive beaches and a redeveloped downtown riverfront area to serve the local population.

                    The diversification of the employment base ignited office development both downtown and in the south side suburbs during the past ten years. Numerous large retail centers have been built in recent years to support the growing Jacksonville area population and income. Major private employers include Barnett Bank, Blue Cross/Blue Shield of Florida, and CSX Transportation. Nonetheless, the city's naval presence, with over 30,000 personnel, still dominates employment in the area.

                    While new industries and employers such as America Online and AT&T have continued to enter the local employment market with new back-office operation centers, the appraisers anticipate less office development as the focus in the marketplace switches to absorption and renovation of existing vacant space. Bright spots in the Jacksonville real estate market include improving occupancy rates in the apartment market and a relatively low industrial space vacancy rate compared to other industrial markets nationwide.

                    The city of Jacksonville appears to be enjoying a favorable economic climate. Construction permits and absorption of space in some sectors such as single-family residential have increased, while unemployment figures remain low. Although the closing of the Cecil Field Naval Air Station is not favorable, many of the lost jobs could potentially be offset by additions to the area's other two Naval bases and to the reuse plan of Cecil Field. The city's diversifying economic base, good supporting facilities, Florida sunbelt location, and good quality of life should support growth and absorption in all sectors.

                    The Ponte Vedra area is in demand and development activity is present in the apartment, retail, and office areas. This is in the Beaches area and reflects tourism, a retirement population, etc. with a growing need/demand for medical, financial, insurance, and law professionals. It is expected that demand for apartments will continue into the near future.

                        [MARKET AREA MAP APPEARS HERE]

                           APARTMENT MARKET ANALYSIS
--------------------------------------------------------------------------------

                           Information from two surveys was utilized in the analysis of the Jacksonville apartment market analysis. The first is the Apartment Market Survey for Greater Jacksonville, Florida, Second Quarter, 1996 prepared by the Jacksonville Planning and Development Department and the Northeast Florida Apartment Council. The second is the Jacksonville Apartment Market Survey, Third Quarter 1997, published by Vestcor Realty Management, Inc. Most references are made to the survey prepared by the Vestcor Realty Management, Inc. AS THE FIRST SURVEY WAS NOT MADE IN 1997 BY THE PLANNING DEPARTMENT AND NORTHEAST FLORIDA APARTMENT COUNCIL.

                           Construction of apartment projects in Jacksonville during the late 1980s continued but at lower levels each year from 1985 through 1989. The credit restrictions by lenders and their regulators following the savings and loan scandals in the mid-1980s contributed to make construction funds scarce for apartment developers nationwide. The chart below illustrates the units constructed per year in Jacksonville since 1985.

                                   YEAR       Total Units Permitted
                                -------------------------------------
                                   1985                       5,079
                                   1986                       4,521
                                   1987                       2,656
                                   1988                       1,949
                                   1989                       1,407
                                   1990                       1,707
                                   1991                       1,170
                                   1992                           0
                                   1993                         278
                                   1994                         912
                                   1995                       1,073
                                   1996                       3,284
                                   1997                         978

                           Source: Jacksonville Planning and Development
                                   Department and Vestcor Realty Management,
                                   Inc.

                           In 1996 3,284 units were permitted for five or more dwelling units. In 1997 there were 978 units permitted. The outlook for future development of apartment projects in the Jacksonville area appears to be good as occupancies are in the 90 percent to 95 percent range and the economy remains healthy. Construction was visible to the appraiser in the south part of Jacksonville.

                           According to the Jacksonville Planning Department, the current number of apartment units existing in the metropolitan area is approximately 54,000. The Planning Department conducts a survey of the city and area apartment market. This survey is done by mail to the owners and/or managers of apartment complexes in Duval County as well as in northern Clay and St. Johns Counties, and the results of the survey are published every quarter year in the department's Apartment Market Survey. The Second Quarter of
                           -----------------------
                           this survey, which is stated to
                           reflect the area apartment market as of the end of June 1996, is the most recent available; this survey is compiled based on the responses of owners and/or managers of 27 percent of the total existing apartment units in the area. Of the 27 percent or 14,575 units, there was a physical occupancy rate of 95.58 percent with one bedroom apartments with the highest rate at 96.23 percent and efficiencies with the lowest average occupancy rate this quarter at
                           92.25 percent. The physical occupancy rates and average monthly rents as of the Second Quarter 1996 are generally higher among those properties, which were built since 1990. The Third Quarter 1997 market survey by Vestcor Realty Management, Inc. reflects the following statistics for average occupancy.

                                              3RD QTR    3RD QTR     CHANGE
                            CATEGORY            1997       1996     IN 1 YEAR
                          -----------------------------------------------------
                            All units           92.8%      92.2%       0.6%
                            Built before 1979   92.1%      89.2%       2.9%
                            Built 1980--1989    94.0%      95.6%      (1.6%)
                            Built 1990--1997    90.1%      92.2%      (2.1%)

                           The survey indicates a slight increase in occupancy for all units from one year ago with pre-1979 constructed units receiving the positive occupancy while post 1980 and post 1990 construction showed 1.6 to 2.1 percent decreases in occupancy. The major reason for the decrease appears to be home-buying alternatives.

                           The Vestcor apartment market survey includes every apartment community with more than 100 units. They compared the information received from on-site personnel to their electric meter analysis. Properties undergoing renovation or in lease-up were removed from the database. If occupancy data on properties was not consistent with the electric meter analysis, these properties were also removed. The result was a review of 186 apartment complexes containing 41,572 units or nearly 70 to 75 percent of the units in the Jacksonville area by a 1996 count.

                           Average monthly rental rates per unit were obtained by Vestcor and are delineated below by year of construction.

                                               3RD QTR    3RD QTR     CHANGE
                            CATEGORY             1997       1996     IN 1 YEAR
                          -----------------------------------------------------
                            All units            $ 568      $ 565      +3--0.5%
                            Built before 1979    $ 509      $ 504      +5--1.0%
                            Built 1980--1989     $ 605      $ 596      +9--1.5%
                            Built 1990-- 1997t   $ 809      $ 791     +18--2.3%

                           The Vestcor survey for the First Quarter 1996 reported an average monthly rental rate per unit for the Jacksonville area of $540. This compared to $565 per unit during the Third Quarter 1996 indicates an increase in rental rates during the 6 months from the Vestcor survey is 4.6 percent.

                           The survey indicates a slight monthly rental rate increase for all apartment units surveyed, but increases of 1 percent to 2.3 percent for various construction dated classified units. It is important to note that the increases in categories by year built tend to counter the findings of rental increases for all units and indicate that the increase for all units should be between 1 percent to
                           2.3 percent or on average about 1.65 percent. Secondly, the 2nd Quarter 1997 average monthly rental for all units was $574, which would indicate a $6.00 reduction to the 3rd Quarter 1997 average monthly rent of $568.

                           Overall, the Jacksonville apartment market appears to be healthy. Construction permits recorded for 1992 and 1993 were at their lowest levels in years, or from a high of 5,079 units in 1985 to 0 units permitted for 1992 and 278 in 1993. For 1994 and 1995, there were 912 and 1,073 units permitted, respectively. In 1996, there were 3,284 units permitted, while in 1997 there were 978 units permitted. Physical occupancy as of the Third Quarter 1997 was at 92.8 percent, which is a drop from 1996, but reflects the new construction. Absorption rates in new apartment projects have remained healthy over the past two years. Vacancies of the various apartment markets range from 3 to 7 percent. The appraisers project that the citywide market should reach a stabilized occupancy of 95 percent between one and two years at this rate of growth.

SUBMARKET ANALYSIS         The subject property is located in the Beaches
                           submarket. This submarket is generally described as the northeastern area of St. Johns County along the Atlantic Ocean at Ponte Vedra Beach and including the
                           Duval County beachfront municipalities of Atlantic
                           Beach, Neptune Beach, and Jacksonville Beach.

                           Vestcor Realty Management, Inc.'s Third Quarter 1997 survey features data on the apartment market within the city of Jacksonville as well as the area within the subject submarket and other immediate suburbs. This Third Quarter 1997 report, which is the most recent published to date, states that the Beaches submarket had a 94.0 percent physical occupancy rate, slightly higher than the average occupancy rate of
                           92.8 percent of the eight submarkets surveyed. This is a large increase from the 81.4 percent physical occupancy rate experienced in this submarket during the previous quarter and an increase from 93.6 percent in the Third Quarter 1996. Reference is made to the following table:

                                                    PHYSICAL OCCUPANCY
                                    QUARTER/YEAR  RATE BEACHES SUBMARKET
                                  ----------------------------------------
                                        01/92              93.63%
                                        02/92              86.74%
                                        03/92              88.13%
                                        04/92              92.82%
                                        01/93              94.43%
                                        02/93              96.88%
                                        03/93              91.95%
                                        04/93              91.43%
                                        01/94              92.57%
                                        02/94              94.16%
                                        03/94              95.34%
                                        04/94              91.70%
                                        01/95              98.46%
                                        02/95              91.81%
                                        03/95              95.38%
                                        04/95              95.73%
                                        01/96              94.89%
                                        02/96              93.19%
                                        03/96              93.60%
                                        02/97              81.40%
                                        03/97              94.30%

                           Source: Vestcor Apartment Market Survey for Greater Jacksonville, Florida, Third Quarter 1997

                           The Beaches area apartments tend to attract more transient tenants than the city of Jacksonville as a whole. This can be noted in the wide occupancy rate changes from the above table. Beaches area tenants are usually most attracted to the area during the summer months. In addition, the pool of prospective tenants in this submarket fluctuates with the personnel movements at the nearby Mayport Naval Air Station and with the attraction of the retirement populace.

                           The average monthly rental rate in the Beaches submarket, at $606 as of the Second Quarter 1996, was among the highest of all the submarkets in the area. In the Second Quarter of 1997 the average monthly rental increased about 13 percent to $687 and then decreased 1 percent to $680 in Third Quarter 1997. It is believed that some of the changes in rental rates and occupancy is affected by new construction of multi-family, condo, and single family development in the Beaches and adjacent areas. The following table illustrates the trend in rental rates for the subject market according to the surveys by the Jacksonville Planning and Development Department and Vestcor.

                                                  AVERAGE MONTHLY RENTAL
                                  QUARTER/YEAR    RATE BEACHES SUBMARKET
                                -------------------------------------------
                                      01/92                 $470
                                      02/92                  563
                                      03/92                  577
                                      04/92                  510
                                      01/93                  500
                                      02/93                  582
                                      03/93                  496
                                      04/93                  570
                                      01/94                  598
                                      02/94                  571
                                      03/94                  551
                                      04/94                  560
                                      01/95                  546
                                      02/95                  523
                                      03/95                  662
                                      04/95                  644
                                      01/96                  689
                                      02/96                  606
                                      03/96                  674
                                      02/97                  687
                                      03/97                  680

                           Source: Vestcor Apartment Market Survey for Greater Jacksonville, Florida, Third Quarter 1997

                           Information regarding the number of new apartment projects, proposed or under construction, was not made available in the Third Quarter survey because the Beaches submarket is located in St. Johns County and construction permits are recorded in that county, not Duval County. There are projects located near US Highway A1A being built in the Ponte Vedra area and Beaches submarket. There are additional projects being built along Hodges Road north of J. Turner Butler Boulevard (State 202) which will contribute competition to the Ponte Vedra apartment communities.

                           The subject's submarket has exhibited a stabilized occupancy of between 90 and 95 percent (with one exception) according to one local apartment survey. The subject property has a current economic occupancy of 84 percent and is considered to be able to reach occupancy stabilization within three years.. Although the Beaches submarket has been an active market in the past, the future expected development of additional apartment units may cause problems for absorption of the existing vacant units unless demand can remain commensurate with construction. Additionally, there is some concern from the effect of the proposed shopping center adjacent to Lakeview Village on rental rates and/or occupancy.

                           [SITE PLAN APPEARS HERE]

                               SITE DESCRIPTION
--------------------------------------------------------------------------------

LOCATION The subject site is located along the east side of Highway A1A at a private street known as Ocean Place about 3 miles south of the Duval/St. Johns County Line. This location is in the northeastern area of St. Johns County in the community of Ponte Vedra Beach about 18 aerial miles southeast of the Jacksonville CBD. The site is improved with the Ponte Vedra Beach Village II Apartments which have a street address of 949 Shoreline Circle, Ponte Vedra Beach, Florida.

SIZE AND SHAPE             A survey of the subject site was provided to the
                           appraiser by the on-site property manager of the apartments. This survey indicates that the site comprises 13.29 acres and has a generally trapezoidal configuration. The property has a significant 903.41 feet of frontage along the east line of Highway A1A and 810.92 feet of frontage along the south line of Ocean Place, a private roadway.

ACCESS AND VISIBILITY      The property is easily visible from Highway A1A due
                           to its significant frontage on this roadway. Direct access into the site is provided by Ocean Place, a private roadway 60 feet wide running east and dividing the subject site from the site to the north.
                           A recorded ingress and egress easement given to the subject site owners along this Ocean Place allows for direct access onto Ocean Place. This access easement is recorded at the St. Johns County Recording Office in O.R.V. 406, page 14 and O.R.V. 568, page 250.
                           Highway A1A is a four-lane divided roadway and is the main thoroughfare in Ponte Vedra Beach. Most of the major shopping centers in the area are located on this highway, which is the main arterial providing access to other parts of the Jacksonville area.

LEGAL DESCRIPTION          A legal description of the subject is contained in
                           the Addenda of this report. The subject site is generally described as being a 13.29-acre tract out of Sections 27 and 46, Township 3 South, Range 29
                           East, St. Johns County, Florida.

ZONING The site is zoned RG1 by St. Johns County which allows for higher density residential uses such as apartments or condominiums. Front and back setbacks are a minimum of 20 feet with side setbacks at 10 feet. The maximum building height allowed by this zoning designation is 35 feet with the minimum lot width at 100 feet. The minimum area coverage allowed is 6,000 square feet with an additional 4,350 square feet for each unit over two on the property. The coverage area is credited only to developable land; 40 percent of the undevelopable land on a parcel can also be made available for credit under the zoning regulations. The subject site and improvements appear to conform to these regulations.

UTILITIES                  All utilities are available to the site. Jacksonville
                           Suburban Utilities provides water and sewer service to the site; the Jacksonville Electric Authority supplies electrical service. Telephone hookups are in place from Southern Bell, along with cable television lines from Continental Cable.

TERRAIN AND DRAINAGE       The subject site is generally level to street grade,
                           with minor landscaped berms within the site. The site contains three retention lakes and drainage appears to be adequate. A soil survey was not available on the subject site. While the soil appears generally supportive of a wide variety of improvements, the appraiser is not an expert in soil content and was unable to certify this assumption. According to the National
                           Flood Insurance Map 125147-0183D dated September 18,
                           1985, the site is in Zone C, or "areas of minimal flooding." Numerous native trees were noted on the site; however, no significant obstacles to development of the site (such as rock outcroppings, etc.) were evident.

EASEMENTS AND
ENCUMBRANCES               The survey indicates the location of several utility
                           and right-of-way easements on the site, particularly on the periphery. Most of these easements appear to be minor and of no value consequence to the subject site. However, a 60-foot ingress and egress and utility right-of-way easement runs through the abutting property to the north along Ocean Place.
                           This street is a private paved road from which access can be gained onto the subject property from Shoreline Circle, another private road on the subject site. The ingress and egress easement allows for access to the subject site from Highway A1A.

REAL ESTATE TAXES          The subject site and improvements have the following
                           values assessed by the St. Johns County Property
                           Appraiser's Office.

                                                                1997
                                                                ------------
                                 Improvements Value               $3,661,330
                                 Land Value                          652,500
                                                                  ----------
                                 Total Value                      $4,313,830
                                 Total Taxes                         $79,060
                                 Tax Rate per $1,000 Valuation       18.3270

                           The breakdown for the tax rate for the subject-taxing district for 1997 is compared to the 1994 through 1996 tax rates:

                                                                 1995      1996      1997
                                                                -----------------------------
                           General County                       $  6.312  $ 6.0930  $ 6.0930
                           School-State Law                      10.4060   10.0760   10.0760
                           St. Johns River Water Mgmt. Dist.      0.4820    0.4820    0.4820
                           Fire District                          0.5000    0.7500    0.7500
                           Mosquito Control                       0.3210    0.3140    0.2960
                           Airport                                0.1380    0.1380    0.2800
                           Florida Inland Navigation Dist.        0.0400    0.0380    0.0500
                           Jail                                   0.3500    0.2750    0.3000
                                                                --------  --------  --------
                                                                $18.5490  $18.1660  $18.3270

                           The assessor's parcel number for the subject site is 061510-0000. The subject, assessed for $36.56 per square foot or $34,789 per unit is assessed lower than the value estimated in this report.

                           The real estate property taxes for the subject are calculated at $79,060 based on the mileage rate and assessed value and a payment date of March 1998. However, a discount from the tax expense is allowed if paid in the four months prior to March. For purposes of this appraisal, we have assumed an on-time payment of taxes. The real estate taxes in the Income Approach section of this report reflect an approximate 3 percent increase (inflation factor) over the 1997 property taxes.

                           Real estate taxes for the subject in 1998 have been estimated at $81,561. This estimate also provides for personal property taxes.

SITE CONCLUSION            The subject property is located along the east line
                           of Highway A1A in the northeastern area of St. Johns
                           County, Florida, about 3 miles south of the Duval county line. This location is about 18 aerial miles southeast of downtown Jacksonville. The parcel contains 13.29 acres with level terrain. Drainage and soil conditions appear to be adequate and supportive of a variety of improvements. All utilities are available. The site is in the Zone C area of minimal flooding. A survey of the site indicates a 60-foot-wide ingress and egress easement along Ocean Place, a private road running east/west and dividing the subject site from the site to the north. No other adverse easements or encroachments were noted.
                           Visibility for the property is provided from Highway
                           A1A, a major thoroughfare running along 903.41 feet of the west boundary of the subject site. The property is zoned by the county for high-density residential uses including condominium and/or apartment development, and appears to be physically suitable for such improvements. The apartment market in Ponte Vedra Beach is considered strong and the subject site's location along the east side A1A is considered excellent for multi-family development.

                                  IMPROVEMENTS
--------------------------------------------------------------------------------

                           The subject site, a 13.29-acre tract of land, is improved with a one- and two-story apartment project known as the Ponte Vedra Beach Village II Apartments. The improvements consist of 124 apartment units contained in 14 buildings constructed in 1985. Also situated on the site is a clubhouse with a kitchen and laundry facility, exercise room and sauna, exterior mail post, deck, swimming pool and jacuzzi surrounded by an iron fence, lighted and fenced tennis court, three lakes, and a mechanical shed.

                           There are three basic floor plans for the 124 apartment units. The basic features of these floor plans are as follows:

                            NO. OF
                            UNITS     UNIT TYPE           SIZE (SF)    TOTAL NRA
                          ------------------------------------------------------
                             12          lBR/lBA/DN          780           9,360
                             12          lBR/lBA/UP          780           9,360
                              8        1BR/1BA/VILLA         780           6,240
                             20        1BR/1BA/DEN/DN        947          18,940
                             20        lBR/lBA/DEN/UP        947          18,940
                              8       1BR/1BA/DEN/VILLA      947           7,576
                             18          2BR/2BA/DN        1,081          19,458
                             18         2BR/2BA/UP         1,081          19,458
                              8          2BR/2BA/V         1,081           8,648
                            ---                            -----         -------
                            124                              951         117,980

                           DN = downstairs; UP = upstairs

                           As seen in the figures above, the total net rentable area of 117,980 in 124 apartment units results for an average of 951 square feet per unit. There are a total of 80 one-bedroom units and 44 two-bedroom units.

                           The land area is 13.29 acres equating to a density of
                           9.33 units per acre. The parking consists of 239 asphalt-paved open spaces, or 1.93 spaces per unit. The parking ratio is within industry and local market standards.

                           The foundation of the buildings is of concrete slab with wood-studded framing. The exterior walls are of stucco with wood frame trim work, and the roof is pitched with a tile covering. Windows are of single-hung aluminum thermal pane construction, with six panel exterior doors. Porches by each exterior door have an exterior light. Exterior stairwells have metal stairs and supports with concrete risers and landings.

                           The interior finish of each unit has painted gypsum board walls and ceilings. Some walls are accented with decorative wallpaper. Floors have carpeting over pad, with sheet vinyl floors in the kitchen. Batt insulation is located in the walls and ceilings.

                           The kitchen is equipped with wood and fiberboard cabinetry covered with formica countertops and a double stainless steel sink. Appliances are made by General Electric, and include a range/oven, vent/hood, dishwasher, disposal, and refrigerator. Each unit has an electric water heater with a 40-gallon capacity. The kitchen equipment appears to be original but is considered to be in good condition.

                           Carpet and tile floors are found in the bathrooms, with additional tile around the tub enclosure. The toilet, bathtub, and sink are porcelain, and a formica countertop covers a small vanity. Each bathroom also has a wall mirror and an exhaust fan.

                           Each floor plan in this project has a fireplace, and all of the units have a washer and dryer closet with connections, miniblinds, and an exterior screened-in patio or deck with utility closet. Interior doors are hollow core wood with some folding closet doors. Each unit is equipped with a fire extinguisher per local fire codes.

                           The mechanical components include standard PVC plumbing pipes with stainless steel fixtures. The units are equipped with electric central heating and air-conditioning which is individually metered. The interior wiring is copper with 125 amps designated per unit and ample electrical outlets. Each apartment is wired for telephone and cable television.

                           Other than the major site amenities stated above, the grounds feature asphalt-paved parking pads and access roadways, concrete sidewalks, a bridge with brick pavers, and pole-mounted exterior light fixtures. The landscaping features numerous native trees as well as decorative planted shrubbery and lawns.

                           The subject improvements appear to be in good overall condition. The subject property underwent renovation in 1994, which included general exterior repair, exterior painting, asphalt/concrete repair, stairs/balconies repair, and roof repairs and in 1997 there was a significant amount of capital expenditures. Capital items due to be expensed in 1998, according to ConAm Management Corporation, include the following:

                             Asphalt/Seal/Repair................... $ 20,000
                             Electrical Breaker Repairs............   30,800
                             Chimney Caps..........................   25,000
                             Traffic Control Gating @ Entry Way....   25,000
                                                                      ------
                             TOTAL................................. $100,800

                           Considering the overall good condition after renovation of the improvements, we estimate the effective age of the subject property to be equal to the actual age of twelve years.

                           [FLOOR PLAN APPEARS HERE]

                           [FLOOR PLAN APPEARS HERE]

                              SUBJECT PHOTOGRAPHS
--------------------------------------------------------------------------------


                            [PICTURE APPEARS HERE]


                    Exterior view of Ponte Vedra II units.


                            [PICTURE APPEARS HERE]


                   Interior view of living room in Unit 827.

                            [PICTURE APPEARS HERE]


                     Interior view of bedroom in Unit 827.


                            [PICTURE APPEARS HERE]


                     Interior view of kitchen in Unit 703.

                            [PICTURE APPEARS HERE]


                   Interior view of dining area in Unit 703.


                            [PICTURE APPEARS HERE]


                     Interior view of bedroom in Unit 703.

                            [PICTURE APPEARS HERE]


                      View of screened porch in Unit 703.


                            [PICTURE APPEARS HERE]


                         View of Unit 703's exterior.

                            [PICTURE APPEARS HERE]


                    View of Unit 727's (townhouse) exterior.


                            [PICTURE APPEARS HERE]


                       View of living room in Unit 727.

                             HIGHEST AND BEST USE
--------------------------------------------------------------------------------

                    The highest and best use of a property must be determined because market value depends upon the property's most profitable use. The Appraisal of Real Estate, Eleventh
                                    ----------------------------
                    Edition, defines highest and best use as:

                         "The reasonably probable and legal use of vacant land or improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

                    There are two distinct types of highest and best use. The first type is the highest and best use of the land as if vacant. The second type is the highest and best use of a parcel as improved. This pertains to the use that should be made of the property as it exists.

                    In determining the highest and best use of a site, four items must be considered: possible physical limitations of the site, possible legal or permissible uses, and what uses are financially feasible, and produce the maximum return on the site. A careful neighborhood and site analysis is essential in estimating the highest and best use of the site as if vacant.

                    The following is our analysis of the highest and best use as it pertains to the subject property and according to the four essential tests.

SUBJECT PROPERTY
AS IF VACANT        LEGALLY PERMISSIBLE - Within the scope of a legal analysis, the subject site would be adaptable to multifamily residential uses as limited by its current zoning of RMD-E by the city of Jacksonville. This zoning designation for the site is intended to restrict and promote the development of the subject to medium density residential uses of up to 20 dwelling units per acre.

                    PHYSICAL POSSIBILITY - Many physical characteristics of a site can affect the use to which it can be put. These characteristics can include size, shape, location, road frontage, topography, easements, utility availability, flood plain, and surrounding patterns.

                    The subject site is generally trapezoidal in shape and encompasses a total of 13.29 acres, allowing for full physical utilization of the site. The site has over 900 feet of frontage along the east side of State Highway AlA. The topography of the site is generally level, and drainage appears to be adequate. The site is located in Flood Zone "C" which is defined in the previous Site Description section of this report.

                    The subject's location is on the east side of State Highway AlA at its intersection with a private road known as Ocean Place about 3 miles south of the Duval/St. Johns county line. State Highway AlA is a four-laned divided roadway and is the major thoroughfare in Ponte Vedra Beach. Property uses along this highway in Ponte Vedra Beach predominantly consist of single and multifamily residential uses with supporting retail. The subject has adequate utility capacity, enjoys a relatively good functional size and shape, and is not affected by any adverse easements or restrictions as noted upon inspection.

                    After considering all of the physical characteristics of the site noted above plus other data in the Site section of this appraisal report, physically possible land uses would include a variety of residential development such as apartments, condominiums, cooperatives or townhouses, but are directed to apartment development. The shape and size of the subject site would present a deterrent to retail or office development. The site is 13.29 acres, however, its depth to frontage is approximately 2 to 1, and retail usage generally does not extend beyond 300-400 feet in depth, while the subject has over 735 feet in depth. Office usage is limited by size and shape as the subject acreage is much larger than the typical smaller office developments in Ponte Vedra.

                    FINANCIAL FEASIBILITY - Financial feasibility is directly proportional to the amount of net income that could be derived from the subject. Rents have increased over the previous 12 months and the apartment market overall appears to be favorable. Area realtors report that near-term prospects for condominium and cooperative units in Jacksonville are becoming favorable particularly if they are beach oriented.

                    After having eliminated all other development from our analysis, the financial feasibility of multifamily development must be tested. The subject site is in the "Beaches" apartment submarket area. In the survey conducted by Vestcor Realty Management, Inc., the occupancy level for the apartment projects in the Beaches submarket was 94.3 percent during the third quarter of 1997. This reflects a
                    2.7 percent decrease from one year earlier During the same one-year period between the Third Quarters 1996 and 1997, rental rates have increased 1.0 percent from $674 to $680 per month. Apartment development has been taking place in the Beaches submarket.

                    From the preceding, apartment development may be feasible. Although occupancy rates have increased slightly during the past year, occupancies have remained at high levels. Rental rates have risen moderately according to the most recent of the two apartment surveys. The following reflects apartment development costs on a square foot basis.

                    Cost to Construct (Class C Average to Good)... $50.00
                    Land Acquisitions.............................   4.00
                                                                   ------
                    Total Cost of Development..................... $54.00

                    The preceding indicates that development is feasible for multifamily residential development. As indicated in the Sales Comparison Approach in this report, apartments developed since 1995 reflect sale prices from $60.00 to $75.00 per square foot. Most of the sale prices are at or above the cost of development.

                    MAXIMUM PRODUCTIVITY - After considering the current economic climate and the subject's location and financial feasibility of certain land uses, we are of the opinion that the demand for multifamily apartment units conducive to the subject site would produce the highest net return over the longest period of time. This is due to the subject's location and the popularity of the neighborhood.

                    In summary, the multifamily apartment market has shown signs of increasing health. The site's location near Jacksonville area beaches in the exclusive Ponte Vedra residential and resort communities, and within easy commuting distance to major south side employment facilities, gives it a large base of prospective rent-paying tenants from which to draw. The subject is in an area that is relatively stable after a decade of growth and is now experiencing a renewed demand. Therefore, after considering the alternatives, we believe the highest and best use of the site, as vacant, is for multifamily residential development.

SUBJECT PROPERTY
As IMPROVED         The property, as improved, is tested for two reasons. First, to identify the improvements that are expected to produce the highest overall return per invested dollar, and the second reason is to help identify comparable properties. The four tests or elements are also applied in this analysis to the subject as follows:

                    LEGALLY PERMISSIBLE - Within the scope of a legal analysis the subject property would be adaptable to multifamily residential uses as limited by the zoning of the site by St. Johns County.

                    PHYSICAL POSSIBILITY - Based on the subject's size (13.29 acres), configuration, and the improvements' positioning relative to the subject site, it is felt that the subject's improvements employ the maximum use and potential of the site as developed. The subject's density of 9.33 units per acre is approximately in line with the market sales, which reflect a range in density from 10 to 20.5, units per acre.

                    FINANCIAL FEASIBILITY - The discussion of the financial feasibility of the subject, as if vacant, would also apply to the test as improved. Based on the economic conditions for alternative market segments, it was concluded that the subject's present improvements are satisfactory to fulfill this test.

                    MAXIMUM PRODUCTIVITY - The test for this element is also from the market. The comparables analyzed suggest that under competent and prudent management, the subject produces an adequate return on market value to substantiate its existence.

                    In conclusion, based on the subject's current use, we have determined that as a multifamily apartment complex it positively contributes to the value of the site, and as a result is presently developed according to its highest and best use. The subject's unit amenities are considered average compared to newer projects in the area. Some of the comparables have better unit amenities. Therefore, the subject's improvements are not considered to be the optimum use. Additionally, there is need for $100,800 of deferred maintenance or capital expenditures.

                             APPRAISAL PROCEDURES
--------------------------------------------------------------------------------

                    Traditionally, three valuation approaches or techniques are used in the appraisal of real estate. These are the Cost Approach, Sales Comparison Approach, and Income Approach.

COST APPROACH       In the Cost Approach, the appraisers obtain an estimate of value by adding to the land value the estimated value of the physical improvements. This value is derived by estimating the replacement cost new of the improvements and, when appropriate, deducting the reduction in value caused by accrued depreciation. According to the Appraisal Institute, the basic principle of the Cost Approach is that buyers judge the value of an existing structure by comparing it to the value of a newly constructed building with optimal functional utility, assuming no undue cost due to delay.
                    Thus, the appraiser must estimate the difference in value between the subject property and a newly constructed building with optimal utility.

                    The Cost Approach was not used as a method of valuation in this appraisal. The Cost Approach is typically the least reliable indicator because cost does not necessarily reflect value. Moreover, estimates of depreciation are difficult to accurately measure in the marketplace, thereby compounding the speculative nature of the opinions derived in the cost method of valuation.

SALES COMPARISON
APPROACH This approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the immediate area or competing areas. The principle of substitution is employed and basically states when a property is replaceable in the market, its value can be set by the cost of acquiring an equally desirable and comparable property. This technique is viewed as the value established by informed buyers and sellers in the market.

INCOME APPROACH     The measure of value in this approach is capitalization of the net income, which the subject property will produce during the remaining economic life of the improvements. This process consists of two techniques. The first technique estimates the gross income, vacancy, expenses, and other appropriate charges. The resulting net income or net cash flow is then capitalized. The second technique projects the gross income, vacancy, expenses, other appropriate charges, net income, and cash flow over a projected holding period.
                    The resulting cash flow and reversion (future value) are discounted at an appropriate rate and added in order to arrive at an indication of current value from the standpoint of an investment. These methods provide an indication of the present worth of anticipated future benefits (net income or cash flow) to be derived from ownership of the property.
                    Both techniques were utilized in analyzing the subject property.

SUMMARY The appraiser, in applying the tools of analysis to the valuation problem, seek to simulate the thought process of the most probable decision-maker. The appraiser's judgment concerns the applicability of alternative tools of analysis to the facts of the problem, the data and information needed to apply these tools, and the selection of the analytical approach and data most responsive to the problem in question.

                    Thus, depending on the type of property appraised or the purpose of the appraisal, one approach may carry more weight or may point to a more reliable indication of the value of the property being appraised than the others. In some instances, because of the inadequacy or unavailability of data, one or two of the approaches may be given little weight in the final value estimate.

                       [IMPROVED SALES MAP APPEARS HERE]

====================================================================================================================================

                                                         JACKSONVILLE AREA
                                                      IMPROVED SALES SUMMARY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          CASH EQUIVALENT PRICE
------------------------------------------------------------------------------------------------------------------------------------
 SALE                                SALE   CASH EQUIV.  YEAR   NO. OF    NRA     OCCUP.   NOI/SF  PER     PER      OVERALL
  NO.      NAME/LOCATION             DATE   SALE PRICE   BUILT  UNITS   AVG./SF   AT SALE  /UNIT   SF      /UNIT     RATE      EGIM
------------------------------------------------------------------------------------------------------------------------------------
 1    The Links @ Windsor Parke      08/97   $20,500,000  1995    280    296,616    95%    $5.92   $69.11   $73,214   8.56%     7.80
      13700 Sutton Park Dr. North                                         1,059
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
 2    San Pablo                      06/97   $5,350,000   1974    200    184,750    90%    $3.16   $28.96   $26,750  10.90%     4.56
      14401 Jose Vedra Blvd.                                               924
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
 3    Hunter's Ridge (formerly       05/97   $15,200,000  1987    336    294,888    92%    $4.00   $51.54   $45,238   7.76%     6.74
      Oaks of Deerwood)                                                    878
      10100 Baymeadows Road
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
 4    Woodhollow                     04/97   $16,700,000  1986    450    342,162    94%    $4.69   $48.79   $37,111   9.60%     5.47
      1715 Hodges Blvd.                                                    760
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
 5    The Courts @ Ponte Vedra       01/97   $19,000,000  1996    253    252,162    95%    $6.26   $75.12   $75,099   8.34%     7.31
      101 Vera Cruz Drive                                                 1,000
      Ponte Vedra, FL
------------------------------------------------------------------------------------------------------------------------------------
 6    The Huntington @ Hidden Mills  08/96   $ 7,225,000  1996    224    179,476    98%    $3.85   $40.26   $32,254   9.56%     5.48
      3333 Monument Road                                                   801
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
 7    The Antlers                    05/96   $15,000,000  1985    400    327,728    97%    $4.65   $45.77   $37,500  10.20%     5.63
      8433 Southside Blvd.                                                 819
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
 8    Westland Park                  05/96   $16,950,000  1989    405    403,010    97%    $4.26   $42.06   $44,852  10.10%     6.01
      6710 Collins Road                                                    995
      Jacksonville, FL
====================================================================================================================================

                           SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

                    The Sales Comparison Approach is considered a good valuation method in the event that a sufficient number of similar and recent transactions can be found and accurately verified. The key to the Sales Comparison Approach is that a sufficient number of comparable sales be present to reflect an accurate indication of value. In such an event, market value can be derived directly from the sales, since all complexities involved are properly weighed according to their significance to actual buyers and sellers.

                    This approach is based upon prices paid in actual market transactions. It is a process of correlating and analyzing recently sold properties, which are similar to the subject. The reliability of this technique depends upon (a) the degree of comparability of the property appraised with each sale, (b) the length of time since the sale, (c) the accuracy of the sales data, and (d) the absence of unusual conditions affecting the sale.

                    The comparison process must be based on sales, which constitute acceptable evidence of motivations inherent to the market, occurring under similar market conditions, of similar or reasonably similar apartment projects. These projects were selected since they are reasonably similar to the subject property. A map and a summary of the comparable sales can be found on the preceding pages. The transaction dates of the sales used ranged from October 1994 to August 1996. Reference is made to the individual sales data included in the Addenda section of this report.

                    SALE 1, known as the Links at Windsor Park Apartments, sold in August 1997 for $20,500,000. There are 280 units totaling 296,616 square feet. The property sold at $69.11 per square foot or $73,214 per unit. It was built in 1995 and was in excellent condition. The Links was 90 percent occupied at sale date. It sits on 23.36 acres of land and reflects density at 11.98 units per acre. The property's construction is described as wood frame with wood siding and some stucco.

                    SALE 2, known as the San Pablo Apartments, sold in June 1997. It has 200 units and 184,750 square feet. The sales price was $5,350,000 and the property was 90 percent occupied at sale date. Unit prices indicated are $28.96 per square foot and $26,750 per unit. The sale reflected a 10.8 percent capitalization rate and was in need of substantial repair and renovation work. The rate is 14,24 acres and the unit density indicated is 14.04 units per acre. The property at sale date was inferior to the subject.

                    Sale 3, known as Hunter's Ridge, (formerly known as Oaks at Deerwood) sold for $15,200,000 or $45,238 per unit in May 1987. It has 294,,888 square feet and indicates a unit price of $51.54 per square foot. Land area is 34.70 acres and shows unit density at 9.68 units per acre. The capitalization rate was 7.76 percent, however, the property needed some attention and had good upside potential.

                    SALE 4, known as the Woodhollow Apartments sold inn April 1997 for $16,700,000 or $48.99 square foot and $37,111 per unit. The property contains 450 units and 342,162 square feet. At date of sale, occupancy was 94 percent and the terms were cash at a $10,350,000 mortgage at 7.5 percent interest due in 7 years, amortized over 25 years. The property has 38.65 acres and indicates a unit density of
                    11.6 units per acre. Construction is wood frame with stucco and wood siding.

                    SALE 5, known as The Courts at Ponte Vedra, is located in Ponte Vedra Beach. It sold in January 1997 for $19,000,000. The property was built in 1996 and has 253 units with 252,916 total square feet.. Unit prices indicated by the sale are $75.12 per square foot and $75,099 per unit. Construction is wood frame with stucco and some masonry. The site contains 9.23 acres and indicates a unit density of
                    27.41 units per acre. Capitalization rate at times of sale was 8.34 percent and the project had 95 percent occupancy.

                    SALE 6, known as the Huntington at Hidden Mills, (formerly known as Cozumel), sold for $40.26 per square foot net rentable area or $32,254 per unit in August 1996. The sale price was $7,225,000. The property contains 14.92 acres and has a unit density of 15 units per acre. There are 179,476 square feet of rentable area within 224 units. The average unit size is 801 square feet. Approximately 98 percent of the units were occupied at the time of sale. The sales price of $7,225,000 was adjusted upward by $350,000 for a re-plumbing required and was a credit given by the seller.

                    SALE 7 is the Antlers containing 400 units and 527,728 square feet of rentable area. The average size of a unit is 819 square feet. Developed in 1985, the project is situated
                    42.51 acres of land and has a unit density of 9.4 units per acre. The property sold in May 1996 for $45.77 per square foot net rentable area or $37,500 per unit and totaled $15,000,000. At the time of sale the units were 97 percent physically occupied.

                    SALE 8 sold in May 1996 for $16,950,060 which is equivalent to $42.06 per square foot net rentable area or $41,852 per unit. The project, Westland Park, was built in 1989/90 and contains 405 units and 403,010 square feet of rentable space. The average unit size is 995 square feet. Unit density for this property is 14.9 units per acre. Occupancy at the time of sale was reported at 97 percent.

                    In lieu of specific adjustments, we compared the improved sales based on the net operating income (NOI) per square foot and per unit. This method presents a comparison based on the income which a property is capable of generating. Theoretically, the NOI takes into consideration the various factors, which influence value such as quality, size, amenities offered, location, condition etc. Thus, these differing factors can be reduced to the common denominator of net operating income.

       ================================================================
                       Sales Comparison - NOI Adjustments
                       ----------------------------------

            Sale    Sale               Subject   Adjust.     Adjust.
             No.   Price/SF  NOI/SF    NOI/SF    Factor     Price/SF
             --    --------  ------    -------   ------     --------
             1      $ 69.11   $ 5.92   $ 4.67     0.78885   $ 54.52
             2      $ 28.96   $ 3.16   $ 4.67     1.47785   $ 42.80
             3      $ 51.54   $ 4.00   $ 4.67     1.16750   $ 60.17
             4      $ 48.99   $ 4.69   $ 4.67     0.99574   $ 48.78
             5      $ 75.12   $ 6.26   $ 4.67     0.74601   $ 56.04
             6      $ 40.26   $ 3.85   $ 4.67     1.21299   $ 48.83
             7      $ 45.77   $ 4.65   $ 4.67     1.00430   $ 45.97
             8      $ 42.06   $ 4.26   $ 4.67     1.09624   $ 46.11

                                    Mean=                   $ 50.40
                                    Value @ mean         $5,946,192

            Sale    Sale                Subject   Adjust.  Adjust.
             No.   Price/SF   NOI/Unit  NOI/Unit  Factor   Price/Unit
             --    --------   --------  --------  ------   ----------
             1      $73,214   $6,267    4,450     0.71007    51,987
             2      $26,750   $2,916    4,450     1.52606    40,822
             3      $45,238   $3,510    4,450     1.26781    57,353
             4      $37,111   $3,562    4,450     1.24930    46,363
             S      $75,099   $6,263    4,450     0.71052    53,360
             6      $32,254   $3,083    4,450     1.44340    46,555
             7      $37,500   $3,811    4,450     1.16767    43,788
             8      $41,852   $4,240    4,450     1.049S3    43,925

                                    Mean=                  $ 48,019
                                    Value @ mean         $5,954,356
       ================================================================

                    The various sales reflected NOIs per square foot ranging from $3.16 to $6.26 and NOIs per unit ranging from $2,916 to $6,267. The subject NOI (without reserve expenses) has been approximated at $3.84 per square foot or $3,756 per unit from the first year of the Discounted Cash Flow analysis in the Income Approach section of this report.

                    To estimate an adjustment for each sale, the subject's NOI has been compared to the individual NOI of the comparable sales. The adjustments should account for all the various physical and economic differences in each improved property sale as income is a function of the current market. Market conditions should reflect perceived risk, or other factors, which may affect value. Time differences do not need further adjustment as any drop in value would theoretically be the function of a drop in income. There would need to be an adjustment for age in order to recognize differences in the length of the income streams. The chart on the facing page presents the adjustment process for NOI per square foot and NOI per unit.

                    After adjustment, the sales range in price from $35.19 to $49.48 per square foot and $34,456 to $48,409 per unit. The simple average adjusted prices (not weighted) per square foot and per unit of the comparable sales was calculated at $41.43 and $40,530, respectively. Applying an age adjustment based on square foot area and number of units indicates value at $37.66 per square foot and $37,058 per unit

                    156,688 SF at $37.66/SF, Rounded................. $5,900,000
                    160 units at $37,058/unit........................ $5,930,000

                    A second method of comparison is by use of the effective gross rental multiplier (EGRM). In this analysis, the subject's effective gross income is multiplied by a factor estimated from the sales to derive an indication of value. The sales utilized in this analysis reflect EGRMs ranging from 4.56 to 7.80 as shown on the following facing page. Expense ratios range from 33.26 to 50.27 percent. From the DCF analysis in the Income Approach, the subject is estimated to have a 47.32 percent operating expense ratio (excluding reserves) in the first year of the holding period. This is most similar to Sales 3, 4, and 6. These sales have EGRMs ranging from 5.47 to 6.74 with expense ratios from 47.45 to 47.70 percent.

                    Sales 4 and 6 were apartments built in 1986 and Sale 3 was built in 1987. Most emphasis was placed on Sales 4 and 6.

                    Based on the preceding analysis, an EGRM for the subject has been estimated at 5.60 resulting in a total value indication as follows:

                    $1,151,639 x 5.60, Rounded........................$6,450,000

        ===============================================================
                        SALES COMPARISON - EGRM ANALYSIS

        ---------------------------------------------------------------
                       EFFECTIVE       EFFECTIVE GROSS      OPERATING
          SALE NO.  GROSS REVENUE/SF  REVENUE MULTIPLIER  EXPENSE RATIO
        ---------------------------------------------------------------
             1           $ 8.86              7.80            33.26%
             2             6.35              4.56            50.27%
             3             7.65              6.74            47.70%
             4             8.92              5.47            47.45%
             5            10.27              7.31            39.00%
             6             7.35              5.48            47.63%
             7             8.13              5.63            42.80%
             8             7.00              6.01            39.14%
        ===============================================================

                    The NOI per square foot and per unit methods presented a value indication between $5,900,000 and $5,930,000 and the effective gross income multiplier method indicated a value of $6,450,000. Weight has been given to all methods with emphasis on the method using net operating income because these methods reflect both income and expense information. The EGRM method was used as support. From the proceeding, a value for the subject is estimated at $6,200,000. From this, a deduction for capital expenditures of $138,000 is made as follows:

                                   Indicated Value              $6,200,000
                                   Less: Capital Expenditures     (138,000)
                                   "As Is" Value                $6,062,000

                                                  Rounded       $6,050,000

                    Therefore, it is our opinion that the leased fee market value of the subject property based on the indication provided by the Sales Comparison Approach, all cash, on an "as is" basis as of November 30, 1997, is

                      SIX MILLION FIFTY THOUSAND DOLLARS
                                 ($6,050,000)

                   [MAP OF COMPARABLE RENTALS APPEARS HERE]

==========================================================================================================================

                                                                                     RENT COMPARABLE ANALYSIS

--------------------------------------------------------------------------------------------------------------------------
COMP.                           YEAR     NO.      NRA     AVERAGE       1997          1996                       SQUARE
 NO.    NAME OF PROJECT         BUILT   UNITS     (SF)   UNIT SIZE   OCCUP. RATE   OCCUP. RATE    FLOOR PLANS     FEET
--------------------------------------------------------------------------------------------------------------------------
 1      The Remington Apts.     1985     344    302,904      881        95.0%        92.6%          1BR/1BA        683
        611 Ponte Vedra Blvd.                                                                       1BR/1BA        755
                                                                                                    2BR/1BA        886
                                                                                                    2BR/2BA        977
                                                                                                    2BR/2BA      1,043
                                                                                                    2BR/2BA      1,155
--------------------------------------------------------------------------------------------------------------------------
 2      The Fairways Apts.      1984     216    186,600      864        88.0%          93%          1BR/1BA        550
        100 Fairway Park Blvd.                                                                      1BR/1BA        600
                                                                                                 2BR/2BA/FL        950
                                                                                                 1BR/1BA/TH      1,100
                                                                                               2BR/1.5BA/TH      1,050
--------------------------------------------------------------------------------------------------------------------------
 3      Colonial Grand          1987     240    211,640      882        97.0%        99.5%          1BR/1BA        672
        125 Great Harbour Way                                                                       1BR/1BA        760
                                                                                                1BR/1BA/DEN        937
                                                                                                    2BR/2BA        974

--------------------------------------------------------------------------------------------------------------------------
 4      Arbor Club Apts.        1992     251    288,924    1,151         100%          95%          1BR/1BA        881
        1 Arbor Club Drive                                                                     1BR/1BA/LOFT      1,102
                                                                                                    2BR/2BA      1,181
                                                                                                    2BR/2BA      1,254
                                                                                                    3BR/2BA      1,426
                                                                                                    3BR/2BA      1,493
--------------------------------------------------------------------------------------------------------------------------
        Ponte Vedra Beach       1985     124    117,980      951        94.4%          94%          1BR/1BA        780
        Village II                                                                              1BR/1BA/DEN        947
        949 Shoreline Circle                                                                        2BR/2BA      1,081
        SUBJECT
==========================================================================================================================

==========================================================================================================================



-------------------------------------------------------------------------------------------------------------------------
COMP.                            1997 MONTHLY       1997
 NO.    NAME OF PROJECT              RATE          RENT/SF                       AMENITIES/COMMENTS
-------------------------------------------------------------------------------------------------------------------------
 1      The Remington Apts.          605-615     0.886-0.900    Microwave ovens, miniblinds, vaulted ceilings,
        611 Ponte Vedra Blvd.        635-670     0.841-0.887    ceiling fans, outdoor utility closets, pools, tennis
                                     670-680     0.756-0.767    court, racquetball court, hot tub, sauna,
                                     735-745     0.752-0.763    exercise/weight room, clubroom, lake
                                     765-775     0.733-0.743
                                     825-835     0.714-0.723
-------------------------------------------------------------------------------------------------------------------------
 2      The Fairways Apts.               555            1.01    Washer/dryer connections, miniblinds, fireplaces,
        100 Fairway Park Blvd.           615            1.03    pool, tennis courts, hot tub, exercise/weight room,
                                         700           0.737    clubroom, laundry facility, lake
                                         650           0.867
                                         740           0.673
                                         705           0.671
-------------------------------------------------------------------------------------------------------------------------
 3      Colonial Grand               575-615     0.856-0.915    Microwave ovens, washer/dryer connections,
        125 Great Harbour Way        620-660     0.816-0.868    miniblinds, fireplaces, ceiling fans, vaulted
                                     670-710     0.715-0.758    ceilings, outdoor utility closets, pool, tennis court,
                                     705-745     0.724-0.765    racquetball courts, basketball court, hot tub, sauna,
                                                                exercise/weight room, clubroom, volleyball court
-------------------------------------------------------------------------------------------------------------------------
 4      Arbor Club Apts.             655-685     0.743-0.778    Microwave ovens, washer/dryer connections,
        1 Arbor Club Drive           740-760     0.672-0.690    miniblinds, fireplaces, vaulted ceilings, burglar
                                     790-820     0.669-0.694    alarms, pool, tennis courts, jacuzzi,
                                     825-855     0.658-0.682    exercise/weight room, clubroom, laundry facility,
                                   980-1,000     0.687-0.701    garages
                                 1,025-1,050     0.687-0.703
-------------------------------------------------------------------------------------------------------------------------
        Ponte Vedra Beach            615-665     0.788-0.840    Washer/dryer connections, miniblinds, fireplaces,
        Village II                   655-705     0.702-0.744    outdoor utility closets, wet bars, pool, tennis courts,
        949 Shoreline Circle         725-765     0.671-0.708    hot tub, sauna, exercise/weight room, clubroom,
        SUBJECT                                                 laundry facility, lake
=========================================================================================================================

     DN = downstairs; UP = upstairs; TH = townhouse

                                INCOME APPROACH
--------------------------------------------------------------------------------

                    In estimating the market value of the subject property, one method used by the appraisers was the Income Approach. The Income Approach to value is predicated on the assumption that there is a definite relationship between the amount of net income a property will earn and its value. Ultimately, the Income Approach seeks to estimate the present worth of an anticipated net income stream based on an analysis of its quality, quantity, and duration. In accordance with the principle of substitution, a prudent investor would pay no more to receive an income stream from a specified property than any other property producing an equally desirable income stream.

                    Typically, the first step in the Income Approach is to estimate the potential gross income according to market rent. Market rent means the "going rent" in the neighborhood based on past history and present conditions. Vacancies are then deducted to arrive at effective gross income. Estimated annual expenses are deducted from the effective gross income, resulting in an indication of net operating income before debt service. From the estimated net annual income, annual debt service (if applicable) is subtracted to obtain annual cash flow to equity. This cash flow can be capitalized into an indication of equity value by direct capitalization utilizing an overall equity rate, or if debt does not exist, an overall capitalization rate. It may also be projected into the future over a selected but appropriate holding period, and discounted along with the anticipated equity reversion at the market discount rate and added in order to arrive at the net present equity value for the subject property. Since our valuation is on a cash basis, no mortgage was considered. In either method, the present mortgage balance (if applicable) would be added to the equity value to obtain the total value of the property. The appraisers have utilized both methods in valuing the subject property on an all cash basis.

ESTIMATED GROSS
RENTAL INCOME       Income for the subject property is produced by rental income from the various rental units, as well as any laundry income, pet deposits, forfeited security deposits, and miscellaneous income. Information provided by the on-site leasing agents indicated the subject's current rent schedule to be as follows:

                                        BASED ON "RESIDENT PAYS UTILITIES"
                    ------------------------------------------------------------------------
                      UNIT     TYPE       UNITS   SIZE (SF)  RENT/MO.   RENT/SF   MO.TOTAL
                    ------------------------------------------------------------------------
                       A    1BR/1BA/DN      12          780     $615     $0.788    $  7380
                       A    1BR/1BA/UP      12          780      625      0.801      7,500
                       A     1BR/1BA/V       8          780      655      0.840      5,240
                       B    1BR/1BA/Den     20          947      665      0.702     13,300
                       B    1BR/1BA/Den     20          947      675      0.713     13,500
                       B    1BR/1BA/Den      8          947      705      0.744      5,640
                       C    2BR/2BA/DN      18        1,081      725      0.671     13,050
                       C    2BR/2BA/UP      18        1,081      735      0.680     13,230
                       C     2BR/2BA/V       8        1,081      765      0.708      6,120
                                           ---                                     -------
                                           124                                     $84,960

                    These rents have been compared to closely located and similarly designed apartment complexes in the subject's neighborhood area. For the purpose of this analysis, we have considered four apartment complexes that were identified by management and found by the appraiser to be most comparable. They range in total unit size from 216 to 344 units and in occupancy from 88 to 100 percent. These comparable rentals are summarized on a previous page. (Note: Other Comparables:
                    The Tides At Marsh Landing, Ocean Links, The Greens At Marsh Landings, Bay Club, The Courts At Ponte Vedra, The Boardwalk, and Marsh Cove were surveyed; however, the four comparables used were believed adequate for the appraiser to estimate market rents for the subject.

                    All of the comparables surveyed were located within the subject's immediate vicinity. Each is comparable to the subject overall, particularly in terms of overall physical condition, unit size, rental rates, and the amenities offered. These comparables indicate an average effective rental rate range from $0.693 to $0.79 per square foot per month.

                    On the table on the facing page, each of the subject's three floor plans is compared to similar floor plans obtained from the rent comparables. All of the comparable rentals have at least average project amenities for an apartment in this market which include a pool, tennis court, clubhouse, hot tub/jacuzzi, and landscaped grounds. Apartments which have project amenities, which are rated "good" on this chart additionally have a car wash stand, indoor racquetball courts, basketball court, and/or volleyball area. Unit amenities for standard or average apartment units include typical built-in kitchen appliances, miniblinds, a fireplace, a patio or deck, and average finish. Good unit amenities on a given apartment unit also include a microwave oven, washer and dryer, vaulted ceilings and ceiling fans, and/or burglar alarms.

                    According to the Rent Analysis summary, the subject's Plan A is most comparable in size to the units offered at The Remington, the Colonial Grand, and the Arbor Club. These comparables range in monthly rental asking prices from $635 to $685 or from $0.743 to $0.887 per square foot. Although the subject's rates, $0.79 to $0.84 per square foot, are within the range of the comparable rentals, the comparables generally have superior unit amenities. Recent leases indicate that the subject property is attaining quoted rental rates. Therefore, the Plan A subject floor plans appear to have asking rents which are typical of the market rate.

                    Plan B from the subject is most similar in size and amenities to similar one-bedroom/den units displayed from the Colonial Grand. These comparable units have a monthly rental range from $670 to $710 or from $0.715 to $0.758 per square foot. Plan B has asking rents from $665 to $705 per month or $0.702 and $0.744 per square foot. Plan B's asking rates are in the middle part of the range. Again, recent leases indicate that the quoted rental rates are being attained. Thus, this subject floor plan's asking rent is believed to be appropriate as the effective economic rent.

==========================================================================================

                                    SUBJECT - RENT ANALYSIS
                         THE PONTE VEDRA BEACH VILLAGE II APARTMENTS

------------------------------------------------------------------------------------------
                                       UNIT        AVG.       AVG. MONTHLY  PROJECT/UNIT
                        UNIT TYPE    SIZE (SF)  RENT/MONTH      RENT/SF      AMENITIES
------------------------------------------------------------------------------------------
SUBJECT                   1BR/1BA       780      $615-655     $0.788-0.846   Good/Average
The Remmington            1BR/1BA       755       635-670      0.841-0.887     Good/Good
Colonial Grand            1BR/1BA       760       640-660      0.816-0.868     Good/Good
Arbor Club                1BR/1BA       881       655-685      0.743-0.777     Good/Good
------------------------------------------------------------------------------------------
SUBJECT                 1BR/1BA/DEN     947      $665-705     $0.702-0.744   Good/Average
Colonial Grand          1BR/1BA/DEN     937       670-710      0.715-0.758     Good/Good
Arbor Club             1BR/1BA/LOFT   1,102       740-760      0.672-0.690     Good/Good
------------------------------------------------------------------------------------------
SUBJECT                   2BR/2BA     1,081      $725-765     $0.671-0.708   Good/Average
The Remmington            2BR/2BA     1,155       825-835      0.714-0.723     Good/Good
Colonial Grand            2BR/2BA       974       705-745      0.724-0.765     Good/Good
Arbor Club                2BR/2BA     1,254       825-855      0.658-0.682     Good/Good
==========================================================================================

                    The subject's largest plan with 1,081 square feet has asking rents from $725 to $765 per month. This plan is most similar in size and amenities to the 1,155 square-foot plan from The Remington Apartments, the 974-square-foot plan from Colonial Grand, and the 1,254-square-foot floor plan of the Arbor Club. These comparable units range in monthly rental amounts from $705 to $855, which equates to a range from $0.66 to $0.765 per square foot per month. The subject Plan C has per square foot rents in the middle portion of this range, from $0.67 1 and $0.708 per square foot per month. Considering the preceding, the subject's Plan C asking rates are considered to be at market.

                    There are currently seven (7) vacant units in the subject complex. This equates to a current physical occupancy rate of 94.4 percent. Physical occupancy one year ago was 91.90 percent. These numbers indicate an upward movement in physical occupancy for the subject property, and it can be considered reflective of its highway frontage and beach proximity.

                    Economic occupancy is estimated near 92.7 percent. The most recent leases for Plans A, B, and C indicate that the subject is obtaining the quoted rental rates. Therefore, we estimate that the current quoted rental rates for the subject are indicative of market rates.

                    After considering the subject's physical occupancy and actual rates the projected market rental rates for the subject are summarized below.


                                     BASED ON "RESIDENT PAYS UTILITIES"
                    ---------------------------------------------------------------------
                      UNIT     TYPE       UNITS  SIZE (SF)  RENT/MO.  RENT/SF  MO. TOTAL
                    ---------------------------------------------------------------------
                       A    1BR/1BA/DN      12       780       $615   $0.788    $  7380
                       A    1BR/1BA/UP      12       780        625    0.801      7,500
                       A    1BR/1BA/V        8       780        655    0.840      5,240
                       B    1BR/1BA/Den     20       947        665    0.702     13,300
                       B    1BR/1BA/Den     20       947        675    0.713     13,500
                       B    1BR/1BA/Den      8       947        705    0.744      5,640
                       C    2BR/2BA/DN      18     1,081        725    0.671     13,050
                       C    2BR/2BA/UP      18     1,081        735    0.680     13,230
                       C    2BR/2BA/V        8     1,081        765    0.708      6,120
                                           ---                                  -------
                                           124                                  $84,960

                    Gross Annual Rental Income: $84,960 x 12 months = $1,019,520

                    Our cash flow analysis, as well as our direct capitalization method, indicates a gross rental income of $1,039,910. This figure is the result of a 2 percent increase in rental rates during the first year of our projection period.

OTHER INCOME        In addition to rental income from apartments, other income is generated by laundry and vending machines, forfeited security deposits, pet deposits, late charges, and application fees.

                    The 1997 figures for other income showed $17,414 or about $0.15 per square foot for this category. In comparison with other similar type apartment projects in the subject area other income was approximately $0.15 to $0.25 per square foot. Based

====================================================================================================================================
                                                    SUBJECT - EXPENSE ANALYSIS
                                              PONTE VEDRA BEACH VILLAGE II APARTMENTS
                                                    (FISCAL YEAR ENDING 11/30)

====================================================================================================================================
Comparable No.                     1         2         3                                  SUBJECT PROPERTY
Year Built                       1984      1984      1986                                       1985
Net Rentable Square Feet       142,792   156,6884   100,750                                   117,980
Number of Units                  120        160       110                                       124
Average Unit Size               1,190       979       916                                       951

------------------------------------------------------------------------------------------------------------------------------------
                                1997      1997      1997      1993      1994      1995      1996-YTD                 BTM PROJECTIONS
                               ACTUAL    ACTUAL    ACTUAL    ACTUAL    ACTUAL    ACTUAL    ANNUALIZED    1997          FISCAL YEAR
                                PSF       PSF       PSF       PSF       PSF       PSF        PSF      ACTIVE PSF     ENDING 11/30/97
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (10 MONTHS)            /SF        /UNIT
------------------------------------------------------------------------------------------------------------------------------------
EXPENSES
 Real Estate Taxes             $0.72     $0.69     $0.80     $0.69     $0.72     $0.71     $0.77     $0.65     $0.69     $658
 Insurance                      0.16      0.13      0.18      0.10      0.15      0.16      0.16      0.16      0.18      168
 Operating Expenses             0.55      0.69      0.68      0.72      0.71      0.64      0.71      0.77      0.72      683
 Utilities                      0.68      0.70      0.94      0.61      0.71      0.68      0.75      0.86      0.75      712
 Repairs & Maintenance          0.52      0.53      0.58      0.32      0.32      0.40      0.39      0.43      0.42      396
 Contract Services              0.21      0.18      0.21      0.22      0.21      0.23      0.24      0.30      0.24      228
 Management                     0.34      0.32      0.37      0.35      0.36      0.36      0.38      0.39      0.40      385
 General Administrative         0.15      0.15      0.18      0.07      0.10      0.12      0.13      0.18      0.12      119
                               -----     -----     -----     -----     -----     -----     -----     -----     -----     -----

Total Expenses                 $3.33     $3.39     $3.94     $3.09     $3.28     $3.30     $3.53     $3.74    *$3.52   *$3,349
====================================================================================================================================

     * Numbers may vary due to rounding.

                         on our experience with similar type properties and the actual performance of the subject property it is our opinion that other income in the amount of $0.17 per square foot is typical for a project such as the subject. This equates to a total "Other Income" of $20,000 in the first fiscal year of our projected cash flow as well as in our direct capitalization method. This figure is grown at the same rate as the rental rates after the first year of the holding period.

                              Gross Rental Income            $1,039,910
                              Other Income                       20,000
                                                             ----------

                              Total Potential Gross Income   $1,059,910

VACANCY AND COLLECTION
LOSS ESTIMATE            In a stable market, vacancy and collection loss for an
                         apartment complex will be in the 3 to 10 percent range.
                         This covers the time lag during re-leasing and normal refurbishing of apartment units and the loss of income resulting from bad debt or other vacancies. The subject's current 94.4 percent physical occupancy is at the approximate 94.3 percent Third Quarter physical occupancy rate enjoyed by the Beaches submarket. The subject property has a current economic occupancy rate of 92.7 percent, which is below stabilized occupancy for the subject. A 95.0 percent stabilized economic occupancy has been utilized for the subject during the holding period beginning in year two and deduction is taken for rent loss in year 1 of the cash flow. (Note:
                         When the subject's actual collected rent is compared to Bach Realty Advisors' estimated March rent, an 87.3 percent economic occupancy exists.)

EXPENSE ANALYSIS         The various expenses necessary in the operation of the
                         subject have been estimated including fixed expenses, operating expenses, and reserves for replacement.
                         Proper appraisal technique demands that an appraiser rely on typical expenses as opposed to actual expenses, which may vary according to management or special circumstances that may not persist. In addition, the total expenses per square foot should be within a range typical for similar projects. Reserves for replacement are estimated based on age, condition, and construction quality. It is re-emphasized that all income, as well as expense estimates, are based on the assumption of competent and prudent management.

                         We have based our estimate of projected expenses on comparable apartment projects located in the subject area, as well as the actual historical performance of the subject property. The following Expense Analysis Chart on the facing page summarizes the actual and/or annualized 1997 expenses reported by three (3) "individually metered" projects, as well as the subject property's actual 1993, 1994, 1995, and 1996 expense figures. The 1997 actual figures were available to the appraisers at the time of the report and are shown in the chart on the facing page. Bach Realty Advisors' estimated expenses for the subject property in Fiscal Year 1998 are also displayed.

                         Based upon the analysis of the comparables, we have developed the following expense estimates for the subject.

                    REAL ESTATE TAXES - The Lakeview Village Apartments are subject to the taxing authorities of St. Johns County. The county distributes the tax receipts from property owners to different authorities as specified in the Site section of this report. The subject's 1997 assessed value is $4,313,830 the total tax liability is $79,060 or $0.67 per square foot. After examining the tax liabilities of the comparables used in our expense analysis (which exhibited a range from $0.69 to $0.80 per square foot), we have reflected the actual 1997 real estate taxes plus an approximate 3 percent inflation factor in our estimate of the 1998 taxes. Thus, real estate taxes have been estimated at $0.69 per square foot or $658 per unit and total $81,561. This amount is increased at a rate of 4 percent per year throughout our projection period.

                    INSURANCE - For the first fiscal year, we have estimated insurance at a market cost of $0.18 per square foot or $20,892. All of the expense comparables utilized exhibit a range of insurance costs from $0.13 to $0.18 per square foot for 1997. The subject's actual insurance costs have been fluctuating from $0.10 to $0.16 per square foot since 1993. The annualized 1996 insurance costs were projected at $0.16 per square foot. The appraisers believe that the insurance expense for the subject is appropriate, but is generally higher than the expense comparables. The expense per unit is $168. Insurance expense is increased 4 percent annually for the duration of the holding period.

                    OPERATING EXPENSES - This category includes salaries for office managers and leasing agents, maid services, payroll taxes and FICA, security, advertising, and promotional items. The subject's actual figures for 1993, 1994, 1995, and 1996, ranged between $0.64 to $0.71. The annualized 1997 operating expense is $0.77 per square foot, which appears high. The expense comparables indicate a range of operating expenses from $0.55 to $0.69 per square foot. Based on the subject's historical expenses and a comparison of operating expenses of comparable properties, the appraisers have estimated a 1998 year operating expense of $84,727 which is equivalent to $0.72 per square foot or $673 per unit. This expense is expected to increase 4 percent annually throughout our projection period.

                    UTILITIES - The expense comparables' 1997 utility expenses have a range from $0.68 to $0.94 per square foot. The subject's annualized 1996 year-to-date expense was $0.75 per square foot. The 1997 expense is $0.86 per square foot. This expense category includes electricity to the common areas, water, sewer, and garbage collection. The subject's 1998 expense for utilities has been estimated by the appraiser to be $0.75 per square foot or $712 per unit, near the lower end of the comparables range. The appraiser relied on subject historical utility expenses.

                    REPAIRS AND MAINTENANCE - The 1996 annualized actual year-to-date repairs and maintenance costs are $0.39 per square foot for the subject. Repairs and maintenance expenses are necessary in order to keep the property in good repair and consist of repairs required on plumbing, air-conditioners, electrical components, miniblinds, carpeting, janitorial services, and decorative costs. The expense comparables indicate a range from $0.52 to $0.58 per square foot and the subject's 1997 annualized expense is $0.43 per square foot. The subject's historical repair and maintenance is in a range from $0.32 to $0.40 per square foot. The 1998 expense estimate was $0.42 per square foot or $49,134. This expense is increased 4 percent annually.

                    CONTRACT SERVICES - The contract services category includes mainly landscaping services. Our surveyed expense comparables reported 1997 contract services expenses between $0.18 and $0.21 per square foot. Actual expenses for the subject in for the 1996 contract services expense are estimated at $0.24 per square foot, while 1997 indicated $0.30 per square foot. The appraiser has emphasized the historical and budgeted expenses for the subject when estimating the per square foot contract services expense for the property of $0.24 per square foot or $228 per unit and totaling $28,242 in the first year of the cash flow. These expenses are expected to increase annually at a rate of 4 percent.

                    MANAGEMENT - This figure for apartment projects is typically expressed as a percentage of the effective gross income of the property. The industry standard for an apartment complex of this size and quality is about 5 percent of effective gross income. This includes the fee to outside management or ownership for managing the property. According to the actual income and expense statements from 1993 forward provided by the client, management fees at the subject have been approximately 5 percent including both on-site and headquarter charges. We have also relied upon indicators from the market to determine typical expenses for this category. A management fee of 5 percent of the projected effective gross income for each year of the cash flow is estimated.

                    GENERAL AND ADMINISTRATIVE - This expense category includes legal expenses, dues, fees, printing, auto costs, postage, accounting/audit, permits, travel, credit, reports, office equipment, telephone, and all other miscellaneous and administrative costs. Our surveyed expense comparables indicated actual administrative expenses ranging from $0.15 to $0.18 per square foot. The subject's annualized year-to-date 1996 costs are in this range at $0.13 per square foot. The subject's historical G&A expense has ranged from $0.07 to $0.13 per square foot and has slowly climbed over the years. The 1997 expense was $0.18 per square foot. The appraiser utilized an $0.12 per square foot figure or $126 per unit and totaling $14,701, supported by the subject's history. This expense increases at a rate of 4 percent for each year in the cash flow.

EXPENSE SUMMARY     In conclusion, stabilized vacancy loss has been estimated at
                    5 percent beginning in year two and continuing throughout the holding period. The total estimated 1997 calendar year expenses for the Ponte Vedra Beach Village II Apartments, excluding reserves for replacement, equates to $3.52 per net rentable square foot or $3,349 per unit. This is below the range indicated by the expense comparables but is reasonable and is well supported by actual historical figures indicated by the subject property.

RESERVES FOR
REPLACEMENT         A replacement allowance provides for the periodic
                    replacement of building components that wear out more rapidly than the building itself and must be replaced periodically during the building's economic life. These may include roof covering, carpeting, appliances, compressors, parking areas, drives, etc. The subject was constructed in 1985 and appears to have had ongoing maintenance since its construction. It is our opinion that a reserve allowance of $0.32 per square foot or $300 per unit is adequate to provide for the continued maintenance of the project given the on-going termite problem and weather related conditions as mentioned below. Reserves for replacement total $37,200 and are grown at 4 percent for the duration of the holding period. Reserves were included in our expenses prior to concluding the net operating income.

DEFERRED MAINTENANCE/
CAPITAL EXPENDITURES     The subject has numerous items requiring capital
                         expenditures. Capital expenditures listed by management in the 1997 budget total $108,800 as detailed in the Improvements section of this report.

DISCOUNTED CASH FLOW
ANALYSIS DISCUSSION      A reasonable method for estimating value via the income
                         approach in a stabilized market is through the use of Discounted Cash Flow Analysis. The Market Value of a real estate investment under the Discounted Cash Flow
                         Method is defined as the discounted sum of all net cash inflows plus the property's discounted reversionary value. Primarily, any given property is only worth the value of the income derived from it.

                         The general methodology of Discounted Cash Flow involves the following steps: 1) increasing each year's cash flows by an appropriate appreciation factor; 2) discounting each year's net cash flow by an appropriate discount rate; 3) deriving the property's reversionary value in the final year and discounting it to the present; and 4) the summation of all cash flows, including final year reversion, into an estimate of value.

                         Real Estate Investment Trusts (REITS) have been the major players among new apartment acquisitions over the past, few years which has resulted in upward pressure on selling prices as capitalization rates have dropped. More recently, REITs are strong in the market. Capitalization rates are lower this year than last year due to many buyers pursuing limited inventory.

                         Survey participants in RERC's Emerging Trends in Real
                         Estate: 1997 indicate that multifamily is still a viable investment vehicle, but its desirability is ebbing as short-term rental growth has already peaked in some markets. Expectations for 1998 are an increased interest in apartments as markets stabilize and new construction comes on-line. Since 1994 returns for apartments have averaged near 12 percent, above all other categories. Solid returns in the 9 to 10 percent area are expected to continue with 9 percent and below for new Class A product, much of which may be pre-sold. Apartment investment fits the portfolio profiles of pension funds and REITs who want immediate high cash flows with predictable capital costs and national vacancy rates in relative equilibrium at 5 percent to 8 percent and a growing population, the risk in the multifamily market is steady and we anticipate that investors will continue to find their niche the market.

DISCOUNT RATE            Over the past several years, the internal rate of
                         return (IRR) has gained greater usefulness and market acceptance as an investment measure. IRR is the yield on an investment based on an initial cash investment, annual cash flows to the property, as well as resale proceeds.
                         IRR allows for return on investment as well as recapture of the original investment when factoring in the reversion. To simulate this process, we have relied upon several investor surveys, which detail reasonable yields or IRR requirements of purchasers. We have used this rate as a discount rate that, when applied to projected cash flows and net resale proceeds
                         (reversion), results in the present value of the property.

                         According to the Third Quarter 1997 investor survey compiled by Peter F. Korpacz & Associates, Inc., investors for apartment properties indicated a return requirement ranging from 10.00 to 12.50 percent with an average of 11.16 percent. This IRR depends on the conservative or aggressive nature of rental and expense growth assumptions, as well as location and other factors. Real Estate is considered riskier than bonds due to illiquidity, competition, burden of management, and market conditions; therefore approximately 150 basis points or more could be added to the Corporate "Baa" bond rate in a normal market. Based on the previous data and recognizing new construction, we believe a 12 percent discount rate is reasonable in the current market based on an all cash sale and alternative investments.

CAPITALIZATION RATE      The subject property's reversionary value is derived by
                         capitalizing the eleventh year's net operating income.
                         As mortgage rates have fluctuated over the past several years, it becomes difficult to apply a band of investment method to establish a capitalization rate because capitalization rates do not react dramatically to ups and downs of mortgage interest rates.
                         Additionally, the mercurial nature of the recent market creates a large variance of returns depending on property potential. Again, according to the previously cited investor survey, investors for apartment properties indicated a terminal capitalization rate range from 8.0 to 10.25 percent or an average of 9.29 percent to attract investment. Going-in capitalization rates of the comparable sales in the Sales Comparison
                         Approach could be calculated based on the data provided. Most had a relatively similar occupancy rate as the subject at their respective times of sale. The range of going-in capitalization rates from these sales was from 7.76 to 10.9 percent (without reserves). A going-in capitalization rate in the middle of this range is considered appropriate. The going-in rate is typically lower than the terminal capitalization rate stated above due to the older age of the property and the risk of the market ten years hence. Based upon the aforementioned factors, the terminal capitalization rate for the subject should be above the average going-in capitalization rate exhibited by the comparable sales in the Sales Comparison Approach. Therefore, a terminal capitalization rate of 10.0 percent appears appropriate for the subject property based on the Korpacz survey.

CASH FLOW ASSUMPTIONS    .  Rents were based on an average rental rate of
                            approximately $0.72 per square foot per month.
                            During the projection period rents are expected to increase at 2 percent during 1997. Rents increase 4 percent in the second year of our analysis and each year thereafter.

-------------------------------------------------------------------------------------------------------------------------
                                                        PONTE VEDRA VILLAGE
-------------------------------------------------------------------------------------------------------------------------
                                                        1            2           3            4            5            6
Period                                               1998         1999        2000         2001         2002         2003
-------------------------------------------------------------------------------------------------------------------------
INCOME:
Apt. Rents                                      1,039,910    1,081,507   1,124,767    1,169,758    1,216,548    1,265,210
Rent/SF/Mo.                                         0.735        0.764       0.794        0.826        0.859        0.894
Other Income/Yr.                                   20,000       20,800      21,632       22,497       23,397       24,333
                                                ---------    ---------   ---------    ---------    ---------    ---------

Gross Income                                    1,059,910    1,102,307   1,146,399    1,192,255    1,239,945    1,289,543

% Vacancy                                           10.00%        5.00%       5.00%        5.00%        5.00%        5.00%
Vacancy Allowance                                 105,991       55,115      57,320       59,613       61,997       64,477
                                                ---------    ---------   ---------    ---------    ---------    ---------

Eff. Gross Income                                 953,919    1,047,191   1,089,079    1,132,642    1,177,948    1,225,066

                            -----------------
EXPENSES:                   Per Unit   Per SF
                            -----------------
Real Estate Taxes               658     0.69       81,561       84,823      88,216       91,745       95,415       99,231
Insurance                       168     0.18       20,892       21,727      22,596       23,500       24,440       25,418
Operating Expense               683     0.72       84,727       88,116      91,640       95,306       99,118      103,083
Utilities                       712     0.75       88,338       91,871      95,546       99,368      103,342      107,476
Repair & Maintenance            396     0.42       49,134       51,099      53,143       55,269       57,480       59,779
Contract Services               228     0.24       28,242       29,372      30,547       31,769       33,039       34,361
Management Fee                 5.00%    0.40       47,696       52,360      54,454       56,632       58,897       61,253
General & Administrative        119     0.12       14,701       15,289      15,901       16,537       17,199       17,887
Reserves                        300     0.32       37,200       38,688      40,236       41,845       43,519       45,259
                                                ---------    ---------   ---------    ---------    ---------    ---------

Total Expenses               $3,649   $ 3.84      452,490      473,346     492,279      511,971      532,449      553,747
                             ----------------

Per SF Per Yr.                                       3.84         4.01        4.17         4.34         4.51         4.69

Per Unit Per Yr.                                    3,649        3,817       3,970        4,129        4,294        4,466

NET OPERATING INCOME                            $ 501,429     $573,846    $596,800     $620,672     $645,499     $671,319
                                                =========     ========    ========     ========     ========    =========
Per SF                                          $    4.25     $   4.86    $   5.06     $   5.26     $   5.47    $    5.69
Per Unit                                        $   4,044     $  4,628    $  4,813     $  5,005     $  5,206    $   5,414
==========================================================================================================================

Capital Items:                                    100,800
                                                ---------    ---------   ---------    ---------    ---------    ---------

Cash Flow                                         400,629      573,846     596,800      620,672      645,499      671,319
                                                ---------    ---------   ---------    ---------    ---------    ---------

Present Value Factor                   12.00%    0.892857     0.797194   0.711780      0.635518     0.567427     0.506631
Present Value of Cash Flow                        357,705      457,466     424,790      394,448      366,273      340,111

NOI in 11th Year                                  816,762                Present Value of Income Stream
Ro at Reversion                                     10.00%               Present Value of Reversion

                                                ---------                ------------------------------------------------
Indicated Reversion                             8,167,616                Indicated Value of Subject
Less: Sales Costs                       4.00%     326,705                Indicated Value/SF
                                                ---------
Reversion in 10th Yr                             7,840,912               Indicated Value/Unit
                                                                         GIM at Indicated Value
                                                                         Ro at Indicated Value
                                                                         ------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                     7                 8              9           10     Reversion
                                  2004              2005           2006         2007          2008
-----------------------------------------------------------------------------------------------------------------
INCOME:
Apt. Rents                   1,315,818         1,368,415      1,423,189    1,480,117     1,539,321
Rent/SF/Mo.                      0.929             0.967          1.005        1.045         1.087
Other Income/Yr.                25,306            26,319         27,371       24,466        29,605
                             ---------         ---------      ---------    ---------     ---------

Gross Income                 1,341,125         1,394,770      1,450,561    1,508,583     1,568,926

% Vacancy                         5.00%             5.00%          5.00%        5.00%         5.00%
Vacancy Allowance               67,056            69,738         72,528       75,429        78,446
                             ---------         ---------      ---------    ---------     ---------
Eff. Gross Income            1,274,069         1,325,031      1,378,033    1,433,154     1,490,480

EXPENSES:
Real Estate Taxes              103,201           107,329        111,622      116,087       120,730
Insurance                       26,434            27,492         28,591       29,735        30,925
Operating Expense              107,206           111,495        115,954      120,593       125,416
Utilities                      111,775           116,246        120,896      125,732       130,761
Repair & Maintenance            62,170            64,657         67,243       69,933        72,730
Contract Services               35,735            37,165         38,651       40,198        41,805
Management Fee                  63,703            66,252         68,902       71,658        74,524
General & Administrative        18,602            19,346         20,120       20,925        21,762
Reserves                        47,070            48,953         50,911       52,947        55,065
                             ---------         ---------      ---------    ---------     ---------

Total Expenses                 575,897           598,933        622,890      647,806       673,718
Per SF Per Yr.                    4.88              5.08           5.28         5.49          5.71
Per Unit Per Yr.                 4,644             4,830          5,023        5,224         5,433
                             ---------         ---------      ---------    ---------     ---------

NET OPERATING INCOME          $698,171          $726,098       $755,142     $785,348      $816,762
                             =========         =========      =========    =========     =========

Per SF                           $5.92             $6.15          $6.40        $6.66         $6.92
Per Unit                        $5,630            $5,856         $6,090       $6,333        $6,587
==================================================================================================

Capital Items:

                             ---------         ---------      ---------    ---------     ---------
Cash Flow                      698,171           726,098        755,142      785,348       816,762
                             ---------         ---------      ---------    ---------     ---------

Present Value Factor          0.452349          0.403883       0.360610     0.321973      1.000000
Present Value of Cash Flow     315,817           293,259        272,312      252,861       816,762

NOI in 11th Year             3,475,042
Ro at Reversion              2,524,564

---------------------------------------
Indicated Reversion          5,999,606
Lens: Sales Costs                50.85
                                48,384
Reversion in 10th Yr              5.77
                                  8.36%
---------------------------------------

================================================================================

                                     CASH FLOW SUMMARY


 FISCAL YEAR             ANNUAL             12.00%         PV OF

 ENDING 11/30          CASH FLOW        NPV FACTOR      CASH FLOWS
 ------------          ---------        ----------      ----------
         1998           $400,629         0.892857        $357,705
         1999            573,846         0.797194         457,466
         2000            596,800         0.711780         424,790
         2001            620,672         0.635518         394,448
         2002            645,499         0.567427         366,273
         2003            671,319         0.506631         340,111
         2004            698,171         0.452349         315,817
         2005            726,098         0.403883         293,259
         2006            755,142         0.360610         272,312
         2007            785,348         0.321973         252,861
                                                          -------


 TOTAL NPV OF CASH FLOWS                               $3,475,042

 Projected NOI - 11TH YEAR                             $  816,762

 Terminal Capitalization Rate                               10.00%
                                                           ------

 Estimated Value of Property at End of 10th Year       $8,167,616

 Sales Cost                   4.00%                      (326,705)
                                                        ---------

 Value of Reversion at End of 10th Year                $7,840,912

 Discount Factor             12.00%                       0.32193
                                                          -------

 Present Value of the Reversion                        $2,524,564

 Sum of Present Values of Cash Flow                     3,475,042
                                                        ---------

 MARKET VALUE AS OF NOVEMBER 30, 1997                  $5,999,606


                                   (ROUNDED)           $6,000,000
                                                       ==========

================================================================================

                    . The subject property's current physical occupancy rate is 94.4 percent. The economic occupancy rate of 92.7 percent as of November 1997 is below the estimated stabilized occupancy rate of 95.0 percent. It is our opinion that the subject should be capable of averaging
                         95.0 percent economic occupancy beginning in year two and throughout the holding period of our cash flow analysis.

                    . Other income is increased at 4 percent per year after the first year of the cash flow.

                    . The property has been appraised based on a "resident pays utilities" status.

                    . Expenses (with the exception of management) have been increased at an average growth rate of 4 percent annually over the ten-year projection period. Management expenses are based on a percentage of gross income and increase with occupancy and rental increases. Reserves are calculated at $0.273 per square foot or $300 per unit in the first year and also increase at 4 percent per year thereafter.

                    .    A discount rate of 12.0 percent was utilized.

                    . A terminal capitalization rate of 10.0 percent was felt reasonable.

                    . A sales cost of 4 percent of the reversionary value was estimated.

                    A cash flow analysis and summary for the subject beginning December 1, 1997 may be found on the preceding pages. The estimated leased fee market value for the subject on an "as is" basis as of November 30, 1997 via discounted cash flow method is

                              SIX MILLION DOLLARS
                                  ($6,000,000)

================================================================================
                             DIRECT CAPITALIZATION

================================================================================
                                                       Total     /Unit       /SF
Potential Gross Rental Income                     $1,039,910     $ 8,386  $ 8.81
Other Income                                          20,000         161    0.17
                                                     -------      ------   -----

Potential Gross Income                            $1,059,910     $ 8,548  $ 8.98
Less: Vacancy & Credit Loss @           5.00%         52,996         427    0.45
                                                     -------      ------   -----

Effective Gross Income                            $1,006,915     $ 8,120  $ 8.53


FIXED EXPENSES
--------------
Real Estate Taxes                                 $   81,561     $   658  $ 0.69
Insurance                                             20,892         168    0.18
                                                     -------      ------   -----
Total Fixed                                       $  102,452     $   826  $ 0.87

Operating Expenses                                $   84,727     $   683  $ 0.72
Utilities                                             88,338         712    0.75
Repairs & Maintenance                                 49,134         396    0.42
Contract Services                                     28,242         228    0.24
Management Fee                          5.00%         50,346         406    0.43
General Administrative                                14,701         119    0.12
Reserves for Replacement                              37,200         300    0.32
                                                     -------      ------   -----

Total Variable                                    $  352,688     $ 2,844  $ 2.99
Total Expenses                                    $  455,140     $ 3,670  $ 3.86
                                                     -------      ------   -----

Net Operating Income                              $  551,775     $ 4,450  $ 4.68

Capitalization Rate                                     9.00%
                                                        ----

Fee Simple Stabilized Market Value                $6,130,832     $49,442  $51.97

Less:     Rent Loss Due to Lease Up                   69,194         558    0.59
          Capital Expenditures                       100,800         813    0.85
                                                     -------      ------   -----

LEASED FEE "AS IS" MARKET VALUE                   $5,960,838     $48,071  $50.52
ROUNDED                                           $6,000,000
                                                  ==========

================================================================================


                    RENT LOSS DUE TO LEASE-UP/CONTRACT RENT
                    ---------------------------------------


                                              Year 1         Year 2
                                              ------         ------
                    Stabilized NOI           $551,775       $551,775
                    Projected NOI             477,737        573,846
                                              -------        -------

                    Rent Loss                 $74,038             $0
              7.00% PV Factor             0.934579439    0.873438728
                                          -----------    -----------
                   PV Income Loss            $ 69,194             $0
                   CUMULATIVE TOTAL                         $ 69,194
================================================================================

DIRECT
CAPITALIZATION      Direct capitalization is a method used to convert a single year's income estimate into a value indication. In direct capitalization a rate of return for the investor and recapture of the capital invested is implicit in the overall capitalization rate.

                    The overall capitalization rate was chosen after analyzing the comparable apartment sales in our Sales Comparison Approach. These sales indicated a range of "going-in" capitalization rates from 7.76 to 10.90 percent. The Korpacz investor survey previously quoted indicated an average desired going-in capitalization rate of 9.29 percent. Some weight in this analysis is given to the comparable market sales since these transactions best illustrate the behavior of investor/purchasers in this marketplace. Investors' greater aversion to risk in the market caused by the recent national recession and credit constriction indicates that the range of capitalization rates from the comparables, which sold prior to this phase in the economy may be optimistic. Therefore, from these findings an overall rate of 9.00 percent was chosen for application to the subject. This rate is 1.0 percentage point lower than the terminal capitalization rate utilized for the subject in the preceding discounted cash flow analysis. The direct capitalization method indicates a value of $6,000,000 and is shown on the facing page.

INCOME APPROACH
CONCLUSION          DCF Method......................................  $6,000,000
                    Direct Capitalization Method....................  $6,000,000

                    Consideration is given to both the discounted cash flow method and the direct capitalization approach. These have been rounded to the nearest ten thousand dollars, however, for purposes of the income approach conclusion, the value is rounded to the nearest fifty thousand.

                    From the above analysis provided by the Income Approach, we estimate the leased fee market value of the subject property on an "as is" all cash basis, as of November 30, 1997, to be

                              SIX MILLION DOLLARS
                                 ($6,000,000)

                                RECONCILIATION
--------------------------------------------------------------------------------
                               Sales Comparison Approach      $6,000,000
                               Income Approach                $6,000,000


                    The Sales Comparison Approach utilized recent comparable sales of similar properties in the area. The weakness of the Sales Comparison Approach is that no two properties are exactly alike and exact conditions of a sale are often unknown. The strength of this approach is that it indicates the market activity based on the willing buyer/willing seller concept.

                    Eight recent sales, dating from May 1986 through August 1997 were utilized in the Sales Comparison Approach. Each is similar to the subject property in one or more characteristics including occupancy, location, age, construction quality, amenities, and/or condition. The data on the comparable sales was considered to be reasonably accurate and reliable. The methods of comparison utilized in this analysis were the net operating income per square foot and per unit and the effective gross rental multiplier
                    (EGRM) methods. These indicators rely on a comparison of income rather than physical attributes. Thus, adjustments for physical factors are not necessary as economics are the common denominator. A final market value estimate for the subject was made based on the analysis presented in the Sales Comparison Approach.

                    The Income Approach attempts to measure investment qualities of the property. Based on actual rents in the immediate area of the subject, actual expenses, and investor returns derived from the market, we have estimated value. Actual data on the property, as well as comparable data from nearby similar properties, were considered to be adequate. Because the Income Approach deals directly with income streams, we believe it is a very good indication of current market conditions. It tends to reflect a value which an investor of a property would anticipate.

                    In the Income Approach, comparable properties from the subject Ponte Vedra Beach area were utilized when deriving the subject property's economic market rents and projected expenses. For this reasoning, the Income Approach is given greatest weight in the final analysis. The Sales Comparison Approach totally supported the Income Approach conclusion.

                    Therefore, it is our opinion that the market value of the leased fee estate of the subject property on an "as is" all cash basis, as of November 30, 1997, is

                              SIX MILLION DOLLARS
                                 ($6,000,000)

                          THE LINKS AT WINDSOR PARKE
--------------------------------------------------------------------------------


                            [PICTURE APPEARS HERE]


                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 1


PROPERTY IDENTIFICATION

Job Number               97-075
Project Name             The Links at Windsor Park
Address                  13700 Sutton Park Drive North
City/County/State        Jacksonville, Florida

TRANSACTION DATA
Sale Date                08/97
Grantor (Seller)         Windsor Park Apartments, Ltd.
Grantee (Buyer)          Rancho Bernardo Corporate Center
Recorded Document        8726-846
Sale Price               $20,500,000
Occupancy                95%
Sale Price per Unit      $73,214
Sale Price per SF        $69.11
Capitalization Rate      8.56%

TERMS OF SALE            SAID TO BE CASH

INCOME/EXPENSE DATA
Potential Gross Income             $2,767,693
Vacancy/Collection Loss           ($138,385)
Effective Gross Income             $2,629,308
Operating Expenses                 $(874,508)
Net Operating Income               $1,754,800

PROPERTY DESCRIPTION
Year Built               1995
Number of Stories        2 and 3
Number of Units          280
Number of Bedrooms       NA
Net Rentable Area        296,616 SF
Average Unit Size        1,059 SF
Land Area                23.36 acres
Unit Density             11.98 Units per Acre
Property Condition       Excellent
Parking (type)           Open
Construction Type        Wood frame/Wood Siding/Stucco

Confirmed With           Steve Coley, Barnett Bank
Date Confirmed           11/18/97

Comments:                Was completed in early 1995 and was in excellent
                         condition at time of sale. Complex amenities include security fencing with remote entry gate, swimming pool, sun deck, tennis courts, clubhouse with fitness center, playground, and amenity lake with partial frontage along golf course fairways. Units have installation alarms, washer/dryer, appliances ceiling fans, window coverings, and built-in bookcases.

                                   SAN PABLO
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 2

PROPERTY IDENTIFICATION

Job Number               97-075
Project Name             San Pablo
Address                  14401 Jose Vedra Blvd..
City/County/State        Jacksonville, Florida

TRANSACTION DATA
Sale Date                06/97
Grantor (Seller)         N/A
Grantee (Buyer)          N/A
Recorded Document        N/A
Sale Price               $5,350,000
Occupancy                90%
Sale Price per Unit      $26,750
Sale Price per SF        $28.96
Capitalization Rate      10.8%

TERMS OF SALE            Cash

INCOME/EXPENSE DATA
Potential Gross Income        $1,302,800
Vacancy/Collection Loss      ($130,280)
Effective Gross Income        $1,172,520
Operating Expenses           ($589,370)
Net Operating Income          $583,150

PROPERTY DESCRIPTION
Year Built               1974
Number of Stories        2
Number of Units          200
Number of Bedrooms       350
Net Rentable Area        184,750
Average Unit Size        924 SF
Land Area                14.24 acres
Unit Density             14.04 Units per Acre
Property Condition       Average
Parking (type)           Open parking
Construction Type        Concrete block with masonry and wood veneer

Confirmed With           David V. Allen, CB Commercial Real Estate Group, Inc.
Date Confirmed           11/18/97
Comments                 San Pablo Apartments needed new plumbing system, wood
                         replacement, some roof replacement and other repairs at time of sale. The property has tennis courts, basketball courts, full size pool, and playground.
                         Expenses do not include reserves.

                                HUNTER'S RIDGE
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]


                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 3

PROPERTY IDENTIFICATION
Job Number               97-075
Project Name             Hunter's Ridge (previously Oaks at Deerwood)
Address                  10100 Baymeadows Road
City/County/State        Jacksonville, Florida

TRANSACTION DATA
Sale Date                05/97
Grantor (Seller)         Oaks at Baymeadows II Associates, Ltd.
Grantee (Buyer)          Mid-America Apartments of Duval, L.P.
Recorded Document        8653-596
Sale Price               $15,200,000
Occupancy                92%
Sale Price per Unit      $45,238
Sale Price per SF        $51.54
Capitalization Rate      7.76%

TERMS OF SALE            SAID TO BE CASH

INCOME/EXPENSE DATA

Potential Gross Income        $2,451,409
Vacancy/Collection Loss      ($196,113)
Effective Gross Income        $2,255,296
Operating Expenses            $1,075,776
Net Operating Income          $1,179,520

PROPERTY DESCRIPTION
Year Built               1987
Number of Stories        2 and 3
Number of Units          336
Number of Bedrooms       NA
Net Rentable Area        294,888 SF
Average Unit Size        878 SF
Land Area                34.70 acres
Unit Density             9.68 Units per Acre
Property Condition       Average
Parking (type)           Open parking
Construction Type        Wood frame/Wood Siding/Shingle roof

Confirmed With           Steve Coley, Barnett Bank
Date Confirmed           11/18/97
Comments                 Property had a name change after the sale and is now
                         known as Hunter's Ridge. Clubhouse has a tile roof covering and entry is paved with brick payers. Well landscaped and treed. Amenities include a pool with hot tub, tennis courts, fitness facility in clubhouse, car care center, racquet ball/volleyball court, outdoor storage for each unit, mini-blinds, and washer/dryer connections.

                                  WOODHOLIOW
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 4

PROPERTY IDENTIFICATION
Job Number               97-075
Project Name             Woodhollow Apartments
Address                  1715 Hodges Blvd.
City/County/State        Jacksonville, Florida

TRANSACTION DATA
Sale Date                04/97
Grantor (Seller)         Woodhollow, LP
Grantee (Buyer)          Mid-America Apartments, LP
Recorded Document        8590-2406
Sale Price               $16,700,000
Occupancy                94%
Sale Price per Unit      $37,111
Sale Price per SF        $48.99
Capitalization Rate      9.60%

TERMS OF SALE            Cash to mortgage of $10,350,000 @ 7.5%
                         Due in 7 years, based on 25 amortization schedule

INCOME/EXPENSE DATA
Potential Gross Income          $3,245,490
Vacancy/Collection Loss          ($194,729)
Effective Gross Income          $3,050,761
Operating Expenses             ($1,447,561)
Net Operating Income            $1,603,200

PROPERTY DESCRIPTION
Year Built               1986
Number of Stories        2
Number of Units          450
Number of Bedrooms       690
Net Rentable Area        342,162 SF
Average Unit Size        760 SF
Land Area                38.65 acres
Unit Density             11.6 Units per Acre
Property Condition       Average Plus
Parking (type)           Open parking
Construction Type        Wood frame

Confirmed With           David V. Allen, CB Commercial Real Estate Group, Inc.
Date Confirmed           11/18/97
Comments                 The cap rate does not include a deduction for reserves.
                         Amenities are a 6-acre lake, olympic size pool with large cool deck, jacuzzi, 2 tennis courts, 2 volleyball courts, BBQ and picnic areas, large playground, and a gated boat storage.

                           THE COURTS AT PONTE VEDRA
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 5

PROPERTY IDENTIFICATION
Job Number               97-075
Project Name             The Courts at Ponte Vedra
Address                  101 Vera Cruz Drive
City/County/State        Ponte Vedra Beach, FL

TRANSACTION DATA
Sale Date                01/97
Grantor (Seller)         Windsor Apartments, L.P.
Grantee (Buyer)          Metropolitan Life Insurance Corporation
Recorded Document        01220-01824
Sale Price               $19,000,000
Occupancy                95%
Sale Price per Unit      $75,099
Sale Price per SF        $75.12
Capitalization Rate      8.34%

TERMS OF SALE            Said to be cash

INCOME/EXPENSE DATA
Potential Gross Income          $2,734,426
Vacancy/Collection Loss          ($136,721)
Effective Gross Income          $2,597,705
Operating Expenses             ($1,013,105)
Net Operating Income            $1,584,600

PROPERTY DESCRIPTION
Year Built               1996
Number of Stories        3
Number of Units          253
Number of Bedrooms       N/A
Net Rentable Area        252,916 SF
Average Unit Size        1,000 SF
Land Area                9.23 acres
Unit Density             27.41 Units per Acre
Property Condition       Excellent
Parking (type)           Open parking
Construction Type        Wood frame/Masonry/Stucco

Confirmed With           Steve Coley, Barnett Bank
Date Confirmed           11/18/97
Comments                 Built in late 1996 and sold on 95% proforma. Leasing
                         was ahead of schedule at time of sale. Complex was in excellent condition. Property had very attractive architectural design features at windows and roof lines. Amenities include security gate entry, fountain, brick pavers, lap pool, heated spa, and clubhouse with business center. Property had higher unit density than most projects in Ponte Vedra.

                        THE HUNTINGTON AT HIDDEN MILLS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 6

PROPERTY IDENTIFICATION
Job Number               97-071
Project Name             The Huntington at Hidden Mills (formerly Cozumel)
Address                  3333 Monument Road
Location                 East side of Monument Road, north of SR 10 (Atlantic
                         Blvd.)
City/County/State        Jacksonville, Duval, Florida

TRANSACTION DATA
Date of Sale             8/8/96
Grantor (Seller)         Private Syndication
Grantee (Buyer)          Walden Residential
Recorded Document        NA
Sale Price               $7,225,000
Occupancy                98%
Sale Price per Unit      $32,254.46
Sale Price per SF        $40.26

TERMS OF SALE            Cash

INCOME/EXPENSE DATA
Potential Gross Income           $1,356,839
Vacancy/Collection Loss 2.8%        $37,991
Effective Gross Income           $1,318,848
Operating Expenses                 $628,166
Net Operating Income               $690,682

PHYSICAL DATA
Year Built               1986
Number of Stories        2-3
Number of Units          224
Number of Bedrooms       376
Net Rentable Area        179,476 SF
Average Unit Size        801 SF
Land Area                14.92 acres
Unit Density             15
Property Condition       Average
Parking (type)           Asphalt, open
Construction Type        Stucco/wood siding with composition roofs

Confirmed With           Dan Allen/CB Commercial/(904) 630-6362
Date Confirmed           10/10/96/LW/Bach Thoreen McDermott Inc.
Comments                 Price adjusted upward by $350,000 for required re-
                         plumbing and was a credit given by the seller.

                         The net operating income (NOI) does not include an allowance for reserve for replacement expenses.

                                  THE ANTLERS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]


                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 7

PROPERTY IDENTIFICATION
Job Number                    97-071
Project Name                  The Antlers
Address                       8433 Southside Blvd.
Location                      East side of Southside Blvd., south of J. Turner
                              Butler Blvd.
City/County/State             Jacksonville, Duval, Florida

TRANSACTION DATA
Grantor (Seller)              Balcor
Grantee (Buyer)               United Dominion Real Estate
Date of Sale                  5/29/96
Sale Price                    $15,000,000
Occupancy                     97%
Terms of sale                 Cash

Sale Price per Unit           $37,500.00
Sale Price per SF             $45.77

TERMS OF SALE                 Cash

INCOME/EXPENSE DATA
Potential Gross Income             $2,752,915
Vacancy/Collection Loss 3.2%          $88,093
Effective Gross Income             $2,664,822
Operating Expenses                 $1,140,493
Net Operating Income               $1,524,329

PHYSICAL DATA
Year Built                    1985
Number of Stories             2-3
Number of Units               400
Number of Bedrooms            504
Site Area                     42.51 acre(s)
Net Rentable Area             327,728 SF
Average Unit Size             819 SF
Land Area                     42.51 acres
Unit Density                  9.4
Property Condition            Average
Parking (type)                Asphalt, open
Construction Type             Stucco/Wood siding with composition roofs

Confirmed With                Dan Allen/CB Commercial/(904) 630-6362
Date Confirmed                10/10/96/LW/Bach Thoreen McDermott Inc.
Comments                      The net operating income (NOI) does not include an
                              allowance for reserve for replacement expenses.

                                 WESTLAND PARK
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]


                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 8

PROPERTY IDENTIFICATION
Job Number                    97-071
Project Name                  Westland Park
Address                       6710 Collins Road
Location                      North side of Collins Road, north of I-295
City/County/State             Jacksonville, Duval, Florida

TRANSACTION DATA
Grantor (Seller)              Vestcor
Grantee (Buyer)               United Dominion Real Estate
Sale Date                     5/9/96
Sale Price                    $16,950,060
Occupancy                     97%
Terms of Sale                 Cash
Sale Price per Unit           $41,852.00
Sale Price per SF             $42.06

TERMS OF SALE                 Cash

INCOME/EXPENSE DATA
Potential Gross Income             $2,929,883
Vacancy/Collection Loss 3.7%         $108,406
Effective Gross Income             $2,821,477
Operating Expenses                 $1,104,247
Net Operating Income               $1,717,230

PHYSICAL DATA
Year Built                    1989
Number of Stories             2-3
Number of Units               405
Number of Bedrooms            723
Net Rentable Area             403,010 SF
Average Unit Size             995 SF
Land Area                     27.17
Unit Density                  14.9
Property Condition            Average
Parking (type)                Asphalt, open
Construction Type             Stucco/Wood siding with composition roofs

Confirmed With                Dan Allen/CB Commercial/(904) 630-6362
Date Confirmed                10/10/96/LW/Bach Thoreen McDermott Inc.
Comments                      The net operating income (NOI) does not include an
                              allowance for reserve for replacement expenses.

                                 THE REMINGTON
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 1

PROPERTY IDENTIFICATION
Project No.                   97-068/97-069
Name of Project:              The Remington
Street Address:               611 Ponte Vedra Lakes
City/State:                   Ponte Vedra, Florida

PROPERTY DESCRIPTION
Year Built/Renovated:         1985
Number of Buildings:          43
Number of Stories:            2
Number of Units:              344
Net Rentable Area (SF):       302,904
Average Unit Size (SF):       881
Parking Surface:              Asphalt
Parking Spaces:               Open Parking
Type of Construction:         Stucco walls with tile roof

Unit Mix:

                                TOTAL   UNIT     SIZE   MONTHLY     MONTHLY
                                UNITS   TYPE     (SF)     RENT      RENT/SF
                              ------------------------------------------------
                                 64    1BR/1BA    638   $605-615  $0.886-0.900
                                 72    1BR/1BA    755    635-670   0.841-0.887
                                 64    2BR/1BA    886    670-680   0.756-0.767
                                 72    2BR/2BA    977    735-745   0.752-0.763
                                 48    2BR/2BA  1,043    765-775   0.733-0.743
                                 24    2BR/2BA  1,155    825-835   0.714-0.723

Unit Amenities:               Dishwashers, garbage disposals, microwave ovens,
                              miniblinds, fireplaces, ceiling fans, vaulted ceilings, outdoor utility closets, patio/balconies

Project Amenities:            2 swimming pool, 1 tennis court, 2 racquetball
                              court, hot tub, sauna, exercise/weight room, clubroom, and lake

ECONOMIC DATA
Percent Occupied:             95%
Avg. Monthly Rent/SF of NRA:  $0.79
Electricity Paid By:          Tenant
Length of lease:              7 or 12 months
Security Deposit:             $220 for 1BR; $270 for 2BR
Pets Allowed/Deposit:         Yes, $200-300, 1/2 refundable

Confirmed With:               Leasing Agent and ConAm on-site agent survey
Date Confirmed:               December 1997 by Stevan N. Bach, Bach Realty
                              Advisors, Inc.

Remarks: Upper units lease at a premium; some upper units have ceiling treatments and fireplaces.

                                 THE FAIRWAYS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 2

PROPERTY IDENTIFICATION
Project No.                   97-068/97-069
Name of Project:              The Fairways Apartments
Street Address:               100 Fairway Park Boulevard
City/State:                   Ponte Vedra, Florida

PROPERTY DESCRIPTION
Year Built/Renovated:         1984
Number of Buildings:          21
Number of Stories:            2-3
Number of Units:              216
Net Rentable Area (SF):       186,600
Average Unit Size (SF):       864
Parking Surface:              Asphalt
Parking Spaces:               Open parking
Type of Construction:         Frame and stucco walls with composition roof

Unit Mix:

                                TOTAL   UNIT        SIZE   MONTHLY     MONTHLY
                                UNITS   TYPE        (SF)     RENT      RENT/SF
                              ------------------------------------------------
                                   8   1BR/1BA        550  $555       $ 1.01
                                  18   1BR/1BA        600   615         1.03
                                  86   2BR/2BA/FL     950   700        0.737
                                  68   2BR/1BA/TH     750   650        0.867
                                  18   2BR/2BA/TH   1,100   740        0.673
                                  18  2BR/1.5BA/TH  1,050   705        0.671

                              FL = flat; TH = townhouse

Unit Amenities:               Dishwashers, garbage disposals, washer/dryer in
                              units, miniblinds, fireplaces, outdoor utility
                              closets, patio/balconies
Project Amenities:            1 swimming pool, 2 tennis courts, hot tub,
                              exercise/weight room, clubroom, laundry facility, lake

ECONOMIC DATA
Percent Occupied:             88%
Avg. Monthly Rent/SF of NRA:  $0.782
Electricity Paid By:          Tenant
Length of Lease:              7 to 12 months
Security Deposit:             $275
Pets Allowed/Deposit:         Yes; 20 pounds maximum, $300-500 nonrefundable

Confirmed With:               Leasing Agent and ConAm on-site agent survey
Date Confirmed:               December 1997 by Stevan N. Bach, Bach Realty
                              Advisors, Inc.

Remarks: Differences in rental rates between individual floor plans are due to screened-in porches and fireplaces.

                                COLONIAL GRAND
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 3

PROPERTY IDENTIFICATION
Project No.                   97-068/97-069
Name of Project:              Colonial Grand
Street Address:               125 Great Harbour Way
City/State:                   Ponte Vedra, Florida

PROPERTY DESCRIPTION
Year Built/Renovated:         1987
Number of Buildings:          31
Number of Stories:            2
Number of Units:              240
Net Rentable Area (SF):       211,640
Average Unit Size (SF):       822
Parking Surface:              Asphalt
Parking Spaces:               Open parking
Type of Construction:         Stucco walls with tile roof

Unit Mix:

                               TOTAL    UNIT      SIZE   MONTHLY      MONTHLY
                               UNITS    TYPE      (SF)    RENT        RENT/SF
                              --------------------------------------------------
                                 40    1BR/1BA     672  $575-615   $0.856-0.915
                                 40    1BR/1BA     760   620-660    0.816-0.868
                                 40  1BR/1BA/DEN   937   670-710    0.715-0.758
                                 120   2BR/2BA     974   705-745    0.724-0.765

Unit Amenities:               Dishwashers, garbage disposals, microwave ovens,
                              washer/dryer connections, miniblinds, fireplaces,
                              ceiling fans, vaulted ceilings, walk-in closets,
                              outdoor utility closets, patio/balconies
Project Amenities:            1 swimming pool 1 tennis court, 2 racquetball
                              courts, 1 basketball court, hot tub, sauna, exercise/weight room, clubroom, lakes, volleyball court


ECONOMIC DATA
Percent Occupied:             97.0%
Avg. Monthly Rent/SF of NRA:  $0.755
Electricity Paid By:          Tenant
Length of lease:              7 or 12 months
Security Deposit:             $175
Pets Allowed/Deposit:         Yes, 25-pound weight limit; $300 nonrefundable

Confirmed With:               Leasing Agent and ConAm on-site agent survey
Date Confirmed:               December 1997 by Stevan N. Bach, Bach Realty
                              Advisors, Inc.

Remarks: Differences in rental rates of individual floor plans are due to location and fireplaces. Upstairs units cost an additional $10 per month. There is an additional charge of $10 per month for seven-month leases.

                                THE ARBOR CLUB
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 4

PROPERTY IDENTIFICATION
Project No.                   97-068/97-069/97-074
Name of Project:              Arbor Club Apartments
Street Address:               1 Arbor Club Drive
City/State:                   Ponte Vedra, Florida


PROPERTY DESCRIPTION
Year Built/Renovated:         1992
Number of Buildings:          13 plus 12 garage buildings
Number of Stories:            2-3
Number of Units:              251
Net Rentable Area (SF):       288,924
Average Unit Size (SF):       1,151
Parking Surface:              Asphalt
Parking Spaces:               Open and garage space ($55/month)
Type of Construction:         Wood/stucco siding

Unit Mix:

                                TOTAL   UNIT        SIZE     MONTHLY          MONTHLY
                                UNITS   TYPE        (SF)       RENT           RENT/SF
                              ---------------------------------------------------------
                                 52    1BR/1BA         881   $    655-685  $0.743-0.778
                                 52  1BR/1BA/LOFT    1,102        740-760   0.672-0.690
                                 60    2BR/2BA       1,181        790-82-   0.669-0.694
                                 60    2BR/2BA       1,254        825-855   0.658-0.682
                                  9    3BR/2BA       1,426      980-1,000   0.687-0.701
                                 18    2BR/2BA       1,493    1,025-1,050   0.687-0.703

Unit Amenities:               Dishwashers, garbage disposals, microwave ovens,
                              washer/dryer connections, miniblinds, fireplaces,
                              vaulted ceilings, walk-in closets, burglar alarms
Project Amenities:            1 swimming pool, 2 tennis court, jacuzzi,
                              exercise/weight room, clubroom, laundry facility, on-site security, garages

ECONOMIC DATA
Percent Occupied:             100%
Avg. Monthly Rent/SF of NRA:  $0.693
Electricity Paid By:          Tenant
Length of Lease:              7 or 12 months
Security Deposit:             $175
Pets Allowed/Deposit:         25-pound limit; $300 pet fee (nonrefundable)

Confirmed With:               Leasing Agent and ConAm on-site agent survey
Date Confirmed:               December 1997 by Stevan N. Bach, Bach Realty
                              Advisors, Inc.

Remarks: This project opened in April 1992. Differences in rental rates for individual units are due to fireplaces, lake view, and upstairs/downstairs. There is also a $70 per month garage fee.

ORDINANCE NUMBER:  84-3                 P. U. D. OFF. REC. -
INTRODUCED BY: Commissioner Waldron     BOOK B  PAGE 1
                                             -       -

       AN ORDINANCE OF THE COUNTY OF ST. JOHNS, STATE OF
       FLORIDA, REZONING LANDS DESCRIBED REFERENCED
       HEREIN AS (GOVERNMENT LOT 2, SECTION 16, TOWNSHIP
       3 SOUTH, RANGE 29 EAST, ST. JOHNS COUNTY, FLORIDA,
       CONTAINING 40 ACRES MORE OR LESS) FROM PRESENT
       ZONING CLASSIFICATION OF OPEN RURAL TO PLANNED
       UNIT DEVELOPMENT.

BE IT ORDAINED BY THE BOARD OF COUNTY COMMISSIONERS OF ST. JOHNS COUNTY,
FLORIDA:

SECTION 1. As requested by Epoch Properties, Inc., in its app1ication for
---------
zoning change filed November 17, 1983, (hereinafter called the "Lakeview Village PUD Application"), the zoning classification of the real property described in said application is hereby changed from Open Rural to Planned Unit Development (Hereinafter called the "Lakeview Village PUD").


SECTION 2. All materials, stipulations, exhibits, surveys, site plans, traffic
---------
studies and other maps included in and attached to the Lakeview Village PUD Application No. R-PUD-83-59 which are described as, but are not limited to, the following: The Planned Unit Development Application for Zoning Change, Compliance with Article 8 (Planned Unit Development-PUD), Exhibits attached to the Compliance with Article 8 (Warranty Deeds (2), Authorizations of Agency (3), List of Adjacent Property Owners, Survey of the subject Real Property, TopographiCal Survey of the Subject Real Property, Schedule of Development, Lakeview Village Project Data, Lakeview Village Land Usage Data, Lakeview Village Building Data, Lakeview Village Apartment Community Planned Unit Development Plan (and other information thereto), revised Schedule of Development, revised Lakeview Village Apartment Community Planned Unit Development Plan and other such renderings necessary of the Lakeview Village Planned Unit Development - all of which are hereby incorporated in and made a part of this Ordinance.


                           ORDINANCE BOOK 5 PAGE 492

                          PROFESSIONAL QUALIFICATIONS
                                STEVAN N. BACH

EXPERIENCE          Bach Realty Advisors, Inc. (since June 1997)
                         President. Emphasis in ad valorem tax and intangible value. Real estate valuation and consultation on hotels, major urban properties, and property portfolios. Financial and feasibility analysis, land use, and market studies

                    Bach Thoreen McDermott Incorporated (July 1991 -- May 1997)
                         Chief Executive Officer.

                    Bach Thoreen & Associates, Inc. (1985 -- 1991)
                         President

                    Bach & Associates, Inc. (1980 -- 1984)
                         President

                    Landauer Associates, Inc. (1980 -- 1984)
                         Senior Vice-President and General Manager --
                         Southwestern Region

                    Coldwell Banker Commercial Group, Inc. (1973 -- 1980)
                         Vice-President and Manager, Appraisal Services.

                    Appraisal Research Associates (1971 -- 1973)
                         Appraiser. Real Estate research valuation on urban and rural properties.

                    Ray R. Hastings, MAI (1964 -- 1971)
                         Appraiser. Real Estate research valuation on urban and rural properties.

                    Residential Real Estate Sales (1963 -- 1964)
                         Salesman. Residential real estate salesman Covina, California.

PROFESSIONAL
ACTIVITIES

Member:             Appraisal Institute
                    Appraisal Institute, Houston Chapter 33
                    Appraisal Institute, Chairman of the Grievance Committee of the Regional Ethics Panel
                    Appraisal Institute, Chairman of the Review and Counseling Committee of the Regional Ethics Panel
                    Appraisal Institute, Co-Chairman of the Education Committee
                    (1980)
                    Appraisal Institute, Chairman of the Education Committee
                    (1983)
                    Appraisal Institute, Candidate Guidance Committee (1987 --
                    1992)
                    Appraisal Institute, Subcommittee Chairman, Admissions Committee (1984)
                    AIREA Nonresidential Appraisal Report Grading Committee
                    (1984)
                    Appraisal Institute Expert Witness Video Committee (1990)

Licenses:           Real Estate Broker, State of Texas

Certification:      Certified in the Appraisal Institute's voluntary program of continuing education for its designated members (MAIs who meet the minimum standards of this program are awarded periodic education certification).

                    Certified General Real Estate Property appraiser in the State of Texas, Certification No. TX-1323079-G Certified General Real Estate Property appraiser in the State of Colorado, Certification No. CG01323975

EDUCATION           B.S. Marketing, University of Southern California (1962)